As filed with the Securities and Exchange Commission on September 15, 1999

                                                 Registration No. 333-86543

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                            Amendment No. 1 to
                                    FORM S-4
                             REGISTRATION STATEMENT

                                     Under
                           The Securities Act of 1933
                                ---------------
                            SEAGATE TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)
                                ---------------
         Delaware                     3573                   94-2612933
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of      Classification Code Number)  Identification Number)
     incorporation or           ---------------
      organization)              920 Disc Drive
                        Scotts Valley, California 95067
                                 (831) 438-6550
   (Address and telephone number of Registrant's principal executive offices)
                                ---------------
  Charles C. Pope Executive Vice President andChief Financial Officer Seagate Technology, Inc. 920 Disc Drive Scotts Valley, California 95067 (831) 438-6550
      (Name, address and telephone number of agent for service of process)
                                ---------------
                                   Copies to:
 Thomas F. Mulvaney, Esq.     Susan J. Wolfe, Esq.     Larry W. Sonsini, Esq.
  Senior Vice President,    Vice President of Legal    John T. Sheridan, Esq.
     General Counsel              Affairs and            Julia Reigel, Esq.
 and Corporate Secretary      Corporate Secretary     Wilson Sonsini Goodrich &
 Seagate Technology, Inc.    Seagate Software, Inc.            Rosati
      920 Disc Drive             915 Disc Drive        Professional Corporation
Scotts Valley, California        Scotts Valley,           650 Page Mill Road
          95067                 California 95066         Palo Alto, CA 94304
      (831) 438-6550             (831) 438-6550            (650) 493-9300

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into Seagate Software, Inc.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        Proposed       Proposed
 Title of Each Class of     Amount      Maximum        Maximum      Amount of
    Securities to be        to be    Offering Price   Aggregate    Registration
       Registered         Registered  Per Share (1) Offering Price   Fee (2)
-------------------------------------------------------------------------------
Common Stock $0.01 par
 value..................  12,000,000    $33.219      $398,628,000    $110,819
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales price as reported on the New York Stock Exchange on August 31, 1999.

(2) Previously paid.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           Preliminary Copy

                                                   Filed September 15, 1999
                            [SEAGATE SOFTWARE LOGO]

Dear Seagate Software Stockholder:

   We have determined that it is in the best interest of Seagate Software to reorganize its business. Following our recently concluded transaction with VERITAS Software Corporation, Seagate Software's assets consist of the assets of the Information Management Group, or IMG, as well as the shares of VERITAS Common Stock received in the VERITAS transaction. We believe that it is in the best interests of developing our IMG business to separate the IMG assets and the VERITAS stock holdings. We believe that this will better focus the attention of our management and employees on growing the IMG business.

   We propose to accomplish the reorganization by merging a newly formed, wholly owned subsidiary of Seagate Technology, named Seagate Daylight Merger Corp., with and into Seagate Software. Following the merger, Seagate Software will be a wholly owned subsidiary of Seagate Technology and will retain the shares of VERITAS Common Stock. In the merger, Seagate Software's stockholders and optionees will receive payment in the form of Seagate Technology's common stock in return for their proportionate interest in the entire value of Seagate Software, including the IMG assets and contingent upon the VERITAS stock. All outstanding Seagate Software stock options will be accelerated immediately prior to the merger.

   In connection with the reorganization, Seagate Software has also formed a wholly owned subsidiary. Seagate Software will transfer the IMG assets into this new subsidiary. This new company will be the future operating entity for the IMG business. A new stock option plan is being put in place for this subsidiary, and current and future employees of the IMG business will be eligible to participate in the plan.

   The enclosed materials give you detailed information about the merger. We encourage you to read the enclosed materials in their entirety.

   We have scheduled a special meeting of our stockholders at 915 Disc Drive, Scotts Valley, California 95066 on October 20, 1999, at 9:00 a.m., Pacific time. The stockholders of Seagate Software are being requested to approve the merger of Seagate Daylight Merger Corp. into Seagate Software at this meeting.

   We cordially invite you to attend the special meeting in person. If you attend, you may vote in person if you wish, even though you have previously returned your proxy.

   We enthusiastically support the merger and join with the Seagate Software board of directors in unanimously recommending that you vote in favor of the merger.




Stephen J. Luczo                                  Gregory B. Kerfoot
Chief Executive Officer and President--           President and Chief
Seagate Technology                                Operating Officer
Chairman of the Board of Directors--Seagate       Seagate Software
Software

   THE TRANSACTIONS DESCRIBED IN THIS DOCUMENT INVOLVE NUMEROUS RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

   This document also relates to the issuance of shares of Seagate Technology common stock in connection with the merger described inside this document. We estimate that the number of Seagate Technology shares to be issued will be approximately 8 million shares, but the exact number of shares will not be determined until shortly before the merger. The exchange ratio will be calculated as set forth more fully in the enclosed materials. This stock will be traded on the New York Stock Exchange under the symbol "SEG."

        THE DATE OF THIS DISCLOSURE DOCUMENT IS SEPTEMBER 15, 1999.

                                                              Preliminary Copies

                                                   Filed September 15, 1999
                            [SEAGATE SOFTWARE LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

   We will hold a special meeting of stockholders of Seagate Software, Inc., a Delaware corporation, on October 20, 1999, at 915 Disc Drive, Scotts Valley, California 95066, at 9:00 a.m., Pacific time, to consider and vote on the following proposals:

  . To approve the merger of Seagate Daylight Merger Corp., a wholly owned subsidiary of Seagate Technology, Inc., with and into Seagate Software, Inc. in accordance with the terms of the Agreement and Plan of Reorganization dated September 2, 1999 among Seagate Technology, Seagate Daylight Merger Corp. and Seagate Software. As a result of the merger, Seagate Software will become a wholly-owned subsidiary of Seagate Technology.

  .  To transact such other business as may properly come before the meeting.

   The merger of Seagate Software and the related transactions are more fully described in the materials accompanying this notice. Stockholders of record at the close of business on September 4, 1999, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.


                                                     Susan J. Wolfe
                                             Vice President of Legal Affairs
                                                 and Corporate Secretary

Scotts Valley, California

September 20, 1999

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

   OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

                           PROXY STATEMENT-PROSPECTUS

              Subject to Completion dated September 15, 1999

 The information in this proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                PROXY STATEMENT
                                       of
                            SEAGATE SOFTWARE , INC.

                                   PROSPECTUS
                                       of
                            SEAGATE TECHNOLOGY, INC.

   The board of directors of Seagate Software, Inc. and the board of directors of Seagate Technology, Inc., have approved an Agreement and Plan of Reorganization that would merge a subsidiary of Seagate Technology with and into Seagate Software. If the merger is completed, it would result in Seagate Software becoming a wholly-owned subsidiary of Seagate Technology and stockholders and optionholders of Seagate Software becoming Seagate Technology stockholders.

   In contemplation of and contingent upon the merger, all outstanding stock options to purchase shares of Seagate Software are being accelerated. Seagate Software stockholders and optionholders will receive in the merger a purchase price based on the value of Seagate Software immediately prior to the merger. The value of Seagate Software will include the VERITAS stock held by Seagate Software, as well as the IMG assets. The method which will be used to determine the value of Seagate Software is discussed in the enclosed materials. Seagate Software stockholders and optionees will be entitled to receive, for each share or option held, the total value of Seagate Software divided by the total number of shares and options of Seagate Software outstanding, with preferred stock treated on an as converted basis, at the effective time of the merger. The purchase price will be paid in shares of Seagate Technology common stock on the closing date of the merger. The total number of shares of Seagate Technology common stock that will be issued to the Seagate Software stockholders will be equal to the value of Seagate Software immediately prior to the merger divided by the value of a share of Seagate Technology common stock prior to the merger. The Seagate Technology common stock at the closing of the merger will be valued at the average closing price per share of the stock on the New York Stock Exchange over the five consecutive trading days ending on and including the second trading day preceding the date of closing.

   We estimate that, as of August 25, 1999, the shares of Seagate Technology common stock to be issued to Seagate Software stockholders and optionholders will represent approximately 3.5% of the outstanding Seagate Technology common stock after the reorganization. The exact number of shares to be issued will not be determined until shortly before the closing. The exchange ratio will be fixed as set forth more fully in the enclosed materials.

   Seagate Software has scheduled a special meeting for Seagate Software stockholders to vote on the merger. Whether or not you plan to attend the Seagate Software special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Seagate Software. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of the proposals.

   You may vote at the Seagate Software special meeting if you own shares of Seagate Software common stock as of the close of business on September 4, 1999. The date, time and place of the Seagate Software special meeting is as follows:

   October 20, 1999 9:00 a.m., Pacific time
   915 Disc Drive
   Scotts Valley, California 95066

   This proxy statement-prospectus provides you with detailed information about the proposed merger. Seagate Technology provided the information concerning Seagate Technology. Seagate Software provided the information concerning Seagate Software. Please see "Where You Can Find More Information" on page 22 for additional information about Seagate Technology.
   Seagate Technology Common stock trades on the New York Stock Exchange under the symbol "SEG".

   We strongly urge you to read and consider carefully this proxy statement-prospectus in its entirety, including the matters referred to under "Risk Factors" beginning at page 12.


 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   We are first mailing this proxy statement-prospectus and the form of proxy on or about September 20, 1999.

                           PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE SEAGATE SOFTWARE MERGER AND
 REORGANIZATION...........................................................   1
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS.................................   7
SUMMARY SELECTED CONDENSED FINANCIAL DATA.................................   9
RISK FACTORS..............................................................  12
  Risks Relating To the Proposed Merger...................................  12
  Risk Factors Applicable To Seagate Technology...........................  12
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................  21
WHERE YOU CAN FIND MORE INFORMATION.......................................  22
  Seagate Technology......................................................  22
  Seagate Software........................................................  22
  How To Obtain These Documents...........................................  23
THE SEAGATE SOFTWARE MEETING..............................................  24
  When and where the meeting will be held.................................  24
  What will be voted upon.................................................  24
  Only stockholders on September 4, 1999 will be entitled to vote.........  24
  Vote required to approve the proposal...................................  24
  Shares held by directors, executive officers and their affiliates.......  24
  Votes needed for a quorum...............................................  24
  Effect of abstentions and broker non-votes..............................  24
  Adjourning the meeting..................................................  25
  Seagate Software will pay the expenses of proxy solicitation............  25
  How proxies will be voted...............................................  25
  How you can revoke your proxy...........................................  25
  You do not have dissenters' or appraisal rights for the merger..........  25
THE MERGER................................................................  26
  Background of the Merger................................................  26
  General Information about the Merger....................................  27
  Effective Time..........................................................  27
  Purchase Price and Exchange Rate........................................  27
  The Merger Agreement....................................................  28
  Restrictions on the Transfer of Seagate Technology Common Stock to be
   Received by Affiliates of Seagate Software.............................  30
  Reasons for the Merger..................................................  30
  Recommendation of the Seagate Software Board of Directors...............  31
  Interests of Certain Persons in the Merger..............................  31
  Material Income Tax Consequences of the Merger..........................  31
  Accounting Treatment of the Merger......................................  37
  Regulatory Filings and Approvals Required to Complete the Merger........  37

                                                                           Page
                                                                           ----
RELATED AGREEMENTS.......................................................   38
PRICE RANGE OF SEAGATE TECHNOLOGY COMMON STOCK...........................   39
DESCRIPTION OF SEAGATE TECHNOLOGY CAPITAL STOCK..........................   40
COMPARISON OF RIGHTS OF HOLDERS OF SEAGATE SOFTWARE COMMON STOCK AND
 SEAGATE TECHNOLOGY COMMON STOCK.........................................   41
  Directors..............................................................   41
  Special Meetings.......................................................   41
  Indemnification........................................................   41
BUSINESS OF SEAGATE TECHNOLOGY...........................................   43
  General................................................................   43
  Rigid Disc Drive Technology............................................   44
  Market Overview........................................................   45
  Products...............................................................   46
  Marketing and Customers................................................   49
  Backlog................................................................   50
  Manufacturing..........................................................   50
  Product Development....................................................   52
  Patents and Licenses...................................................   54
  Competition............................................................   55
  Employees..............................................................   56
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND DIRECTORS OF
 SEAGATE TECHNOLOGY......................................................   57
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF SEAGATE TECHNOLOGY.....................................   59
  Overview...............................................................   59
  Results of Operations..................................................   63
  Other..................................................................   68
  Liquidity and Capital Resources........................................   68
  Disclosure about Market Risk...........................................   70
BUSINESS OF SEAGATE SOFTWARE.............................................   73
  Overview...............................................................   73
  Sales and Marketing....................................................   74
  Technical Support ad Maintenance.......................................   74
  Strategic Relationships................................................   75
  Research and Development...............................................   75
  Competition............................................................   75
  Patents and Intellectual Property Rights...............................   76
  Employees..............................................................   76
  Facilities.............................................................
  Legal Proceedings......................................................   76
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SEAGATE
 SOFTWARE................................................................   77
EXECUTIVE OFFICERS AND MANAGEMENT OF SEAGATE SOFTWARE....................   79

                                                                          Page
                                                                          ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF SEAGATE SOFTWARE.......................................  81
  Overview...............................................................  75
  Business Combinations..................................................  82
  Results of Operations..................................................  89
  Liquidity and Capital Resources........................................  93
  New Accounting Pronouncements..........................................  94
  Year 2000 Readiness....................................................  95
  Factors Affecting Future Operating Results.............................  96
  Qualitative and Quantitative Disclosures about Market Risk............. 103
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................... 104
LEGAL OPINION............................................................ 106
EXPERTS.................................................................. 106
INDEX TO FINANCIAL STATEMENTS............................................ F-1
ANNEX A--AGREEMENT AND PLAN OF REORGANIZATION............................ A-1

                        QUESTIONS AND ANSWERS ABOUT THE
                   SEAGATE SOFTWARE MERGER AND REORGANIZATION

General Questions About The Reorganization and the Merger

Q:What are the reasons for the reorganization?

  A: As noted in the cover letter which accompanies this document, the management of Seagate Software believes that the reorganization will provide a clearer incentive for the employees to focus on the future development of the IMG business. The VERITAS stock Seagate Software received in the recently completed transaction for the contribution of the Network Storage & Management Group business represented over 85% of the total assets held by Seagate Software. The management of Seagate Software believes that it is in the best interests of the IMG business to eliminate this component from the value of Seagate Software.

    For a more complete description of the reorganization, see the section entitled "The Merger-- Reasons for the Merger" beginning on page 30.

Q:What steps are involved in the reorganization?

  A: The reorganization will require two major steps. The first step is the merger of a wholly owned subsidiary of Seagate Technology with and into Seagate Software. This step requires the approval of the Seagate Software stockholders that is being requested of you in this proxy statement/prospectus. Following the merger, Seagate Software will be a wholly-owned subsidiary of Seagate Technology.

    The second step is the formation of a new subsidiary of Seagate Software which will hold the IMG assets and will become the operating entity for the IMG business. The transfer of the IMG assets to the subsidiary will be completed shortly after the merger. Your vote is not required or being solicited in this proxy statement/prospectus to form this subsidiary.

    A diagram of the steps involved in the merger and reorganization is set forth below:




   [FLOW CHART OF DIAGRAM OF STEPS INVOLVED IN THE MERGER AND REORGANIZATION]

Q:What will Seagate Software stockholders and optionees receive in the merger?

  A: In the merger, Seagate Software stockholders and optionholders will receive a per share purchase price for all outstanding Seagate Software options and shares based on the value of Seagate Software prior to the merger. This value will include the value of the IMG business and the VERITAS stock that Seagate Software holds. The purchase price will be paid by Seagate Technology with its common stock that may be resold on the New York Stock Exchange. The number of Seagate Technology shares to be issued will be based on the market prices of the of Seagate Technology stock and VERITAS stock prior to the merger. Please see the series of questions below under "Questions about the Exchange Rate" for a description of how the values of Seagate Software and Seagate Technology shares will be calculated, as well as an example of how the calculation will be made.

Q:How will the Seagate Software stock options be handled in the merger?

  A: All outstanding unvested options to purchase shares of Seagate Software common stock will be fully accelerated and vested shortly before the merger. The acceleration of vesting is contingent upon the close of the merger. Optionees who have terminated employment prior to the merger will not have any of their options accelerated. Optionees may either:

    . exercise their options and have their shares of Seagate Software exchanged for shares of Seagate Technology in the merger; or

    . have their options cancelled in the merger in exchange for Seagate
      Technology shares.

     These choices are more fully explained in the section entitled "The Merger--Purchase Price and Exchange Rate" on page 27.

Q: Will I receive future grants of stock options after the IMG assets are transferred to the new subsidiary?

  A: Yes. A new stock option plan will be put in place for this subsidiary and current and future employees of the IMG business will be eligible to participate in the plan.

Q: If the merger is approved, can I continue to hold my shares of Seagate
   Software common stock or options?

  A: No. All shares of Seagate Software common stock will be exchanged and Seagate Software options will be cancelled for Seagate Technology common stock.

Q: If I hold Seagate Software stock certificates, should I send in my Seagate
   Software stock certificates now?

  A: Yes. We have enclosed written instructions describing how you can exchange your Seagate Software stock certificates for Seagate Technology stock certificates.

Q:When do you expect the merger to be completed?

  A: We are working to complete the merger as soon as possible after the Seagate Software special meeting, which is currently scheduled for October 20, 1999.

    For a more complete description of the conditions to the merger, see the section entitled "The Merger--The Merger Agreement--Conditions to the Merger" on page 28.

Questions About the Exchange Rate

Q: How will the number of shares of Seagate Technology common stock I receive in exchange for my shares or options be determined?

  A: An exchange rate will be used to determine the number of Seagate
     Technology shares you will receive. The exchange rate will be determined by dividing the value per share of Seagate Software by the value per share of Seagate Technology as described below.

Q: How will the value of a Seagate Technology share be determined?

  A: The value of a Seagate Technology share will be equal to the average of the closing prices of Seagate Technology common stock as reflected on the New York Stock Exchange over the five consecutive trading days ending on and including the second trading day preceding the date of closing.

Q: How will the value of a Seagate Software share and option be determined?

  A: Because Seagate Software is not a publicly traded company, determining its per share value is more complicated than determining the value per share of Seagate Technology common stock. The value is based on the various components that make up Seagate Software. The formula looks like this:

                                                Value of IMG business +
                                  The value of VERITAS stock Seagate Software owns +
Per share value of  The after tax proceeds of the VERITAS shares sold by Seagate Software to date +
     Seagate =
     Software                                       Option proceeds
                    -------------------------------------------------------------------------------
                                 Total Seagate Software shares and options outstanding

    The various components of this formula are discussed below.

Q: How will the value of the IMG business be determined?

  A: Seagate Software's board of directors will determine the value of the IMG business prior to the closing of the merger. Seagate Software currently estimates that the value of IMG to be $375 million and does not expect that this valuation will change substantially prior to the closing.

Q: How will the value of the VERITAS shares be determined?

  A: The VERITAS shares owned by Seagate Software will be valued at the average closing price per share of the stock as reported on the Nasdaq National Market over the five consecutive trading days ending on and including the second trading day preceding the date of closing.

Q: What is meant by "option proceeds"?

  A: This is the amount of money that Seagate Software would receive if all outstanding options were exercised.

Q: What are the after tax proceeds that Seagate has received for the VERITAS shares it has sold to date?

  A: Approximately $250 million.

Q: Can you give me an example of how the exchange rate is calculated?

  A: For the purposes of this example, we are using estimates of the values at the time this document was prepared, as set forth below;

     Value of Seagate Technology per share...................... $32.00
     Value of the IMG business.................................. $375 million
     Value of the VERITAS shares Seagate Software owns (at an
      assumed price of $61.89 per share)........................ $3.77 billion
     After tax proceeds of the 8.2 million VERITAS shares sold
      to date................................................... $250 million
     Proceeds from the exercise of all outstanding stock
      options................................................... $73 million
     Total Seagate Software shares and options outstanding...... 62,000,000

  Substituting the applicable numbers into the formula outlined earlier for determining the Seagate Software per share value results in a value of $72.06 per share of Seagate Software. As a result, you would receive 2.2512 ($72.06/$32) shares of Seagate Technology common stock for every share or option of Seagate Software that you hold.

  Please note that for options cancelled in exchange for Seagate Technology shares in the merger, the number of shares of Seagate Technology common stock you will receive will be reduced by the total exercise price of your cancelled options and any taxes that must be withheld under applicable law.

Questions about Taxes

Q:What taxes will I owe if I own Seagate Software stock?

  A: Whether or not you will owe taxes may depend on your country of residence.

    . Our tax advisor, Ernst & Young, is of the opinion that the receipt of Seagate Technology stock in the merger by residents of the United States will more likely than not be tax free in which case no gain or loss will be recognized. However, the rules are not entirely clear and there is some risk that the Internal Revenue Service could disagree. If the Internal Revenue Service successfully asserted the merger was taxable to you, you would be treated in the same manner as if you had sold your Seagate Software stock for cash in an amount equal to the fair market value of the Seagate Technology stock you receive on the date the merger closes. Thus, you would recognize gain or loss equal to the difference between the fair market value of the Seagate Technology stock you receive and your tax basis in the Seagate Software stock you surrender.

    . Our tax advisor, Ernst & Young, is of the opinion that the receipt of Seagate Technology stock in the merger by residents of Canada will more likely than not be tax free in which case no gain or loss will be recognized. However, Canadian resident Seagate Software stockholders may elect not to have the tax rollover provisions apply to the merger. If the merger is taxable to you (either because you elect out of the rollover provisions or Revenue Canada successfully asserts that it is taxable) a capital gain or loss will be recognized in an amount equal to the difference between the fair market value of the Seagate Technology shares that you receive in the merger and the tax basis of the Seagate Software shares that you surrender. As a Canadian resident, only three quarters of the capital gain would be subject to income tax provided certain conditions are met.


    . Our tax advisor, Ernst & Young, is of the opinion that the receipt of Seagate Technology stock in the merger by residents of the United Kingdom will be tax free, in which case no gain or loss will be recognized.

Q:What taxes will I owe if I own Seagate Software options and do not exercise them before the closing?

  A: Your Seagate Software options will be cancelled and you will receive
     Seagate Technology stock, net of the exercise price of your options and any applicable tax withholding. Residents of Canada, the United Kingdom and the United States will recognize income equal to the fair market value of the Seagate Technology stock received and will owe taxes on the income recognized. Canadian residents may be entitled to a deduction equal to 25% of the income provided certain conditions are met.

    United States holders of Seagate Software incentive stock options who do not exercise their options will lose their opportunity for all of their gain, if any, to be taxed at long-term capital gains rates.

Q:What taxes will I owe if I exercise my Seagate Software options prior to the merger?

  A: The taxes you will owe depends on the type of options you hold and your country of residence.

    . If you are a resident of the United Kingdom or Canada or a resident of the United States and a holder of stock options that are not incentive stock options, you will recognize income equal to the difference between the exercise price and the fair market value of the Seagate Software stock received on exercise of your option and will owe taxes on the income recognized. If you are a Canadian resident, however, you may be entitled to a 25% offsetting deduction provided certain conditions are met.

    . If you are a resident of the United States and a holder of incentive stock options, the rules that apply to you are complex. Although the exercise of your options will be tax-free for regular tax purposes, for alternative minimum tax purposes, the difference between the fair market value of the Seagate Software stock and the option exercise price will be included in alternative minimum taxable income unless you dispose of the shares in the year you exercised your incentive stock options. If you sell the Seagate Technology stock you receive in the merger two years after the date you were granted your incentive stock option and one year after the date you exercised the option, then any gain will be long-term capital gain. However, if you sell your stock prior to these dates, any gain up to the fair market value of the Seagate Software stock at the day of exercise will be ordinary income and only appreciation subsequent to the exercise date will be taxed as capital gain.

    For a more complete description of the tax consequences, see the section entitled "The Merger--Material Income Tax Consequences of the Merger" on page 31.

Questions About the Seagate Software Special Meeting

Q:How do I vote on the merger?

  A: If you are an optionholder and do not hold any Seagate Software stock, you are not entitled to vote at the special meeting. If you are a stockholder and wish to vote at the meeting, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Seagate Software stock may be represented at the meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval of the merger. Because Seagate Technology holds substantially all of the outstanding shares of Seagate Software, approval of the merger is virtually assured.

    For a more complete description of voting at the meeting, see the sections entitled "The Seagate Software Meeting--How proxies will be voted" on page 25.

Q:Does the board of directors of Seagate Software recommend voting in favor of the merger?

  A: Yes. After careful consideration, Seagate Software's board of directors recommends that its stockholders vote in favor of the merger.

    For a more complete description of the recommendations of the Seagate Software board of directors, see the section entitled "The Merger-- Recommendation of Seagate Software Board of Directors" on page 31.

Q:Are there risks I should consider in deciding whether to vote for the merger?

  A: Yes. For example, the value of Seagate Software will be substantially influenced by the market price of VERITAS common stock before the merger. In addition, the number of shares of Seagate Technology common stock that Seagate Software stockholders and optionees will receive in the merger will change if the market prices of VERITAS common stock and Seagate Technology common stock increase or decrease before the closing of the merger. We urge you to obtain current market quotations of VERITAS common stock and Seagate Technology common stock.

    In evaluating the merger, you should carefully consider these and other factors discussed in the section entitled "Risk Factors" beginning on page 12.

Q:Am I entitled to dissenters' or appraisal rights?

  A: No. Seagate Software stockholders are not entitled to dissenters' rights or appraisal rights with respect to the merger.

Q:What do I do if I want to change my vote?

  A: If you want to change your vote, send the secretary of Seagate Software a later-dated, signed proxy card before the meeting or attend the Seagate Software special meeting in person. You may also revoke your proxy by sending written notice to the secretary of Seagate Software before your meeting.

    For a more complete description of how to change your vote, see the sections entitled "The Seagate Software Meeting--How you can revoke your proxy" on page 25.

Q:If I have additional questions, whom should I contact?

  A: Additional questions can be directed to Bill Rowley in Seagate
     Technology's Investor Relations Department at telephone number (831) 439-2371 or by email at bill rowley@notes.seagate.com.

    You may also obtain additional information about Seagate Technology and Seagate Software from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 22.

                                    SUMMARY

The Companies
Seagate Software, Inc.

   915 Disc Drive
   Scotts Valley, California 95066
   (831) 438-6550

   Seagate Software develops and markets software products and provides related services enabling business users and information technology professionals to manage enterprise information. Seagate Software's IMG products permit analysis and interpretation of data in order to make business decisions.

   Prior to May 28, 1999, Seagate Software was comprised of two operating groups, IMG and the Network & Storage Management Group. On May 28, 1999, Seagate Software contributed its Network & Storage Management Group business to VERITAS Software Corporation for 69,148,208 shares of VERITAS common stock.

   Headquartered in Scotts Valley, California, Seagate Software has over 30 offices and operations in 16 countries worldwide.

   Seagate Technology holds substantially all of the approximately 58 million common and preferred shares of Seagate Software that are outstanding as of the record date for the special meeting. The remaining shares of Seagate Software are held by current and former employees, directors and consultants of Seagate Software, Seagate Technology and their subsidiaries. In addition, options to purchase 4 million shares of Seagate Software common stock were outstanding as of August 25, 1999. All of the outstanding options will be vested as of the closing date of the merger.

Seagate Technology, Inc.

   920 Disc Drive
   Scotts Valley, California 95067
   (831) 438-6550

   Seagate Technology designs, manufactures and markets products for storage, retrieval and management of data on computer systems and other systems which receive, store and transmit data. These products include disc drives and disc drive components, tape drives and software. Seagate Technology designs, manufactures and markets a broad line of rigid disc drives. These products are used in computer systems ranging from desktop personal computers to large, sophisticated enterprise computers. Seagate Technology also designs and markets tape drives ranging in capacity from 4 gigabytes to 240 gigabytes for low cost storage and protection of large volumes of data electronically. Seagate Technology currently produces tape backup solutions for desktop personal computers and midrange servers to complement its line of disc drive products.

Seagate Software's reasons for the merger (page 30)

   The Seagate Software board of directors considered a number of relevant factors in approving the merger agreement and recommending it to you including:

  . The management of Seagate Software believes that the reorganization will provide a clearer incentive for the employees to focus on the future development of the IMG business.

  . Current and future employees of the IMG business will be able to receive new stock options the value of which will be directly related to the future performance of the IMG business.

Vote required (page 24)

   The proposal to approve the merger requires the affirmative vote of a majority of Seagate Software's outstanding capital stock, voting together as a single class, and a majority of Seagate Software's preferred stock as of the record date. Because Seagate Technology owns substantially all of the outstanding capital stock of Seagate Software, the vote in favor of the merger is virtually assured.

Interests of management and certain stockholders of Seagate Software (page 31)

   The directors, executive officers and affiliates of Seagate Software, as a group, owned an aggregate of 747,184 shares of outstanding Seagate Software common stock, net of any shares held by Seagate Technology that may be deemed to be held by those persons, and Seagate Software options.

Conditions to the merger (page 28)

   We will not complete the merger unless a number of conditions are satisfied or waived. These include:

  . approval of the merger by the holders of the outstanding Seagate Software capital stock;

  . the registration statement with respect to the Seagate Technology common stock to be issued in connection with the merger shall have been declared effective by the Securities and Exchange Commission;

  . approval by the New York Stock Exchange of the listing of the Seagate
    Technology common stock to be issued in the merger;

  . receipt of customary tax opinions;

  . the absence of third party actions that would prohibit or restrict the completion of the merger or would have a material adverse effect on either Seagate Software or Seagate Technology; and

  . other customary closing conditions.

Comparison of securityholder rights (page 41)

   The certificates of incorporation and by laws of Seagate Software and Seagate Technology vary. As a result, Seagate Software stockholders will have different rights as Seagate Technology stockholders.

Termination of the merger agreement (page 29)

   We can agree to terminate the merger agreement without completing the merger. Either one of us can terminate the merger agreement if:

  . the registration statement registering the Seagate Technology common stock to be issued in connection with the merger has not been declared effective by the Securities and Exchange Commission by December 31, 1999;

  . we do not complete the merger by February 29, 2000;

  . either of us materially breaches the merger agreement;

  . an injunction prevents the merger;

  . an order, rule or regulation prevents Seagate Technology from operating
    Seagate Software's business;

  . we mutually agree to terminate the merger.

   In addition, Seagate Technology can terminate the merger agreement if the number of its shares of common stock to be issued in the merger were to exceed 11,250,000 shares.

Income tax consequences of the merger (page 31)

   The merger is intended to be a nontaxable reorganization to Seagate Software and Seagate Technology.

   The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor. See "The Merger--Material Income Tax Consequences of the Merger" on page 31.

Regulatory filings and approvals required to complete the merger (page 37)

   Neither Seagate Technology nor Seagate Software is aware of any material governmental or regulatory approval required for completion of the merger, other than filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 that may be required of certain officers of Seagate Software, the effectiveness of the registration statement of which this proxy statement/prospectus is a part and compliance with applicable corporate laws of Delaware.

   This summary may not contain all of the information that is important to you. You should read this entire document and the other documents carefully we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the Agreement and Plan of Reorganization, which is attached as Annex A.

                   SUMMARY SELECTED CONDENSED FINANCIAL DATA

   We are providing the following financial information of Seagate Technology and Seagate Software. Substantially all of the capital stock of Seagate Software is owned by Seagate Technology on an outstanding shares basis. The consolidated historical results of Seagate Technology include the results of Seagate Software. This financial information should help you analyze the financial aspects of the merger.

   The financial information of Seagate Technology for fiscal 1995 through fiscal 1999 is derived from Seagate Technology's audited financial statements for the same periods. The financial information of Seagate Software is derived from Seagate Software's audited financial statements for fiscal 1995 through fiscal 1999. The financial information for fiscal 1999 for Seagate Technology and Seagate Software is not necessarily indicative of results that may be achieved for fiscal 2000. This financial information is only a summary and you should read it in conjunction with the Seagate Technology financial statements and related notes and the Seagate Software financial statements and related notes contained in the annual reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 22.

            Selected historical financial data of Seagate Technology

                                                Fiscal Years Ended
                                     -----------------------------------------
                                                                 July    July
                                     June 30, June 28, June 27,   3,      2,
                                       1995     1996     1997    1998    1999
                                     -------- -------- -------- ------  ------
                                     (in millions, except per share amounts)
Revenue.............................  $7,256   $8,588   $8,940  $6,819  $6,802
Gross margin........................   1,373    1,581    2,022     989   1,552
Income (loss) from operations.......     459      287      858    (686)    258
Gain on contribution of NSMG to
 VERITAS, net.......................     --       --       --      --    1,670
Net income (loss)...................     319      213      658    (530)  1,176
Basic net income (loss) per share...    1.67     1.07     2.82   (2.17)   4.94
Diluted net income (loss) per
 share..............................    1.47     0.97     2.62   (2.17)   4.53
Total assets........................   4,900    5,240    6,723   5,645   7,072
Long-term debt, less current
 portion............................   1,066      798      702     704     703
Stockholders' equity................  $1,936   $2,466   $3,476  $2,937  $3,563
Number of shares used in per share
 computations:
  Basic.............................   190.6    199.7    233.6   243.6   237.9
  Diluted...........................   244.7    236.1    257.9   243.6   243.1

   Seagate Technology's fiscal 1999 results of operations include a $1.67 billion net gain on the contribution of the Network & Storage Management Group business to VERITAS, a $119 million charge related to Seagate Software's equity investment in VERITAS, a $78 million charge in connection with an amendment of the purchase agreement for the August 1997 acquisition of Quinta Corporation and a $60 million net restructuring charge. Seagate Technology's fiscal 1998 results of operations include a $347 million restructuring charge, a $223 million write-off of in-process research and development incurred primarily in connection with the acquisition of Quinta Corporation, a $76 million charge for mark-to-market adjustments on certain of Seagate Technology's foreign currency forward exchange contracts and a $22 million reduction in the charge recorded in fiscal 1997 as a result of the adverse judgment in the Amstrad PLC litigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Seagate Technology" on page 59. The fiscal 1997 results of operations include a $153 million charge as a result of the adverse judgment in the Amstrad PLC litigation. The fiscal 1996 results of operations include a $242 million restructuring charge as a result of the merger with Conner Peripherals, Inc. and a $99 million write-off of in-process research and development incurred in connection with the acquisition of software companies. The fiscal 1995 results of operations include a $73 million write-off of in-process research and development incurred in connection with business acquisitions.

   We have restated prior periods to reflect the merger with Conner Peripherals, Inc. in February 1996 on a pooling of interests basis, a two-for-one stock split, effected in the form of a stock dividend, in November 1996, and Statement of Financial Accounting Standards No. 128, "Earnings Per Share," adopted in the second quarter of fiscal 1998.

 Calculation of Seagate Technology historical book value per share

   The historical book value of Seagate Technology common stock is computed by dividing stockholders' equity as of the end of each period for which such computation is made by the number of shares of common stock outstanding at the end of each such period.

Seagate Technology unaudited pro forma financial information

   We are not providing separate pro forma financial statements or pro forma selected financial data to reflect the acquisition of the Seagate Software minority interests by Seagate Technology. These pro forma financial statements are not presented because the recurring charges as a result of the acquisition are anticipated to be less than $1 million per year and are not material to the future operating results of Seagate Technology. Non-recurring charges of approximately $216 million, based on the estimated exchange ratio as of August 25, 1999, will be recorded as compensation expense in the period the transaction closes.

   For information regarding the pro forma financial statements of Seagate Technology and Seagate Software which reflect the contribution of the Network & Storage Management Group business to VERITAS you should read the related current reports on Form 8-K on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 22.

 Calculation of Seagate Technology pro forma book value per share

   The pro forma book value per share computation includes the effect of the assumed cash proceeds of $37 million from the exercise of Seagate Software stock options, the minority interest acquired of approximately $2 million, and the compensation expense amounting to approximately $216 million as described below. We prepared the pro forma book value per share data assuming that the exercise of Seagate Software stock options by employees, and the purchase of shares by Seagate Technology took place on July 2, 1999, and that 7.8 million shares of Seagate Technology common stock were issued.

   The pro forma book value per share data should be read in conjunction with the historical financial information and related notes of Seagate Technology, included and incorporated by reference in this proxy statement/prospectus.

        Seagate Technology--historical and pro forma per share data

                                                                       As of
                                                                    July 2, 1999
                                                                    ------------
Historical book value per common share.............................    $15.58
Pro forma book value per common share..............................    $15.36

Accounting Treatment of the Merger

   Seagate Technology will account for the exchange of shares of its common stock for Seagate Software common stock outstanding and vested more than six months held by employees and all stock held by former employees and consultants as the acquisition of a minority interest. The fair value of the shares of Seagate

Technology issues will be recorded as purchase price and will be allocated to the assets and liabilities received. It is currently estimated that the amount of the purchase price to be recorded and allocated will be approximately
$2 million. Seagate Technology will account for the exchange of shares of its common stock as the settlement of an earlier stock award for stock options in Seagate Software held by employees and stock held and vested by employees less than six months. Seagate Technology estimates that the settlement of earlier stock awards will result in immediate compensation expense in the period the transaction closes of approximately $216 million.

             Selected historical financial data of Seagate Software

                                         Fiscal Years Ended
                           ---------------------------------------------------
                           June 30,  June 28,   June 27,  July 3,    July 2,
                             1995      1996       1997      1998       1999
                           --------  ---------  --------  --------  ----------
                              (in thousands, except share and per share
                                              amounts)
Revenue................... $ 92,796  $ 141,586  $216,950  $293,226  $  343,473
Gross profit..............   70,417    112,567   169,161   242,766     290,725
Income (loss) from
 operations...............  (80,166)  (137,806)  (60,296)    6,125      27,938
Gain on contribution of
 NSMG to VERITAS, net.....      --         --        --        --    1,670,301
Net income (loss).........  (82,864)  (129,668)  (53,963)   (9,270)    938,990
Net income (loss) per
 common share:
  Basic...................                       (796.63)   (56.33)   1,703.53
  Diluted.................                       (796.63)   (56.33)      14.89
Total assets..............  101,928    201,598   147,331   138,997   1,883,540
Stockholders' equity...... $ 47,215  $ 115,602  $ 65,355  $ 57,106   1,177,261
Number of shares used in
 per share computations:
  Basic...................                        67,714   164,571     551,202
  Diluted.................                        67,714   164,571  63,047,127

   The above information includes the impact of dilutive convertible preferred stock held by Seagate Technology and one of its subsidiaries.

   Seagate Software's fiscal 1999 results of operations include a $1.67 billion net gain on the contribution of the Network & Storage Management Group business to VERITAS and a $119 million expense related to Seagate Software's equity investment in VERITAS. See Seagate Software "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.

                                  RISK FACTORS

   You will receive shares of Seagate Technology common stock for your Seagate Software shares and options in the merger. An investment in Seagate Technology common stock involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, Seagate Software's stockholders should carefully consider the following risk factors.

Risks Relating To the Proposed Merger

 The expected benefits of reorganizing Seagate Software may not be realized

   Seagate Technology and Seagate Software entered into the Agreement and Plan of Reorganization with the expectation that the merger will result in benefits to Seagate Software, including the refocus of Seagate Software's activities on its IMG business. If Seagate Software is unable to refocus its operations in a timely and efficient manner, then the benefits of the merger and the reorganization will not be realized, and as a result:

  . Seagate Technology's operating results and the market price of Seagate Technology's common stock may be adversely effected;

  .  Seagate Software may lose key personnel; and

  .  Seagate Software may not be able to grow or expand its operations.

   In addition, the attention and effort devoted to the merger and reorganization will divert management's attention from other important issues, and could significantly harm Seagate Software's business and operating results.

 The number of shares of Seagate Technology common stock you will receive in the merger will depend in part on the future changes in the market prices of Seagate Technology common stock and VERITAS common stock

   In accordance with the terms of the Agreement and Plan of Reorganization, Seagate Technology will issue shares of its common stock in exchange for all of the Seagate Software stock and options. The aggregate purchase price for Seagate Software will equal the value of Seagate Software, including its IMG assets and the VERITAS shares it holds. The value of Seagate Software will depend on the market price of VERITAS common stock shortly before the closing. The number of Seagate Technology shares you will receive will vary depending on the market prices of Seagate Technology common stock and VERITAS common stock when the exchange ratio is calculated. You are urged to obtain recent market quotations for Seagate Technology and VERITAS common stock. Seagate Technology cannot predict or give assurances to the market price of Seagate Technology common stock at any time before or after the merger. The prices of Seagate Technology and VERITAS common stock may vary for many reasons. See "The Merger--Purchase Price and Exchange Ratio" for a description of how the exchange ratio is calculated.

Risk Factors Applicable To Seagate Technology

   Seagate Technology competes in the data storage industry, and there are a number of factors that, in the past, have affected all of the companies in our industry, including Seagate Technology. Many of these factors may also impact Seagate Technology's business in the future.

 Slowdown in demand for computer systems may cause a decline in demand for Seagate Technology's products

   Seagate Technology's products are components in computer systems. The demand for computer systems has been volatile in the past and often has had an exaggerated effect on the demand for Seagate Technology's disc drive and tape drive products, in any given period. In the past, unexpected slowdowns in demand for computer systems have generally caused sharp declines in demand for disc drives and tape drive products. Seagate Technology expects that this situation will occur again in the future and that demand for Seagate Technology's disc drive and tape drive products may be reduced. Causes of the declines in demand in the past for Seagate Technology's products have included the announcement or introduction of major operating system or semiconductor improvements, such as Windows 95 or the Pentium II. Seagate Technology believes these announcements and introductions caused consumers to defer their purchases and made existing inventory obsolete.

   In Seagate Technology's industry, the supply of drives periodically exceeds demand. When this happens, the over supply of available products causes Seagate Technology to have higher than anticipated inventory levels, and Seagate Technology experiences intense price competition from other disc drive and/or tape drive manufacturers.

 Seagate Technology's financial results will vary

   Seagate Technology often experiences a high volume of sales at the end of the quarter, so Seagate Technology may not be able to determine that its fixed costs are too high relative to sales until late in any given quarter. Since this happens late in the quarter, Seagate Technology does not have enough time to reduce these costs. As a result, Seagate Technology would not be as profitable or may even incur a loss. In addition, Seagate Technology's operating results have been and may in the future be subject to significant quarterly fluctuations as a result of a number of other factors including:

  . the timing of orders from and shipment of products to major customers, such as Compaq,

  . its product mix, with respect to higher margin, more recently introduced disc drive products versus older, lower margin disc drive products,

  . accelerated reduction in the price of its disc drive products due to an oversupply of disc drives in the world market,

  . manufacturing delays or interruptions, particularly at its major manufacturing facilities in Malaysia, Thailand, China and Singapore,

  . acceptance by customers of competing technologies in lieu of its products,

  .  variations in the cost of components for its products,

  . limited access to components that Seagate Technology obtains from a single or a limited number of suppliers,

  . Seagate Technology's inability to reduce its fixed costs to match revenues in any quarter because of its vertical manufacturing strategy,

  . the impact of changes in foreign currency exchange rates on the cost of its products and the effective price of such products to foreign consumers, and

  .  competition and consolidation in the data storage industry.

   In addition, Seagate Technology's future operating results may also be adversely affected if it receives an adverse judgment or settlement in any of the legal proceedings to which it is a party.

 Seagate Technology faces intense competition and may not be able to compete effectively

   Even during periods when demand is stable, the data storage industry is intensely competitive and vendors experience price erosion over the life of a product. Historically Seagate Technology's competitors have offered new or existing products at lower prices as part of a strategy to gain or retain market share and customers. Seagate Technology expects these practices to occur again in the future. Seagate Technology also expects that price erosion in its industry will continue for the foreseeable future. Because Seagate Technology may need to reduce its prices to retain its market share, the competition could adversely affect its results of operations in any given quarter. Seagate Technology has experienced and expects to continue to experience intense competition from a number of domestic and foreign companies including the other leading independent disc drive manufacturers, such as:

                                              Independent
  Integrated


                                              Maxtor Corporation
  Fujitsu Limited                             Quantum Corporation
  International Business Machines             Western Digital Corporation
  Corporation
  NEC Corporation
  Samsung Electronics Co. Ltd.
  Toshiba Corporation

   Integrated multinational manufacturers present formidable competitors because they have more substantial resources and access to customers without having to consider the profitability of the disc drive business in pricing its components. For example, IBM recently entered into agreements with both Dell Computer and EMC under which IBM will likely supply a substantial portion of each company's disc drive needs. Seagate Technology faces risks that IBM and other integrated multinational manufacturers will enter into similar agreements with a substantial number of its customers to supply those customers' disc drive requirements as part of a more expansive agreement.

   Seagate Technology also faces indirect competition from present and potential customers, including several of the computer manufacturers listed above, that continuously evaluate whether to manufacture their own drives or purchase them from outside sources. If Seagate Technology's customers decide to manufacture their own drives, it could have a material adverse effect on Seagate Technology's business, results of operations and financial condition.

   Seagate Technology also competes with manufacturers of products that use alternative data storage and retrieval technologies. Products based upon such alternative technologies, including optical recording technology and semiconductor memory (flash memory, SRAM and DRAM), may compete with our products.

   Seagate Technology may not be able to compete successfully against current or future competitors. If Seagate Technology fails to compete successfully, its business, operating results and financial condition may be materially adversely affected.

 Seagate Technology may not develop products in time to meet changing technologies

   Seagate Technology's customers have demanded new generations of drive products as advances in other hardware components and software have created the need for improved storage products with features such as increased storage capacity or improved performance and reliability. As a result, the life cycles of its products have been shortened, and Seagate Technology has been required to constantly develop and introduce new cost-effective drive products within time to market windows that become progressively shorter. Seagate Technology had research and development expenses of $459 million, $585 million and $581 million in fiscal 1997, 1998 and 1999, respectively.

   When Seagate Technology develops new disc and tape drive products with higher capacity and more advanced technology, its operating results may decline because the increased difficulty and complexity associated with producing such disc drives increases the likelihood of reliability, quality or operability problems. If Seagate Technology's products suffer increases in failures, are of low quality or are not reliable, customers may reduce their purchases of its products and its manufacturing rework and scrap costs and service and warranty costs may increase. In addition, a decline in the reliability of Seagate Technology's products may make it less competitive as compared with other disc and tape drive manufacturers.

   Seagate Technology's products are used in combination with other hardware, such as microprocessors, and other software. Seagate Technology's future success will also require strong demand by consumers and businesses for computer systems, storage upgrades to computer systems and multimedia applications, such as digital video and video-on-demand. If delivery of Seagate Technology's products is delayed, its original equipment manufacturer ("OEM") customers may use its competitors' products in order to meet their production requirements. In addition, if delivery of those OEMs' computer systems into which Seagate Technology's products are integrated is delayed, consumers and businesses may purchase comparable products from the OEMs' competitors. The consumers and businesses may wait to make their purchases if they want to buy a product that has been announced but not yet released, thus we would not be able to sell our existing inventory of products. If customers hold back in anticipation of a new product, or buy from a competitor instead, Seagate Technology's operating results may be significantly adversely impacted.

   Consumers have shown that they want to purchase personal computers costing less than $1,000. Seagate Technology is producing and selling low cost disc drives to meet the demand for disc drives that are components of low cost personal computers. However, Seagate Technology may not be able to produce disc drives that meet its quality and performance standards at a cost low enough to yield gross margins at acceptable levels to sustain the development efforts.

   Seagate Technology discontinued production of disc drives that use media smaller than 3.5 inches in January 1998. Seagate Technology is continuing research and development of smaller drives, because it believes that to compete successfully to supply components for mobile, laptop, notebook and ultraportable computers, we must supply a smaller product. Seagate Technology intends to re-enter this market with a durable, low power application in the future, although there can be no assurance that it will be able to do so successfully.

 Seagate Technology's vertical integration strategy entails a high level of fixed costs

   The cost, quality and availability of certain components, including heads, media, application specific integrated circuits, motors, printed circuit boards and custom semiconductors are critical to the successful production of disc drives. Seagate Technology's strategy of vertical integration has allowed it to internally manufacture many of the critical components used in its products. Seagate Technology has pursued a strategy of vertical integration of its manufacturing processes in order to reduce costs, control quality and assure availability and quality of certain components.

   Seagate Technology's vertical integration strategy entails a high level of fixed costs and requires a high volume of production and sales to be successful. During periods of decreased production, these high fixed costs have had, and could in the future have, a material adverse effect on its operating results and financial condition. In addition, a strategy of vertical integration has in the past and could continue to delay its ability to introduce products containing market-leading technology, because Seagate Technology may not have developed the technology in house and does not have access to external sources of supply without incurring substantial costs. For example, over the past two years Seagate Technology has experienced delays in product launches due to delays in production of certain components as a result of slower than anticipated internal development and manufacturing scale-up of new designs.

 Seagate Technology has experienced delays in the introduction of products due to supply of components

   Seagate Technology also relies on independent suppliers for certain components. In the past Seagate Technology has experienced production delays when it was unable to obtain sufficient quantities of certain components. Any prolonged interruption or reduction in the supply of any key components could have a material adverse effect on its business, operating results and financial condition. Seagate Technology relies on single or limited source suppliers for certain components used in its products. Seagate Technology may not be able to obtain components that meet its specifications and quality standards at prices that enable Seagate Technology to earn a profit on the finished products. For example, in the past Seagate Technology has experienced delays obtaining head stack assemblies and certain integrated circuits for printed circuit board assemblies due to lead-time requirements or changes in specifications. As a result, certain of its suppliers substantially increased the price of such components, and Seagate Technology has incurred increased costs for certain of these components as a result of supply shortages. If Seagate Technology experiences any extended interruption or reduction in the supply of any key components, its business, results of operations and financial condition could be materially adversely affected.

 If Seagate Technology's customers delay or cancel orders, its revenue will be adversely affected

   The data storage industry has been characterized by large volume original equipment manufacturer ("OEM") purchase agreements and large distributor orders. Typically, Seagate Technology's OEM purchase agreements permit the OEMs to cancel orders and reschedule delivery dates without significant penalties. In the past, orders from many of Seagate Technology's OEMs were cancelled or delivery schedules were delayed as a result of changes in the requirements of the OEM's customers. These order cancellations and delays in delivery schedules have had a material adverse effect on Seagate Technology's results of operations in the past, and may again in the future. Seagate Technology's OEMs and foreign distributors typically furnish it with non-binding indications of their near-term requirements, with product deliveries based on weekly confirmations. To the extent actual orders from foreign distributors and OEMs decrease from their non-binding forecasts, such variances could have a material adverse effect on Seagate Technology's business, results of operations and financial condition.

 Seagate Technology faces risks from its international operations

   Seagate Technology has significant offshore operations including manufacturing facilities, sales personnel and customer support operations. Seagate Technology has manufacturing facilities in Singapore, Thailand, the People's Republic of China, Northern Ireland, Malaysia and Mexico in addition to those in the United States. Seagate Technology's offshore operations are subject to certain inherent risks including:

  . fluctuations in currency exchange rates, such as the $76 million charge to income Seagate Technology incurred in fiscal 1998 from marking our hedge positions to market,

  .  longer payment cycles for sales in foreign countries,

  . difficulties in staffing and managing international manufacturing operations,

  . seasonal reductions in business activity in the summer months in Europe and certain other countries,

  . increases in tariffs and duties, price controls, restrictions on foreign currencies and trade barriers imposed by foreign countries, and

  . political unrest, particularly in areas in which we have manufacturing facilities.

   These factors could have a material adverse effect on our business, operating results and financial condition in the future.

   Seagate Technology's products are priced predominately in U.S. dollars even when sold to customers who are located abroad. The currency instability in the Asian and other financial markets may make Seagate Technology's products more expensive than products sold by other manufacturers that are priced in one of the affected currencies. Therefore, foreign customers may reduce purchases of Seagate Technology's products. Seagate Technology anticipates that the turmoil in financial markets and the deterioration of the underlying economic conditions in the recent past in certain countries, including those in Asia, may have an impact on our sales to customers located in or whose end-user customers are located in those countries due to:

  . the impact of currency fluctuations on the relative price of our products,

  . restrictions on government spending imposed by the International Monetary Fund in those countries receiving the International Monetary Fund's assistance,

  . customers' reduced access to working capital to fund purchases of disc drive components or software, such as our products due to:

    -- higher interest rates,

    -- reduced bank lending due to contractions in the money supply or the deterioration in the customer's or its bank's financial condition, or

    -- the inability to access other financing.

 Seagate Technology faces risks from the spin-off of Seagate Software's Network & Storage Management Group business

   Seagate Technology consolidated its software businesses into a single entity called Seagate Software in 1996. Seagate Software's business consisted of two primary divisions, Network & Storage Management Group and Information Management Group. Seagate Software contributed the Network & Storage Management Group business to VERITAS Software Corporation on May 28, 1999. Seagate Software and Seagate Software employees who became VERITAS employees and who held stock options in Seagate Software received approximately 42% of the fully diluted equity in VERITAS.

   Seagate Technology faces a number of risks from the Network & Storage Management Group business contribution including:

  . the remaining Seagate Software employees may be distracted by concerns about whether Seagate Software will continue to operate that business or spin off Seagate Software and may not meet critical deadlines in their assigned tasks,

  . the ongoing OEM relationship with the Network & Storage Management Group and Seagate Technology's tape drive operations may be disrupted and Seagate Technology may not be able to meet its customers' order deadlines or needs as a result,

  . Seagate Technology has agreed not to compete in certain storage management software businesses for a specified period of time after the closing of the Network & Storage Management Group contribution and may not be able to benefit from future opportunities in that market,

  . Seagate Technology does not have significant control over the management of VERITAS, although currently Seagate Software has two representatives on its board of directors, but Seagate Technology's financial statements and results of operations will reflect 36% of VERITAS' operations which may impact Seagate Technology's stock price, and

  . Seagate Software is only permitted to sell its interest in VERITAS in limited increments, such as the 8,232,667 shares of VERITAS common stock Seagate Software sold in August 1999 in an underwritten offering where Seagate Software agreed not to sell any additional shares, except to the underwriters, until November 7, 1999.

 Acquisition related accounting charges will delay and reduce Seagate Technology's profits

   Seagate Technology intends to continue its expansion into complementary data technology businesses through internal growth as well as acquisitions. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired businesses and the potential loss of key employees or customers of the acquired businesses. Seagate Technology expects that it will continue to incur substantial expenses as it acquires other businesses including charges for the write-off of in-process research and development. Seagate Technology's operating results have fluctuated in the past and may fluctuate in the future because of the timing of such write-offs. For example, Seagate Technology incurred a charge to operations in the first quarter of fiscal 1998 of approximately $214 million for the write-off of in-process research and development related to its acquisition of Quinta Corporation and a charge to operations in the fourth quarter of fiscal 1999 of approximately $85 million for the write-off of in-process research and development related to the contribution of the Network & Storage Management Group business to VERITAS, and will experience ongoing charges related to the amortization of purchased intangibles amounting to approximately $100 million per quarter.

 Systems failures could adversely affect Seagate Technology's business

   Seagate Technology's operations are dependent on its ability to protect its computer equipment and the information stored in our databases from damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Seagate Technology believes that it has taken prudent measures to reduce the risk of interruption in its operations. However, Seagate Technology cannot be sure that these measures are sufficient. Any damage or failure that causes interruptions in its operations could have a material adverse effect on its business, results of operations and financial condition.

 Seagate Technology may experience Year 2000 computer problems that harm its business

   The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Seagate Technology considers a product to be in "Year 2000 compliance" if

  . the product's performance and functionality are unaffected by processing of dates prior to, during and after the year 2000, but only if

  . all products (for example hardware, software and firmware) used with the product properly exchange accurate date data with it.

   Seagate Technology's Products. Seagate Technology is assessing its products to determine whether or not they are in Year 2000 compliance. Although Seagate Technology believes its disc and tape drive products and certain of its software products are in Year 2000 compliance, Seagate Technology has determined that certain software products produced by Seagate Software, which are not material to Seagate Technology, are not and will not be Year 2000 compliant. Seagate Technology is taking measures to inform its customers that those products are not and will not be Year 2000 compliant. To assist its customers in evaluating their Year 2000 issues, Seagate Software has developed a list of those products that are Year 2000 compliant as stand-alone products. The list is located on Seagate Software's World Wide Web page and is periodically updated when assessment of the Year 2000 compliance for additional products is completed. To date, the costs Seagate Technology has incurred related to these programs have been immaterial.

   However, the assessment of whether a complete system will operate correctly depends on the BIOS capability and software design and integration, and for many end-users this will include BIOS, software and components provided by companies other than Seagate Technology or Seagate Software. Seagate Technology considers a disc drive or tape product to be Year 2000 capable if when used properly and in conformity with the product information provided by us, our product will accurately store, display, process, provide and/or receive data from, into and between 1999 and 2000, including leap year calculations if all other technology used in combination with the Seagate Technology disc drive or tape product properly exchanges date data with the Seagate Technology product.

   Seagate Technology is incurring various costs to provide customer support and customer satisfaction services regarding Year 2000 issues and anticipate that these expenditures will continue in fiscal 2000 and thereafter. In addition, Seagate Technology has contacted its major customers to determine whether their products into which Seagate Technology's products have been and will be integrated are Year 2000 compliant. Seagate Technology has received assurances of Year 2000 compliance from major US customers. Many offshore customers have not responded and are under no contractual obligation to provide Seagate Technology with Year 2000 compliance information. Seagate Technology is taking steps with respect to new customer agreements to ensure that the customers' products and internal systems are Year 2000 compliant.

   Even if Seagate Technology's products are Year 2000 compliant, Seagate Technology may be named as a defendant in litigation against the vendors of all of the component products of systems if some components of the systems are unable to properly manage data related to the Year 2000. Seagate Technology's customer agreements typically contain provisions designed to limit its liability for such claims. It is possible, however, that these measures will not provide protection from liability claims, as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. If any such claims are brought against Seagate Technology, regardless of their merit, Seagate Technology's business, financial condition and results of operations could be materially adversely affected from factors that include increased warranty costs, customer satisfaction issues and the costs of potential lawsuits.

   Seagate Technology's Systems. Seagate Technology has also initiated a comprehensive program to address Year 2000 readiness in its internal systems and with its customers and suppliers. Seagate Technology's program has been designed to address its most critical internal systems first and to gather information regarding the Year 2000 compliance of products supplied to Seagate Technology and into which its products are integrated. Seagate Technology conducted a Year 2000 inventory of information technology systems in the first quarter of 1997. Risk assessment was substantially complete by the end of the second quarter of 1997, and remediation activities were completed. However, as participation in the Year 2000 readiness projects continues to increase throughout Seagate Technology, additional systems are being added for assessment and audit. Approximately 2,200 items were identified, and as of August 1999, all items have been resolved with the exception of two phased deployments in certain Asian plants which are on schedule and are being managed on an exception basis to the overall project schedule. Before new technology acquisitions are implemented, they are inventoried and assessed; these are not included in the foregoing project dates. An initial inventory of technology systems not managed by the Information Technology organization was completed in the third calendar quarter of 1997. A second inventory in the second and third calendar quarters of 1998 included all manufacturing operations with special emphasis on embedded technology and facilities. Approximately 6,000 items were identified (non-information technology and embedded combined) of which approximately two-thirds are Year 2000 compliant.

   Seagate Technology is using the following phased approach to Year 2000 readiness: inventory, assessment, disposition, test and audit. Anticipated dates of completion of each phase are as follows:

      1.  Inventory.........................................  Complete
      2.  Assessment........................................  Complete
      3.  Disposition.......................................  Complete
      4.  Test..............................................  Complete
      5.  Audit.............................................  September 15, 1999

   These activities are intended to encompass all major categories of systems in use by Seagate Technology, including manufacturing, engineering, sales, finance and human resources. To date, Seagate Technology has not incurred material costs related to assessment and remediation of Year 2000 readiness. Seagate Technology currently expects that the total cost of its Year 2000 readiness programs, excluding redeployed resources, will not exceed $10 million. This total cost estimate does not include potential costs related to any customer or other claims or the costs of internal software or hardware replaced in the normal course of business. The total cost and time to completion estimates are based on the current assessment of our Year 2000 readiness needs and are subject to change as the projects proceed.

   Seagate Technology's material third party relationships include relationships with suppliers, customers and financial institutions. Seagate Technology has identified 600 suppliers which are critical to our operations, and we have surveyed each to provide details of their Year 2000 efforts, including internal systems, operations and supply chain as well as a schedule for their projects. As of September 1999, 99% of such suppliers had responded affirmatively and been approved. In May 1999, Seagate Technology initiated an onsite validation process for those suppliers considered most critical. Seagate Technology expects to complete this phase by the end of September 1999; plans will be developed for any that fail validation, including alternate sources or additional inventory for sole source suppliers. In addition, Seagate Technology has joined the High Tech Consortium for Year 2000 to pool supply chain efforts with other companies in our industry.

   Seagate Technology's largest customers were also surveyed regarding their Year 2000 efforts. Seagate Technology currently does not anticipate any material impact due to a Year 2000-related failure of a major customer. All of Seagate Technology's financial institutions have been surveyed. All of its primary banking activities can be accommodated by its two major multi-national banking partners with the exception of payroll in certain Asian countries that must be handled in local currency. Seagate Technology is following Year 2000 progress in these areas closely and will develop specific contingency plans for meeting payroll if it cannot obtain assurance that these local banks are fully prepared.

   Because Year 2000 compliance measures for Seagate Technology's core and mission-critical systems are complete, Seagate Technology does not consider failure of these systems to be within a reasonable Year 2000 worst case scenario. Seagate Technology believes it is primarily at risk due to failures within external infrastructures such as utilities and transportation systems. Seagate Technology is currently examining these risk areas to develop responses and action plans. These include a business shutdown at all locations on December 31, 1999 and, where justified due to external risk factors, power down on December 31, 1999 with controlled startup prior to business resumption on January 3, 2000.

   While Seagate Technology currently expects that the Year 2000 issues will not pose significant operational problems, Seagate Technology could experience material adverse effects on its business if Seagate Technology fails to fully identify all Year 2000 dependencies in its systems and in the systems of its suppliers, customers and financial institutions. Those material adverse effects could include delays in the delivery or sale of Seagate Technology's products. Therefore, Seagate Technology is developing contingency plans for continuing operations in the event such problems arise.

 Seagate Technology's stock price will fluctuate

   Seagate Technology's stock price has varied greatly as has the volume of shares of its common stock that are traded. Seagate Technology expects these fluctuations to continue due to factors such as:

  . announcements of new products, services or technological innovations by Seagate Technology or its competitors,

  . announcements of major restructurings by Seagate Technology or its competitors,

  . quarterly variations in our results of operations as a result of Seagate Technology's fixed short-term cost structure and volatility in the demand for its products,

  . changes in revenue or earnings estimates by the investment community and speculation in the press or investment community stemming from its past performance, concerns about demand for its products, or announcements by our competitors,

  . general conditions in the data storage industry or the personal computer industry such as the substantial decline in demand for disc drive products that occurred during fiscal 1998,

  . changes in Seagate Technology's revenue growth rates or the growth rates of its competitors,

  . sales of large blocks of Seagate Technology's stock that may lead to investors' concerns that its performance will falter and leading those investors to flood the market to liquidate their holdings of Seagate Technology shares,

  . adverse impacts on its operating results if Seagate Technology receives an adverse judgment or settlement in any of the legal proceedings to which it is a party, such as the impact on its earnings in fiscal 1997 from the costs resulting from the settlement of a lawsuit by Amstrad PLC, and

  .  price erosion of Seagate Technology's products.

   The stock market may from time to time experience extreme price and volume fluctuations. Many technology companies have experienced such fluctuations. In addition, Seagate Technology's stock price may be affected by general market conditions and domestic and international macroeconomic factors unrelated to its performance. Often such fluctuations have been unrelated to the operating performance of the specific companies. The market price of Seagate Technology's common stock may experience significant fluctuations in the future. For example, its stock price fluctuated from a high of $44 1/4 to a low of $16 1/8 during fiscal 1999.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   We have each made forward-looking statements in this document and in documents that are attached or incorporated by reference that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Seagate Technology and Seagate Software. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed elsewhere in this document, could affect our future financial results and cause those results to differ materially from those we anticipate in the forward-looking statements.

   For a discussion of the detailed factors we anticipate will influence our future results, please refer to the "Risk Factors" section beginning on page 12 and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of each of Seagate Technology and Seagate Software included herein.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov.

   Seagate Technology filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the Seagate Technology common stock to be issued to the Seagate Software stockholders in the merger. This document is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   The Securities and Exchange Commission allows us to "incorporate by reference" the documents and information therein we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the Seagate Technology and Seagate Software documents listed below and any future filings with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

Seagate Technology

  .  Annual Report on Form 10-K for the year ended July 2, 1999

  .  Proxy Statement dated September 24, 1998

  . The description of Seagate Technology common stock contained in the Registration Statement on Form 8-A/A dated December 2, 1994

  .  Current Report on Form 8-K dated September 3, 1999

Seagate Software

  .  Annual Report on Form 10-K for the year ended July 2, 1999

  . The description of the Seagate Software common stock contained in Amendment No. 1 to the Registration Statement on Form 10 dated December 2, 1997

  .  Current Report on Form 8-K dated September 3, 1999

  .  Current Report on Form 8-K dated September 15, 1999

How to Obtain These Documents

   You may request a copy of these filings for either Seagate Technology or Seagate Software, at no cost, by writing or telephoning:

   Bill Rowley
   Investor Relations
   Seagate Technology, Inc.
   920 Disc Drive
   Scotts Valley, California 95066
   (831) 439-2371
   bill rowley@notes.seagate.com

   You should rely only on the information incorporated by reference or provided in this document or any supplement. We have not authorized anyone else to provide you with different information. We are not making our offer in any state where our offer is not permitted.

                          THE SEAGATE SOFTWARE MEETING

When and where the meeting will be held

   The special meeting of stockholders of Seagate Software will be held at 9:00 a.m., Pacific time on Wednesday, October 20, 1999, at 915 Disc Drive, Scotts Valley, California 95066.

What will be voted upon

   At the Seagate Software meeting, you will be asked to approve the following proposals:

  . To approve the merger of Seagate Daylight Merger Corp., a wholly owned subsidiary of Seagate Technology, Inc., with and into Seagate Software, Inc. in accordance with the terms of the Agreement and Plan of Reorganization dated as of September 2, 1999 among Seagate Technology, Seagate Daylight Merger Corp. and Seagate Software. As a result of the merger, Seagate Software will become a wholly-owned subsidiary of Seagate Technology.

  . The transaction of other business that may properly come before the Seagate Software meeting.

Only stockholders on September 4, 1999 will be entitled to vote

   You will be entitled to vote at the Seagate Software meeting only if you are a holder of record of shares of Seagate Software common stock or preferred stock at the close of business on September 4, 1999, the record date. On that date there were 103,662 shares of Seagate Software common stock outstanding, which were held by 95 holders, and 54,633,333 shares of Series A preferred stock outstanding which were held by Seagate Technology.

   You will be entitled to one vote for each share of Seagate Software common stock and Series A preferred stock you held on the record date on each matter to be acted upon that may properly come before the Seagate Software meeting.

Vote required to approve the proposal

   The approval of the merger described above will require the affirmative vote of a majority of the shares of Seagate Software capital stock outstanding voting together as a single class. In addition, the affirmative vote of a majority of the outstanding shares of Seagate Software preferred stock is required. We expect that Seagate Technology will vote in favor of the proposal, as Seagate Technology is a party to the Agreement and Plan of Reorganization. As a result, approval of the merger is virtually assured.

Shares held by directors, executive officers and their affiliates

   On the record date, the directors and officers of Seagate Software beneficially owned substantially all of the outstanding voting stock of Seagate Software including shares held by Seagate Technology over which the directors and officers may be deemed to have voting control.

Votes needed for a quorum

   The required quorum for the transaction of business at the Seagate Software meeting is a majority of the shares of each of the Seagate Software common stock and preferred stock outstanding on the Seagate record date.

Effect of abstentions and broker non-votes

   Abstentions will be counted in establishing the quorum at the Seagate Software meeting and will have the same effect as a vote against the proposal presented to the Seagate Software stockholders. Because no Seagate Software shares are held through brokers, there will be no broker non-votes.

Adjourning the meeting

   We believe it is unlikely that the Seagate Software meeting will be adjourned because the shares of Seagate Software's capital stock held by Seagate Technology are sufficient to establish a quorum. However, in the event that there are not sufficient votes to approve the merger at the time of the Seagate Software meeting, the merger could not be approved unless the Seagate Software meeting was adjourned in order to permit further solicitation of proxies from Seagate Software stockholders. Proxies that are being solicited by the Seagate Software board of directors grant the discretionary authority to vote for any such adjournment, if necessary. If it is necessary to adjourn the Seagate Software meeting, and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to you other than an announcement of such time and place at the Seagate Software meeting. A majority of the voting power represented and voting at the Seagate Software meeting is required to approve any such adjournment, whether or not a quorum is present at the Seagate Software meeting.

Seagate Software will pay the expenses of proxy solicitation

   Seagate Software will pay the expenses of soliciting proxies to be voted at the Seagate Software meeting. Following the original mailing of the proxies, this document and other soliciting materials, proxies may be solicited by Seagate Technology's and Seagate Software's directors, officers and other employees personally or by telephone, facsimile or telegram without compensation for such services.

How proxies will be voted

   The Seagate Software proxy accompanying this document is solicited on behalf of the Seagate Software board of directors for use at the Seagate Software meeting. If you are a Seagate Software stockholder, we request that you complete, date and sign the accompanying proxy and return it in the enclosed envelope or otherwise mail it to Harris Trust Company of California. When proxies are properly dated, executed and returned, the shares they represent will be voted at the Seagate Software meeting in accordance with your instructions. If no specific instructions are given, your shares will be voted for the approval of the merger and at the discretion of the proxy holders, upon such other business as may properly come before the Seagate Software meeting or any adjournment or postponement thereof.

How you can revoke your proxy

   If you have given a proxy, you may revoke it at any time before it is exercised at the Seagate Software meeting by:

  . delivering a written notice stating that the proxy is revoked to the Secretary of Seagate Software by any means, including facsimile, bearing a date later than the date of the proxy;

  . signing and delivering a proxy relating to the same shares that bears a later date prior to the vote at the Seagate Software meeting; or

  .  attending the Seagate Software meeting and voting in person.

   If you attend the Seagate Software meeting, your proxy will not be revoked unless you also take one of the other actions outlined above.

You do not have dissenters' or appraisal rights for the merger

   You are not entitled to dissenters' rights or appraisal rights with respect to any of the proposals to be considered at the Seagate Software meeting.

                                   THE MERGER

   The following is a brief summary of some of the aspects of the merger that is qualified in its entirety by reference to the Agreement and Plan of Reorganization, or merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A and is incorporated in this proxy statement/prospectus by reference. We urge you to read the merger agreement carefully.

Background of the Merger

   On June 10, 1999 a meeting was held at the offices of the law firm of Wilson Sonsini Goodrich & Rosati at which representatives of Wilson Sonsini Goodrich & Rosati, Seagate Technology and Seagate Software, including Mr. Donald L. Waite, Executive Vice President and Chief Administrative Officer for Seagate Technology and a director of Seagate Software, Mr. Gregory B. Kerfoot, President, Chief Operating Officer and director of Seagate Software, Ms. Ellen
E. Chamberlain, Senior Vice President, Chief Financial Officer of Seagate Software and Susan J. Wolfe, Vice President, Legal Affairs of Seagate Software, discussed alternative structures for the proposed reorganization of IMG.

   On June 15, 1999 and June 24, 1999, representatives of Wilson Sonsini Goodrich & Rosati and Ernst & Young, Ms. Chamberlain and Ms. Wolfe met to formalize the alternatives for discussion and the tax accounting, legal and corporate issues surrounding the proposed reorganization.

   On July 6, 1999 Mr. Kerfoot, Mr. Stephen J. Luczo, Chairman of the Board of Seagate Software and President, Chief Executive Officer and a director of Seagate Technology, Ms. Chamberlain, Mr. Waite and representatives of Wilson Sonsini participated in a conference call to discuss the alternatives to structure the proposed IMG reorganization and how to proceed in evaluating them.

   On July 14, 1999, representatives of Wilson Sonsini Goodrich & Rosati, Mr. Waite, Mr. Charles C. Pope, Executive Vice President and Chief Financial Officer of Seagate Technology, Mr. Thomas F. Mulvaney, Senior Vice President, and General Counsel of Seagate Technology, Ms. Chamberlain and representatives of the Seagate Technology tax department met to further discuss the alternatives in more detail.

   On July 23, 1999, Ms. Wolfe, Mr. Waite, Mr. Mulvaney and Mr. Pope, participated in a conference call at which they discussed the potential benefits and detriments of the various alternatives for the IMG Recapitalization. The participants determined that Ms. Chamberlain should present the status of the analysis and the alternatives being considered to Seagate Software's board of directors.

   On July 26, 1999, Ms. Chamberlain presented to the Seagate Software board of directors the alternatives being considered, and the board of directors advised the officers of Seagate Software to continue to analyze the possible alternatives.

   On July 30, 1999, representatives of Wilson Sonsini Goodrich & Rosati, Mr. Pope, Mr. Waite, Mr. Mulvaney, Ms. Chamberlain, Ms. Wolfe and Mr. Kerfoot participated in a conference call to review the status of the alternatives under consideration.

   On August 4, 1999 and August 6, 1999, Ms. Wolfe, Mr. Pope, Mr. Mulvaney, representatives of Wilson Sonsini Goodrich & Rosati and Ernst & Young, Mr. Kerfoot and representatives from the Seagate Technology's tax department met at the offices of Seagate Technology to discuss and agree upon a proposal to reorganize IMG to be presented to the board of directors of both companies.

   On August 19, 1999, representatives of Wilson Sonsini Goodrich & Rosati, Ernst & Young and the Seagate Technology tax and financial reporting departments, Mr. Kerfoot, Mr. Pope, Mr. Mulvaney and Ms. Wolfe met to assign specific responsibilities and develop a timeline for the proposed reorganization and merger.

   On August 25, 1999 and August 26, 1999, respectively, the Seagate Software board of directors and the Seagate Technology board of directors met and gave conditional approval of the proposed merger and reorganization, pending the negotiation of a definitive merger agreement.

   On September 2, 1999, the boards of directors of Seagate Technology and Seagate Software each met to review and consider the merger agreement and the reorganization and approved the merger and reorganization.

General information about the merger

   When the merger is completed, a wholly-owned subsidiary of Seagate Technology, Seagate Daylight Merger Corp., or "Sub," will be merged with and into Seagate Software, with Seagate Software as the surviving corporation. When the merger is closed, Sub's organizational documents will be the organizational documents of the surviving entity.

Effective Time

   We anticipate closing the merger as promptly as possible after the approval of the merger by Seagate Software stockholders at the Seagate Software special meeting that is currently scheduled for October 20, 1999, and when all of the conditions contained in the merger agreement are satisfied or waived.

Purchase Price and Exchange Rate

 The Amount of the Purchase Price

   The purchase price payable to the Seagate Software stockholders and optionholders in the merger will be equal to the value of Seagate Software immediately prior to the closing of the merger. The value of Seagate Software will be determined based upon the following factors:

  . The value of the IMG business, which will be determined by Seagate Software's board of directors prior to the closing of the merger. Seagate Software currently estimates that the value of the IMG business will be approximately $375 million;

  . The cash received by Seagate Software from its sale of 8.2 million VERITAS shares. The after tax proceeds of the sale of the VERITAS shares were approximately $250 million;

  . Proceeds which would be received by Seagate Software upon the exercise of all currently outstanding options to purchase Seagate Software common stock; and

  . The value of the shares of VERITAS stock held by Seagate Software (60,915,541 shares as of the date of this proxy statement/prospectus). The value of the VERITAS stock will be calculated based upon the average closing price of the VERITAS common stock as traded on the Nasdaq National Market for the five consecutive trading days ending on and including the second trading day prior to the date of the closing of the merger. Based upon the closing price of VERITAS common stock on August 25, 1999 of $61.875 per share, the value of the VERITAS common stock held by Seagate Software on that date was approximately $3.8 billion.

   Based upon the closing price of VERITAS's common stock on August 25, 1999, and based upon the reasonable assumptions Seagate Software believes that it has made with regard to the factors discussed above, the estimated value of Seagate Software would be approximately $4.5 billion. The actual purchase price will, of course, fluctuate up or down prior to the merger based on changes in the factors discussed above. The value of Seagate Software will be primarily influenced by changes in the trading price of VERITAS common stock.

 The Exchange Rate

   The purchase price in the merger will be paid to the stockholders and optionholders of Seagate Software in shares of Seagate Technology common stock. The number of shares of Seagate Technology common stock to be issued for each outstanding share of Seagate Software will be determined in accordance with an exchange rate calculated as follows:

  . The numerator of the exchange rate will be equal to (A) the value of Seagate Software calculated as described above under "The Amount of the Purchase Price" divided by (B) the sum total of all outstanding shares of preferred stock and common stock of Seagate Software as well as all shares of common stock issuable upon exercise of all outstanding stock options; and

  . The denominator of the exchange rate will equal the value of one share of Seagate Technology's common stock based upon the average closing price of the common stock as traded on the New York Stock Exchange for the five consecutive trading days ending on and including the second trading day prior to the date of the closing of the merger.

   For optionholders whose Seagate Software options are exchanged for Seagate Technology shares of common stock in the merger, the number of Seagate Technology shares received will be reduced by the total exercise price of that holder's options and any taxes which must be with held under applicable law.

   Fractional shares will be rounded up to the nearest whole share.

   See page 4 of "Questions and Answers About the Seagate Software Merger and Reorganization" for an example of how the exchange rate will be computed.

The Merger Agreement

   The following is a summary that highlights some of the significant provisions of the merger agreement. You may read the merger agreement, which is attached to this proxy statement/prospectus as Appendix A for more detail. We encourage you to read the merger agreement in its entirety.

   Representations and Warranties of Seagate Software. The merger agreement contains representations and warranties made by Seagate Software relating to, among other things,

  . the proper organization of Seagate Software and similar corporate matters;

  .  the capital structure of Seagate Software;

  . the authorization, performance and enforceability of the merger agreement;

  . the absence of violations of Seagate Software's governing instruments and applicable laws and agreements, governmental filings, authorizations and consents required to complete the merger;

  .  compliance with applicable laws;

  . the furnishing of true and correct copies of Seagate Software's Securities and Exchange Commission filings; and

  .  the vote required for Seagate Software.

   Representations and Warranties of Seagate Technology and Sub. The merger agreement contains representations and warranties made by Seagate Technology and Sub relating to, among other things,

  . the proper organization of Seagate Technology and Sub and similar corporate matters;

  . the capital structure of Seagate Technology and the issuance of the common stock;

  . the authorization, performance and enforceability of the merger agreement; and

  . the furnishing of true and correct copies of Seagate Technology's Securities and Exchange Commission filings.

   Conditions to the Merger. Completion of the merger is subject to a number of conditions, including:

  . the approval of the merger agreement by the affirmative vote of a majority of the holders of Seagate Software's outstanding capital stock, voting as a single class, and a majority of the outstanding Seagate Software preferred stock voting as a separate class;

  . the registration statement with respect to the Seagate Technology common stock to be issued in connection with the merger shall have been declared effective by the Securities and Exchange Commission;

  . approval by the New York Stock Exchange of the listing of the common stock to be issued in the merger;

  .  receipt of customary tax opinions;

  . the absence of third party actions that would prohibit or restrict the completion of the merger or would have a material adverse effect on either Seagate Software or Seagate Technology; and

  .  other customary closing conditions.

   There can be no assurance as to when and if the conditions to completion of the merger will be satisfied or, where permissible, waived, or that the merger will be completed. However, Seagate Technology holds substantially all of Seagate Software's capital stock, so the Seagate Software stockholder vote is virtually assured.

   Amendment of Merger Agreement. The parties may modify or amend the merger agreement by written agreement prior to the completion of the merger subject to the provisions of applicable law.

   Waiver and Termination. The merger agreement permits the parties to waive any of the conditions to the merger that are in favor of that party.

   The merger agreement is subject to termination by one or more of the parties at any time prior to the effective time if, among other things:

  . the parties do not complete the merger by February 29, 2000, subject to certain exceptions;

  . either Seagate Technology or Seagate Software materially breaches the merger agreement;

  . by Seagate Technology if at any time prior to the closing more than 11,250,000 shares of Seagate Technology Common Stock shall be issuable in the merger; or

  . Seagate Technology and Seagate Software mutually agree to terminate the merger.

   In addition, Seagate Technology can terminate the merger agreement if the number of its shares of common stock to be issued in the merger were to exceed 11,250,000 shares.

   Listing. Seagate Technology will use all reasonable efforts to cause the common stock to be issued in the merger to be approved for listing and quotation on the New York Stock Exchange prior to the completion of the merger. This listing is also a condition to completion of the merger.

   Registration Statement. Both Seagate Software and Seagate Technology have made agreements relating to the filing of the Registration Statement of which this proxy statement/prospectus forms a part and the accuracy of the information contained within it. They have also agreed to take all appropriate action, and do all things necessary, proper or advisable under applicable law to complete the transactions contemplated by the merger agreement and to use all reasonable efforts to cooperate with each other in connection with the making of all required filings.

Restrictions on the transfer of Seagate Technology common stock to be received by affiliates of Seagate Software

   The Seagate Technology common stock issuable in connection with the merger has been registered under the Securities Act of 1933, as amended. However, certain of the Seagate Software stockholders will be deemed to be "affiliates" of Seagate Technology, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act. Therefore, the shares held by these affiliates may be resold without registration only as provided for by Rule 145 or as otherwise permitted under the Securities Act. In connection with the merger, each affiliate will be required to execute an affiliate agreement providing that the affiliate will not sell, transfer or otherwise dispose of the shares of common stock to be received by that person in the merger (1) except in compliance with the applicable provisions of the Securities Act and its rules and regulations;
(2) unless counsel representing the affiliate, satisfactory to Seagate Technology, advises Seagate Technology in a written opinion letter satisfactory to Seagate Technology and Seagate Technology's counsel that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition of the affiliate's shares; (3) except pursuant to a registration statement under the Securities Act covering the common stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus under the Securities Act that is effective under the Securities Act; or (4) unless an authorized representative of the Securities and Exchange Commission has rendered written advice to the affiliate to the effect that the Securities and Exchange Commission would take no action with respect to the proposed sale, transfer or other disposition if consummated.

Reasons for the Merger

   In reaching its decision, the Seagate Software board of directors has identified several potential benefits of the merger, the most important of which included:


  . The separation of Seagate Software's VERITAS stock and the IMG business will enable its management and other employees to focus more fully on the development of the IMG business. The management of Seagate Software believes that, since the value of the VERITAS stock is so disproportionately large in comparison with the value of the IMG business, the stock is a potential distraction to the future development of the IMG business.

  . Current and future employees of the IMG business will be able to receive new stock options the value of which will be directly related to the future performance of the IMG business. Management believes this will better incent employees to develop the IMG business.

   In reaching its decision to approve the merger and to recommend that Seagate Software's stockholders vote to approve and adopt the merger, the Seagate Software board of directors also considered the following factors:

  . its knowledge of the business, operations, properties, assets, financial condition and operating results of the IMG business;

  . the future prospects of the IMG business and what those prospects may be as a result of the merger;

  .  the potential adverse effects on the IMG business including:

    -- the effect on Seagate Software's ability to retain key management, marketing and technical personnel who will experience full acceleration of their Seagate Software stock options in anticipation of the merger;

    -- the potential disruption of its business that might result from employee uncertainty and lack of focus following announcement of the merger; and

    -- the other risks described under "Risk Factors" on page 12.

   The above discussion of the information and factors considered by the Seagate Software board is not intended to be exhaustive. However, Seagate Software believes it includes all material factors considered by the Seagate Software board. In view of the variety of factors considered in connection with its evaluation of the merger, the Seagate Software board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of the Seagate Software board may have given different weight to different factors.

Recommendation of the Seagate Software Board of Directors

   After careful consideration, the Seagate Software board of directors has determined the merger agreement, the merger and the reorganization are fair to and in the best interests of the Seagate Software stockholders and optionees.

Interests of Certain Persons in the Merger

   Prior to the closing of the merger, Seagate Technology will hold substantially all of the outstanding common and preferred shares of Seagate Software. The remaining shares of Seagate Software are held by current and former employees, directors and consultants of Seagate Software, Seagate Technology and their subsidiaries. In addition options to purchase 4,002,326 shares of Seagate Software common stock were outstanding as of August 25, 1999.

   Gary B. Filler and Lawrence Perlman, who are members of the board of directors of Seagate Software, are each also the Co-Chairman of the board of directors of Seagate Technology. Stephen J. Luczo, the Chairman of Seagate Software's board of directors is also the President, Chief Executive Officer and a director of Seagate Technology. Donald L. Waite, a director of Seagate Software, is the Executive Vice President and Chief Administrative Officer of Seagate Technology.

   Our executive officers and directors are also stockholders and optionees of Seagate Software. In connection with the Merger, those persons will receive consideration based upon their outstanding securities holdings in Seagate Software. See "Security Ownership of Certain Beneficial Owners and Management of Seagate Software."

Material Income Tax Consequences of the Merger

   The following discussion addresses the material income tax considerations of the merger that are generally applicable to holders of vested shares of Seagate Software common stock exchanging their Seagate Software common stock for Seagate Technology common stock. Stockholders of Seagate Software should be aware that the following discussion does not address all income tax considerations that may be relevant to particular Seagate Software stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, or except as described below, who acquired their Seagate Software common stock in compensatory transactions. In addition, the following discussion does not address the tax consequences of any transactions completed prior to or after the merger except, to the extent discussed below, the exercise of vested options or vested rights to purchase Seagate Software common stock in anticipation of the merger. Furthermore, the following discussion does not address the tax consequences of the merger under the tax laws of countries other than the national income and capital gains tax regimes of the U.S., Canada and the U.K., as set forth below. Accordingly, Seagate Software stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable U.S. federal, state and local, Canadian federal and provincial, U.K. and other foreign tax consequences to them of the merger.

 Material United States income tax consequences of the merger

   The following discussion is based upon an opinion of Ernst & Young LLP as to the material U.S. tax consequences that are generally applicable to persons subject to U.S. tax. The opinion is based on the U.S. Internal Revenue Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the transactions taken in connection with the merger.

   In the opinion of Ernst & Young LLP, it is more likely than not the merger will qualify as a reorganization under Section 368(a) of the U.S. Internal Revenue Code in which case:

  (1) You would not recognize any gain or loss upon the receipt of Seagate Technology common stock solely in exchange for such Seagate Software common stock in the merger;

  (2) Your aggregate tax basis of the Seagate Technology common stock you received in the merger would be the same as the aggregate tax basis of the Seagate Software common stock you surrendered;

  (3) The holding period of the Seagate Technology common stock you receive in the merger would include the period for which the Seagate Software common stock surrendered in exchange therefor was considered to be held, provided that the Seagate Software common stock surrendered is held as a capital asset on the date of the merger; and

  (4) Neither Seagate Technology nor Seagate Software would recognize gain or loss solely as a result of the merger.

   Neither Seagate Technology nor Seagate Software has requested a ruling from the Internal Revenue Service in connection with the merger. Seagate Technology and Seagate Software have received an opinion from Ernst & Young LLP to the effect that, for U.S. federal income tax purposes, the merger is likely to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, there are no court decisions or other authorities bearing directly on a transaction with facts sufficiently similar to the merger. The opinion reflects Ernst & Young's best judgement, and neither binds the Internal Revenue Service nor precludes the Internal Revenue Service from adopting a contrary position. The opinion is subject to certain assumptions and qualifications and is based in part on the truth and accuracy of certain representations of Seagate Technology and Seagate Software. Of particular importance is the representation and assumption to the effect that no consideration other than Seagate Technology stock is being issued as consideration for the Seagate Software shares in the merger. If the Internal Revenue Service successfully asserted that the merger is taxable, a Seagate Software stockholder would recognize gain or loss with respect to each share of Seagate Software common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the date of the merger, of the Seagate Technology stock received in the merger. The gain you would recognize would constitute long-term capital gain if you held the Seagate Software common stock you surrendered in the merger for more than a year. In addition, if you acquired the Seagate Software common stock you surrendered through the exercise of an incentive stock option, the option must have been granted more than two years prior to the date the merger closes, and you must have exercised the option more than one year prior to the date the merger closes in order for you to receive long-term capital gains treatment for your entire gain, if any. A Seagate Software stockholder's aggregate basis in the Seagate Technology common stock received in the merger would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the merger.

   Even if the merger qualifies as a reorganization for U.S. federal income tax purposes, a recipient of shares of Seagate Technology common stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property other than solely Seagate Software common stock. All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that a Seagate Software stockholder was treated as receiving, directly or indirectly, consideration other than Seagate Technology common stock in exchange for the Seagate Software common stock.

   You are urged to consult your own tax advisors in light of your personal circumstances.

 Material Canadian income tax consequences of the merger

   The following discussion is based upon an opinion of Ernst & Young LLP as to the material Canadian income tax considerations that are generally applicable to Canadian resident holders of Seagate Software common stock exchanging their Seagate Software common stock for Seagate Technology common stock in the merger. Stockholders of Seagate Software should be aware that the following discussion does not deal with all Canadian income tax considerations that may be relevant to particular Seagate Software stockholders in light of their particular circumstances.

   The following discussion is based on the Canadian income tax laws as of this date. Revenue Canada or an applicable Canadian provincial taxing authority is not precluded from successfully adopting a contrary position. In addition, there is no assurance that future legislative, judicial or administrative changes or interpretations will not affect the accuracy of the statements and conclusions described below. Any such changes or interpretations could be applied retroactively and could affect the tax consequences to stockholders of Seagate Software in the merger.

   In the opinion of Ernst & Young LLP, it is more likely than not that the reorganization will qualify as a foreign merger for Canadian income tax purposes pursuant to subsection 87(8) of the Canadian Income Tax Act in which case: (1) the stockholder will not recognize any gain or loss upon the receipt of Seagate Technology common stock received under the reorganization provided that the shares constitute capital property; (2) the stockholder's adjusted cost basis of the Seagate Technology common stock received under the reorganization would be the same as the adjusted cost basis of the Seagate Software common stock surrendered. If you also own other Seagate Technology common stock, the tax basis per share of the Seagate Technology common stock is calculated as the total tax basis of all shares of Seagate Technology common stock you owned divided by the total number of such shares owned.

   Generally, where the shares of Seagate Software common stock exchanged are held as investment property and the holder does not deal with the shares and other securities in a manner similar to a trader or dealer of securities, the Seagate Software common stock exchange should be considered capital property.

   A Canadian resident stockholder of Seagate Software common stock may elect, by attaching a letter with his tax return, not to have the tax rollover provisions of the Canadian Income Tax Act apply to this transaction and as a result may trigger a capital gain or loss for Canadian income tax purposes.

   You are urged to consult your own tax advisors in light of your personal circumstances.

 Material United Kingdom income tax consequences of the merger

   The following discussion is based upon an opinion of Ernst & Young as to the material U.K. tax considerations of U.K. resident holders of Seagate Software common stock exchanging their Seagate Software common stock for Seagate Technology common stock in the merger. The discussion relates only to U.K. resident holders of stock in Seagate Software and is confined to their U.K. tax position.

   You should be aware that the following discussion does not deal with all U.K. tax considerations that may be relevant to you as a U.K. resident in light of your particular circumstances.

   The following discussion is based on Ernst & Young's best judgement regarding the application of U.K. taxation legislation. The views expressed are not binding on the courts or Inland Revenue and there is no assurance that the Inland Revenue will not seek to assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. These could be on either a prospective or retroactive basis. We undertake no responsibility to advise you of any new developments in the application or interpretation of the U.K. taxation laws.

   Neither Seagate Technology nor Seagate Software has requested advance confirmation from the Inland Revenue that the Inland Revenue is satisfied that the provisions of Section 135 will apply to the proposed merger. Seagate Technology and Seagate Software have received an opinion from the United Kingdom firm of Ernst & Young, a member of Ernst & Young International, to the effect that, for U.K. tax purposes, the proposed transaction will fall within the rules applicable to reorganizations. The opinion, subject to certain assumptions and qualifications, is based in part on the truth and accuracy of certain representations of Seagate Technology and Seagate Software.

   Capital Gains Tax. In the opinion of Ernst & Young, the merger will fall within the U.K. tax laws for reorganizations with the result that:

  (1) You will not recognize any gain or loss upon receipt of Seagate Technology common stock solely in exchange for your Seagate Software common stock in the merger.

  (2) Your aggregate tax basis of the Seagate Technology common stock you receive in the merger will be the same as the aggregate tax basis of the Seagate Software common stock you surrender in exchange.

  (3) The holding period of the Seagate Technology common stock you receive in the merger will include the period for which the Seagate Software common stock you surrender in exchange therefor was considered to be held by you as a capital asset on the date of the merger.

   Income Tax. The opinion concludes that the exchange offer constitutes a company reorganization, in which case, no income tax charge should arise in the exchange offer.

   You are urged to consult your own tax advisors in light of your personal circumstances.

 Material tax consequences to optionees who do not exercise their Seagate Software options prior to the merger and receive Seagate Technology stock in cancellation of their options

   The following discussion is based upon the opinions of Seagate Software's tax advisors and addresses the material tax consequences to holders of Seagate Software options who do not exercise their options prior to the merger, resulting in the cancellation of such options and the receipt, by the optionees, of Seagate Technology stock. The discussion is based on interpretations of the existing authorities. The applicable taxing authorities are not precluded from successfully adopting a contrary position to that described here. In addition, there is no assurance that future legislative, judicial, or administrative changes or interpretations will not affect the accuracy of the statements and conclusions described below. Any such changes or interpretations could be applied retroactively and could affect the tax consequences to holders of Seagate Software options who do not exercise their options and therefore receive Seagate Technology shares in cancellation of such options.

 U.S. Consequences

   If you are subject to U.S. tax, and you allow your option to be cancelled in exchange for a payment of shares of Seagate Technology common stock, Wilson Sonsini Goodrich & Rosati, Professional Corporation is of the opinion that upon the receipt of the Seagate Technology shares, you will have ordinary income equal to the fair market value of the shares received. If, at the time you receive the shares of Seagate Technology you are an employee of Seagate Technology, Seagate Software or any of their subsidiaries, any income recognized upon the receipt of the Seagate Technology shares will constitute wages for which your employer will be required to withhold income and employment taxes. The tax basis of the Seagate Technology shares received will be equal to the fair market value of the Seagate Technology shares at the time of the merger. Any later disposition of the Seagate Technology shares will be taxable as a capital gain or loss.

   Holders of incentive stock options who do not exercise their options will lose their opportunity for all of their gain, if any, to be taxed at long term capital gains rates.

   Canadian Consequences. This section applies to a Canadian resident employee of Seagate Software or its Canadian subsidiaries who by virtue of such employment obtained a stock option to acquire Seagate Software common stock. In the opinion of Ernst & Young LLP, a Canadian resident employee who fails to exercise an option and therefore receives Seagate Technology stock will be required to include in his or her employment income the fair market value of the Seagate Software common stock so received, as determined at the time of receipt. The tax basis of the Seagate Technology shares received is equal to the fair market value of the shares at the time of the receipt. Where you also own other Seagate Technology common stock, the tax basis per share of the Seagate Technology common stock is calculated as the total tax basis of all shares of Seagate Technology common stock you owned divided by the total number of such shares owned.

   Where you include in your employment income compensation as the result of the receipt of Seagate Technology stock as discussed above, an offsetting deduction equal to 25% of the income may be available in computing your taxable income for the year of receipt provided certain conditions are met. A Canadian resident employee who receives Seagate Technology stock should be entitled to this deduction.

   You will be required to pay income tax, Canada Pension Plan premiums or Quebec Pension Plan premiums on this employment benefit arising from the receipt of the Seagate Technology stock.

 U.K. Consequences.

   Options Obtained By Reason of Employment. In the opinion of Ernst & Young, where you acquired the options as a director or employee, you will be liable for U.K. income tax on the receipt of Seagate Technology shares. The amount of income will equal the fair market value of the Seagate Technology shares received on the date of receipt. You will also be liable for National Insurance Contributions on this income, up to the monthly earnings limit. The amount that is subject to income tax is added to the cost basis of the Seagate Technology shares for purposes of computing the U.K. capital gains tax, if any, on the subsequent sale of such shares. Any further gain arising on the subsequent sale of the shares will make you liable for U.K. capital gains tax.

   Options Not Obtained by Reason of Employment. In the opinion of Ernst & Young, where your options were not obtained by reason of employment, the receipt of Seagate Technology shares does not result in any U.K. taxable income nor liability for National Insurance Contributions. The subsequent sale of the shares will be a disposal of a capital asset and any resulting gain will be subject to U.K. capital gains tax.

 Material tax consequences to optionees who exercise their options prior to the merger

   The following discussion is based upon the opinions of Seagate Software's tax advisors and addresses the material tax consequences to holders of Seagate Software options who exercise their options prior to the merger. The discussion is based on interpretations of the existing authorities. The applicable taxing authorities are not precluded from successfully adopting a contrary position to that are described here. In addition, there is no assurance that future legislative, judicial, or administrative changes or interpretations will not affect the accuracy of the statements and conclusions described below. Any such changes or interpretations could be applied retroactively and could affect the tax consequences to holders of Seagate Software options who exercise their options. You are urged to consult your own tax advisors prior to the exercise of any options in light of your personal circumstances.

   U.S. Consequences. In the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, you will not recognize regular taxable income upon the exercise of an incentive stock option. However, the difference between the option exercise price paid for the shares and fair market value of the shares on the date of exercise will be alternative minimum taxable income and may subject you to the alternative minimum tax under Section 55 of the Internal Revenue Code unless you dispose of the shares in the year you exercise the incentive stock option.

   If you sell or otherwise dispose of the Seagate Technology common stock you receive in connection with the merger, you will recognize taxable income for any amount in excess of the incentive stock options' aggregate exercise price. If you dispose of the shares more than two years from the grant date of your incentive stock option and more than one year after the exercise of your incentive stock option, then upon the sale or other disposition, any gain you recognize will be long term capital gain and any loss will be long term capital loss. If you dispose of your shares before the end of either of the holding periods described in the preceding sentence, then you will recognize ordinary income in the year of the disposition equal to the excess, if any, of the fair market value of the shares at exercise or, if less, the amount realized on the disposition of the shares, over the option exercise price paid for the such shares. Any further gain realized by you will be taxed as capital gain. If you dispose of your shares before the end of either of the holding periods described above in the second sentence of this paragraph at a price less than the option exercise price paid, you will have a capital loss for the difference between the option exercise price paid and the amount realized on the disposition of your shares.

   If you are subject to U.S. tax and you exercise a nonstatutory stock option, Wilson Sonsini Goodrich & Rosati, Professional Corporation is of the opinion that upon exercise you will recognize ordinary income in an amount equal to the difference between the option exercise price you pay for the shares and the fair market value on the date of exercise. Your basis will be the fair market value of such shares on the date of exercise. Upon a taxable disposition of the Seagate Technology shares you receive in the merger, any gain or loss is generally treated as capital gain or loss. If at the time of grant of the option you were an employee of Seagate Technology, Seagate Software or any of their respective subsidiaries any income recognized upon exercise of your nonstatutory stock option will constitute wages for which your employer will be required to withhold taxes.

   Canadian Consequences. This section applies to a Canadian resident employee of Seagate Software or its Canadian subsidiaries who by virtue of such employment obtained a stock option to acquire Seagate Software common stock. In the opinion of Ernst & Young LLP, a Canadian resident employee who exercises a vested option is generally required to include in his or her employment income the fair market value of the Seagate Software common stock so acquired, as determined at the time of exercise, less the actual amount paid or to be paid by the employee to acquire those shares. As a result of the exercise, the tax basis of the shares so acquired is adjusted to equal the fair market value of the shares at the time of the exercise. Where you also own other Seagate Software common stock, the tax basis per share of the Seagate Software common stock is calculated as the total tax basis of all shares of Seagate Software common stock you owned divided by the total number of such shares owned.

   Where you include in your employment income a benefit from exercising a stock option as discussed above, an offsetting deduction equal to 25% to the benefit may be available in computing your taxable income for the year of the exercise provided certain conditions are met. A Canadian resident employee who exercises a stock option to acquire Seagate Software common stock should be entitled to this deduction.

   You will be required to pay income tax, Canada Pension Plan premiums or Quebec Pension Plan premiums on this employment benefit arising from the exercise of the stock option.

 U.K. Consequences.

   Options Obtained By Reason Of Employment. In the opinion of Ernst & Young, where you acquired the options as a director or employee, you will be liable for U.K. income tax, payable at the time of exercise, on an amount equal to the excess of the market value on the date of exercise of the options of the Seagate Software shares acquired as a result of the exercise of the option, over the amount paid to exercise the option. The amount that is subject to income tax is added to the cost of the shares acquired upon exercise for purposes of computing the U.K. capital gains tax, if any, on the subsequent sale of the shares.

   Where options being exercised were granted on or after April 6, 1999, you will also be liable for National Insurance Contributions up to the monthly earnings limit.

   Any further gain arising on the subsequent sale of the shares will make you liable for U.K. capital gains tax.

   Options Not Obtained By Reason Of Employment. In the opinion of Ernst & Young, where you did not acquire the options as a director or employee, the exercise of your options will not result in either a U.K. income tax or U.K. capital gains tax liability.

   Any gain, which equals the excess of sale proceeds over the exercise price, arising on the subsequent sale of the shares will make you liable for U.K. capital gains tax.

Accounting Treatment of the Merger

   Seagate Software will account for the exchange of shares of its common stock as the acquisition of a minority interest for Seagate Software common stock outstanding and vested more than six months held by employees and all stock held by former employees and consultants. The fair value of the shares of Seagate Technology issued will be recorded as purchase price and will be allocated to the assets and liabilities received. It is currently estimated that the amount of the purchase price to be recorded and allocated will be approximately $2 million. Seagate Technology will account for the exchange of shares of its common stock for stock options in Seagate Software held by employees and stock held and vested by employees less than six months as the settlement of an earlier stock award. Seagate Technology estimates that the settlement of earlier stock awards will result in immediate compensation expense in the period the transaction closes of approximately $216 million.

Regulatory Filings and Approvals Required to Complete the Merger

   We are not aware of any license or regulatory permit, other than compliance with Delaware corporate law and the effectiveness of the Seagate Technology registration statement for the shares to be issued, material to us that might be adversely affected by Seagate Technology's acquisition of Seagate Software common stock as contemplated in the merger. We are also not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for Seagate Technology's acquisition or ownership of Seagate Software common stock as contemplated by the merger, except with respect to the Hart-Scott-Rodino Antitrust Improvements Act as discussed below. Should any such approval or other action be required, we currently contemplate that Seagate Technology or Seagate Software, as the case may be, will seek such approval or take such other action. Without limitation to any other approval that may be required, to the extent that the acquisition of Seagate Technology common stock by any holder(s) of Seagate Software common stock pursuant to the merger results in the requirement of Seagate Technology and such holder(s) to file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, we will file the required Notification and Report Forms. With respect to any such holder(s) of Seagate Software common stock, the reorganization could not occur until the waiting period(s) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 had expired or been granted early termination. Until the applicable waiting periods expire, Seagate Technology would have no obligation under the merger agreement, to complete the reorganization. We cannot predict whether we may determine that Seagate Technology is required to delay the completion of the reorganization pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Seagate Software's business. Seagate Technology's obligations under the merger agreement are subject to certain conditions.

                               RELATED AGREEMENTS

Affiliate Agreements

   In connection with the merger, each affiliate will be required to execute an Affiliate Agreement providing that the affiliate will not sell, transfer or otherwise dispose of the shares of Seagate Technology Common stock to be received by that person in the merger (1) except in compliance with the applicable provisions of the Securities Act of 1933, as amended, and its rules and regulations; (2) unless counsel representing the affiliate, satisfactory to Seagate Technology, advises Seagate Technology in a written opinion letter satisfactory to Seagate Technology and its counsel that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition of the affiliate's shares; (3) except pursuant to a registration statement under the Securities Act covering the Seagate Technology common stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus under the Securities Act that is effective under the Securities Act; or (4) unless an authorized representative of the Securities and Exchange Commission has rendered written advice to the affiliate to the effect that the Securities and Exchange Commission would take no action with respect to the proposed sale, transfer or other disposition if consummated.

                 PRICE RANGE OF SEAGATE TECHNOLOGY COMMON STOCK

   Seagate Technology's common stock trades on the New York Stock Exchange under the symbol "SEG." The price range per share, reflected in the table below, is the highest and lowest sale prices for Seagate Technology's common stock as reported by the New York Stock Exchange during each quarter since Seagate Technology's fiscal year 1997. Seagate Technology's present policy is to retain its earnings to finance future growth. Seagate Technology has never paid cash dividends and has no present intention to pay cash dividends. At September 4, 1999, there were 6,637 stockholders of record of Seagate Technology's common stock.

                                                           High       Low
                                                           -----     -----
Fiscal 1997:
  First Quarter........................................... $ 29 5/16 $ 18 1/16
  Second Quarter..........................................   42 3/4    25 7/8
  Third Quarter...........................................   56 1/4    37 3/8
  Fourth Quarter .........................................   54 1/4    32 1/2
Fiscal 1998:
  First Quarter........................................... $ 45 3/4  $ 34 1/8
  Second Quarter..........................................   40 5/8    18 7/16
  Third Quarter...........................................   27 3/16   17 3/4
  Fourth Quarter .........................................   29 5/8    19 7/16
Fiscal 1999:
  First Quarter........................................... $ 27 3/8  $ 16 1/8
  Second Quarter..........................................   34 1/2    19 13/16
  Third Quarter...........................................   44 1/4    25 5/8
  Fourth Quarter .........................................   33 1/2    25 5/8
Fiscal 2000:
  First Quarter (to September 14, 1999)................... $ 36 7/8  $ 25 1/8

   On September 14, 1999, the last sales price of Seagate Technology common stock, as reported by the New York Stock Exchange, was $31 15/16 per share.

   You should obtain current market quotations for Seagate Technology common stock. In recent months, the market price of Seagate Technology common stock has fluctuated substantially due to volatility in the market place. The market price of Seagate Technology common stock will fluctuate between the date of this document and the closing date of the merger. We can give you no assurances concerning the market price of Seagate Technology common stock before or after the date on which the merger is closed.

                DESCRIPTION OF SEAGATE TECHNOLOGY CAPITAL STOCK

   The authorized capital stock of Seagate Technology consists of 600,000,000 shares of Seagate Technology common stock, $.01 par value, and 1,000,000 shares of Seagate Technology preferred stock, $.01 par value.

   As of September 4, 1999, there were 213,702,862 shares of Seagate Technology common stock outstanding held of record by 6,637 registered stockholders. Subject to preferences that may be applicable to any outstanding Seagate Technology preferred stock, holders of Seagate Technology common stock are entitled to receive ratably such dividends as may be declared by the Seagate Technology board of directors out of funds legally available therefor. Seagate Technology has not paid any cash dividends on the Seagate Technology common stock. Each holder of Seagate Technology common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, except that upon giving notice required by law and the bylaws of Seagate Technology, stockholders may cumulate their votes in the election of directors. In the event of a liquidation, dissolution or winding up of Seagate Technology, holders of Seagate Technology common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Seagate Technology preferred stock.

   Holders of Seagate Technology common stock have no preemptive rights and have no rights to convert their Seagate Technology common stock into any other securities and there are no redemption provisions with respect to such shares. The transfer agent and registrar for the Seagate Technology common stock is Harris Trust Company of California.

   As of September 4, 1999, there were no shares of Seagate Technology preferred stock outstanding. The Seagate Technology preferred stock may be issued from time to time in one or more series. The Seagate Technology board has authority to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations and restrictions thereon and to generally increase or decrease the number of shares of such series without any further vote or action by the stockholders. Seagate Technology has no present plans to issue any shares of Seagate Technology preferred stock.

              COMPARISON OF RIGHTS OF HOLDERS OF SEAGATE SOFTWARE
                COMMON STOCK AND SEAGATE TECHNOLOGY COMMON STOCK

   In the event that the merger is completed, Seagate Software's stockholders whose shares of Seagate Software common stock are exchanged in the merger will become holders of Seagate Technology common stock. Their rights will be governed by the Seagate Technology certificate of incorporation, the Seagate Technology bylaws and the laws of the State of Delaware.

   Certain differences between the rights of Seagate Software common stockholders and Seagate Technology stockholders are set forth below. We are not presenting an analysis of Seagate Software's preferred stock as those shares are held exclusively by Seagate Technology. As both Seagate Software and Seagate Technology are organized under the laws of Delaware, these differences in the rights of common stockholders primarily arise from various provisions of the Seagate Technology certificate of incorporation, the Seagate Technology bylaws, the Seagate Software certificate of incorporation and the Seagate Software bylaws. This summary contains a description of the material differences in stockholder rights, but is not meant to be relied upon as an exhaustive list or detailed description of the provisions discussed herein and is qualified in its entirety by reference to the laws of the State of Delaware, the Seagate Technology certificate of incorporation, the Seagate Technology bylaws, the Seagate Software certificate of incorporation and the Seagate Software bylaws.

Directors

   The Seagate Technology bylaws currently provide for a seven member board of directors. Directors are elected at each annual meeting of stockholders to hold office until the next annual meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Seagate Software bylaws provide that the number of directors shall be five, which number may be changed by a bylaw or certificate of incorporation amendment duly adopted by the Seagate Software board or by the stockholders of Seagate Software.

Special Meetings

   The Seagate Technology bylaws provide that Seagate Technology stockholders holding shares representing not less than 10% of the outstanding votes entitled to vote at a stockholders' meeting may call a special meeting of stockholders. Any stockholder request for a special meeting of stockholders must be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and must be delivered to the chairman of the board, president, any vice president or secretary of Seagate Technology.

   Under the Seagate Software bylaws, Seagate Software's stockholders may call a special meeting of stockholders, provided that one or more of the stockholders calling for the special meeting, in the aggregate, hold not less than a majority of the shares entitled to vote at such meeting.

Indemnification

   The Seagate Technology certificate of incorporation and the Seagate Software certificate of incorporation provide that directors will not be personally liable to their respective companies or stockholders for monetary damages for breach of their fiduciary duty as directors and shall be indemnified to the fullest extent authorized by Delaware law. The Seagate Technology bylaws provide that directors, officers and certain other persons will be indemnified with respect to third-party actions or suits, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Seagate Technology. The Seagate Technology bylaws further provide that directors, officers and certain other persons will be indemnified with respect to actions or suits by or in the right of Seagate Technology, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Seagate Technology; except that no indemnification shall be made in the event that such person shall be adjudged to be liable to Seagate Technology, unless a court determines that indemnification is fair and reasonable in view of all the circumstances. The Seagate Technology bylaws and the Seagate Software certificate of incorporation require Seagate Technology and Seagate Software, respectively, to pay all expenses incurred by a director or officer in defending any proceeding within the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, subject to repayment if it is ultimately determined that such party was not entitled to indemnity by Seagate Technology and Seagate Software, respectively. The Seagate Software bylaws provide that Seagate Software shall indemnify its officers and directors to the fullest extent authorized by Delaware law and may elect to indemnify its employees and agents to the fullest extent authorized by Delaware law.

                         BUSINESS OF SEAGATE TECHNOLOGY

General

   Seagate Technology designs, manufactures and markets products for storage, retrieval and management of data on computer and data communications systems. These products include disc drives and disc drive components, tape drives and software.

   Seagate Technology designs, manufactures and markets a broad line of rigid magnetic disc drives for use in computer systems ranging from desktop personal computers to workstations and supercomputers as well as in multimedia applications. Seagate Technology's products currently include rigid disc drive models in the 3.5 inch form factor with capacities ranging from 2 gigabytes ("GB") to 50 GB. Seagate Technology sells its products to OEMs for inclusion in their computer systems or subsystems, and to or through distributors, resellers, dealers, system integrators and retailers. Seagate Technology has pursued a strategy of vertical integration and accordingly designs and manufactures rigid disc drive components including recording heads, discs, disc substrates, and motors. It also assembles certain of the key subassemblies for use in its products including printed circuit board and head stack assemblies. Seagate Technology's products are currently manufactured offshore with limited production in the United States.

   In addition to its core product line of rigid disc drives and related components, Seagate Technology has broadened its strategy to more fully address the markets for storage, retrieval and management of data. In line with this broadened strategy, Seagate Technology has made the following investments:

   In July 1994, Seagate Technology began investing in Dragon Systems, Inc., a developer of speech and language technology, including speech recognition software.

   In December 1994, Seagate Technology acquired Applied Magnetics Corporation's tape head subsidiary, a manufacturer of magnetic recording heads for tape drives.

   In February 1996, Seagate Technology added tape drives to its product line as a result of its merger with Conner Peripherals, Inc. ("Conner").

   In June 1997, Seagate Technology began investing in Gadzoox Networks, Inc., a manufacturer of Fibre Channel based storage network connectivity products.

   In August 1997, Seagate Technology acquired Quinta Corporation, a developer of optically assisted Winchester disc drives.

   In April 1999, Seagate Technology invested in iCompression, a developer of real time MPEG-2 video and audio compression technology.

   Seagate Technology has also invested in and currently intends to continue investigating opportunities to invest in software businesses.

   Seagate Technology anticipates that its broadened strategy may include additional acquisitions of, investments in and strategic alliances with complementary businesses, products and technologies to enable lower cost per megabyte, faster time to market, increased capacity, and better performance characteristics for its products. Seagate Technology's strategy includes acquiring companies that possess technology and development personnel which provide long-term growth potential to Seagate Technology's business.

   In connection with Seagate Technology's broadened strategy, two new organizations were formed to specifically address new market opportunities. In April 1999 Seagate Technology formed a Consumer Solutions organization. The group will work with Seagate Technology's product sites to deliver innovative solutions for storage intensive consumer applications by combining Seagate Technology's expertise in storage technology with the development of core competencies and intellectual properties in audio/visual ("A/V") recording, home networking, satellite and cable communications. In May 1999 Seagate Technology announced the establishment of its Intelligent Storage Platforms group, an organization which will leverage Seagate Technology's leadership in network and server storage to deliver innovative solutions for new network computing applications. These solutions will combine hardware, software and services to provide new products for Seagate Technology's existing OEM and strategic distributor customer base and address the needs of emerging markets for storage and storage-related applications.

   Additionally, to drive the development of next generation storage applications throughout the industry, in April 1999 Seagate Technology announced the formation of Seagate Technology Investments, Inc. This subsidiary, acting as a venture fund, will provide seed capital and first round financing to software, services and hardware companies creating and developing complementary technologies in storage-intensive applications. Seagate intends to invest side-by-side with venture capital investment firms.

Rigid Disc Drive Technology

   Magnetic disc drives are used in computer systems to record, store and retrieve digital information. Most computer applications require access to a greater volume of data than can economically be stored in the random access memory of the computer's central processing unit (commonly known as "semiconductor" memory). This information can be stored on a variety of storage devices, including rigid disc drives, both fixed and removable, flexible disc drives, magnetic tape drives, optical disc drives and semiconductor memory. Rigid disc drives provide access to large volumes of information faster than optical disc drives, flexible disc drives or magnetic tape drives and at substantially lower cost than high-speed semiconductor memory.

   Although products vary, all rigid disc drives incorporate the same basic technology. One or more rigid discs are attached to a spindle assembly that rotates the discs at a high constant speed around a hub. The discs (also known as recording media or disc media) are the components on which data is stored and from which it is retrieved. Each disc typically consists of a substrate of finely machined aluminum or glass with a magnetic layer of a "thin-film" metallic material.

   Rigid disc drive performance is commonly measured by five key characteristics: average seek time (commonly expressed in milliseconds), which is the time needed to position the heads over a selected track on the disc surface; media data transfer rate (commonly expressed in megabytes per second), which is the rate at which data is transferred to and from the disc; storage capacity (commonly expressed in megabytes or gigabytes), which is the amount of data that can be stored on the disc; spindle rotation speed (commonly expressed in revolutions per minute), which has an effect on speed of access to data; and interface transfer rate (commonly expressed in megabytes per second), which is the rate at which data moves between the disc drive and the computer controller.

   Read/write heads, mounted on an arm assembly similar in concept to that of a record player, fly extremely close to each disc surface and record data on and retrieve it from concentric tracks in the magnetic layers of the rotating discs.

   Upon instructions from the drive's electronic circuitry, a head positioning mechanism (an "actuator") guides the heads to the selected track of a disc where the data will be recorded or retrieved. The disc drive communicates with the host computer through an internal controller. Disc drive manufacturers may use one or more of several industry standard interfaces, such as SCSI (Small Computer System Interface), ATA (Advanced Technology Architecture), and FC-AL (Fibre Channel--Arbitrated Loop).

   Areal density is a measure of storage capacity per square inch on the recording surface of a disc. It represents the number of bits of information on a linear inch of the recording track (specified in bits per inch or bpi) multiplied by the number of recording tracks on a radial inch of the disc. Current areal densities are sufficient to meet the requirements of most applications today. However, the long-term demand for increased drive capacities is expected to increase at an accelerating rate since sound and moving pictures require many times the storage capacity of simple text. Seagate Technology has and continues to aggressively pursue a range of technologies to increase areal densities across the entire range of its products not only to increase drive capacities, but to allow the elimination of components at a stated capacity as areal density increases, thus reducing costs. As a result, Seagate Technology drives today use advanced signal processing techniques such as PRML (Partial Response Maximum Likelihood) read/write channels, advanced servo systems, higher precision mechanics and advanced head technologies. To attain greater areal densities, Seagate Technology currently incorporates magneto-resistive ("MR") heads into its disc drives and is in the process of transitioning to giant magneto-resistive ("GMR") heads. MR and GMR heads have discrete read and write structures which take advantage of special magnetic properties in certain metals to achieve significantly higher storage capacities. There can be no assurance that Seagate Technology's GMR head development effort will continue to be successful. See "--Product Development."

Market Overview

   Rigid disc drives are used in a broad range of computer systems as well as for multimedia applications. Seagate Technology defines the major computer system markets to include mobile computers, desktop personal computers, workstation systems and server/multi-user systems. Users of computer systems are increasingly demanding additional data storage capacity with higher performance in order to (i) use more sophisticated applications software, including database management, CAD/CAM/CAE, desktop publishing, video editing and enhanced graphics applications and (ii) operate in multi-user, multitasking and multimedia environments. There is also a large and growing market for ultra-low cost personal computers. Additionally, there is a sizable market for rigid disc drives in the existing installed base of computer systems, some of which require additional storage capacity. These requirements for storage upgrades can be served through authorized distribution channels. There is also an emerging market for consumer appliances (Digital video recorders, sub-$500 PCs, Internet appliances and set-top boxes). This market requires mainstream to low performance at low cost.

 Personal Computers--Desktop and Mobile

   Desktop and portable personal computers are used in a number of environments, ranging from homes to businesses and multi-user networks. Software applications are primarily word processing, spreadsheet, desktop publishing, database management, multimedia, Internet caching, digital photos, games, audio/video applications and other related applications. Seagate Technology believes the minimum storage requirements in the past year for entry-level personal computers were generally 2 GB to 4.3 GB of formatted capacity with seek times in the sub-11 millisecond ("msec") range. The entry level capacities continue to increase. In addition, users of personal computers have become increasingly price sensitive. Seagate Technology's objective for the personal computer market is to design drives for high-volume, low-cost manufacturing.

   Seagate divides the desktop market into three segments: entry-level, mainstream and high performance. Seagate Technology designs and manufactures drives for each of these segments, as follows: U-series drives for the entry level market segment, Medalist and Barracuda ATA drives for the mainstream market segments and Barracuda ATA drives for the high performance segment.

   Smaller footprint systems, such as mobile, laptop, notebook and ultraportable computers require rigid disc drives in form factors of less than
3.5 inches that emphasize durability and low power consumption in addition to capacity and performance characteristics found in their desktop functional equivalents. Personal digital assistants, hand-held and pen-based computers may use 1.8 inch or 2.5 inch hard disc drives or flash memory such as a PCMCIA card for additional memory. These mobile applications also emphasize low power consumption as well as very high degrees of durability. Seagate Technology discontinued production of disc drives in form factors of less than 3.5 inches in January 1998. However, Seagate Technology is continuing research and development in this area and intends to reenter this market at a future date.

 Workstation Systems

   Workstation systems include high performance microcomputers, technical workstations, servers and minicomputers. Applications are characterized by compute-intensive and data-intensive solutions, such as CAD/CAM/CAE, network management, larger database management systems, scientific applications and small to medium-sized business applications such as materials requirement planning, payroll, general ledger systems and related management reports. Workstation systems typically require rigid disc drive storage capacities of 9 GB and greater per drive, average seek times of 8 msec or less and rotation speeds of 7,200 rpm to 10,000 rpm. Due to the leading edge characteristics required by end-users of workstation systems, manufacturers of such systems emphasize performance as well as price as the key selling points.

 Server/Multi-user Systems

   Large systems include mainframes and supercomputers. Typical applications are medium and large business management systems, transaction processing, parallel processing and other applications requiring intensive data manipulation.

   Users of these systems generally require capacities of 9 GB and greater per drive with average seek times of 8 msec or less and rotation speeds of 7,200 rpm to 10,000 rpm. End-users of large systems tend to be less concerned than users of smaller systems with the size, weight, power consumption and absolute cost of the drive. As with workstation systems, disc drive products are typically designed into these systems by the OEM with emphasis on performance, reliability and capacity. In this market segment, data storage subsystems are used containing large numbers of disc drives. Because data integrity is paramount, high device reliability and maintainability are key features. Mainframe and supercomputer systems also benefit from very high data transfer rates (up to ten times that in small computer systems).

   Users of these systems may also utilize redundant arrays of inexpensive disc drives ("RAID"). A RAID combines multiple small drives into an array of disc drives which yield performance equal to or exceeding a single high performance drive. The array of drives appears to the computer as a single storage drive.

Products

 Rigid Disc Drives

   Seagate Technology produces a broad line of rigid disc drives in the 3.5 inch form factor with capacities ranging from 2 GB to 50 GB. Seagate Technology provides more than one product at some capacity points and differentiates products on a price/performance and form factor basis. Seagate Technology believes that its broad range of rigid disc drives is particularly appealing to customers, such as large OEMs, which require a wide variety of drive capacities, performance levels and interfaces. Producing for several market segments also broadens Seagate Technology's customer base and reduces Seagate Technology's reliance on any one segment of the computer market. Seagate Technology continues to devote its resources to developing products with industry leading performance characteristics and to being among the first to introduce such products to market. Seagate Technology continuously seeks to enhance its market presence in emerging segments of the rigid disc drive market by drawing on its established capabilities in high-volume, low-cost production. Seagate Technology believes it offers the broadest range of disc storage products available. See "Business of Seagate Technology--Product Development."

 Mobile Computing

   In January 1998, Seagate Technology discontinued production of 2.5 inch disc drives for the mobile computer market due to intense competition resulting in a substantial loss of market share. The design center for mobile drives in San Jose, California was closed and relocated to Longmont, Colorado. Seagate Technology is continuing research and development for mobile products and intends to reenter this market at a future date.

 Desktop Computing

   In fiscal 1999, which ended on July 2, 1999, Seagate Technology continued to introduce new disc drive products for the desktop computing market. Seagate's desktop products are all industry standard 3.5 inch form factor, 1 inch high drives.

   In June 1998, Seagate Technology announced the U2 to address the entry-level personal computer ("PC") market and began volume production in the first fiscal quarter of 1999. This drive provides 2.1 GB of storage capacity at 4500 rpm, with an Ultra ATA interface. Seagate Technology also produces a two disc, 4 GB version of the U2.

   In the first fiscal quarter of 1999, Seagate Technology began production of the Medalist 10240 family of products for entry and mainstream PC markets. This product family featured a rotation speed of 5400 rpm, low acoustics, Ultra ATA interface, and Seagate's Technology exclusive SeaShield to protect the PCB from handling and electrostatic damage. Products included the 10.2 GB Medalist 10240, the 8.6 GB Medalist 8641, the 6.5 GB Medalist 6531, the 3.2 GB Medalist 3221, and the 2.5 GB Medalist 2510.

   In the second fiscal quarter of 1999, Seagate Technology began volume production of the Medalist 13640 family of products for the entry and mainstream desktop market segments. This product family had similar features to the Medalist 10240 family, but significantly better performance and higher capacities. Products included the 13.6 GB Medalist 13640, the 10.2 GB Medalist 10230, the 6.4 GB Medalist 6422, and the 3.2 GB Medalist 3210.

   In the third fiscal quarter of 1999, Seagate Technology began volume production of the Medalist 17240 family of products for the mainstream PC market segment. This product family features a rotation speed of 5400 rpm, low acoustics, Ultra ATA interface, and Seagate's Technology exclusive expanded SeaShield System to protect the drive and ease installation. Products include the 17.2 GB Medalist 17240, the 13.0 GB Medalist 13030, the 8.4 GB Medalist 8420, and the 4.3 GB Medalist 4310.

   In the third fiscal quarter of 1999, Seagate Technology announced two new product families: the Medalist 17242 family for mainstream and high performance desktop PCs, and the U4 for the entry-class desktop segment. Both families commenced volume production in the fourth fiscal quarter of 1999.

   The Medalist 17242 family features 5400 rpm, numerous performance enhancements, low acoustics, Ultra ATA/66 interface, and Seagate's Technology exclusive expanded SeaShield System. The family includes the 17.2 GB Medalist 17242, the 13.0 GB Medalist 13032, the 8.4 GB Medalist 8422, and the 4.3 GB Medalist 4312.

   The U4 product family of low cost disc drives features 5400 rpm, Ultra ATA/66 interface, low acoustics, and Seagate's Technology soft SeaShield cover for additional handling protection. Storage capacities for the U4 products include 8.4 GB, 6.4 GB, 4.3GB, and 2.1 GB.

   In the fourth fiscal quarter of 1999, Seagate Technology announced its new Barracuda ATA product family for mainstream and high performance desktop market segments, scheduled for production commencing in the first fiscal quarter of 2000. This product family features 7200 rpm performance, Ultra ATA/66 interface, SeaShield, G-Force Protection for Desktop enhancements to increase durability, and Drive Self Test in the firmware. Products include the 28 GB Barracuda ATA 28040, the 20.4 GB Barracuda ATA 20430, the 13.6 GB Barracuda ATA 13620, the 10.2 GB Barracuda ATA 10220, and the 6.8 GB Barracuda ATA 6810.

 Workstation Systems

   In fiscal year 1999, Seagate Technology introduced a new product in the 7,200 rpm Barracuda family targeted at the Workstation market, the Barracuda 18LP. The Barracuda 18LP is an 18.2 GB formatted capacity, mainstream-performance drive in the low-profile form factor. The Barracuda 18LP is designed to provide a balance of price and performance for the workstation market. Volume production of the Barracuda 18LP began in the fourth quarter of fiscal 1999.

   In fiscal year 1999, Seagate Technology introduced a new product in the 10,000 rpm Cheetah family targeted at the high performance segment of the Workstation market, the Cheetah 18LP. The Cheetah 18LP is an 18.2 GB formatted capacity, high performance drive in the low-profile form factor. Volume production of the Cheetah 18LP began in the fourth quarter of fiscal 1999.

 Server/Multi-user Systems

   High-end applications include high-end file servers, minicomputers, mainframes and supercomputers. The Barracuda 36, a 36.4 GB formatted capacity drive, is the fourth generation of disc drives in the Barracuda family. The Barracuda 36 began volume production in the first quarter of fiscal 2000. The Barracuda 18LP discussed under "Workstation Systems" above, is also used in server/multi-user systems. In addition, Seagate Technology began volume production in the fourth quarter of fiscal 1999 of the Barracuda 50. This drive has a formatted capacity of 50 GB and is targeted at the Enterprise Server market where high capacity is critical.

   In fiscal 1999, Seagate Technology announced another generation of the 3.5 inch Cheetah family, with spindle rotation speeds of 10,000 rpm, formatted capacities of 18.2 GB and 36.4 GB, and read/seek times of 5.2 msec and 5.7 msec. This drive family is focused on the high performance segment of the server market. The Cheetah 18LP and the Cheetah 36 are the third generation of 10,000 rpm drives. Volume production of these drives began in the fourth quarter of fiscal 1999 and first quarter of fiscal 2000, respectively. Both drives have data transfer rates up to 80 megabytes per second with the Ultra2 SCSI interface or 100 megabytes per second with the Fibre Channel interface.

   The Barracuda and Cheetah families utilize industry leading technologies such as MR heads, PRML channels, embedded servo and laser textured media.

 Tape Drives

   Tape drives are peripheral hardware devices which enable low cost storage and protection of large volumes of data through the use of small tape cartridges. Computer systems of all types increasingly need dedicated backup storage peripherals that combine high capacity, high performance, low cost and reliability. Seagate markets a broad line of Travan, Digital Audio Tape ("DAT"), and Advanced Intelligent Tape ("AIT Technology") drives and autoloaders with capacities of up to 200 GB for a wide range of backup and removable storage needs. Seagate Technology currently produces backup solutions for market segments from high performance workstations to midrange servers. Seagate Technology offers tape products through a variety of channels including OEMs, distributors, VARs, resellers and system integrators. Seagate Technology works closely with OEMs to customize storage solutions that meet their customers' needs.

 Hornet Travan Drives

   To meet the backup requirements of small servers and Windows NT workstations, Seagate's Hornet Travan drives have capacities of up to 20 GB on a single low-cost removable cartridge. Hornet Technology Travan products are available with either SCSI or IDE interfaces. To better suit the backup needs of the small PC server market, Seagate Technology offers the Hornet Travan Network Series (NS) products with read-while-write technology and hardware data compression. The Hornet Travan drives are manufactured by Seagate Technology in Singapore.

 Scorpion DAT Drives

   Scorpion(R) DAT drives and autoloaders with capacities of up to 96 GB are suited for a wide range of platforms including large PC servers and Unix workstations. Seagate Technology has a long history of producing DAT drives for this market segment. Recently, Seagate Technology announced the Scorpion 40 DDS-4 drive which offers up to 40 GB of storage with compression on a single DDS-4 cartridge. The Scorpion DAT drives are manufactured for Seagate Technology by Matsushita-Kotobuki Electronics Industries, Ltd. ("MKE") in Japan.

 Sidewinder AIT Drives

   Seagate Technology's Sidewinder AIT drives and autoloaders offer high data integrity, reliability and performance for larger servers and tape libraries. Seagate Technology's stand alone drive, the Sidewinder 50, offers up to 50 GB of capacity while the Sidewinder 200 autoloader offers up to 200 GB of storage on four AIT tapes. AIT offers many performance advantages over competing technologies such as fast cartridge load and file access times, a thorough self-cleaning head and durable AME (Advanced Metal Evaporation) media. In addition, Sidewinder drives are available in both external and compact internal form factors for easy integration. Sidewinder drives are currently manufactured for Seagate Technology by Sony.

 Linear Tape Open (LTO)

   Seagate Technology, Hewlett-Packard and IBM, created Linear Tape-Open (LTO) technology, a powerful, scaleable, open tape architecture that is expected to meet the growing storage demands of midrange to enterprise-class servers with up to 200 GB of data per cartridge. Seagate Technology anticipates that in fiscal year 2000 LTO will be open for licensing to vendors in two formats based on the technology: Ultrium, a 200 GB product for high-capacity needs and Accelis, a fast-access, dual-reel implementation that will offer data retrieval in under 10 seconds.

 Other Products

   Seagate Technology offers warranty and out-of-warranty repair service to users of its disc and tape drives. Seagate Technology also offers software products directed towards the client/server and network computing environments. See "Business of Seagate Software."

Marketing and Customers

   Seagate Technology sells its products primarily to OEMs and distributors. OEM customers incorporate Seagate drives into computer systems for resale. OEMs either manufacture and assemble computer system components into computer systems, purchase components to build their systems, or purchase complete computer systems and integrate the drives and other hardware and software. Distributors typically sell Seagate disc drives to small OEMs, dealers, system integrators and other resellers. Certain resellers to which Seagate Technology directly sells its products also resell Seagate drives as part of enhanced packages (e.g., an add-on kit for a computer or as part of their own computers). Shipments to OEMs were 65%, 65% and 71% of disc drive revenue in fiscal 1999, 1998 and 1997, respectively. Sales to Compaq Computer Corporation accounted for approximately 17%, 13% and 11% of Seagate Technology's consolidated revenue in fiscal 1999, 1998 and 1997, respectively. No other customer accounted for 10% or more of consolidated revenue in 1999, 1998 or 1997.

 OEMs

   OEM customers typically enter into purchase agreements with Seagate Technology. These agreements provide for pricing, volume discounts, order lead times, product support obligations and other terms and conditions, usually for periods of 12 to 24 months, although product support obligations generally extend substantially beyond this period. These master agreements typically do not commit the customer to buy any minimum quantity of products. Deliveries are scheduled only after receipt of purchase orders. In addition, with limited lead time, customers may cancel or defer most purchase orders without significant penalty. Anticipated orders from many of Seagate Technology's customers have in the past failed to materialize or OEM delivery schedules have been deferred or altered as a result of changes in their business needs, such as extensive use of just-in-time warehouse locations. Such order fluctuations and deferrals have had a material adverse effect on Seagate Technology's operations in the past, and there can be no assurance that Seagate Technology will not experience such adverse effects in the future.

 Distributors

   In the third quarter of fiscal 1999, Seagate Technology launched its Distribution Partnership Program. Under this program, Seagate Technology has selected a limited number of key distributors, predominately in North America with which it will jointly develop marketing programs targeted at value-added resellers ("VARs"), resellers and systems integrators. Shipments to these key distributors are on a consignment basis whereby Seagate Technology's inventory held by these distributors is still owned by Seagate Technology and Seagate's revenue recognition is delayed until the product is utilized by the distributor to fill an end-user order.

   Seagate Technology's distributors outside of North America generally enter into non-exclusive agreements for the redistribution of Seagate Technology's products. They typically furnish Seagate Technology with a non-binding indication of their near-term requirements and product deliveries are generally scheduled based on a weekly confirmation by the distributor of its requirements for that week. The agreements typically provide the distributors with price protection with respect to their inventory of Seagate Technology drives at the time of a reduction by Seagate Technology in its selling price for the drives, and also provide limited rights to return the product.

 Service and Warranty

   Seagate Technology warrants its products against defects in design, materials and workmanship by Seagate Technology generally for one to five years depending upon the capacity category of the drive, with the higher capacity products being warranted for the longer periods. During fiscal 1999, Seagate Technology began to relocate its customer service operations in Singapore, Scotland and Costa Mesa, California to Reynosa, Mexico. Seagate Technology's products are refurbished or repaired at its facilities located in Oklahoma City, Oklahoma, Singapore, Malaysia and Mexico.

 Sales Offices

   Seagate Technology maintains sales offices throughout the United States and in Australia, England, France, Germany, Hong Kong, Ireland, Japan, Singapore, Spain, Sweden, Switzerland, Taiwan and the United Kingdom. Foreign sales are subject to certain controls and restrictions, including, in the case of certain countries, approval by the office of Export Administration of the United States Department of Commerce and other United States governmental agencies.

Backlog

   In view of customers' rights to cancel or defer orders with little or no penalty, Seagate Technology believes backlog in the disc drive industry may be misleading. Seagate Technology's backlog includes only those orders for which a delivery schedule has been specified by the customer. Substantially all orders shown as backlog at July 2, 1999 were scheduled for delivery within six months. Because many customers place large orders for delivery throughout the year, and because of the possibility of customer cancellation of orders or changes in delivery schedules, Seagate Technology's backlog as of any particular date is not indicative of Seagate Technology's potential sales for any succeeding fiscal period. Seagate Technology's order backlog at July 2, 1999 was approximately $862 million compared with approximately $793 million at July 3, 1998.

Manufacturing

   Seagate Technology's business objectives require it to establish manufacturing capacity in anticipation of market demand. The key elements of Seagate Technology's manufacturing strategy are: high-volume, low-cost assembly and test; vertical integration in the manufacture of selected components; and establishment and maintenance of key vendor relationships. The highly competitive disc drive industry requires that Seagate Technology manufacture significant volumes of high-quality drives at low per unit cost. To do this, Seagate Technology must rapidly achieve high manufacturing yields and obtain uninterrupted access to high-quality components in required volumes at competitive prices.

   Manufacturing of Seagate Technology's rigid disc drives is a complex process, requiring a "clean room" environment, the assembly of precision components within narrow tolerances and extensive testing to ensure reliability. The first step in the manufacturing of a rigid disc drive is the assembly of the actuator mechanism, heads, discs, and spindle motor in a housing to form the head-disc assembly (the "HDA"). The assembly of the HDA involves a combination of manual and semiautomated processes. After the HDA is assembled, a servo pattern is magnetically recorded on the disc surfaces. Upon completion, circuit boards are mated to the HDA and the completed unit is thoroughly tested prior to packaging and shipment. Final assembly and test operations of Seagate Technology's disc drives take place primarily at facilities located in Singapore, Malaysia, China, Minnesota and Oklahoma. Subassembly and component operations are performed at Seagate Technology's facilities in Singapore, Malaysia, Thailand, Minnesota, California, Northern Ireland, and Mexico. In addition, independent entities manufacture or assemble components for Seagate Technology in the United States, Europe and various Far East countries including Hong Kong, Japan, Korea, China, the Philippines, Singapore, Malaysia, Taiwan and Thailand.

   Seagate Technology believes that it must continue to develop automated manufacturing processes in order to remain competitive. In this regard, Seagate Technology selectively evaluates which steps in the manufacturing process would benefit from automation. There can be no assurance that Seagate Technology's efforts to develop and improve its automated manufacturing processes will be successful. Any failure of Seagate Technology to continue to develop and improve its automated manufacturing processes could have a material adverse effect on Seagate Technology's business.

   The cost, quality and availability of certain components including recording heads, media, ASICs (application specific integrated circuits), spindle motors, actuator motors, printed circuit boards and custom semiconductors are critical to the successful production of disc drives. Seagate Technology's design and vertical integration have allowed it to internally manufacture substantial percentages of its critical components other than ASICs and motors. Seagate Technology's objectives of vertical integration are to maintain control over component technology, quality and availability, and to reduce costs. Seagate Technology believes that its strategy of vertical integration gives it an advantage over other disc drive manufacturers. However, this strategy entails a high level of fixed costs and requires a high volume of production to be successful. During periods of decreased production, these high fixed costs in the past have had and in the future could have a material adverse effect on Seagate Technology's results of operations.

   All three primary stages of manufacturing for both MR and GMR recording heads are carried out at Seagate Technology's facilities. These three stages are wafer production, slider fabrication and head gimbal assembly. While the majority of its requirements for magnetic recording heads are produced internally, Seagate Technology purchases up to 20% of its heads from third party suppliers to afford it access to the widest possible head technology available. However, Seagate Technology plans to continue to manufacture the majority of its head requirements internally. For disc, or media, production Seagate Technology purchases aluminum substrate blanks from third parties mainly in Japan. These blanks are machined, plated and polished to produce finished substrates at Seagate Technology's plants in California, Mexico and Northern Ireland. Seagate Technology's media manufacturing plants in California and Singapore put these substrates through the manufacturing processes necessary to deposit the magnetic storage layer, the protective carbon overcoat and the lubricant as well as to achieve the proper degree of final surface smoothness and also carry out the quality assurance activities necessary to deliver finished media to Seagate Technology's disc drive manufacturing plants. Seagate Technology's internal media manufacturing operations supply the majority of its needs for media but media is also purchased from third party suppliers located in the U.S. and the Far East. Spindle motors are sourced principally from outside vendors in the Far East. Seagate Technology participates in the design of all of its ASICs for motor and actuator control. It designs all or part of many of the other ASICs in the drive such as interface controllers, read/write channels and pre-amplifiers, and procures these from third parties. The vast majority of the high-volume surface-mount printed circuit assemblies are assembled internally. Seagate Technology evaluates the need for second sources for all of its components on a case-by-case basis and, where it is deemed desirable and feasible to do so, secures multiple sources. Seagate Technology has experienced production delays when unable to obtain sufficient quantities of certain components or assembly capacity. Seagate Technology attempts to maintain component inventory levels adequate for its short-term needs. However, an inability to obtain essential components, if prolonged, would adversely affect Seagate Technology's business.

   Because of the significant fixed costs associated with the manufacture of its products and components and the industry's history of declining prices, Seagate Technology must continue to produce and sell its disc drives in significant volume, continue to lower manufacturing costs and carefully monitor inventory levels. Toward these ends, Seagate Technology continually evaluates its components and manufacturing processes as well as the desirability of transferring volume production of disc drives and related components between facilities, including transfer overseas to countries where labor costs and other manufacturing costs are significantly lower than in the U.S., principally Singapore, Thailand, Malaysia and China. Frequently, transfer of production of a product to a different facility requires qualification of such new facility by certain of Seagate Technology's OEM customers. There can be no certainty that such changes and transfers will be implemented on a cost-effective basis without delays or disruption in Seagate Technology's production and without adversely affecting Seagate Technology's results of operations.

   Offshore operations are subject to certain inherent risks, including delays in transportation, changes in governmental policies, tariffs, import/export regulations, and fluctuations in currency exchange rates in addition to geographic limitations on management controls and reporting. There can be no assurance that the inherent risks of offshore operations will not adversely effect Seagate Technology's future operating results. During fiscal 1998, several Far East currencies significantly declined in value relative to the U.S. dollar. As a result during fiscal 1998, Seagate Technology was required to mark-to-market a portion of its foreign currency forward exchange contracts that it had taken out as a hedge of these currencies and recorded a $76 million charge against income. As of July 3, 1998, Seagate Technology had effectively closed out all of its foreign currency forward exchange contracts by purchasing offsetting contracts. During fiscal 1999 Seagate Technology temporarily ceased its foreign currency hedging program and as of July 2, 1999, Seagate Technology had no outstanding foreign currency forward exchange or purchased currency option contracts. See "Seagate Technology--Management's Discussion and Analysis of Financial Condition and Results of Operations--Disclosures about Market Risk." Certain of the Far East countries in which Seagate Technology operates have experienced political unrest and Seagate Technology's operations have been adversely affected for short periods of time.

Product Development

   Seagate Technology's strategy for new products emphasizes developing and introducing on a timely and cost effective basis products that offer functionality and performance equal to or better than competitive product offerings. The rigid disc drive industry is characterized by ongoing, rapid technological change, relatively short product life cycles and rapidly changing user needs. Seagate Technology believes that its future success will depend upon its ability to develop, manufacture and market products which meet changing user needs, and to successfully anticipate or respond to changes in technology and standards on a cost-effective and timely basis. Accordingly, Seagate Technology is committed to the development of new component technologies, new products, and the continuing evaluation of alternative technologies.

   Seagate Technology develops new disc drive products and the processes to produce them at four locations: Longmont, Colorado; Oklahoma City, Oklahoma; Shakopee, Minnesota; and Singapore. Generally speaking, Longmont and Singapore are responsible for development of 3.5 inch form factor drives intended for desktop personal computer systems; Oklahoma City is responsible for development of 3.5 inch disc drives with capacities and interfaces intended for use in minicomputers, supermicrocomputers, workstations and file servers; and Shakopee is responsible for 3.5 inch products principally intended for use in systems ranging from workstations and superminicomputers to mainframe and supercomputers. Development of 2.5 inch form factor drives intended for mobile personal computers is also conducted in Longmont although Seagate Technology does not currently manufacture such form factors for sale to the marketplace.

   Seagate Technology is increasing its focus on research and development and has realigned its disc drive development process. This structured new product development process is designed to speed new products to market through predictable and repeatable methodologies. In 1998 Seagate Technology established a research facility based in Pittsburgh, PA. The vision of Seagate Research is dedicated to extending the limits of magnetic and optical recording and exploring alternative data storage technologies. Seagate Technology also has an Advanced Concepts program which focuses Seagate Technology's disc drive and component research efforts into three areas that specialize in developing and staging advanced technologies for future data storage products. The three areas are recording subsystems including heads and media, market specific product technology, and technology focused towards new business opportunities.. The primary charter of Advanced Concepts is to ensure timely availability of mature component and subsystem technologies to Seagate Technology's product development teams and allow Seagate Technology to leverage and coordinate those technologies across products. With Advanced Concepts focused on technology staging and a consistent product development process, Seagate Technology is beginning to see significant improvements in delivery of innovative time-to-market products.

   Seagate Technology believes that vertical integration in strategic technologies is a key competitive advantage to maintaining a leadership position in today's rapidly changing markets. Seagate Technology has focused its component research and development efforts in four main areas: heads, media, motors and ASICs. The major emphasis of this research and development effort is higher capacity, reduced size and power consumption, improved performance and reliability, and reduced cost.

   Seagate Technology's head research and development efforts are focused on increasing recording densities, reducing the size and mass of the slider, developing microactuator suspensions and assembly technology for reduced head size, reducing the cost and increasing the reliability. This research and development includes substantial effort to develop and manufacture MR and GMR heads and advanced air bearing sliders for high areal density and small form factor products. There can be no assurance that Seagate Technology's head development efforts will be successful and a failure of Seagate Technology to successfully manufacture and market products incorporating its advanced head technology in a timely manner could have a material adverse effect on Seagate Technology's business and results of operations.

   Media research and development is primarily related to achieving higher areal densities consistent with the efforts undertaken in the head operations of Seagate Technology as well as developing the capability to produce media of reduced dimensions from those of current main-stream products. These media research and development efforts are subdivided into several main approaches to achieving these goals: developing smoother, flatter substrates that permit lower head flying heights; developing thinner, smaller-diameter substrates to support development of physically smaller disc drives; developing improved magnetic storage alloys, overcoat materials and surface lubricants that permit higher coercivities and improved electromagnetic performance while providing enhanced wear and reliability performance; and, finally, developing enhanced substrate and media manufacturing processes that allow Seagate Technology to implement the results of its other developments while increasing the consistency and reducing the cost of producing high performance magnetic storage media. As a consequence of these efforts, Seagate Technology reviews, on an on-going basis, not only new versions and smaller size versions of the industry-standard aluminum and glass substrates but also substrates of alternative materials. Seagate Technology experiments with the elemental content of the storage alloys and overcoat materials and the sputtering processes used to deposit them. Seagate Technology evaluates different lubricants and pursues variations in the techniques used to obtain the proper degree of surface smoothness including both mechanical and other processes. There can be no assurance that Seagate Technology's media development efforts will be successful.

   ASIC development has been and will continue to be focused on optimizing the product architecture for system performance, cost and reliability. Some specific areas of focus are reducing the number of parts, reducing power consumption and increasing areal densities by use of advanced signal processing techniques.

   The disc drive spindle motor is becoming an increasingly critical component as disc drive technology continues to increase track density at an accelerating rate and spindle speeds approach the reliability limits of ball bearings. Seagate Technology's research and development investment in motor technology has made it a leader in the design of fluid dynamic bearing motors for disc drives. Seagate Technology remains today the only disc drive company shipping these advanced spindle motors since their introduction over a year ago. The principal areas of research and development relating to spindle motors are lower power requirements, reduced noise level, improved reliability and reduced cost. The motor design and development center is located in Scotts Valley, California.

   Seagate Technology recently embarked on a significant change in its approach to process development. Consistent with the formation of the Advanced Concepts group in Development Engineering, Seagate Technology has formed an Advanced Manufacturing group in Manufacturing Engineering. The primary focus is best-in-class operational performance. This new group will focus the efforts of the process development groups within Seagate Technology on one process capable of building all of Seagate Technology's drives on any of Seagate Technology's disc drive assembly lines. In addition, the group will focus on benchmarking best-in-class performance, evaluation of new materials and state of the art process control systems. Seagate Technology believes that its future success is linked to its ability to reduce supply lines, respond to demand changes, and ultimately provide the highest quality products to its customers.

   In fiscal year 1999, Seagate Technology formed its Consumer Solutions organization. This organization is working with Seagate Technology's product sites to develop products for storage intensive consumer applications such as digital video recorders, sub-$500 personal computers, Internet appliances and set-top boxes. The Consumer Solutions organization is currently negotiating with potential technology partners to jointly develop technologies for Information Appliances, Personal Video Recorders, and Home A/V Networking.

   Within Consumer Solutions, Seagate Technology is establishing a Consumer Applications Lab (CA Lab), with expertise in system architectures, A/V recording, home networking and storage interconnects. As part of its charter, the CA Lab will provide strategic direction to Seagate Technology's product sites in the development of disc drives and other storage technologies which will be optimized for consumer applications.

   Also in fiscal year 1999, Seagate Technology established its Intelligent Storage Platforms group, an organization which will leverage Seagate Technology's expertise in network and server storage to develop products for new network devices, the Internet, high performance servers and other information-centric computing applications. These solutions will combine hardware, software and services to provide new products for Seagate Technology's existing OEM and strategic distributor customer base and address the needs of emerging markets for storage and storage-related applications.

   Intelligent Storage Platforms' solutions are focused on the emergence of Information Appliances, application-based servers, and storage services to benefit users by delivering a greater range of online services, higher networked-computing performance, and a reduced IT cost structure.

   No assurance can be given that Seagate Technology will be able to successfully complete the design or introduction of new products in a timely manner, that Seagate Technology will be able to manufacture new products in volume with acceptable manufacturing yields, or successfully market these products, or that these products will perform to specifications on a long-term basis. Failure to meet any of the above objectives in a timely manner has in the past and may in the future have a material adverse effect on Seagate Technology's business and results of operations.

   During the fiscal years ended July 2, 1999, July 3, 1998 and June 27, 1997, Seagate Technology's product development expenses were $581 million, $585 million and $459 million, respectively.

Patents and Licenses

   Seagate Technology has approximately 1,032 U.S. patents and 572 foreign patents and has approximately 857 U.S. and 875 foreign patent applications pending. Due to the rapid technological change that characterizes the rigid disc drive industry, Seagate Technology believes that the improvement of existing products, reliance upon trade secrets and unpatented proprietary know-how and development of new products are generally more important than patent protection in establishing and maintaining a competitive advantage. Nevertheless, Seagate Technology believes that patents are of value to its business and intends to continue its efforts to obtain patents, when available, in connection with its research and development program. There can be no assurance that any patents obtained will provide substantial protection or be of commercial benefit to Seagate Technology, or that their validity will not be challenged.

   Because of rapid technological development in the disc drive industry, certain of Seagate Technology's products have been and it is possible other products could be accused of infringement of existing patents. The rigid disc drive industry has been characterized by significant litigation relating to patent and other intellectual property rights. From time to time, Seagate Technology receives claims that certain of its products infringe patents of third parties. Although Seagate Technology has been able to resolve some such claims or potential claims by obtaining licenses or rights under the patents in question without a material adverse affect on Seagate Technology, other such claims are pending which if resolved unfavorably to Seagate Technology could have a material adverse effect on Seagate Technology's business. For a description of current disputes see "Legal Proceedings," below. In addition, the costs of engaging in intellectual property litigation may be substantial regardless of outcome. Seagate Technology has patent cross licenses with a number of companies in the computer industry. Additionally, Seagate Technology has agreements in principle with other major disc drive companies.

Competition

   The rigid disc drive industry is intensely competitive, with manufacturers competing for a limited number of major customers. The principal competitive factors in the rigid disc drive market include product quality and reliability, form factor, storage capacity, price per unit, price per megabyte, product performance, production volume capability and responsiveness to customers. The relative importance of these factors varies with different customers and for different products. Seagate Technology believes that it is generally competitive as to these factors.

   Seagate Technology has experienced and expects to continue to experience intense competition from a number of domestic and foreign companies, some of which have far greater resources than Seagate Technology. Seagate Technology competes with other independent disc drive manufacturers in the market for disc drive products. In addition to independent rigid disc drive manufacturers, Seagate Technology also faces competition from present and potential customers, including IBM, Toshiba, NEC, Fujitsu Limited and Samsung who continually evaluate whether to manufacture their own drives or purchase them from outside sources. These manufacturers also sell drives to third parties which results in direct competition with Seagate Technology.

   Product life cycles are relatively short in the disc drive industry. Seagate Technology expects its competitors to offer new and existing products at prices necessary to gain or retain market share and customers. To remain competitive, Seagate Technology believes it will be necessary to continue to reduce its prices and aggressively enhance its product offerings. In addition to the foregoing, the ability of Seagate Technology to compete successfully will also depend on its ability to provide timely product introductions and to continue to reduce production costs. Seagate Technology's establishment of production facilities in Singapore, Thailand, Malaysia and China are directed toward such cost reductions. Seagate Technology believes that its future success will depend upon its ability to develop, manufacture and market products of high quality and reliability which meet changing user needs, and which successfully anticipate or respond to changes in technology and standards on a cost-effective and timely basis, of which there can be no assurance.

   The introduction of products using alternative technologies could be a significant source of competition. For example, high-speed semiconductor memory could compete with Seagate Technology's products in the future. Semiconductor memory (SRAM and DRAM) is much faster than magnetic disc drives, but currently is volatile (i.e., subject to loss of data in the event of power failure) and much more costly. Flash EE prom, a nonvolatile semiconductor memory, is currently much more costly and, while it has higher read performance than disc drives, it has lower write performance. Flash EE prom could become competitive in the near future for applications requiring less storage capacity (i.e., less than 200
MB) than is required in Seagate Technology's more traditional computer related market place.

Employees

   From July 3, 1998 to July 2, 1999, the number of persons employed worldwide by Seagate Technology decreased from approximately 87,000 to approximately 82,000. Approximately 65,000 of Seagate Technology's employees were located in Seagate Technology's Far East operations as of July 2, 1999. In addition, Seagate Technology makes use of supplemental employees, principally in manufacturing, who are hired on an as-needed basis. Management believes that the future success of Seagate Technology will depend in part on its ability to attract and retain qualified employees at all levels, of which there can be no assurance. Seagate Technology believes that its employee relations are good.

             SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT
                      AND DIRECTORS OF SEAGATE TECHNOLOGY

   The following table sets forth information with respect to the beneficial ownership of Seagate Technology's outstanding common stock as of September 4, 1999 for:

  . each person who we know holds more than 5% of Seagate Technology's common shares;

  . Seagate Technology's most highly compensated executive officers individually;

  .  Seagate Technology's directors individually; and

  .  Seagate Technology's directors and executive officers as a group.

   Seagate Technology has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. To its knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them unless indicated otherwise below and subject to community property laws where applicable.

   Seagate Technology has calculated percentage ownership based on 213,702,862 common shares as of September 4, 1999. Seagate Technology has included in each person's beneficial ownership that person's options to purchase Seagate Technology common stock that he or she can exercise within 60 days after September 4, 1999. However, Seagate Technology has not included any other person's options for the purpose of computing percentage ownership.

                                                         Number of  Percent of
                                                           Common     Common
Stockholder                                                Shares     Shares
-----------                                              ---------- ----------
Putnam Investments...................................... 15,495,600    7.25%
  One Post Office Square
  Boston, MA 02109-2103
Stephen J. Luczo........................................    900,679     *
Robert A. Kleist........................................    260,573     *
Lawrence Perlman........................................    212,590     *
Gary B. Filler..........................................    188,366     *
Kenneth E. Haughton.....................................    115,144     *
Thomas P. Stafford......................................    105,158     *
Laurel L. Wilkening.....................................     64,257     *
Alan F. Shugart.........................................    190,000     *
Bernardo A. Carballo....................................    572,985     *
Donald L. Waite.........................................    415,002     *
Townsend H. Porter, Jr..................................    162,321     *
William D. Watkins......................................    400,312     *
All directors and executive officers as a group (15
 persons)...............................................  4,187,032    2.0%

--------
  * Less than 1%

   Beneficial ownership for Putnam Investments reflects ownership as reported on Schedule 13F showing ownership as of March 31, 1999 as filed with the Securities and Exchange Commission by Putnam Investments, an investment company registered under Section 8 of the Investment Company Act of 1940, as amended. Putnam Investments has sole voting power and shared dispositive power with respect to all such shares of Seagate Technology's common stock. Seagate Technology has no information with respect to the identities of the parties with whom Putnam Investments shares dispositive power.

   With respect to the beneficial ownership of the following persons, the security ownership table above includes options exercisable within 60 days of September 4, 1999 in the following amounts:

   Name                                                                 Options
   ----                                                                ---------
   Stephen J. Luczo...................................................   447,500
   Robert A. Kleist...................................................    75,088
   Lawrence Perlman...................................................   199,256
   Gary B. Filler.....................................................   188,366
   Kenneth E. Haughton................................................    54,464
   Thomas P. Stafford.................................................    71,178
   Laurel L. Wilkening................................................    52,857
   Alan F. Shugart....................................................   190,000
   Bernardo A. Carballo...............................................   394,500
   Donald L. Waite....................................................   185,000
   Townsend H. Porter, Jr.............................................    75,000
   William D. Watkins.................................................   192,688
   All directors and executive officers as a group (15 persons)....... 2,494,003

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SEAGATE TECHNOLOGY

   The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to Seagate Technology are included to identify forward-looking statements. Seagate Technology's actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.


Overview

   Seagate Technology designs, manufactures and markets products for storage, retrieval and management of data on computer and data communications systems. These products include disc drives, tape drives and software. Seagate Technology designs, manufactures and markets a broad line of rigid magnetic disc drives for use in computer systems ranging from desktop personal computers to workstations and supercomputers, as well as in multimedia applications. Seagate Technology sells its products to original equipment manufacturers for inclusion in their computer systems or subsystems, and to distributors who typically sell to small OEMs, dealers, system integrators and other resellers. In addition, Seagate Technology markets a broad line of Travan, Digital Audio Tape and Advanced Intelligent Tape products. These products are dedicated back-up storage peripherals designed to meet the needs of market segments ranging from desktop PCs to midrange servers.

   Seagate Technology has pursued a strategy of vertical integration and accordingly designs and manufactures rigid disc drive components including recording heads, discs, disc substrates, motors and custom integrated circuits. It also assembles certain of the key subassemblies for use in its products including printed circuit board and head stack assemblies.

   Seagate Technology has also invested in, and currently intends to continue investigating opportunities to invest in software activities. Seagate Technology anticipates that users of computer systems will increasingly rely upon client/server network computing environments and believes that as this reliance increases, users will demand software that more efficiently and securely stores, manages, and accesses data and transforms it into usable information. As such, Seagate Technology has broadened its core competencies to include software products and technologies to meet these requirements.

   On May 28, 1999, Seagate Technology completed the contribution of the Network & Storage Management Group business to VERITAS. As part of the the Network & Storage Management Group business contribution to VERITAS, Seagate Technology received an equity position in VERITAS. Seagate Technology retains ownership of the remaining portion of its Seagate Software subsidiary, IMG.

   In addition, Seagate Technology has equity positions in Dragon Systems, Inc., a developer and producer of voice recognition software; Gadzoox Networks, a developer and producer of hardware and software products for storage area networks; SanDisk Corp., a designer and manufacturer of flash memory data storage products used in a wide variety of electronic products; and iCompression, a provider of real time MPEG-2 video and audio compression technology that enables low cost digital video-based solutions and allows economic storage and transmission of TV quality multimedia data.

 Business Combinations--In Process Research and Development

   Seagate Technology has a history of business combinations and during the three most recent fiscal years these included the contribution of the Network & Storage Management Group business to VERITAS in fiscal 1999 and the acquisitions of Quinta Corporation and Eastman Storage Software Management Group in fiscal 1998. No significant business combinations occurred in fiscal 1997. In connection with these business combinations, Seagate Technology has recognized significant write-offs of in-process research and development. The completion of the underlying in-process projects acquired within each business combination was the most significant and uncertain assumption utilized in the valuation analysis of the in-process research and development. Such uncertainties could give rise to unforeseen budget over runs and/or revenue shortfalls in the event that Seagate Technology is unable to successfully complete a certain research and development project. Seagate Technology is primarily responsible for estimating the fair value of the purchased research and development in all business combinations accounted for under the purchase method. The nature of research and development projects acquired, the estimated time and costs to complete the projects and significant risks associated with the projects are described below.

 Contribution of NSMG to VERITAS

   On May 28, 1999, Seagate Technology, and its direct and indirect subsidiaries, Seagate Software and the Seagate Software Network & Storage Management Group, Inc., closed and consummated the Agreement and Plan of Reorganization (the "Plan") dated as of October 5, 1998 with VERITAS and VERITAS Operating Corporation ("Old VERITAS"). The Plan provided for the contribution by Seagate Technology, Seagate Software, and certain of their respective subsidiaries to VERITAS of (a) the outstanding stock of the NSMG and certain other subsidiaries of Seagate Software and (b) those assets used primarily in the network and storage management business of Seagate Software (the "NSMG business"), in consideration for the issuance of shares of Common Stock of VERITAS to Seagate Software and the offer by VERITAS to grant options to purchase Common Stock of VERITAS to certain of Seagate Software's employees who become employees of VERITAS or its subsidiaries. As part of the Plan, VERITAS assumed certain liabilities of the NSMG business. The Plan was structured to qualify as a tax-free exchange.

   Subsequent to the consummation, all outstanding securities of VERITAS were assumed and converted into common stock of VERITAS with identical rights, preferences and privileges, on a share for share basis. As a result of the contribution of the NSMG business to VERITAS, Seagate Software received a total of 69,148,208 shares of VERITAS common stock and former employees of the NSMG business received options to purchase an aggregate of 6,945,048 shares of VERITAS common stock. Share and option amounts for VERITAS have been adjusted to reflect the two-for-one stock split effective July 9, 1999 by VERITAS.

   Seagate Technology has accounted for the contribution of the NSMG business to VERITAS as a non-monetary transaction using the fair value of the assets and liabilities exchanged. After the transaction, Seagate Software owns approximately 41.63% (69,148,208 shares) of the outstanding shares of VERITAS, including the NSMG business. Because Seagate Technology still owns a portion of the NSMG business through its ownership of VERITAS, Seagate Technology did not recognize 100% of the gain on the exchange. The gain recorded is equal to the difference between 58.37% of the fair value of the VERITAS common stock received and 58.37% of Seagate Technology's basis in the Network & Storage Management Group assets and liabilities exchanged. Seagate Technology is accounting for its on going investment in VERITAS using the equity method. The difference between the recorded amount of Seagate Technology's investment in VERITAS and the amount of its underlying equity in the net assets of VERITAS has been allocated based upon the fair value of the underlying tangible and intangible assets and liabilities of VERITAS. The intangible assets included amounts allocated to in-process research and development and resulted in a $85 million write-off included in activity related to equity interest in VERITAS in the accompanying statement of operations. Intangible assets including goodwill are being amortized over four years.

   Seagate Technology will include in its financial results its share of the net income or loss of VERITAS, excluding certain Network & Storage Management Group purchase accounting related amounts recorded by VERITAS, but including Seagate Technology's amortization of the difference between its recorded investment and the underlying assets and liabilities of VERITAS. Because of practicality considerations, the net income or loss of VERITAS will be included in the results of Seagate Technology on a one quarter lag basis. The results of VERITAS for the period from May 29, 1999 to June 30, 1999, the period subsequent to the contribution of the NSMG business to VERITAS, will be included in Seagate Technology's results of operations for the quarter ended October 1, 1999. The results of VERITAS for the period from July 1, 1999 to September 30, 1999 will be included in Seagate Technology's results for the quarter ended December 31, 1999.

   In a separate but related transaction to the contribution of the NSMG business to VERITAS, on June 9, 1999, Seagate Technology exchanged 5,275,772 shares of its common stock for 3,267,255 of the outstanding shares of Seagate Software common stock owned by employees, directors and consultants of Seagate Software. The exchange ratio was determined based on the estimated value of Seagate Software common stock divided by the fair market value of Seagate Technology common stock.

   The estimated value of Seagate Software common stock exchanged into Seagate Technology common stock was determined based upon the sum of the fair value of the NSMG business, as measured by the fair value of the shares received from VERITAS, plus the estimated fair value of IMG of Seagate Software as determined by the Seagate Technology board of directors, plus the assumed proceeds from the exercise of all outstanding Seagate Software stock options, divided by the number of fully converted shares of Seagate Software. The board of directors of Seagate Technology considered a number of factors in determining the estimated fair value of the IMG business, including historical and projected revenues, earnings and cash flows, as well as other factors and consultations with financial advisors.

   The fair value of the Seagate Software shares acquired less the original purchase price paid by the employees was recorded as compensation expense for those shares outstanding and vested less than six months. The purchase of Seagate Software shares outstanding and vested more than six months was accounted for as the purchase of a minority interest and, accordingly, the fair value of the shares exchanged has been allocated to all of the identifiable tangible and intangible assets and liabilities of Seagate Software. In connection with the acquisition, Seagate Software recorded the acquisition of the minority interest, Seagate Technology recorded compensation expense amounting to approximately $124 million and wrote off purchased research and development amounting to $2 million in the fourth quarter of fiscal 1999. Associated intangible assets and goodwill are being amortized to operations over four years.

   The value allocated to projects identified as in-process technology at VERITAS and Seagate Software, for the minority interest acquired, were charged to expense in the fourth quarter of fiscal 1999. These write-offs were necessary because the acquired technologies had not reached technological feasibility at the date of purchase and have no future alternative uses. Seagate Software expects that the acquired in-process research and development will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved.

   The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The value of the purchased in-process technology for VERITAS was estimated as the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products, excluding revenues attributable to future development efforts. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects.

   As of the date of the contribution of the NSMG business to VERITAS, Seagate Software's management and VERITAS's management anticipated the costs to complete the in-process technologies at approximately $5.8 million and $44.2 million, respectively.

 Quinta Corporation

   Quinta's research and development efforts revolved around Optically Assisted Winchester ("OAW") technology. OAW refers to Quinta's newly designed recording technology that, upon completion, would be implemented into Winchester hard disc drives. OAW combines traditional magnetic recording technology with Winchester hard disc drives and optical recording capabilities; optical recording technology enables greater data storage capacity. By integrating advanced optical features along with a highly fine and sophisticated tracking and delivery system within the head design, OAW would multiply the areal density of disc drives.

   Through August 8, 1997, the acquisition date, Quinta had demonstrated significant achievements in developing its technology. However, further technological milestones were required before technological feasibility could be achieved. Quinta's development process consists of the following development milestones: (i) route light (optical fiber), (ii) flying head use, (iii) recording media, (iv) mirror creation and demonstration (two stage servo), (v) complete assembly, (vi) form factor containment, (vii) design verification test, (viii) customer qualification, and (ix) delivery. Future products were expected to include fixed and removable drives and cartridges. Seagate Technology expected to introduce products incorporating Quinta's OAW technology within 12 months of the acquisition date.

   At the time of completing the Quinta acquisition, Seagate Technology estimated that additional research and development spending of $9.4 million and $3.9 million in fiscal 1998 and 1999, respectively, would be required to complete the project. Since that time, Seagate Technology has redirected its efforts so that Seagate Technology is focused less on the development of a specific product and more on the advancement of optical technology in general. As such, the spending elements associated with the development of optical technology are embedded in the research and development budgets of Seagate Technology's product design centers and component technology organizations.

   At the present time Seagate Technology has no immediate plans to release a storage device which makes specific use of Quinta's OAW technology. Delay in releasing such a storage device is not expected to materially affect Seagate Technology's future earnings.

 Eastman Software Storage Management Group

   Eastman Software Storage Management Group, Inc. ("Eastman") was acquired in June 1998. Eastman develops a hierarchical storage management product for Microsoft's Windows NT platform and its two primary products are OPEN/stor for Windows NT and AvailHSM for NetWare. By integrating Eastman's product line, Seagate Technology will be able to convert its Storage Migrator product into a stand-alone HSM application for Windows NT environments. As of the date of acquisition, Seagate Technology abandoned the AvailHSM product and technology due to dated features and functionality; the valuation analysis did not include a fair value for the AvailHSM product.

   As for OPEN/stor at the date of acquisition, Seagate Technology planned to phase out the product over the following 12 to 15 months. Seagate Technology's purpose for the acquisition was for the next generation technologies that were underway at Eastman, referenced by project names Sakkara and Phoenix. These projects were complete re-writes of Eastman's prior generation technology that would allow the product to be sold stand-alone upon completion. The anticipated release dates for Sakkara and Phoenix were the 2nd quarter of fiscal year 1999 and the 4th quarter of fiscal year 1999, respectively. As of the date of acquisition, Seagate Technology anticipated the costs to complete both Sakkara and Phoenix at approximately $1.8 million. These products were not released prior to the closing of the contribution of the NSMG business to VERITAS.

Results of Operations

   The following table sets forth certain items in Seagate Technology's Consolidated Statements of Operations as a percentage of revenue for each of the three years in the period ended July 2, 1999.

                                                              Percentage of
                                                                 Revenue
                                                              -----------------
                                                              1999  1998   1997
                                                              ----  ----   ----
   Revenue..................................................  100%  100%   100%
   Cost of sales............................................   77    85     77
                                                              ---   ---    ---
   Gross margin.............................................   23    15     23
   Product development......................................    9     9      5
   Marketing and administrative.............................    8     7      6
   Amortization of goodwill and other intangibles...........  --      1    --
   In-process research and development......................  --      3    --
   Restructuring............................................    1     5    --
   Unusual items............................................    1   --       2
                                                              ---   ---    ---
   Income (loss) from operations............................    4   (10)    10
   Other income, net........................................   23   --     --
                                                              ---   ---    ---
   Income (loss) before income taxes........................   27   (10)    10
   Benefit (provision) for income taxes.....................  (10)    2     (3)
                                                              ---   ---    ---
   Net income (loss)........................................   17%   (8)%    7%
                                                              ===   ===    ===

   1999 vs 1998--Revenue in 1999 was flat when compared to 1998. A higher level of unit shipments, an increase of 9% as compared to 1998, combined with a shift in mix to Seagate Technology's higher priced products was offset by a continuing decline in the average unit sales prices of Seagate Technology's products as a result of intensely competitive market conditions. Revenue decreased to $1.643 billion in the fourth quarter of 1999 from $1.805 billion in the third quarter of 1999 as a result of price erosion. Seagate Technology's overall average unit sales price on its disc drive products was $194, $194, $196 and $177 for the four quarters of fiscal 1999, respectively. Average price erosion from fiscal year 1998 to fiscal year 1999 was 9%. Seagate Technology expects that price erosion in the data storage industry will continue for the foreseeable future. This competition and continuing price erosion may adversely affect Seagate Technology's results of operations in any given quarter and such an adverse effect often cannot be anticipated until late in any given quarter.

   The increase in gross margin as a percentage of revenue from the prior year was primarily due to cost savings as a result of Seagate Technology's restructuring activities and an intensive program of cost reduction resulting in lower average unit costs per disc produced. Excluding the gross margin of Seagate Software, which subsidiary's products generally have higher gross margins, Seagate Technology's gross margins would have been 19% and 11% in 1999 and 1998, respectively.

   Product development expenses decreased by $4 million (1%) compared with 1998, primarily due to a decrease of $23 million in occupancy costs, and a $19 million accrual in fiscal year 1998 for payments to former shareholders of Quinta for achievement of certain product development milestones. These decreases were substantially offset by increases of $12 million in salaries and related costs, $12 million in profit sharing accruals and $11 million in depreciation. The decrease of $23 million in occupancy costs from the comparable year-ago period was primarily due to the closure of certain of Seagate Technology's product design centers pursuant to its January 1998 restructuring plan.

   Marketing and administrative expenses increased by $32 million (6%) compared with 1998, primarily due to increases of $28 million related to Seagate Technology's software products and services, particularly those of Seagate Software's IMG, $17 million in salaries and related costs, $8 million in legal expenses which includes settlements in the White, Hedgcoth and Lemelson cases (see "Business of Seagate Technology"),

$7 million in profit sharing accruals and $6 million in depreciation. These expenses were partially offset by decreases of $27 million in occupancy costs and $13 million in advertising and promotion expenses. The decrease of $27 million in occupancy costs from the comparable year-ago period was primarily due to the closure of certain of Seagate Technology's facilities pursuant to its January 1998 restructuring plan.

   Of the $223 million charge for the write-off of in-process research and development in 1998, $214 million was a result of the August 1997 acquisition of Quinta and $7 million was a result of the June 1998 acquisition of Eastman. See Acquisitions note to the Seagate Technology consolidated financial statements.

   In 1999, Seagate Technology recorded restructuring charges of $72 million and reversed $12 million of restructuring accruals recorded in fiscal 1998, resulting in a net restructuring charge of $60 million. The $12 million reversal was a result of Seagate Technology abandoning its plan to seek an agreement with an external vendor to supply parts currently manufactured at a facility in Thailand. The $72 million restructuring charge was a result of steps Seagate Technology is taking to further improve the efficiency of its operations. These actions include closure of Seagate Technology's microchip manufacturing facility in Scotland; discontinuance of Seagate Technology's recording head suspension business located in Malaysia and Minnesota; consolidation of global customer service operations by relocating such operations in Singapore, Scotland and Costa Mesa, California to Mexico; and closure of Seagate Technology's recording media substrate facility in Mexico. In connection with this restructuring, Seagate Technology currently expects a workforce reduction of approximately 1250 employees. Approximately 631 of the 1,250 employees had been terminated as of July 2, 1999. As a result of employee terminations and the write-off or write-down of equipment and facilities in connection with implementing the fiscal year 1999 restructuring plan, Seagate Technology estimates that annual salary and depreciation expense will be reduced by approximately $27 million and $16 million, respectively. Seagate Technology anticipates that the implementation of the restructuring plan will be substantially complete by the end of March 2000.

   Seagate Technology is in the process of developing a restructuring plan designed to realign its manufacturing capacity and increase productivity. Some minor restructuring activities have taken place during the first quarter of fiscal 2000; however, as the plan is further developed, Seagate Technology expects there to be additional restructuring activities that could be substantial. As a result, Seagate Technology will be required to record a potentially substantial charge to operations associated with this restructuring in its fiscal quarter ended October 1, 1999.

   The $78 million charge to unusual items in 1999 was in connection with an amendment to the purchase agreement for the August 1997 acquisition of Quinta. See Acquisitions note to the consolidated financial statements. The $22 million in income in unusual items in 1998 represents a $22 million reduction of the $153 million charge recorded in 1997 to settle a lawsuit against Seagate Technology by Amstrad PLC.

   Net other income in 1999 increased by $1.633 billion compared with 1998. The increase in net other income was primarily due to the net gain of $1.670 billion on the contribution of the NSMG business to VERITAS partially offset by the charge related to Seagate Technology's equity investment in VERITAS of $119 million in the fourth quarter of 1999. The net gain of $1.670 billion consisted of a gain of $1.806 billion net of compensation expense of $124 million and merger-related expenses of $12 million. In addition, the increase in net other income was due to $76 million of expenses related to mark-to-market adjustments in 1998 on certain of Seagate Technology's foreign currency forward exchange contracts for the Thai baht and the Malaysian ringgit.

   Seagate Technology recorded a $697 million provision for income taxes at an effective rate of 37% in 1999 compared with a $174 million benefit for income taxes at an effective rate of 25% in 1998. The change in income taxes was primarily due to income from operations in 1999 and to income taxes provided on the pre-tax gain of $1.670 billion recorded on the contribution of the NSMG business to VERITAS. Excluding the effects of the VERITAS transaction, the non-deductible charges from the Quinta acquisition and certain non-recurring restructuring costs, the effective tax rate was approximately 28% in 1999.

   Seagate Technology provided income taxes at the U.S. statutory rate in 1999 on approximately 55% of its foreign earnings compared with approximately all of such earnings in 1998. A substantial portion of Seagate Technology's Far East manufacturing operations at plant locations in Singapore, Thailand, Malaysia and China operate under various tax holidays which expire in whole or in part during fiscal years 2001 through 2009. The net impact of these tax holidays was to increase net income by approximately $35 million ($.14 per share, diluted) in 1999. The tax holidays had no impact on the net loss in 1998.

   Seagate Technology received a statutory notice of deficiency dated June 27, 1997 from the Internal Revenue Service relative to taxable years 1991 through 1993 assessing potential deficiencies approximating $39 million plus interest and approximately $6 million of penalties. Seagate Technology petitioned the United States Tax Court on September 24, 1997 for a re-determination of the deficiencies. Seagate Technology believes that the likely outcome of this matter will not have a material adverse effect on its financial position or results of operations.

   Seagate Technology received a statutory notice of deficiency dated June 12, 1998 from the Internal Revenue Service relative to Conner's taxable years 1991 and 1992 assessing potential deficiencies approximating $11 million plus interest. Seagate Technology petitioned the United States Tax Court on September 10, 1998 for a re-determination of the deficiencies. Seagate Technology believes that the likely outcome of this matter will not have a material adverse effect on its financial position or results of operations.

   1998 vs 1997--Revenue in 1998 was 24% lower than that reported in 1997. The decrease in revenue from the prior year was due primarily to a continuing decline in the average unit sales prices of Seagate Technology's products as a result of intensely competitive market conditions, a lower level of unit shipments reflecting continuing weakness in demand for Seagate Technology's disc drive products and a shift in mix away from Seagate Technology's higher priced products. The price erosion accounted for $1.6 billion of the revenue decline while volume issues accounted for $0.4 billion.

   The decrease in gross margin as a percentage of revenue from the prior year was primarily due to a continuing decline in the average unit sales prices of Seagate Technology's disc drive products, particularly its desktop products, as a result of intensely competitive market conditions, lower consolidated revenue and a shift in mix away from Seagate Technology's higher performance disc drives, partially offset by reductions in manufacturing costs. In 1997 desktop gross margins improved over 1996 primarily due to strong demand for these products. This strong demand resulted in most of Seagate Technology's desktop disc drive products going on allocation and thus stabilizing prices. In 1998 the situation changed. There was excess capacity in the industry for desktop disc drives which resulted in severe price erosion. Because of these factors, as well as poor time-to-market performance with respect to Seagate Technology's products, desktop gross margins declined substantially in 1998. Seagate Technology's overall average unit sales price on its disc drive products was $219, $206, $208 and $229 for the four quarters of fiscal 1998, respectively. Additionally, there was an increase in revenue (34%) of Seagate Software, which subsidiary's products generally have higher gross margins. Excluding the gross margin of Seagate Software, Seagate Technology's gross margins would have been 11% and 22% in 1998 and 1997, respectively.

   Product development expenses increased by $126 million (27%) compared with 1997, primarily due to increases of $39 million in salaries and related costs, $26 million in allocated occupancy costs and $19 million in payments or accruals for such payments to former shareholders of Quinta for achievement of certain product development milestones, and an overall increase in Seagate Technology's product development efforts. Seagate Technology's product development activities include efforts to improve its time-to-market performance, the development of ultra-high capacity disc drive technologies, including a new OAW technology being developed by Quinta and development efforts related to its software and tape drive products. These increases in expenses were partially offset by substantially reduced employee profit sharing and executive bonuses in 1998.

   Marketing and administrative expenses increased by $9 million (2%) compared with 1997, primarily due to increases of $22 million in advertising and promotion expenses, $21 million in marketing and administrative expenses related to Seagate Technology's software products and services, particularly those of Seagate Software's IMG and $17 million in salaries and related costs. These increases in expenses were partially offset by decreases of $21 million in allocated occupancy costs, $15 million in employee profit sharing and executive bonuses, $10 million in legal expenses and $6 million in the provision for bad debts.

   Amortization of goodwill and other intangibles decreased by $10 million (20%) compared with 1997, primarily due to the inclusion in amortization expense of the write-down of goodwill and the write-offs and write-downs in 1997 of certain intangible assets related to past acquisitions of software companies whose value had become permanently impaired and the resultant subsequent $13 million reduction in amortization expense, partially offset by additional amortization of $2 million related to goodwill and intangibles arising from Seagate Technology's additional investment in Dragon in September 1997.

   Of the $223 million charge for the write-off of in-process research and development, $214 million was a result of the August 1997 acquisition of Quinta and $7 million was a result of the June 1998 acquisition of Eastman. In April and June 1997, Seagate Technology invested an aggregate of $20 million to acquire approximately ten percent (10%) of Quinta's stock. In August 1997, Seagate Technology completed the acquisition of Quinta. Pursuant to the purchase agreement with Quinta, the shareholders of Quinta, other than Seagate Technology, received cash payments aggregating $230 million upon the closing of the acquisition and were eligible to receive additional cash payments aggregating $96 million upon the achievement of certain product development and early production milestones. Of the $96 million, $19 million was paid or accrued in fiscal 1998. In July 1998, Seagate Technology and Quinta amended the purchase agreement to eliminate the product development and early production milestones and provide that the former shareholders of Quinta would be eligible to receive the remaining $77 million and the $14 million that had been accrued but unpaid in fiscal 1998. In the first quarter of fiscal 1999, Seagate Technology took a charge to operations for the remaining $77 million. Seagate Technology recognizes the uncertainty associated with the completion of purchased in-process research and development. Such uncertainties could give rise to unforeseen budget overruns and/or revenue shortfalls in the event that Seagate Technology is unable to successfully complete a given research and development project.

   Seagate Technology recorded restructuring charges of $205 million in the second quarter of 1998 and $142 million in the third quarter of 1998. The aggregate charges of $347 million reflect steps Seagate Technology is taking to align worldwide operations with current market conditions by reducing existing capacity in all areas of Seagate Technology and improving the productivity of its operations and the efficiency of its development efforts by consolidating manufacturing and research and development operations. Actions include exiting production of mobile products; early discontinuation of several other products; closing and selling the Clonmel, Ireland drive manufacturing facility; closing and subleasing the San Jose and Moorpark, California design center facilities; aborting production expansion projects in Cork, Ireland; and divesting Seagate Technology of the new Philippines manufacturing facility, which was nearing completion.

   The restructuring charges were comprised of employee related costs for severance of $57 million; facilities costs for facilities Seagate Technology is no longer using for current activities which include lease termination and holding costs of $24 million for facilities located in California and the Far East, and the write-off or write-down of owned and leased facilities located in California, the Philippines and Ireland of $54 million; write-off or write-down of $137 million for excess manufacturing, assembly and test equipment and tooling formerly utilized primarily in California, Singapore, Thailand and Ireland; write-off of intangibles and other assets including $9 million for capital equipment deposits and $2 million for goodwill associated with permanently impaired equipment; contract cancellations comprised of $43 million for costs incurred to cancel outstanding purchase commitments existing prior to the plan of restructure; and other costs comprised of the repayment of various grants to the Industrial Development Agency of Ireland of $7 million and a contingency of $14 million for adjustments to estimates used when the restructuring charge was recorded.

   The fiscal year 1998 aggregated restructuring reserve included asset write-offs or write-downs of tangible assets totaling $200 million and intangible assets totaling $2 million. During the quarter ended January 2, 1998, forecasted production needs were much lower than the current capacity of Seagate Technology and Seagate Technology recognized that the recent oversupply in the marketplace was not a short-term anomaly. This oversupply was as a result of competitors in the drive industry completing expansion plans at the same time that customer demand flattened out in addition to efficiency improvements achieved in Seagate Technology's manufacturing processes. In this period, Seagate Technology also decided to discontinue production of all or a portion of products within the Elite, Bali, Cuda, Explorer and Phoenix/Futura product families, rendering test and manufacturing equipment unique to those products as excess. Prior to this period, there was no indication of permanent impairment of the assets associated with the recent excess capacity of Seagate Technology or the products to be discontinued. These assets included owned facilities that Seagate Technology is vacating, manufacturing, assembly and test equipment and tooling unique to production of discontinued products and excess equipment as a result of consolidating facilities and leasehold improvements for leased facilities to be vacated. Discounted future cash flows and evaluations of the resale market for certain assets were used to estimate fair value.

   The Clonmel, Ireland facility was sold in May 1998 and the majority of the other tangible assets have been disposed of or sold. The remaining assets are the Philippines facility, a manufacturing facility in Thailand and the manufacturing equipment located at the Thailand facility. The Philippines facility remains vacant and Seagate Technology continues to actively seek a buyer. The manufacturing facility in Thailand continues to be utilized until a satisfactory agreement can be made with an external vendor to supply parts currently manufactured at this location. Seagate Technology is actively seeking such an agreement. Until such time as a supplier is qualified, Seagate Technology is continuing to depreciate the Thailand facility and the equipment at this facility. When these assets are identified as available for sale, no further depreciation will be recorded. Seagate Technology is marketing vacated leased facilities for sublease unless the remaining lease term is so short as to make a sublease impractical.

   As a result of employee terminations and write-off or write-down of equipment and facilities in connection with implementing the fiscal year 1998 restructuring plan, Seagate Technology estimates that annual salary and depreciation expense will be reduced by approximately $170 million and $70 million, respectively. Certain lease termination and holding costs related to vacated facilities continue to be incurred and charged against the restructuring reserve until the leases expire or the facilities are subleased.

   Amstrad PLC ("Amstrad") initiated a lawsuit against Seagate Technology in 1992 concerning Seagate Technology's sale of allegedly defective disc drives to Amstrad. On November 6, 1997, Seagate Technology and Amstrad settled all of the outstanding disputes. The settlement resulted in a $22 million reduction in 1998 against the $153 million charge recorded in 1997. The $22 million reduction and the $153 million charge are included in unusual items in the Consolidated Statements of Operations for 1998 and 1997, respectively.

   Net other income in 1998 decreased by $51 million, compared with 1997, primarily due to charges for mark-to-market adjustments in 1998 of $76 million on certain of Seagate Technology's foreign currency forward exchange contracts for the Thai baht and the Malaysian ringgit offset by $10 million of other foreign currency transaction gains. Additionally there was an increase in interest expense of $16 million due to higher average levels of long-term debt outstanding. These decreases in net other income were partially offset by a decrease of $10 million in the charge for minority interest as a result of lower income in Seagate Technology's majority-owned subsidiary in Shenzhen, China, an $8 million gain on sales of Seagate Technology's investment in Overland Data, Inc. and a $6 million increase in interest income.

   Seagate Technology recorded a $174 million benefit from income taxes at an effective rate of 25% in 1998 compared with a $233 million provision for income taxes at an effective rate of 26% in 1997. The change in income taxes was primarily due to the loss from operations incurred in 1998. Excluding the acquisition of Quinta, certain non-recurring restructuring costs and the reversal of certain Amstrad litigation charges, the effective tax rate was approximately 28% in 1998. Excluding the Amstrad litigation charge, the effective tax rate was approximately 28% in 1997.

   Seagate Technology provided income taxes at the U.S. statutory rate of 35% in 1998 on substantially all of its earnings from foreign subsidiaries compared with approximately 66% of such earnings in 1997. A substantial portion of Seagate Technology's Far East manufacturing operations at plant locations in Singapore, Thailand, Malaysia and China operate under various tax holidays which expire in whole or in part during fiscal years 1999 through 2005. The tax holidays had no impact on the net loss in 1998. The net impact of these tax holidays was to increase net income by approximately $71 million ($0.28 per share, diluted) in 1997.

Other

   For 1999, the net loss resulting from the remeasurement of foreign financial statements into U.S. dollars was $4 million. Such net gains (losses) did not have a significant effect on the results of operations for 1998 or 1997. The effect of inflation on operating results for 1999, 1998 and 1997 has been insignificant. Seagate Technology believes this is due to the absence of any significant inflation factors in the industry in which Seagate Technology participates.

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997, and was adopted by Seagate Technology for its fiscal year 1999. The adoption of SFAS 130 did not have a material impact on Seagate Technology's financial statements.

   Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 replaces Statement of Financial Accounting Standards No. 14 and changes the way public companies report segment information. This statement is effective for fiscal years beginning after December 15, 1997 and was adopted by Seagate Technology for its fiscal year 1999. The adoption of SFAS 131 did not have a material impact on Seagate Technology's financial statements.

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Seagate Technology is in the process of assessing the impact of this pronouncement on its financial statements.

   In the second quarter of 1998, Seagate Technology implemented Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). All earnings per share amounts for all periods have been presented and, where necessary, restated to conform to the requirements of SFAS 128. The adoption of SFAS 128 did not have a material impact on Seagate Technology's earnings per share.

Liquidity and Capital Resources

   At July 2, 1999, Seagate Technology's cash, cash equivalents and short-term investments totaled $1.623 billion, a decrease of $204 million from the prior year-end balances. This decrease was primarily a result of expenditures of $603 million for property, equipment and leasehold improvements and the repurchase of approximately 27 million shares of Seagate Technology's common stock for nearly $860 million, partially offset by net cash provided by operating activities. Seagate Technology's cash and cash equivalents are maintained in highly liquid investments with remaining maturities of 90 days or less at the time of purchase, while its short-term investments primarily consist of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase.

   As of July 2, 1999, Seagate Technology had committed lines of credit of $84 million that can be used for standby letters of credit or bankers' guarantees. At July 2, 1999, $67 million of these lines of credit were utilized.

   Seagate Technology made investments in property and equipment in 1999 totaling $643 million. This amount comprised $273 million for manufacturing facilities and equipment for the recording head operations in the United States, Northern Ireland and Malaysia; $226 million for manufacturing facilities and equipment related to Seagate Technology's subassembly and disc drive final assembly and test facilities in the United States, Far East and the United Kingdom; $85 million for expansion of Seagate Technology's thin-film media operations in California, Singapore, Northern Ireland and Mexico; and $59 million for other purposes. Seagate Technology presently anticipates investments of approximately $700 million in property and equipment in 2000. Seagate Technology plans to finance these investments from existing cash balances and future cash flows from operations.

   During the year ended July 2, 1999, Seagate Technology acquired approximately 27 million shares of its common stock for nearly $860 million. The repurchase of a portion of these shares completed a stock repurchase program announced in June 1997 in which up to $600 million of Seagate Technology's common stock was authorized to be acquired in the open market. The repurchase of the remainder of these shares was in connection with an amendment to the June 1997 stock repurchase program announced in February 1999 in which up to an additional $500 million worth of Seagate Technology's common stock was authorized to be acquired in the open market. In April 1999, Seagate Technology's Board of Directors approved an additional increase to its existing stock repurchase program pursuant to which up to an additional 25 million shares of Seagate Technology's common stock may be acquired in the open market.

   During the year ended June 27, 1997, Seagate Technology issued senior debt securities totaling $700 million principal amount with interest rates ranging from 7.125% to 7.875% and maturities ranging from seven years to forty years.

   Seagate Technology believes that its cash balances together with cash flows from operations and its borrowing capacity will be sufficient to meet its working capital needs for the foreseeable future.

   On June 9, 1999, Seagate Technology completed an exchange offer pursuant to which it had offered to acquire from Seagate Software stockholders all outstanding shares of Seagate Software common stock in exchange for shares of Seagate Technology common stock pursuant to an Information Circular/Prospectus dated April 26, 1999. On the day the NSMG combination closed, employees of the NSMG business became employees of VERITAS and ceased to be employees of Seagate Software or Seagate Technology, as the case may be. As a result, employees of Seagate Software who became VERITAS employees and who exchanged their Seagate Software options for VERITAS options have the ability to sell their shares in a public market. Seagate Technology wished to provide a similar opportunity for all Seagate Software stockholders and holders of vested options, including the significant number of such persons who remained employees of IMG and therefore were not be eligible for the VERITAS option exchange offer. Based on information provided by the exchange agent, approximately 3,267,255 shares of Seagate Software common stock were tendered of which approximately 3,104,735 were exchanged into 5,272,040 shares of Seagate Technology common stock. Giving effect to the shares of Seagate Software common stock tendered in the exchange offer, Seagate Technology beneficially owned, as of June 10, 1999, approximately 57,962,988 shares of Seagate Software common stock, or 99.96 % of the shares of Seagate Software common stock outstanding as of that date. Directors and officers of Seagate Technology exchanged an aggregate of 278,329 shares of Seagate Software common stock.

   Pursuant to a registration statement declared effective by the Securities and Exchange Commission on August 9, 1999, Seagate Technology's Seagate Software subsidiary sold an aggregate of 8,232,667 shares of VERITAS common stock for proceeds of $396.8 million, net of underwriting discounts and commissions and before expenses. Seagate Software acquired such shares in connection with the contribution of the NSMG business to VERITAS. The underwriters have an option to acquire an additional 909,833 shares of VERITAS common stock to cover over-allotments from Seagate Software prior to September 8, 1999 at a per share price of $48.1925 (net of underwriting discounts and commissions). In connection with the sale of the VERITAS shares, Seagate Software agreed that it would not sell or otherwise dispose of any additional shares of VERITAS common stock prior to November 7, 1999. Certain exceptions to this limitation apply, including transfers to affiliated entities and the sale of the remaining over-allotment option noted above.

   On August 17, 1999, SanDisk Corporation, a company in which Seagate Technology holds an equity interest, filed a registration statement with the Securities and Exchange Commission in connection with a public offering of 3,000,000 shares of its common stock. Of the 3,000,000 shares, 2,750,000 will be sold by SanDisk and 250,000 will be sold by Seagate Technology.

   Concurrent with the equity offering, Seagate Technology will enter into a prepaid forward contract with the SanDisk PEPS Trust in connection with a public offering of an aggregate of $200 million of Premium Exchangeable Participating Shares, or PEPS, of the Trust. The SanDisk PEPS Trust will offer the underwriters an option to purchase an additional $30 million of PEPS to cover any over-allotments in connection with the PEPS offering.

   In addition, Thomas F. Mulvaney, senior vice president, general counsel and secretary of Seagate Technology, resigned from SanDisk's board of directors on August 13, 1999.

Disclosures about Market Risk

   Interest Rate Risk--Seagate Technology's exposure to market risk for changes in interest rates relates primarily to Seagate Technology's investment portfolio and long-term debt obligations. Seagate Technology does not use derivative financial instruments in its investment portfolio. Seagate Technology places its investments with high credit quality issuers and, by policy, limits the amount of credit exposure to any one issuer. As stated in its policy, Seagate Technology is averse to principal loss and ensures the safety and preservation of its invested funds by limiting default risk, market risk and reinvestment risk.

   Seagate Technology mitigates default risk by investing in only the highest credit quality securities and by constantly positioning its portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer, guarantor or depository. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity.

   Seagate Technology has no cash flow exposure due to rate changes for long-term debt obligations. Seagate Technology primarily enters into debt obligations to support general corporate purposes including capital expenditures and working capital needs.

   The table below presents principal (or notional) amounts and related weighted average interest rates by year of maturity for Seagate Technology's investment portfolio and debt obligations. All investments mature, by policy, in three years or less, except for certain types of investments that may mature in more than three years but whose weighted average maturity is three years or less.

                                                                        Fair Value
                                                                         July 2,
                         2000  2001  2002  2003 2004  Thereafter Total     1999
Dollars in millions      ----  ----  ----  ---- ----  ---------- -----  ----------
Assets
Cash equivalents
  Fixed rate............ $350  $ --  $ --  $--  $ --     $ --    $ 350    $ 350
    Average interest
     rate............... 5.29%   --    --   --    --       --     5.29%
Short-term investments
  Fixed rate............  202   364   432   --    --       --      998      994
    Average interest
     rate............... 5.48% 6.02% 6.61%  --    --       --     6.17%
Variable rate...........  233    --    --   --    --       --      233      233
    Average interest
     rate............... 5.03%   --    --   --    --       --     5.03%
Total investment
 securities.............  785   364   432   --    --       --    1,581*   1,577
    Average interest
     rate............... 5.26% 6.02% 6.61%  --    --       --     5.80%
Long-Term Debt
  Fixed rate............   --    --    --   --   200      500      700      663
    Average interest
     rate...............   --    --    --   --  7.03%    7.45%    7.33%

--------
*  Includes $4 million of accreted interest to be received at maturity.

   Foreign Currency Risk--Seagate Technology transacts business in various foreign countries. Its primary foreign currency cash flows are in emerging market countries in Asia and in certain European countries. During 1998, Seagate Technology employed a foreign currency hedging program utilizing foreign currency forward exchange contracts and purchased currency options to hedge local currency cash flows from payroll, inventory, other operating expenditures and fixed asset purchases in Singapore, Thailand, Malaysia, and Ireland. Under this program, increases or decreases in Seagate Technology's local currency operating expenses and other cash outflows, as measured in U.S. dollars, partially offset realized gains and losses on the hedging instruments. The goal of this hedging program was to economically guarantee or lock in the exchange rates on Seagate Technology's foreign currency cash outflows rather than to eliminate the possibility of short-term earnings volatility. Based on uncertainty in the Southeast Asian foreign currency markets, Seagate Technology has temporarily suspended purchasing foreign currency forward exchange and option contracts for the Thai baht, Malaysian ringgit and Singapore dollar. Seagate Technology does not use foreign currency forward exchange contracts or purchased currency options for trading purposes.

   Under Seagate Technology's foreign currency hedging program, gains and losses related to qualified hedges of firm commitments and anticipated transactions were deferred and recognized in income or as adjustments of carrying amounts when the hedged transaction occurred. All other foreign currency hedge contracts were marked-to-market and unrealized gains and losses were included in current period net income. Because not all economic hedges qualified as accounting hedges, certain unrealized gains and losses were recognized in income in advance of the actual foreign currency cash flows. This mismatch of accounting gains and losses and foreign currency cash flows was especially pronounced during the first and second quarters of fiscal 1998 as a result of the declines in value of the Thai baht and Malaysian ringgit, relative to the U.S. dollar. This mismatch resulted in a pre-tax charge of $76 million for the year ended July 3, 1998.

   The table below provides information as of July 2, 1999 about Seagate Technology's derivative financial instruments, comprised of foreign currency forward exchange contracts and purchased currency options. The information is provided in U.S. dollar equivalent amounts, as presented in Seagate Technology's financial statements. For foreign currency forward exchange contracts, the table presents the notional amounts (at the contract exchange rates) and the weighted average contractual foreign currency exchange rates. As of July 3, 1998, Seagate Technology had effectively closed out all of its foreign currency forward exchange contracts by purchasing offsetting contracts. The amounts listed below represent forward exchange contracts and offsets for which Seagate Technology did not have a legal right of offset. Seagate Technology would not have incurred any incremental accounting loss as of July 3, 1998 if any party had failed to perform. This was because the estimated fair value of the offsetting forward sales contracts was effectively zero. As of July 2, 1999, Seagate Technology had no outstanding foreign currency forward exchange or purchased currency option contracts.

                                                               Average  Estimated
                                                      Notional Contract   Fair
                                                       Amount    Rate    Value*
   In millions, except average contract rate          -------- -------- ---------
   As of July 3, 1998
   Foreign currency forward exchange contracts:
     Malaysian ringgit:
       Forward purchase contracts...................    $ 40     3.10     $(11)
       Forward sales contracts......................     (29)    4.24      --
                                                        ----              ----
                                                        $ 11              $(11)
     Singapore dollar:
       Forward purchase contracts...................    $ 52     1.51     $ (7)
       Forward sales contract.......................     (45)    1.73      --
                                                        ----              ----
                                                        $  7              $ (7)
     Irish punt:
       Forward purchase contracts...................    $  9     1.43     $  0
       Forward sales contracts......................       9     1.46        0
                                                        ----              ----
                                                        $--               $--

--------
*  Equivalent to the unrealized net gain (loss) on existing contracts.

                          BUSINESS OF SEAGATE SOFTWARE

Overview

The Company

   Seagate Software develops and markets software products and provides related services enabling business users and information technology professionals to store, access and manage enterprise information. Headquartered in Scotts Valley, California, Seagate Software has over 30 offices and operations in 16 countries worldwide. Seagate Software is a majority-owned and consolidated subsidiary of Seagate Technology. As of August 25, 1999, Seagate Technology held approximately 99.93% of all outstanding shares of Seagate Software. The remaining shares of Seagate Software are held by current and former employees, directors and consultants of Seagate Software, Seagate Technology and their subsidiaries. In addition, options to purchase 4,002,326 shares of Seagate Software common stock were outstanding as of August 25, 1999.

   Prior to May 28, 1999, Seagate Software was comprised of two operating groups, the Information Management Group and the Network & Storage Management Group. Each operating group provides products in distinct segments of the business software market. The Network & Storage Management Group was contributed to VERITAS on May 28, 1999 for 69,148,208 shares of VERITAS common stock, or approximately 42% of outstanding shares on that date. While a division of Seagate Software, the Network & Storage Management Group offered network and storage management software solutions, which focus on the availability component of enterprise information management by enabling information technology professionals to manage distributed network resources and to secure and protect enterprise data. After the closing of the contribution of the Network & Storage Management Group business to VERITAS, Seagate Software has continued to operate its IMG business.

   Seagate Software's products permit analysis and interpretation of data in order to make business decisions. An important component of these products is technology that enables the user to create reports that present analysis and interpretation to others. In fiscal 1999 and fiscal 1998, IMG's revenue represented approximately 41% and 40% of Seagate Software's total revenue, respectively.

   Seagate Software offers a breadth of business software products:

  . Seagate Crystal Reports for Microsoft BackOfficeTM--Generates a set of top-requested reports to ease systems administration functions for the Microsoft BackOffice family of software products.

  . Seagate Crystal InfoTM--Provides decision-makers with shared access to reporting and analysis capabilities, so users get fast access to data without having to interact with the database. Whether using a Web browser or Windows, users can schedule, view and analyze reports or create multiple views of data to expose trends and provide comparative information. This product contains an enterprise-friendly multi-tier architecture to lower network traffic and increase user productivity.

  . Seagate Crystal ReportsTM--Provides query and report writing functions for Windows. A developer and end-user tool, Seagate Crystal Reports allows users to access most types of personal computer and structured query language data and design a variety of reports and integrate them into database applications.

  . Seagate Holos(R)--Provides multiple views of data to expose trends and provides comparative information to focus on key business issues and accurately reflect business processes. These applications allow enterprises to analyze the increasing volumes of data and guide users to the information to improve decision making.

  . Seagate AnalysisTM-Based on Seagate Crystal Reports, Seagate Analysis adds ad hoc query, OLAP, and Microsoft Excel integration capabilities all in one integrated interface.

   Seagate Software also continues to offer network and storage management products by virtue of ongoing agreements with VERITAS.

   Seagate Software provides its software products to customers under non-exclusive, non-transferable license agreements including shrink-wrap licenses for certain products. As is customary in the software industry, in order to protect its intellectual property rights, Seagate Software does not sell or transfer title to its software products to customers.

   Seagate Software enters into both object-code only and source-code licenses of its products. Under Seagate Software's current standard end-user license agreement, licensed software may be used solely for the customers' internal operations and only at specified sites, which may be comprised of a stand-alone computer, a single network server with multiple terminals or multiple network servers with multiple terminals.

Sales and Marketing

   Seagate Software utilizes a direct sales force and certain indirect sales channels, such as distributors and original equipment manufacturer relationships, for sales of its selected products to end users. These distributors and original equipment manufacturers may also sell other products that are complementary to or compete with those of Seagate Software. Seagate Software provides sales and marketing programs to encourage the sale of its products, but there can be no assurance that its distributors and original equipment manufacturers will not place a higher priority on competing products. Agreements with its distributors and original equipment manufacturers are generally non-exclusive and may be terminated by either party without cause.

   Seagate Software generally markets its products domestically and overseas through a network of subsidiaries. These subsidiaries utilize authorized distributors and direct sales forces. Seagate Software adapts certain products for foreign markets, including translation and documentation, and Seagate Software prepares marketing and sales support programs accordingly. Seagate Software has organized its sales management into geographical regions to increase the effectiveness of its sales efforts.

   Seagate Software's marketing efforts are designed to increase awareness and consideration of, and to generate leads for, its products. Marketing activities include print advertising in trade and technical publications, on-line advertising on the World Wide Web, cooperative marketing with distributors and resellers, participation in seminars and tradeshows, mailings to end users and other public relations efforts. Seagate Software's marketing groups produce or oversee the production of substantially all of the on-line and print product literature, brochures, advertising and similar marketing and promotional material.

   Revenue from one customer, Ingram Micro Inc. ("Ingram"), accounted for 22%, 22% and 18% of the Seagate Software's total revenues in fiscal 1999, 1998 and 1997, respectively. Indirect revenues, which include sales to distributors and OEMs, were 70%, 69% and 63% of total revenues during fiscal 1999, 1998 and 1997, respectively. Revenues outside of the Americas were 34%, 32% and 30% of total revenues during fiscal 1999, 1998 and 1997, respectively.

   During fiscal 1999, 1998 and 1997, Seagate Software generated export revenues from the United States of approximately $83.3 million, $66.3 million and $44.1 million, respectively. IMG's Revenues outside of the Americas were primarily denominated in the U.S. dollar, and accordingly Seagate Software believes that its exposure to foreign currency fluctuations is not material and it does not engage in foreign currency hedging programs.

Technical Support and Maintenance

   Seagate Software operates its own technical support groups. The technical support groups are located at various sites around the world, including the U.S., Canada and Europe, and provide pre-sale, installation and post-sale support to current users and potential customers evaluating Seagate Software's products. Certain technical support groups also offer seven-day, 24-hour toll-free telephone services. Seagate Software believes that effective technical support during product evaluation substantially contributes to product acceptance, and that post-sale support has been and will continue to be a substantial factor in maintaining customer satisfaction.

   Seagate Software offers maintenance programs for certain of its software products, which may consist of product enhancements, updated products and technical support. Generally, customers renew maintenance and support on an annual basis by paying a maintenance fee. Maintenance revenue implicit in new product sales and recurring maintenance charges are recognized ratably over the period the maintenance and support services are to be provided.

Strategic Relationships

   Seagate Software has developed original equipment manufacturer and other strategic relationships with over 150 application software developers and computer hardware manufacturers that sell and support Seagate Software's products as well as integrate Seagate Software's products into their products. Such strategic relationships have been established with companies including Compaq, IBM, Informix, Microsoft, Netscape, Oracle, PeopleSoft, SAP and Sun.

   Seagate Software's strategic relationship with Microsoft includes the bundling of its range of information management products with selected Microsoft products. Seagate Crystal Reports is bundled with several Microsoft BackOffice products and with developer tools such as Microsoft Visual Basic. Seagate Info is bundled in the current BackOffice Server suite.

Research and Development

   Seagate Software incurred research and development expenses of $51,524,000, $47,173,000 and $42,842,000 in fiscal 1999, 1998 and 1997, respectively.
Certain of the research and development expenses, which have not been material to date, are funded by Seagate Software's customers. Seagate Software is pursuing its product development objectives by continuing its emphasis on internally developing new software products and product enhancements, acquiring products, technologies and businesses complementary to Seagate Software's existing product lines and forming alliances with leading technology companies.

Competition

   The segment of the software market in which Seagate Software competes is comprised of numerous competitors and Seagate Software expects competition to increase. Seagate Software has recently experienced increased competition from additional entrants into its market, including companies that specialize in the development, marketing and support of software products that assist users to analyze and interpret data to make business decisions. Many of Seagate Software's current and prospective competitors have significantly greater financial, technical and marketing resources than Seagate Software. In addition, many prospective customers may have the internal capability to implement software solutions that assist users to analyze and interpret data to make business decisions.

   The competitive factors affecting the market for Seagate Software's software products include the following:

  .  product functionality,

  .  performance and reliability,

  .  demonstrable cost effective benefits for users relative to cost,

  .  price,

  .  quality of customer support and user documentation,

  .  ease of installation,

  .  vendor reputation,

  .  experience and

  .  financial stability.

   Seagate Software believes that it currently competes effectively with respect to these factors. Seagate Software's ability to remain competitive will depend to a great extent upon its ongoing performance in the areas of product development and customer support. To be successful in the future, Seagate Software must respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings. Performance in these areas will in turn depend upon Seagate Software's ability to attract and retain highly qualified technical personnel in a competitive market for experienced and talented software developers.

Patents and Intellectual Property Rights

   Due to the rapidly changing nature of applicable technologies, Seagate Software believes that the improvement of existing products, reliance upon trade secrets and unpatented proprietary know-how and development of new products are generally more important than patent protection. Seagate Software has no U.S. or foreign patents, has one patent application pending in the U.S., and has no foreign patent applications pending.

   Seagate Software's license agreements have restrictions in place to protect and defend its intellectual property. Seagate Software realizes that although it has incorporated these restrictions, there is a possibility for unauthorized use of its software. In addition to relying on these contractual rights, Seagate Software has an ongoing trademark registration program in which it registers certain of its product names, slogans and logos in the U.S. and in some foreign countries.

Employees

As of July 2, 1999, Seagate Software employs approximately 1,100 people. Seagate Software's success is highly dependent on its ability to attract and retain qualified employees. Competition for qualified employees is intense in the software industry. None of Seagate Software's employees are represented by a labor union or are the subject of a collective bargaining agreement. Seagate Software has never experienced a work stoppage and believes that its employee relations are good.

Legal Proceedings

   On November 10, 1997, Vedatech Corporation commenced an action in the High Court of Justice Chancery Division of the United Kingdom against Seagate Software Information Management Group Ltd. claiming breach of an oral agreement and infringement of a Vedatech U.K. copyright in the Japanese translation of one of the Seagate Software products and seeking monetary and injunctive relief. No specific damage amount has yet been claimed. Seagate Software has hired local counsel in the U.K., reviewed documents and conducted interviews. Seagate Software filed an initial response in the U.K. court on January 13, 1998 and is now in the discovery process. Seagate Software believes the complaint has no merit and intends to vigorously defend the action. However, if an unfavorable outcome were to arise, there can be no assurance that such outcome would not have a material adverse effect on the Seagate Software's liquidity, financial position or results of operations.

   In addition to the foregoing, the Seagate Software is engaged in legal actions arising in the ordinary course of its business and believes that the ultimate outcome of these actions will not have a material adverse effect on Seagate Software's financial position, liquidity, or results of operations.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                       AND MANAGEMENT OF SEAGATE SOFTWARE

   The following table sets forth information with respect to the beneficial ownership of Seagate Software's outstanding common stock and preferred stock on an as-converted basis, sum of which is the common equivalent shares, as of September 4, 1999 for:

  . each person who we know holds more than 5% of Seagate Software's common equivalent shares;

  . Seagate Software's most highly compensated executive officers individually;

  .  Seagate Software's directors individually; and

  .  Seagate Software's directors and executive officers as a group.

   Seagate Software has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. To Seagate Software's knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them unless indicated otherwise below and subject to community property laws where applicable.

   Seagate Software has calculated percentage ownership based on 54,736,995 common equivalent shares of Seagate Software as of September 4, 1999. Seagate Software has included in each person's beneficial ownership that person's options to purchase Seagate Software common stock all of which will be vested and exercisable as of the closing of the merger. However, Seagate Software has not included any other person's options for the purpose of computing percentage ownership.

   To compute the number of common equivalent shares outstanding Seagate Software has assumed that Seagate Software's Series A preferred stock is converted on a 1:1 basis to Seagate Software common stock.

                                                        Number of  Percent of
                                                          Common     Common
                                                        Equivalent Equivalent
Stockholder                                               Shares     Shares
-----------                                             ---------- ----------
Seagate Technology, Inc. .............................. 54,695,833   99.92%
  920 Disc Drive
  Scotts Valley, CA 95066
Stephen J. Luczo ...................................... 54,841,044   99.98%
Donald L. Waite ....................................... 54,703,833   99.92%
Gary B. Filler ........................................ 54,709,896   99.92%
Lawrence Perlman ...................................... 54,709,896   99.92%
Gregory B. Kerfoot ....................................    455,209     *
Ellen E. Chamberlain ..................................    110,638     *
All Seagate Software directors and executive officers
 as a group (6 persons)................................ 55,443,017     100%

--------
*  Less than one percent.

   Seagate Technology's beneficial ownership excludes 36,333 shares of Seagate Software's common stock held by or issuable pursuant to options granted to Mr. Luczo, Mr. Waite, Mr. Filler and Mr. Perlman over which Seagate Technology does not possess sole or shared voting or investment control. Therefore Seagate Technology disclaims beneficial ownership of those shares.

   Beneficial ownership for Mr. Luczo, Mr. Waite, Mr. Filler and Mr. Perlman includes 57,962,988 common equivalent shares beneficially owned by Seagate Technology to which each of them may be deemed to have shared power to vote or dispose in his capacity as an officer and/or director of Seagate Technology. However, each of Mr. Luczo, Mr. Waite, Mr. Filler and Mr. Perlman disclaim beneficial ownership of those shares.

   With respect to the beneficial ownership of the following persons, the security ownership table above includes exercisable options expected to be vested in full shortly before the merger in the following amounts:

   Name                                                                  Options
   ----                                                                  -------
   Stephen J. Luczo..................................................... 145,211
   Donald L. Waite......................................................     --
   Gary B. Filler.......................................................  14,063
   Lawrence Perlman.....................................................  14,063
   Gregory B. Kerfoot .................................................. 455,209
   Ellen E. Chamberlain................................................. 110,638
   All directors and officers as a group (6 persons).................... 739,184

   Mr. Waite holds 5,000 shares of Seagate Software common stock that are subject to repurchase by Seagate Software. Seagate Software's right to repurchase those shares expires on various dates through 2000.

   Based on the number of outstanding shares of Seagate Technology common stock as of September 4, 1999 and after giving effect to the issuance of Seagate Technology common stock and options in the merger, assuming that all outstanding shares of Seagate Software common stock are exchanged for Seagate Technology common stock pursuant to the merger, no director or executive officers of Seagate Software or holder of 5% or more of Seagate Software's common equivalent shares will beneficially own more than 1% of the outstanding Seagate Technology common stock immediately after the merger.

   The officers, directors and greater than five percent stockholders of Seagate Technology have the following interests in shares of Seagate Software stock and options that will be vested in full shortly before the merger.

                                                                Shares and
                                                            Options held as of
Name and Title                                              September 4, 1999
--------------                                              ------------------
Stephen J. Luczo...........................................      145,211
 Chief Executive Officer, President and Director
Gary B. Filler.............................................       14,063
 Co-Chairman of the Board of Directors
Lawrence Perlman...........................................       14,063
 Co-Chairman of the Board of Directors
Kenneth Haughton...........................................        5,000
 Director
Robert A. Kleist...........................................        5,000
 Director
Thomas P. Stafford.........................................        5,000
 Director
Laurel L. Wilkening........................................        5,000
 Director
Bernardo A. Carballo.......................................        5,000
 Executive Vice President Worldwide Sales & Marketing
Don G. Colton..............................................        9,500
 Executive Vice President Corporate Quality
Thomas F. Mulvaney.........................................        2,000
 Senior Vice President, General Counsel and Corporate
  Secretary
Charles C. Pope............................................        6,584
 Executive Vice President Finance and Chief Financial
  Officer
Townsend H. Porter, Jr. ...................................       12,250
 Executive Vice President, Product Technology Development
  And Chief Technical Officer
Donald L. Waite............................................        8,000
 Executive Vice President, Chief Administrative Officer And
  Assistant Secretary
William D. Watkins.........................................        5,000
 Executive Vice President And Chief Operating Officer

           EXECUTIVE OFFICERS AND MANAGEMENT OF SEAGATE SOFTWARE

   The directors and executive officers of Seagate Software and certain information about them as of September 4, 1999, are as follows:

                                                                         Director or
                                                                      Executive Officer
   Name                     Age Position                                    Since
   ----                     --- --------                              -----------------
   Stephen J. Luczo........  42 Chairman of the Board of Directors          1996
   Gary B. Filler..........  58 Director                                    1996
   Lawrence Perlman........  61 Director                                    1996
   Donald L. Waite.........  66 Director                                    1996
   Gregory B. Kerfoot......  39 President and Chief Operating Officer       1996
   Ellen E. Chamberlain....  42 Senior Vice President, Treasurer and        1996
                                 Chief Financial Officer

   Mr. Luczo currently serves as Chairman of the Board of Directors of Seagate Software and as Chief Executive Officer, President and Director of Seagate Technology. Prior to becoming Seagate Software's Chairman in July 1997, Mr. Luczo served as Seagate Software's Chief Operating Officer between March 1995 and July 1997. Mr. Luczo joined Seagate Technology in October 1993 as Senior Vice President, Corporate Development and was promoted to Executive Vice President, Corporate Development in March 1995, where he served until September 1997. He was promoted to President and Chief Operating Officer of Seagate Technology in September 1997, serving in the latter capacity until July 1998. In July 1998, Mr. Luczo was promoted to Chief Executive Officer and appointed to the board of directors of Seagate Technology. Before joining Seagate Technology in 1993, Mr. Luczo was Senior Managing Director and Co-head of the Bear Stearns and Co. Global Technology Group from February 1992 to October 1993. Mr. Luczo also serves on the Boards of Directors of Gadzoox Microsystems, Inc. and Dragon Systems, Inc.

   Mr. Filler currently serves as a director of Seagate Software and as Co-chairman of the board of directors of Seagate Technology. Mr. Filler has held various positions on Seagate Technology's board of directors, including Vice Chairman from October 1990 until September 1991, Chairman from September 1991 until October 1992, and Co-chairman since July 1998. Mr. Filler has been a financial consultant since September 1996. He was Senior Vice President and Chief Financial Officer of Diamond Multimedia Systems, Inc., a multimedia and graphics company, from January 1995 to September 1996. From June 1994 to January 1995, Mr. Filler was a business consultant and private investor. From February 1994 until June 1994, he served as Executive Vice President and Chief Financial Officer of ASK Group, Inc., a computer systems company. Mr. Filler also serves on the Board of Directors of Sento Corporation.

   Mr. Perlman currently serves as a director of Seagate Software and as Co-chairman of the board of directors of Seagate Technology. He was appointed Chairman of the board of directors of Ceridian Corporation (formerly Control Data Corporation), a technology-based services company, in November 1992. Mr. Perlman previously held several executive positions at Ceridian Corporation, including President and Chief Executive Officer of Imprimis Technology Incorporated, a subsidiary of Control Data Corporation. He was a regent of the University of Minnesota from 1992 to 1995. Mr. Perlman also serves on the boards of directors of Computer Network Technology Corporation, AMDOCS Limited, and Valspar Corporation.

   Mr. Waite currently serves as a director of Seagate Software and as Executive Vice President, Chief Administrative Officer and Assistant Secretary of Seagate Technology. Since joining Seagate Technology in 1983, Mr. Waite has served in various roles, including Chief Financial Officer from 1983 to February 1998. He has served as Executive Vice President and Chief Administrative Officer since March 1995 and as Assistant Secretary since July 1998. Mr. Waite also serves on the boards of directors of California Micro Devices and CVC Holdings, Inc.

   Mr. Kerfoot currently serves as Seagate Software's President and Chief Operating Officer. He was named President, Chief Operating Officer and director of Seagate Software upon consummation of the contribution of the Network & Storage Management Group business to VERITAS in May 1999. Prior to May 1999,

Mr. Kerfoot served as the Chief Strategic Officer and as Executive Vice President and General Manager of IMG. He joined Crystal in September 1988 as the Director of Research and Development and Chief Architect of Crystal Reports. In May 1994 he joined Seagate Technology in connection with its acquisition of Crystal and continued as Crystal's Director of Research and Development until May 1996, when he was named President of IMG. Later in 1996, he was named Executive Vice President and General Manager of IMG. Since fiscal 1998 Mr. Kerfoot has served as Chief Strategic Officer for Seagate Software as well as Executive Vice President and General Manager of IMG. In his role as President and Chief Operating Officer of Seagate Software, Mr. Kerfoot is responsible for the day to day operations of Seagate Software and serves in a role functionally equivalent to that of a chief executive officer of a corporation.

   Ms. Chamberlain currently serves as Seagate Software's Senior Vice President, Treasurer, and Chief Financial Officer. She joined Seagate Technology in March 1985 and served in various finance positions, including Vice President and Treasurer between November 1994 and February 1996. In June 1995, Ms. Chamberlain began simultaneously supporting the development of Seagate Software. She served as Seagate Software's Vice President between November 1994 and March 1997, when she was promoted to Senior Vice President and Chief Financial Officer. Ms. Chamberlain was also promoted to Treasurer of Seagate Software in March 1997 after serving as its Assistant Treasurer since April 1996.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF SEAGATE SOFTWARE

Certain Forward-Looking Information

   Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations of Seagate Software and contained elsewhere herein are forward-looking statements based on current expectations, and entail various risks and uncertainties that could cause actual results to differ from those projected in such forward-looking statements. Certain of these risks and uncertainties are set forth below in the sections entitled "--Liquidity and Capital Resources" and "--Factors Affecting Seagate Software's Future Operating Results."

Overview

   Seagate Software develops and markets software products and provides related services enabling business users and information technology professionals to manage enterprise information. Seagate Software was comprised of two operating groups, IMG and the Network & Storage Management Group. Headquartered in Scotts Valley, California, Seagate Software has over 30 offices and operations in 16 countries worldwide. Seagate Software is a majority-owned and consolidated subsidiary of Seagate Technology, a data technology company that provides products for storing, managing and accessing digital information on computer systems. As of July 2, 1999, Seagate Technology and one of its subsidiaries held 99.96% of Seagate Software's outstanding capital stock. On a fully converted basis the outstanding minority interests of Seagate Software amounted to approximately 6.2%, which consisted of common stock and options to purchase its common stock issued pursuant to the 1996 Stock Option Plan (the "Option Plan") and common stock subject to repurchase. Such options and stock are held by certain current and former employees, directors and consultants of Seagate Software and Seagate Technology.

   Seagate Software was incorporated in Delaware in November 1993 and commenced operations in May 1994 pursuant to Seagate Technology's merger with Crystal Computer Services, Inc., a company engaged in developing and marketing report writing software. From August 1994 to June 1996, Seagate Technology acquired eight software companies, which were engaged in developing and marketing business intelligence or network and/or storage management software products. In February 1996, Seagate Technology merged with Conner Peripherals, Inc. in a transaction accounted for as a pooling-of-interests. In connection with the merger, Seagate Technology purchased the outstanding minority interests in Conner's storage management software operations under Arcada Holdings, Inc. ("Arcada").

   In April 1996, the Parent Company consolidated its software operations into Seagate Software. In June 1998, Seagate Software acquired all of the outstanding capital stock of Eastman Software Storage Management Group, Inc., a company engaged in developing, producing and marketing hierarchical storage management products for the Windows NT platform.

   On May 28, 1999, Seagate Software contributed its NSMG business to VERITAS. The NSMG business comprised approximately 58.9% of Seagate Software's revenues and 63.8% of gross profits in fiscal 1999 (59.7% and 62.5% in 1998, respectively). In connection with the contribution of the NSMG business to VERITAS, Seagate Software recorded a gain of $1,670 million, net of certain related compensation expense and transaction related costs. In addition, Seagate Software recorded the write-off of in-process research and development totaling approximately $87.1 million, of which $84.7 million was charged against "Activity relating to investment in VERITAS" and $2.4 million was charged directly to write-off of in-process research and development for amounts associated with the acquisition of the minority interests of Seagate Software.

   Seagate Software operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 1999 ended on July 2, 1999, fiscal 1998 ended on July 3, 1998 and fiscal 1997 ended on June 27, 1997. Fiscals 1999 and 1997 were comprised of 52 weeks and fiscal 1998 was comprised of 53 weeks. All references to years represent fiscal years unless otherwise noted.

Business Combinations

   Seagate Software has a history of business combinations and during the three most recent fiscal years these included the contribution of its NSMG business to VERITAS in fiscal 1999 and the acquisition of Eastman Storage Software Management Group in fiscal 1998. No business combinations occurred in fiscal 1997. In connection with these business combinations, Seagate Software has recognized significant write-offs of in-process research and development. The completion of the underlying in-process projects acquired within each business combination was the most significant and uncertain assumption utilized in the valuation analysis of the in-process research and development. Such uncertainties could give rise to unforeseen budget over runs and/or revenue shortfalls in the event that Seagate Software is unable to successfully complete a certain research and development project. Seagate Software is primarily responsible for estimating the fair value of the purchased research and development in all business combinations accounted for under the purchase method. The nature of research and development projects acquired, the estimated time and costs to complete the projects and significant risks associated with the projects are described below.

Valuation Methodology

   In accordance with the provisions of APB Opinion 16, all identifiable assets, including identifiable intangible assets, were assigned a portion of the cost of the acquired enterprise (purchase price) on the basis of their respective fair values. This included the portion of the purchase price properly attributed to incomplete research and development projects that should be expensed according to the requirements of Interpretation 4 of SFAS No. 2.

   Intangible assets were identified through (i) analysis of the acquisition agreement, (ii) consideration of Seagate Software's intentions for future use of the acquired assets, and (iii) analysis of data available concerning products, technologies, markets, historical financial performance, estimates of future performance and the assumptions underlying those estimates. The economic and competitive environment in which Seagate Software operates was also considered in the valuation analysis.

   The Income Approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing each purchased research and development project. A portion of the purchase price was allocated to the developmental projects based on the appraised fair values of such projects. A summary of Seagate Software's most recent business combinations activities is as follows:

   Contribution of the NSMG business to VERITAS and the purchase of outstanding shares of Seagate Software by Seagate Technology.

Contribution of the NSMG business to VERITAS

   On May 28, 1999, Seagate Software, Seagate Software Network & Storage Management Group, Inc., and Seagate Technology, closed the Agreement and Plan of Reorganization (the "Plan") dated October 5, 1998 with VERITAS and Old VERITAS. The Plan provided for the contribution by Seagate Software, Seagate Technology, and certain of its respective subsidiaries to VERITAS of (a) the outstanding stock of the Network & Storage Management Group and certain other subsidiaries of Seagate Software and (b) those assets used primarily in the network and storage management business of Seagate Software (which we have collectively defined as the "NSMG business"), in consideration for the issuance of shares of common stock of VERITAS to Seagate Software and the offer by VERITAS to grant options to purchase common stock of VERITAS to certain of Seagate Software's employees who become employees of VERITAS or its subsidiaries. As part of the Plan, VERITAS assumed certain liabilities of the NSMG business. The Plan was structured to qualify as a tax-free exchange.

   Subsequent to the consummation, all outstanding securities of Old VERITAS were assumed and converted into common stock of VERITAS with identical rights, preferences and privileges, on a share for share basis. As a result of the contribution of the NSMG business to Old VERITAS, Seagate Software received a total of 69,148,208 shares of VERITAS common stock and former employees of the NSMG business received options to purchase an aggregate of 6,945,048 shares of VERITAS common stock. Share and option amounts for VERITAS have been adjusted to reflect the two-for-one stock split by VERITAS effected July 9, 1999. VERITAS common stock is publicly traded and is quoted by the Nasdaq National Market under the symbol "VRTS."

   Seagate Software has accounted for the contribution of NSMG to VERITAS as a non-monetary transaction using the fair value of the assets and liabilities exchanged. After the transaction, Seagate Software owns approximately 41.63% of the outstanding shares of VERITAS on May 28, 1999. Because Seagate Software still owns a portion of the NSMG business through its ownership of VERITAS, Seagate Software did not recognize 100% of the gain on the exchange. The gain recorded is equal to the difference between 58.37% of the fair value of the VERITAS common stock received and 58.37% of Seagate Software's basis in the NSMG business exchanged. Seagate Software is accounting for its on going investment in VERITAS using the equity method. The difference between the recorded amount of Seagate Software's investment in VERITAS and the amount of its underlying equity in the net assets of VERITAS has been allocated based upon the fair value of the underlying tangible and intangible assets and liabilities of VERITAS. The intangible assets included amounts allocated to in-process research and development and resulted in a $84,707,000 write-off included in "Activity related to equity interests in VERITAS" in the accompanying statement of operations. Intangible assets including goodwill are being amortized over 4 years.

   Seagate Software will include in its financial results its share of the net income or loss of VERITAS, excluding certain NSMG business purchase accounting related amounts recorded by VERITAS, but including Seagate Software's amortization of the difference between the recorded investment and the underlying assets and liabilities of VERITAS. Because of practicality considerations, the net income or loss of VERITAS will be included in the results of Seagate Software on a one quarter lag basis.

Seagate Technology exchange offer

   In a separate but related transaction, on June 9, 1999, Seagate Technology exchanged 5,275,772 shares of Seagate Technology common stock for 3,267,155 of the outstanding shares of Seagate Software common stock owned by employees, directors and consultants of Seagate Software. The exchange ratio was determined based on the estimated value of Seagate Software common stock divided by the fair market value of Seagate Technology common stock.

   The estimated value of Seagate Software common stock was determined based upon the sum of the fair value of the NSMG business, as measured by the fair value of the shares received from VERITAS, plus the estimated fair value of IMG as determined by Seagate Software's Board of Directors, plus the assumed proceeds from the exercise of all outstanding stock options, divided by the number of fully converted shares of Seagate Software. The board of directors of Seagate Software considered a number of factors in determining the estimated fair value of the IMG business, including historical and projected revenues, earnings and cash flows, as well as other factors and consultations with financial advisors.

   The fair value of the shares purchased less the original purchase price paid by the employees was recorded as compensation expense for those shares outstanding and vested less than six months. The purchase of shares outstanding and vested more than six months was accounted for as the purchase of a minority interest and, accordingly, the fair value of the shares exchanged was allocated to all of the identifiable tangible and intangible assets and liabilities of Seagate Software. Seagate Software recorded the acquisition of its common stock by Seagate Technology as a capital contribution from Seagate Technology, and as a result Seagate Software recorded compensation expense amounting to $123.8 million and wrote-off in-process research and development amounting to $2.4 million in the fourth quarter of fiscal 1999. Associated intangible assets and goodwill are being amortized to operations over four years.

   The value allocated to projects identified as in-process research and development at VERITAS and for Seagate Software, for the minority interest acquired by Seagate Technology, were charged to expense in the fourth quarter of fiscal 1999. These write-offs were necessary because the acquired technologies had not reached technological feasibility at the date of purchase and have no future alternative uses. Seagate Software expects the acquired in-process research and development will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved.

   The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The value of the purchased in-process technology for VERITAS was estimated as the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products, excluding revenues attributable to future development efforts. These cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects.

   As of the date of the contribution of the NSMG business to New VERITAS, the estimated costs to complete the in-process research and development projects at VERITAS (including the NSMG business) was approximately $50 million.

Overview of purchase price allocation

   In accordance with the provisions of Accounting Principles Board Opinions No. 16 and 17, all identifiable assets acquired were analyzed to determine their Fair Market Values. As the basis for identifying the in-process research and development ("R&D"), the development projects were evaluated in the context of Interpretation 4 of Financial Accounting Standards Board Statement No. 2. In accordance with these provisions, the developmental projects were examined to determine if there were any alternative future uses. Such evaluation consisted of a specific review of the efforts, including the overall objectives of the project, progress toward the objectives, and the uniqueness of the developments of these objectives. Further, each in-process research and development project was reviewed to determine if technological feasibility had been achieved.

Description of methodology

   Tangible net assets of VERITAS (including the NSMG business) principally included cash and investments, accounts receivable, fixed assets and other current assets. Liabilities principally included accounts payable, accrued compensation, and other accrued liabilities. Tangible assets and liabilities were recorded at their fair value which was equal to book value. Intangible assets included developed technology, distribution networks, original equipment manufacturer agreements, trademarks, assembled workforce, and in-process research and development. The fair value of intangible assets was determined as follows:

   To estimate the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The developed technology is being amortized on the straight-line basis over its estimated useful life (four years) which is expected to exceed the ratio of current revenues to the total of current and anticipated revenues.

   The value of the distribution networks and original equipment manufacturer agreements was estimated by considering, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning business relationships and risks related to the viability of and potential changes to future target markets.

   The value of trademarks was estimated by considering, among other factors, the assumption that in lieu of ownership of a trademark, a company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

   The value of the assembled workforce was estimated as the costs to replace the existing employees, including recruiting, hiring, and training costs for each category of employee.

   The value allocated to projects identified as in-process technology at VERITAS and at Seagate Software for the minority interest acquired by Seagate Technology, were charged to expense in the fourth quarter of fiscal 1999. These write-offs were necessary because the acquired technologies had not reached technological feasibility at the date of purchase and have no future alternative uses. Seagate Software expects that the acquired in-process research and development will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved.

   The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The value of the purchased in-process technology for VERITAS was estimated as the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products, excluding revenues attributable to future development efforts. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects.

   Goodwill was calculated as the residual difference between the estimated amount paid and the values assigned to identified tangible and intangible assets and liabilities.

Valuation assumptions

  Revenue

   Revenue estimates were based on (i) aggregate revenue growth rates for the businesses as a whole, (ii) growth rates for the storage management software market, (iii) the aggregate size of the storage management software market,
(iv) anticipated product development and introduction schedules, (v) product sales cycles, and (vi) the estimated life of a product's underlying technology.

   Future revenue estimates were generated based on the worldwide storage management software market and the backup, restore and archive market. The overall storage management software market is forecasted to increase at a compound annual growth rate of 14.2%, from a 1997 value of $2,543 million to a 2002 value of $4,941 million. The backup, restore and archive software segment of storage management software and in particular the Windows NT segment, in which the NSMG business competes, is expected to grow much faster than other segments. Revenue for Windows 95 and Windows NT is projected to grow at a 43.3% compound annual growth rate from 1997 through 2002.

   Revenue for the NSMG business was forecasted by product line for the years 1999 through 2001. Revenue was expected to be $350 million for the 1999 calendar year. Thereafter, the NSMG business is expected to grow slightly greater than the 43.3% industry average through 2003. The revenue by product was allocated between existing, in-process, and future technology; indicating a four-year life cycle for revenue contribution from technology which is consistent with the historical experience of the NSMG business with technology life cycles.

   VERITAS is an open systems supplier. The market for open systems suppliers grew 101.2% between 1996 and 1997.

   Revenue for VERITAS was forecasted by product line for the years 1999 through 2001. Revenue was expected to be $270 million for the 1999 calendar year. Thereafter, VERITAS is expected to grow at 67.9% and 58.4% for years 2000 and 2001, respectively, a rate greater than the 43.3% industry average. For years 2002 through 2005, revenues are expected to level off at a 40% growth rate. The revenue by product was allocated between existing, in-process, and future technology indicating a four-year life cycle (revenue contribution from technology) for Windows NT based products and a three-year life cycle for Unix based products which is consistent with VERITAS' past experience with technology life cycles.

Operating expenses

   Estimated operating expenses used in the valuation analysis of the NSMG business and VERITAS included (i) cost of goods sold, (ii) general and administrative expense, (iii) sales and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of both the NSMG business model and VERITAS' overall business model, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted.

   Cost of goods sold. Cost of goods sold, for the developed and in-process technologies was estimated to be approximately 8.6% of revenues from 2000 to 2006 for the NSMG business. Cost of goods sold, for the developed and in-process technologies was estimated to be approximately 14.7% of revenues from 2000 to 2005 for VERITAS.

   General and administrative ("G&A") expense. G&A expense, expressed as a percentage of revenue, for the business developed and in-process technologies was 9.2% in 1999 and expected to be reduced to 6.7% by 2002 for the NSMG business. G&A expense for VERITAS, expressed as a percentage of revenue, for the developed and in-process technologies was held constant at 4.4% of revenues for the forecast period of 2000 to 2005.

   Selling and marketing ("S&M") expense. S&M expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 37.4% for years 2000 to 2006 related to the NSMG business. S&M expense for VERITAS, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 34.7% for years 2000 to 2005.

   Research and development ("R&D") expense. R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 2% of revenue for the developed and in-process technologies for the years 2000 to 2006 for the NSMG business. R&D expense for VERITAS was estimated as 18.2% of revenue in 1999 and was reduced to 16% by 2002, continuing at that rate until 2005.

   As of the date of the contribution of the NSMG business to VERITAS, the estimated costs to complete the in-process research and development projects at VERITAS (including the NSMG business) was approximately $50 million.

Effective tax rate

   The effective tax rate utilized in the analysis of developed and in-process technologies was 33%, which reflects VERITAS' combined effective federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the contribution and estimated for future years.

Discount rate

   The discount rates selected for Seagate Software's developed and in-process technologies were 12% and 17%, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the Weighted Average Rate of Return (the "WARR", approximately 14% at the date of contribution) and
(ii) the Weighted Average Return on Assets (approximately 18% at the date of contribution) that investors expect for companies with similar anticipated growth rates and other characteristics as the NSMG business and VERITAS. The discount rate utilized for the in-process research and development was determined to be higher than the WARR due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than the WARR, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects. The discount rate was adjusted downward from the WARR for the developed technologies to reflect less technological and market risk associated with forecasted sales of the existing products.

   Eastman Software Storage Management Group.

Overview

   Eastman's two primary products were OPEN/stor for Windows NT and AvailHSM for NetWare. By integrating Eastman's product line, NSMG planned to convert Eastman's Storage Migrator product into a stand-alone HSM application for Windows NT environments. As of the date of acquisition, Seagate Software determined that it would abandon the AvailHSM product and technology due to dated features and functionality; and accordingly, the valuation analysis did not include a fair value for the AvailHSM product.

   As for OPEN/stor at the date of acquisition, the NSMG business planned to phase out the product over the following 12 to 15 months. The NSMG business' purpose for the acquisition was for the next generation technologies that were underway at Eastman, referenced by project names Sakkara and Phoenix. These projects were complete re-writes of Eastman's prior generation technology that would allow the product to be sold stand-alone upon completion.

   In accordance with SFAS 86, paragraph 38 ("Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed"), "the cost of software purchased to be integrated with another product or process will be capitalized only if technological feasibility was established for the software component and if all research and development activities for the other components of the product or process were completed at the time of the purchase." Although Seagate Software purchased existing products from Eastman, the existing products did not operate on a stand-alone basis. Therefore, as mentioned above, all of the original underlying code and base technology for the next generation products were in the process of being completely re-written as date of acquisition.

Assumptions

  Revenue

   Future revenue estimates were generated for the following technologies: (i) OPEN/stor, (ii) Sakkara, and (iii) Phoenix. Aggregate revenue for existing Eastman products was estimated to be approximately $167,000 for the one month ending June 30, 1998. Revenues were estimated to increase to approximately $3.9 million and $7.1 million for fiscal years 1999 and 2000 when most of the in-process projects were expected to be complete and shipping. Thereafter, revenue was estimated to increase at rates ranging from 20% to 30% for fiscal years 2001 through 2006. Revenue estimates were based on (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenues, (iii) growth rates for the storage management software market, (iv) the aggregate size of the storage management software market, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and (vii) the estimated life of a product's underlying technology.

  Operating expenses

   Operating expenses used in the valuation analysis of Eastman included (i) cost of goods sold, (ii) general and administrative expense, (iii) selling and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of both Seagate and Eastman's overall business model, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted.

   Cost of goods sold. Cost of goods sold, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be approximately 5% throughout the estimation period. Seagate Software's cost of goods sold was 20% for fiscal 1996 and 22% for fiscal 1997.

   General and administrative ("G&A") expense. G&A expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be approximately 10% throughout the estimation period.

   Selling and marketing ("S&M") expense. S&M expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 27% throughout the estimation period.

   Research and development ("R&D") expense. R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 5% of revenue for the developed and in-process technologies throughout the estimation period.

   In addition, as of the date of acquisition, Seagate Software's management anticipated the costs to complete the in-process research and development at approximately $1.8 million.

Effective tax rate

   The effective tax rate utilized in the analysis of developed and in-process research and development was 38%, which reflects Seagate's combined federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the acquisition and estimated for future years.

Discount rate

   The discount rates selected for Eastman's developed and in-process technologies were 15% and 20%, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the Weighted Average Cost of Capital (the "WACC", approximately 15% at the date of acquisition) and
(ii) the Weighted Average Return on Assets (approximately 18% at the date of acquisition). The discount rate utilized for the in-process technology was determined to be higher than Seagate's WACC due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than Seagate's WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

Results of Operations

Fiscal Year 1999 versus Fiscal Year 1998

Results of operations for the fiscal year 1999 include eleven months of the NSMG business as compared to twelve months in the fiscal year 1998 due to the May, 1999 contribution of the NSMG business to VERITAS. Increases in operating expenses were partially offset by the reduction in spending due to the contribution of the NSMG business to VERITAS.

   Revenues. Total revenues increased 17% to $343,473,000 in 1999 from $293,226,000 in 1998. License revenues grew 13% to $274,431,000 in 1999 from
$243,285,000 in 1998 due primarily to increased sales of

Seagate Backup Exec, a product sold by the NSMG business and transferred to VERITAS in the NSMG contribution. License revenue growth was also due to increased sales of Seagate Crystal Reports and Seagate Crystal Info. Seagate Software continued to expand both its indirect and direct sales channels. Indirect revenues, which include distribution and OEM sales, increased 18% to $239,205,000 in 1999 from $203,273,000 in 1998 while direct revenues, which include corporate licensing and other direct sales to users, increased 16% to $104,268,000 in 1999 from $89,953,000 in 1998. Revenues increased within the Americas 13% to $225,247,000 in 1999 from $198,819,000 in 1998 and internationally 25% to $118,226,000 in 1999 from $94,407,000 in 1998, which was due in part to Seagate Software's continued expansion of its European distribution channel. Revenues from Seagate Technology remained at 2% of total revenue for 1999 and 1998. Total maintenance, support and other revenues grew 38% to $61,304,000 in 1999 from $44,472,000 in 1998 primarily due to increases in the sales of maintenance agreements and training and consulting services resulting from a larger installed customer base.

   During 1999 Seagate Software generated export revenues from the United States of approximately $83,309,000 as compared to $66,250,000 in 1998. Seagate Software believes that its exposure to foreign currency fluctuations is not material and it does not engage in foreign currency hedging programs.

   Cost of Revenues. The decrease in the cost of license revenues to $12,597,000 in 1999 from $16,963,000 in 1998, representing 5% and 7% of related license revenues, respectively, and the decrease in the cost of license revenues from Seagate Technology was due primarily to reductions in product packaging and documentation costs resulting from a shift in mix to CD-ROMs from disks and increased sales of higher-margin server products. The increase in the cost of maintenance, support and other revenues to $27,522,000 in 1999 from $19,687,000 in 1998, representing 45% and 44% of related service revenues, respectively, was primarily due to expansion of Seagate Software's professional services workforce necessary to support the growth in training and consulting revenues. The lower service revenue margins in 1999 were primarily due to increased spending for additional personnel and new facilities to support higher levels of customer support services, such as training, consulting and preferred technical support. The decrease in the amortization of developed technology to $12,196,000 in 1999 from $13,271,000 in 1998, representing 4% and 5% of total revenues, respectively, was primarily due to intangible assets that were fully amortized during or at the start of the first quarter of fiscal 1999, partially offset by a $1,100,000 write-down of certain developed technologies.

   Sales and Marketing. The increase in sales and marketing expenses to $159,938,000 in 1999 from $129,343,000 in 1998, representing 47% and 44% of total revenues, respectively, was primarily due to expansion of Seagate Software's sales force and increases in advertising, promotion, including allocations from Seagate Technology for the proportional cost of television and newspaper advertisements and technical support costs.

   Research and Development. The increase in research and development expenses to $51,524,000 in 1999 from $47,173,000 in 1998, representing 15% and 16% of total revenues, respectively, was primarily due to increases in personnel and related expenses, new product development and localization costs, partially offset by facility consolidations.

   General and Administrative. The decrease in general and administrative expenses to $34,055,000 in 1999 from $37,124,000 in 1998, representing 10% and
13% of total revenues, respectively, was primarily due to management's efforts to reduce management and administrative costs.

   Write-off of In-Process Research and Development. As a result of its acquisitions, the most recent of which are described below, Seagate Software has acquired a number of projects and products that were considered in-process research and development on the date of acquisition. Seagate Software determined that purchased in-process technology had not reached technological feasibility as no working model or detail program design existed at the time of purchase, and no alternative uses had been identified. Accordingly, in-process research and development was expensed when acquired. During 1999, $2,353,000 of in-process research and development was written off in connection with the purchase of the minority interests of Seagate Software. During 1998, total write-offs of in-process research and development were $6,800,000 incurred in connection with the June 1998 purchase of Eastman.

   Amortization of Goodwill and Other Intangibles. The decrease in the amortization of goodwill and other intangibles to $14,917,000 in 1999 from $16,201,000 in 1998, representing 4% and 6% of total revenues, respectively, was primarily due to decreases in amortization expense based on lower levels of intangible assets and write-downs and write-offs of the carrying value of intangibles of $0 in 1999 versus $1,900,000 in 1998 as a result of asset values that had become impaired based on reductions in estimated future cash flows.

   Long-lived assets other than developed technology, including associated goodwill, are assessed for impairment under the guidance of Statement of Financial Accounting Standards Board No. 121 ("SFAS 121"), and any write-offs or write-downs are included in amortization of goodwill and other intangibles. Goodwill not within the scope of SFAS 121 is assessed for impairment under the guidance of Accounting Principles Board No. 17, and any write-offs or write-downs are also included in amortization of goodwill and other intangibles. Developed technology acquired in business combinations is assessed for impairment under the guidance of Statement of Financial Accounting Standards Board No. 86, and any related write-offs or write-downs are included in costs of revenues.

   Seagate Software capitalizes the acquired assembled workforce in most of its acquisitions. When Seagate Software reviews the carrying value of its intangibles, if there remains less than 5% of the original assembled workforce the related intangible assets is deemed impaired. In fiscal 1998, Seagate Software wrote-off a total of $1.9 million relating to the capitalized assembled workforces and the associated goodwill for Network Computing, Inc., Netlabs, Inc. and Creative Interaction Technologies, Inc. because less than 5% of the original assembled workforces remained.

   Interest and Other, Net. Total interest and other, net increased to a net income of $1,552,972,000 in 1999 from a net expense of $10,000 in 1998. The increase in net other income was substantially all due to the net gain of $1,670,301,000 on the contribution of Seagate Software's NSMG business to VERITAS partially offset by the charge related to Seagate Software's equity interest in VERITAS of $118,888,000 in the fourth quarter of 1999. The net gain of $1,670,301,000 consisted of a gain of $1,806,165,000, net of compensation expense of $123,839,000 and merger related expenses of $12,025,000.

   Income Taxes. Seagate Software recorded a $641,920,000 provision for income taxes at an effective rate of 41% in 1999 compared with a $15,385,000 provision for income taxes at an effective rate of 252% for 1998. The effective rate used to record the provision for income taxes in 1999 was greater than the statutory rate primarily due to state taxes on U.S. taxable income, foreign taxes in excess of U.S. statutory tax rate, increases in the valuation allowance for deferred tax assets and goodwill amortization for certain acquisitions that were not deductible for tax purposes. The effective rate used to record the provision for income taxes in 1998 was greater than the statutory rate primarily due to foreign taxes in excess of U.S. statutory tax rate, increases in the valuation allowance for deferred tax assets and goodwill amortization for certain acquisitions that were not deductible for tax purposes.

Fiscal Year 1998 versus Fiscal Year 1997

   Revenues. Total revenues increased 35% to $293,226,000 in 1998 from $216,950,000 in 1997. License revenues grew 33% to $243,285,000 in 1998 from
$183,556,000 in 1997 due primarily to increased sales of Seagate Backup Exec. License revenue growth was also due to increased sales of Seagate Crystal Reports and Seagate Crystal Info. Seagate Software continued to expand both its indirect and direct sales channels. Indirect revenues, which include distribution and OEM sales, increased 37% to $203,273,000 in 1998 from $147,991,000 in 1997 while direct revenues, which include corporate licensing and other direct sales to users, increased 30% to $89,953,000 in 1998 from $68,959,000 in 1997. Revenues increased within the Americas 30% to $198,820,000 in 1998 from $153,368,000 in 1997 and internationally 48% to $94,407,000 in
1998 from $63,582,000 in 1997, which was due in part to Seagate Software's continued expansion of its European distribution channel. Revenues from Seagate Technology decreased 5% primarily due to fewer unit shipments to Seagate Technology's OEM tape drive operations. Total maintenance, support and other revenues grew 61% to $44,472,000 in 1998 from $27,632,000 in 1997 primarily due to increases in the sales of maintenance agreements and training and consulting services resulting from a larger installed customer base.

   During 1998 Seagate Software generated export revenues from the United States of approximately $66,250,000 as compared to $44,129,000 for 1997 Seagate Software believes that its exposure to foreign currency fluctuations is not material and does not engage in foreign currency hedging programs.

   Cost of Revenues. The decrease in the cost of license revenues to $16,963,000 in 1998 from $17,535,000 in 1997, representing 7% and 10% of related license revenues, respectively, and the decrease in the cost of license revenues from Seagate Technology was due primarily to reductions in product packaging and documentation costs resulting from a shift in mix to CD-ROMs from disks and increased sales of higher-margin server products. The increase in the cost of maintenance, support and other revenues to $19,687,000 in 1998 from $6,560,000 in 1997, representing 44% and 24% of related service revenues, respectively, was primarily due to expansion of Seagate Software's professional services workforce necessary to support the growth in training and consulting revenues. The lower service revenue margins in 1998 were primarily due to increased spending for additional personnel and new facilities to support higher levels of customer support services, such as training, consulting and preferred technical support. The decrease in the amortization of developed technology to $13,271,000 in 1998 from $21,860,000 in 1997, representing 5% and 10% of total revenues, respectively, was primarily due to write-downs of certain developed technologies amounting to approximately $6,918,000 during 1997 as a result of asset values that had become impaired based on reductions in estimated future cash flows.

   Unamortized software costs for developed technology were reviewed under the guidance of SFAS No. 86 for potential impairment. Seagate Software compares the undiscounted future cash flows on a product by product basis to the unamortized costs. Unamortized costs in excess of undiscounted future cash flows are recorded as an impairment loss. Impairment losses in 1997 were caused by a number of factors including Seagate Software's business decision to stop selling products or technologies such as DOS, new acquisitions, or new product designs. Additionally in 1997, Seagate Software incurred a write-off related to the decision to close down and sell one of its acquisitions, Calypso Software Systems, Inc. The write-off was to the expected net realizable value. Seagate Software is not currently generating any revenues from any products for which the related developed technology has been impaired.

   Sales and Marketing. The increase in sales and marketing expenses to $129,343,000 in 1998 from $107,706,000 in 1997, representing 44% and 50% of total revenues, respectively, was primarily due to expansion of Seagate Software's sales force and increases in advertising, promotion, including allocations from Seagate Technology for the proportional cost of television and newspaper advertisements and technical support costs. Such increases were partially offset by reductions in workforce in 1997 within the Network & Storage Management Group business unit due to facility consolidations.

   Research and Development. The increase in research and development expenses to $47,173,000 in 1998 from $42,842,000 in 1997, representing 16% and 20% of total revenues, respectively, was primarily due to increases in personnel and related expenses, new product development and localization costs, partially offset by facility consolidations and reductions in workforce in 1997 within the NSMG business unit.

   General and Administrative. The increase in general and administrative expenses to $37,124,000 in 1998 from $36,861,000 in 1997, representing 13% and
17% of total revenues, respectively, was primarily due to increases in personnel and related expenses and legal costs, partially offset by facility consolidations and reductions in workforce in 1997 within the NSMG business unit.

   Write-off of In-Process Research and Development. As a result of its acquisitions, Seagate Software has acquired a number of projects and products that were considered in-process research and development on the date of acquisition. Seagate Software determined that purchased in-process technology had not reached technological feasibility as no working model or detail program design existed at the time of purchase, and no alternative uses had been identified. Accordingly, in-process research and development was expensed when acquired. During 1998, $6,800,000 of in-process research and development was written off in connection with the purchase of Eastman Software Storage Management Group, Inc. During 1997, total write-offs of in-process research and development were $2,613,000. Seagate Software incurred this charge in connection with additional amounts paid with respect to the June 1996 acquisition of Holistic.

   Amortization of Goodwill and Other Intangibles. The decrease in the amortization of goodwill and other intangibles to $16,201,000 in 1998 from $23,465,000 in 1997, representing 6% and 11% of total revenues, respectively, was primarily due to decreases in amortization expense based on lower levels of intangible assets and write-downs and write-offs of the carrying value of developed technology of approximately $1,900,000 in 1998 versus $6,173,000 in 1997 as a result of asset values that had become impaired based on reductions in estimated future cash flows.

   Long-lived assets other than developed technology, including associated goodwill, are assessed for impairment under the guidance of Statement of Financial Accounting Standards Board No. 121 ("SFAS 121"), and any write-offs or write-downs are included in amortization of goodwill and other intangibles. Goodwill not within the scope of SFAS 121 is assessed for impairment under the guidance of Accounting Principles Board No. 17, and any write-offs or write-downs are also included in amortization of goodwill and other intangibles. Developed technology acquired in business combinations is assessed for impairment under the guidance of Statement of Financial Accounting Standards Board No. 86, and any related write-offs or write-downs are included in costs of revenues. During fiscal 1997 and 1998, Seagate Software recorded impairment charges for write-offs and write-downs of acquired intangible assets and goodwill, exclusive of amounts relating to developed technology included in costs of revenues, as follows:

   In 1997, Seagate Software determined that it would abandon and discontinue selling substantially all of the current and future products and technologies obtained in the 1994 acquisition of Palindrome Corporation in favor of selling and supporting the current and future products and technologies obtained in the 1996 acquisition of Arcada Holdings, Inc. Additionally, in 1997, Seagate Software decided to close down and sell Calypso Software Systems, Inc. and to abandon and discontinue sales of the developed and future DOS products and technologies acquired from Frye Computer Systems, Inc. In connection with these determinations, Seagate Software recorded impairment charges to write-off and write-down goodwill amounting to approximately $6.2 million.

   In 1998, Seagate Software capitalized the acquired assembled workforce in most of its acquisitions. When Seagate Software reviews the carrying value of its intangibles, if there remains less than 5% of the original assembled workforce the related intangible assets is deemed impaired. In fiscal 1998, Seagate Software wrote-off a total of $1.9 million relating to the capitalized assembled workforces and the associated goodwill for Network Computing, Inc., Netlabs, Inc. and Creative Interaction Technologies, Inc. because less than 5% of the original assembled workforces remained.

   Restructuring. Restructuring charges were $2,524,000 in 1997, representing 1% of total revenues. The restructuring charges were incurred as a result of reorganizations and closures within NSMG for the reduction of personnel, write-off or write-down of equipment, intangibles and other assets, closure of duplicate facilities, fees for legal and accounting services, contract cancellations and other related expenses.

   Unusual Items. Unusual items of $13,446,000 were recognized during 1997, representing 6% of total revenues. In connection with the June 1996 acquisition of Holistic, $18,000,000 of funds were placed in escrow pending the outcome of certain purchase price contingencies. Prior to the expiration of the contingency period, Seagate Software elected to release the funds to the Holistic shareholders even though certain contingencies had not been met. Of the $18,000,000 total contingency payment, the Company recorded $13,446,000 as compensation expense for amounts paid to former Holistic shareholders who were employees of Seagate Software and recorded the remaining $4,554,000 paid to non-employee shareholders as additional purchase price.

   Seagate Software released the funds prior to the expiration of the contingency period, because in order to position the Information Management Group business unit for future growth and product development, Seagate Software needed to begin an aggressive plan to integrate the operations of Holistic. These activities resulted in the diversion of the attention of certain Holistic employees from their responsibilities at Holistic. As such, Holistic's ability to achieve the purchase price contingencies necessary to trigger the $18,000,000 contingency payment was impaired. Seagate Software believed that the Holistic employees should not be penalized, because they had sacrificed achievement of their individual goals in order to meet the overall needs of Seagate Software. Accordingly, Seagate Software elected to make the full payment of $18,000,000.

   Interest and Other, Net. Total interest and other, net decreased to a net expense of $10,000 in 1998 from a net expense of $2,381,000 in 1997, representing less than 1% and 1% of total revenues, respectively. The decrease in interest and other, net was primarily due to lower interest expense on a lower level of outstanding borrowings from Seagate Technology and an increase in foreign exchange gains.

   Income Taxes. Seagate Software recorded a $15,385,000 provision for income taxes at an effective rate of 252% in 1998 compared with a $8,714,000 benefit from income taxes at an effective rate of 14% for 1997. The effective rate used to record the provision for income taxes in 1998 was greater than the statutory rate primarily due to foreign tax rates that were in excess of the U.S. statutory tax rate, increases in the valuation allowance for deferred tax assets and goodwill amortization for certain acquisitions that were not deductible for tax purposes. The effective rate used to record the benefit from income taxes in 1997 was less than the statutory rate primarily due to increases in the valuation allowance for deferred tax assets and goodwill amortization for certain acquisitions that were not deductible for tax purposes.

Liquidity and Capital Resources

   Seagate Software's total cash was $25,201,000 and $15,130,000 as of July 2, 1999 and July 3, 1998, respectively. The increase in cash was primarily due to loan borrowings from Seagate Technology of $319 million, cash provided by operating activities and the sale of common stock under the Option Plan, partially offset by a reduction in Seagate Software's loan repayments to the parent company of $345 million, purchases of property and equipment and purchases of intangible assets. Seagate Software's cash is maintained in highly liquid operating accounts and primarily consists of bank deposits.

   Seagate Software's operations have been financed by cash flows from operating activities and borrowings from Seagate Technology. Such borrowings are available to Seagate Software under a Revolving Loan Agreement, between Seagate Software and Seagate Technology, which was renewed on July 4, 1998 on substantially the same terms and conditions as the prior agreement which was dated June 28, 1996. Under the Revolving Loan Agreement, Seagate Technology finances certain of Seagate Software's working capital requirements. The Revolving Loan Agreement, which provides for maximum borrowings of up to $60,000,000, is renewable every two years and expires on July 3, 2000. Beginning in fiscal year 1999, Seagate Software paid interest at the LIBOR rate plus 2% per annum on such borrowings. The interest rate and the loan balance as of July 2, 1999 were 7.31% and $11,801,000, respectively.

   In addition to the Revolving Loan Agreement with Seagate Technology, certain foreign subsidiaries have line of credit facilities with third party financial institutions. These line of credit facilities provide for additional borrowings of up to an equivalent of approximately $794,000 at July 2, 1999. Interest rates payable on borrowings are based on local bank prime interest rates. At July 2, 1999, there were no outstanding borrowings under any of these lines of credit.

   During the year ended July 2, 1999, Seagate Software made investments in property and equipment totaling approximately $12,790,000 for new office facilities, leasehold improvements, computers, furniture and office equipment. Seagate Software anticipates it will make investments in 2000 of approximately $5,400,000 in property and equipment. Additionally, product development activities may include cash used to acquire technology. Seagate Software expects that such investments will be funded from existing cash balances and cash flows from operations.

   In August 1999, Seagate Software sold 8,232,667 shares of VERITAS common stock for net proceeds of $396.8 million after underwriting discounts and commissions. Seagate Software may sell additional shares of VERITAS common stock in the future, but has agreed not to do so prior to November 7, 1999 except to the extent the underwriters in the August 1999 offering exercise their overallotment option for an additional 909,833 shares prior to September 8, 1999.

   Seagate Software believes its current cash balances, its proceeds from the sale of VERITAS common stock, its available borrowings from Seagate Technology and cash flows generated from Seagate Software's operations will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Furthermore, Seagate Software anticipates that future operating and investing activities may be financed by additional borrowings from Seagate Technology, equity financing or other sources. Seagate Software believes that additional financing from Seagate Technology will be available at a reasonable cost.

New Accounting Pronouncements

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. It also provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. Seagate Software has not yet determined the impact, if any, of adopting this statement. The disclosures prescribed by SOP 98-1 will be effective for Seagate Software's consolidated financial statements for the fiscal year ending June 30, 2000.

   In June 1998, FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB No. 133" to defer the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. Seagate Software generally does not use derivative financial instruments and the impact of SFAS 133 is not anticipated to be material when adopted.

Year 2000 Readiness

   The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in normal business activities.

   Seagate Software considers a product to be "Year 2000 Ready" if the product's performance and functionality are unaffected by the processing of dates prior to, during and after the year 2000, but only if all products (for example hardware, firmware, and software) used with the products properly exchange accurate date data with it.

  Seagate Software's Products

   Seagate Software's products are used in numerous operating environments. Seagate Software has assessed its products to determine whether or not they are Year 2000 Ready. Although Seagate Software believes certain of its software products are Year 2000 Ready, they have determined that certain of their software products are not and will not be Year 2000 Ready. Seagate Software's products that are not Year 2000 Ready are not material to their business, financial condition or results of operations. The inability of one or more of their products to properly manage and manipulate dates related to the Year 2000 could result in a material adverse effect on their business, financial condition or results of operations, including increased warranty costs, customer satisfaction issues and potential lawsuits. Seagate Software is taking measures to inform its customers that those products are not and will not be Year 2000 Ready. To assist their customers in evaluating their Year 2000 issues, they have developed a list of those products that are Year 2000 Ready as stand-alone products. The list is located on Seagate Software's World Wide Web page and is periodically updated when we make additional product assessments.

   Seagate Software anticipates that substantial litigation may be brought against vendors, including Seagate Software, of all software components of systems in which another vendor's component products are unable to properly manage data related to the Year 2000. Seagate Software's customer agreements typically contain provisions designed to limit their liability for such claims. As a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions, it is possible that these measures will not provide Seagate Software with protection from liability claims. If any such claims are brought against Seagate Software, regardless of their merit, our business, financial condition and results of operations could be materially adversely affected from factors that include increased warranty costs, customer satisfaction issues and the costs of potential lawsuits.

  Seagate Software's Systems

   Seagate Software has also initiated a comprehensive program to address Year 2000 readiness in its internal systems and in those of their customers and suppliers. Seagate Software's program has been designed to address its most critical internal systems first and to gather information regarding the Year 2000 compliance of products supplied to Seagate Software and into which its products are integrated. The scope of Seagate Software's internal Year 2000 readiness project includes information technology, non-information technology and embedded technology for all critical systems, and includes all offices worldwide, critical vendors, suppliers, customers and partners. Seagate Software currently expect to be Year 2000 ready by December 31, 1999.

   Seagate Software is using the following phased approach to Year 2000 readiness: inventory, assessment, testing, remediation and contingency planning. Anticipated dates of completion are as follows:

       1. Inventory             Complete
       2. Assessment            Complete
       3. Testing               September 30, 1999
       4. Remediation           December 1, 1999
       5. Contingency Planning  Complete

   These activities are intended to encompass all major categories of systems in use by Seagate Software, including operations, technical support, engineering, sales, finance and human resources. To date, Seagate Software has not incurred material costs related to assessment and remediation of Year 2000 readiness. Seagate Software is still in the process of conducting our Year 2000 audit. Seagate Software currently estimates the cost of internal Year 2000 issues will be less than $3.0 million. However, if the costs of future remediation exceed such amount, then the costs required to address the Year 2000 issue could have a material adverse effect on their business, financial condition or results of operations.

   Seagate Software's material third party relationships include relationships with fulfillment houses, banks, payroll services vendors, utilities, distribution partners and key customers. These relationships have been inventoried, and Seagate Software is now assessing the risks relating to these relationships. Seagate Software believes that certain of these relationships are of significant importance to its future operations. Seagate Software has contacted its significant suppliers and have received assurances of Year 2000 compliance from a number of those contacted. However, most of Seagate Software's suppliers are under no contractual obligation to provide such information to it. Seagate Software does not currently have reason to believe that any such third parties have significant internal Year 2000 problems that will not be remediated. However, in the event any such third parties were to have an unremediated Year 2000 problem, it could have a material adverse effect on Seagate Software's business, financial condition or results of operations.

  Customer Purchasing Patterns

   Seagate Software believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 readiness or defer purchases of new systems to avoid encountering additional unforeseen Year 2000 problems. Additional short-term expenditures for remediation of existing Year 2000 problems may result in reduced funds available to purchase products such as those offered by Seagate Software, which could have a material adverse effect on its business, operating results or financial condition.

   Seagate Software believes that a most likely worst case Year 2000 scenario would result in a disruption of infrastructure, including the possible loss of power and disruption of transportation systems. Seagate Software believes that no effective contingency planning for such disruption is possible. Seagate also believe that additional elements of the most likely worst case Year 2000 scenario include the loss of fulfillment services, banking services, and/or distribution services. Seagate Software could experience material adverse effects on its business if it fails to successfully implement its contingency plan. Those material adverse effects could include delays in the delivery or sale of its products.

Factors Affecting Future Operating Results

Potential Fluctuations in Annual and/or Quarterly Operating Results.

   Seagate Software often experiences a high volume of sales at the end of its fiscal quarter. Therefore, it may be late in the quarter before Seagate Software is able to determine that its costs are too high in relation to actual sales. If this were to happen, Seagate Software would not be able to reduce these costs and, consequently, net income would be reduced or its net loss increased. In addition, Seagate Software's operating results have been and may, in the future, be subject to significant quarterly fluctuations as a result of a number of other factors including:

  . the timing of orders from and shipment of products to major customers, primarily distributors such as Ingram;

  . Seagate Software's ability to develop, introduce, and market new products and product enhancements in a timely fashion, particularly with respect to Seagate Info and Seagate Crystal Reports;

  . changes in the prices of Seagate Software's products and its competitors' products;

  . Seagate Software's customers' preference for competing technologies in lieu of its products such as Seagate Info and Seagate Crystal Reports;

  . Seagate Software's inability to reduce its costs in relation to its revenues (because Seagate Software ships its products shortly after it receives orders and operates with no backlog);

  . the impact of changes in foreign currency exchange rates on the cost of Seagate Software's products and the effective price of such products to foreign consumers; and

  .  competition and consolidation in Seagate Software's industry.

Revenue Concentration.

   Seagate Software's new products must be accepted by customers in order for it to be successful. If Seagate Software's products are not purchased as a result of competition, technological change or other factors, then its business, operating results and financial condition would be materially adversely affected.

   Seagate Software's software products have a fixed life cycle that is difficult to estimate. If Seagate Software does not develop and introduce new products before its existing products have completed their life cycles, then Seagate Software will be unable to sustain or increase their level of sales. Seagate Software cannot be sure that it will continue to be successful in marketing its key products or any new products, applications, or product enhancements.

   Seagate Software currently obtains most of its revenue from a limited number of software products and anticipates this to be the case in the foreseeable future. Sales from a small number of customers generate a disproportionate amount of Seagate Software's revenues . For example, IMG and Seagate Software derived 11% and 22%, respectively, of its revenues from sales to Ingram for the fiscal year ended July 2, 1999. If Ingram, or any other significant customer, reduces it purchases from Seagate Software, its business, financial condition, and results of operations would be materially adversely affected unless Seagate Software substantially increased its sales to other customers. Because Seagate Software's contracts with Ingram (or any other customer) do not require Seagate Software to purchase any specified number of software licenses from Seagate Software, Seagate Software cannot be sure that its significant customers will continue to purchase at their current levels.

Reliance on Sales Staff, Channel Partners, and Strategic Relationships.

   Seagate Software sells and supports its products through: its sales staff, third party distributors, and OEMs. Seagate Software also has a strategic relationship with Microsoft that enables Seagate Software to bundle its products with Microsoft's products, and Seagate Software has developed and is developing certain utilities and products to be a part of Microsoft's products. If Microsoft reduces the nature and quantity of its relationship with Seagate Software, Seagate Software's business, operating results, and financial condition would be materially adversely affected.

   Seagate Software has made significant expenditures in recent years to expand its sales and marketing force. Seagate Software's future success will depend in part upon the productivity of its sales and marketing force. During the fourth quarter of 1999, Seagate Software experienced significant turnover in its sales personnel. Seagate Software believes that its ability to continue to attract, integrate, train, motivate and retain new sales and marketing personnel will also affect its success. Seagate Software faces intense competition for sales and marketing personnel in the software industry, and Seagate Software cannot be sure that it will be successful in hiring and retaining such personnel in accordance with its plans. Even if Seagate Software hires and trains sufficient numbers of sales and marketing personnel, Seagate Software cannot be sure that its recent and other planned expenses will generate enough additional revenue to exceed costs.

   Seagate Software generates a substantial portion of its revenue by selling its products through distributors and OEMs. Seagate Software's distributors and OEMs decide whether or not to include its products with those they sell and generally can carry and sell product lines that are competitive with Seagate Software's. Because OEMs and distributors carry other product lines and are not required to make a specified level of purchases from Seagate Software, Seagate Software cannot be sure that it will prioritize selling its products. These distributors and OEMs are also generally entitled to terminate their relationship with Seagate Software without cause. Seagate Software's business, financial results and operating condition would be materially adversely affected if some or all of its current distributors and OEMs discontinued selling its products and Seagate Software failed to find comparable replacements.

New Product Development and Technological Change.

   Seagate Software's products are used in combination with other software and computer hardware systems. The market for Seagate Software's products is characterized by rapidly changing technology, changing customer needs, evolving industry standards and frequent new product introductions. Seagate Software's future success will therefore depend on its ability to design, develop, test and support new software products and enhancements on a timely and cost effective basis.

   If Seagate Software does not respond to changing market conditions and customer requirements by developing and introducing new products in a timely manner, then its business, operating results or financial condition could be materially, adversely affected.

 Competition.

   Seagate Software's industry is intensely competitive and is characterized by rapidly changing technology and evolving standards. Seagate Software expects additional competition from other established and/or emerging companies and as a result of future software industry consolidations. Seagate Software expects that its competitors will offer new and existing products at lower prices, if necessary to gain or retain market share and customers. Seagate Software has experienced and expects to continue to experience intense competition from a number of domestic and foreign companies. Increased competition can be expected to cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on its business, operating results or financial condition. Current and potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, to devote greater resource to the development, promotion, sale and support of their products than Seagate Software is able to do.

   It is possible that new competitors or alliances among Seagate Software's competitors may emerge and rapidly acquire significant market share. In addition, network operating system vendors could introduce new or upgrade existing operating systems or environments that could render Seagate Software's products obsolete and unmarketable.

   In connection with the contribution of Seagate Software's NSMG business to VERITAS, Seagate Software agreed not to re-enter some of the segments in which the NSMG business participates for a specified period of time. Seagate Software may not be able to compete effectively with other companies that can offer solutions in the business intelligence software segment and the areas in which it has agreed not to re-enter.

   Seagate Software also faces indirect competition from present and potential customers, including Microsoft or other strategic partners, who continuously evaluate whether to develop their own software products and components internally or obtain them from outside sources. If Seagate Software's strategic partners decide to develop the utilities and other products Seagate Software has in the past provided, it could have a material adverse effect on Seagate Software's business, results of operations and financial condition.

   There can be no assurance that Seagate Software will be able to compete successfully against current or future competitors. If Seagate Software fails to compete successfully, its business, operating results and financial condition could be materially adversely affected.

Acquisition Related Accounting Charges Will Reduce Profits.

   Seagate Software intends to continue its expansion through internal growth as well as acquisition. Acquisitions involve numerous risks including:

     . the difficulties of integrating the operations and products of the acquired businesses, and

     . the potential loss of key employees or customers of the acquired business.

   Seagate Software expects that it will continue to incur substantial expenses as it acquires other businesses including charges for the write-off of in-process research and development. Seagate Software's operating results have fluctuated in the past, and may fluctuate in the future because of the timing of such write-offs. For example, Seagate Software incurred charges to operations in the fourth quarter of fiscal 1999 of approximately $84,707,000 and $2,353,000 for the write-off of in-process research and development related to their contribution of the NSMG business to VERITAS and the acquisition of the minority interests in Seagate Software by Seagate Technology, respectively.

Risks of Systems Failures.

   Seagate Software's operations are dependent on its ability to protect its computer equipment and the information stored in their databases from damage by catastrophic events such as fire, natural disaster, power loss, telecommunications failures, and unauthorized intrusion. Seagate Software believes that it has taken prudent measures to reduce the risk of interruption in its operations. However, Seagate Software cannot be sure that these measures are sufficient. Any damage or failure that causes interruptions in Seagate Software's operations could have a material adverse effect on its business, results of operations and financial condition.

Risks from International Operations.

   Seagate Software has significant offshore operations including development facilities, sales personnel and customer support operations. Seagate Software's offshore operations are subject to certain inherent risks including:

  .  fluctuations in currency exchange rates;

  .  lack of acceptance of localized products;

  .  longer payment cycles for sales in foreign countries;

  .  difficulties in staffing and managing international operations;

  . seasonal reductions in business activity in the summer months in Europe and certain other countries;

  . increases in tariffs, duties, price controls, other restrictions on foreign currencies or trade barriers imposed by foreign countries;

  .  the burden of complying with a wide variety of foreign laws; and

  .  political unrest, particularly in areas in which it has facilities.

   These factors could have a material adverse effect on Seagate Software's business, operating results and financial condition in the future.

   Seagate Software's products are priced in U.S. dollars even when sold to customers who are located abroad. The currency instability in the Asian and other financial markets may make its products more expensive than products sold by other manufacturers that are priced in one of the effected currencies. Therefore, foreign customers may reduce purchases of Seagate Software's products. Seagate Software anticipates that the recent turmoil in financial markets and the recent deterioration of the underlying economic conditions in certain countries, including those in Asia and the Far East, may have an impact on its sales to customers located in or whose end-user customers are located in those countries due to:

  . the impact of currency fluctuations on the relative price of Seagate Software's products;

  . restrictions on government spending imposed by the International Monetary Fund in those countries receiving the International Monetary Fund's assistance;

  . customers' reduced access to working capital to fund software purchases such as Seagate Software's products, due to:

  .  higher interest rates;

  . reduced bank lending due to contractions in the money supply or the deterioration in the customer's or its banks' financial condition; or

  .  the inability to access other financing.

Dependence on Proprietary Technology

   Seagate Software's success will be heavily dependent on its proprietary technology. Seagate Software relies primarily on the following to protect its proprietary rights:

  .  patents;

  .  copyrights;

  .  trademarks and trade secret rights;

  .  confidentiality procedures;

  .  employee and third party nondisclosure agreements; and

  .  licensing restrictions.

   Such efforts provide only limited protection.

   Seagate Software also relies, in part, on shrink-wrap licenses that are not signed by end users and, therefore, may be unenforceable under the laws of certain jurisdictions.

   Even though Seagate Software take these steps, someone may be able to copy or otherwise obtain and use Seagate Software products and technology without authorization. Policing unauthorized use of Seagate Software products is difficult. Although Seagate Software cannot determine the extent of existing piracy of its products, Seagate Software expects that software piracy will be a persistent problem. Third parties may also develop similar technology independently. Seagate Software believes that effective protection of intellectual property rights is unavailable or limited in certain foreign countries.

   Seagate Software's competitors may successfully challenge the validity or scope of its patents, copyrights and trademarks. Seagate Software cannot be sure that its patents, copyrights, and trademarks will provide it with a competitive advantage or that its competitors will not design around any patents issued to it. Seagate Software is not aware that any of its products infringe upon the proprietary rights of third parties, but, in the future, third parties may claim that Seagate Software's current or future products infringe that party's rights. Seagate Software believes that software product developers will be increasingly subject to claims of infringement as the functionality of products in its industry segment overlaps. If Seagate Software were subject to a claim of infringement, regardless of its merit, such claim would have the following impacts on it that could have a material adverse effect on Seagate Software's business, operating results or financial condition:

  .  require costly litigation to resolve;

  .  absorb significant management time; or

  . require Seagate Software to enter into unfavorable royalty or license agreements.

Potential Litigation/Liability Related to Year 2000 Readiness.

   It is likely that, commencing in the Year 2000, the functionality of certain operating environments will be adversely affected when one or more component products of the environment is unable to process four-digit characters representing years. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in normal business activities. The Year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00.

   Seagate Software's products are used in numerous operating environments. Seagate Software considers a product Year 2000 Ready if the product's performance and functionality are unaffected by processing dates prior to, during, and after the Year 2000, but only if all products (for example hardware, firmware, and software) used with the product properly exchange accurate date data with it. Seagate Software has determined that certain of its software products are not and will not be Year 2000 Ready and is taking measures to inform its customers of that fact. The inability of one or more of Seagate Software's products to properly manage and manipulate data related to the Year 2000 could result in a material adverse effect on Seagate Software's business, financial condition or results of operations, including increased warranty costs, customer satisfaction issues and potential lawsuits.

   Even if Seagate Software successfully brings certain of its products into Year 2000 readiness and publicizes the non-readiness of its other products, Seagate Software anticipates that substantial litigation may be brought against vendors of all component products of noncompliant operating environments, including Seagate Software. Seagate Software's agreements with its customers typically contain provisions designed to limit Seagate Software's liability for such claims. It is possible, however, that these measures will not provide protection from liability claims, as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Seagate Software believes that any such claims, with or without merit, could result in costly litigation (and possible adverse judgment) that could absorb significant management and product development time and potentially result in significant liability to Seagate Software, which could have a material adverse effect on Seagate Software's business, operating results or financial condition.

Software Product Errors or Defects.

   Software products as complex as those Seagate Software offers frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing, Seagate Software's products may contain defects or software errors. If Seagate Software's products have errors, the errors could:

  .  cause a negative customer reaction that could reduce future sales;

  .  generate negative publicity regarding Seagate Software and its products;

  .  harm their reputation;

  .  reduce or limit customer's adoption of Seagate Software's products;

  .  require Seagate Software to make extensive changes to the product; or

  . result in customer's delaying their purchase until the errors or defect have been remedied, which would cause Seagate Software's revenues to be reduced or delayed.

   Any of these occurrences could have a material adverse effect upon Seagate Software's business, operating results or financial condition.

   Seagate Software's license agreements with its customers typically contain provisions designed to limit Seagate Software's exposure to potential product liability claims. Existing or future federal, state or local laws or ordinances or unfavorable judicial decisions may make these provisions ineffective. Because its products are used in system management, resource optimization and business intelligence applications, Seagate Software's liability could be substantial if it receives an unfavorable judgement, which could have a material adverse effect upon Seagate Software's business, operating results or financial condition.

Dependence on Key Personnel.

   Seagate Software's future performance depends to a significant degree upon the continued service of its key members of management as well as marketing, sales, and product development personnel. The loss of one or more of its key personnel would have a material adverse effect on Seagate Software's business, operating results, and financial condition. Seagate Software believes its future success will also depend in large part upon its ability to attract and retain highly skilled management, marketing, sales, and product development personnel. Seagate Software has experienced intense competition for such personnel and there can be no assurance that it will be able to retain its key employees or that it will be successful in attracting, assimilating and retaining them in the future.

Seagate Software Faces Risks of Litigation.

   Seagate Software is subject to litigation arising in the ordinary course of its business. While Seagate Software believes that the ultimate outcome of these actions will not have a material adverse effect on it, the outcome of these actions is not determinable, and negative outcomes may adversely effect its financial position, liquidity, or results of operations.

Seagate Software Faces Risks from the Contribution of its NSMG business
VERITAS.

Seagate Software faces a number of risks from the closing of the NSMG combination including:

  . IMG employees may be distracted by concerns about whether Seagate Software will continue to operate that business or spin it off, and may not meet critical deadlines in their assigned tasks,

  . the ongoing original equipment manufacturer relationship with VERITAS and Seagate Technology's tape drive operations may be disrupted and Seagate Software may not be able to meet its customers' order deadlines or needs as a result,

  . Seagate Software has agreed not to compete in certain storage management software markets for a specified period of time after the closing of the NSMG combination and may not be able to benefit from future opportunities in those markets,

  . Seagate Software does not have significant control over the management of VERITAS, although currently Seagate Software has two representatives on its board of directors, but Seagate Software's financial statements and results of operations will reflect Seagate Software's then current ownership percentage of VERITAS' operations which may impact its stock price, and

  . Seagate Software is only permitted to sell its interest in VERITAS in limited increments.

Risks From Conversion to Single European Currency.

   On January 1, 1999, certain member states of the European Economic Community fixed their respective currencies to a new currency, the Single European Currency. On that day the Single European Currency became a functional legal currency within these countries. During the three years beginning on January 1, 1999, business in these countries will be conducted both in the existing national currency, such as the French Franc or the Deutshe Mark, as well as the Single European Currency. Companies operating in or conducting business in these countries, will need to ensure that their financial and other software systems are capable of processing transaction and properly handling the existing currencies and the Single European Currency.

   Seagate Software is still assessing the impact of the introduction and use of the Single European Currency on its internal systems. Seagate Software will take corrective actions based on such assessment but do not presently expect that introduction and use of the Single European Currency will materially effect its foreign exchange and hedging activities or use of derivative instruments or will result in any material increase in its costs. While Seagate Software will continue to evaluate the impact of the Single European Currency introduction over time, based on currently available information, to date the introduction of the Single European Currency has not had a material adverse impact on Seagate Software's financial condition or overall trends in results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

   Seagate Software develops products in the United States, Canada and the United Kingdom and sells its products in North America, Asia, Japan and Europe. As a result, Seagate Software's financial results could be affected by various factors, including changes in foreign currency exchange rates or weak economic conditions in foreign markets. Sales are primarily made in U.S. dollars. Accordingly, a strengthening of the dollar could make its products less competitive in foreign markets. Seagate Software's foreign and domestic cash is held in short-term (less than 90 days) interest bearing deposits in banks. Due to the nature of the cash deposits, Seagate Software has concluded there is no material market exposure. Therefore, no quantitative disclosures are required.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Seagate Software was recapitalized in April 1996 to integrate the business conducted by the software divisions of Seagate Technology. Seagate Software entered into a Restructuring and Contribution Agreement, dated April 4, 1996, affecting the reorganization and defining the relationship between Seagate Technology and Seagate Software. Pursuant to this Contribution Agreement and subsequent amendments, all of the software divisions have been transferred to Seagate Software or its subsidiaries in exchange for 54,633,333 shares of Series A preferred stock (including 7,200,000 shares of Series A preferred stock upon cancellation of one share of Special Voting preferred stock) and 62,500 shares of common stock.

   Prior to December 1996, Seagate Technology International Holdings Ltd. or STIHL, a wholly owned subsidiary of Seagate Technology, owned all outstanding capital stock of Seagate Software Information Management Group (Canada), Inc., which is defined herein as IMG Vancouver. Pursuant to an agreement among STIHL, Seagate Software and IMG Vancouver dated December 19, 1996, STIHL surrendered the stock it held in IMG Vancouver, which was subsequently cancelled by IMG Vancouver, in exchange for 7,200,000 convertible preference shares of IMG Vancouver. On December 26, 1996, the Convertible Preference Shares were exchanged for 7,200,000 Class B exchangeable shares of IMG Vancouver. These Class B exchangeable shares do not have voting rights except as required by law, but can be exchanged at STIHL's sole discretion for 7,200,000 shares of Seagate Software Series A preferred stock upon the cancellation of one share of Seagate Software's Special voting preferred stock that was issued to STIHL concurrently. In connection with the issuance of the Class B exchangeable shares described above, STIHL received one share of Seagate Software's Special Voting preferred stock, which gives STIHL voting rights in Seagate Software equivalent to 7,200,000 shares of Series A preferred stock. Also on December 26, 1996, IMG Vancouver issued 10,000 Class A common shares, which carry the right to vote, to Seagate Software. Seagate Software therefore now owns all voting shares of IMG Vancouver. For financial reporting purposes, the 7,200,000 shares of Series A preferred stock of Seagate Software, which STIHL could elect to receive upon cancellation of the Special Voting preferred stock and surrendered the Class B exchangeable shares of IMG Vancouver, have been treated as issued and outstanding shares of Series A preferred stock of Seagate Software. Prior to the merger, STIHL will distribute the special voting preferred stock and the Class B exchangeable shares to Seagate Technology, who will surrender such shares in exchange for 7,200,000 shares of Seagate Software series A preferred stock.

   Pursuant to a General Services Agreement between Software Seagate and Seagate Technology dated June 28, 1997, Seagate Technology provides administrative, accounting and similar services requested by Seagate Software. The services provided by Seagate Technology may include, but are not limited to:

  . providing general accounting services, budgeting, forecasting, cost control and other financial planning services;

  . assisting with employee benefits administration, hiring and payroll administration;

  . providing legal and government relations services such as preparing applications for export licenses, tax analysis, documentation, reporting and withholding for customs duties, import taxes, value-added taxes, and any other charges or taxes imposed on Seagate Software's products;

  . assisting Seagate Software with federal, state, and international tax planning, provisions, audits, and compliance, including income, sales and use, property, VAT, and similar taxes;

  . providing assistance relating to the marketing, promotion, and sale of Seagate Software's products;

  . providing services and support relating to information technology and facilities; and

  . managerial oversight, including screening of potential acquisitions partnerings, joint ventures, or similar transactions.

   During 1999, 1998 and 1997 Seagate Technology charged Seagate Software $1,313,000, $1,773,000 and $1,958,000, respectively, for various corporate services. Seagate Software pays service fees to Seagate

Technology each fiscal year that represent a reasonable estimate of Seagate Technology's direct and indirect costs incurred in performing services for Seagate Software. Service fees are to be paid in equal monthly installments within 30 days after the end of the month. Additionally, Seagate Software and Seagate Technology are required to review, on an annual basis, the actual level of services provided and the corresponding reasonably determinable direct and indirect costs incurred by Seagate Technology pursuant to the General Services Agreement. If the reasonably determinable costs are greater than or less than the service fees paid, the difference will be charged to or refunded to Seagate Software, as the case may be, within 30 days after such review.

   The service fees assessed to Seagate Software and the end of period adjustments thereto are intended by Seagate Software and Seagate Technology to allocate costs for those services provided on a basis no less favorable than Seagate Software could obtain from an unaffiliated third party. Seagate Software has audit rights with respect to the computation and analysis of service fees pursuant to the General Services Agreement. In addition, Seagate Technology is required to indemnify, defend and hold Seagate Software harmless against any and all claims, suits, actions, demands, proceedings, losses, damages, liabilities, costs and expenses, including, without limitation, interest and reasonable attorneys' fees, arising out of, relating to, or resulting from services performed by Seagate Technology pursuant to the General Services Agreement, other than those liabilities that would not have arisen but for any act, error and/or omission of Seagate Software and/or any of its officers, directors, employees and/or agents.

   Additionally, on July 4, 1998, Seagate Software and Seagate Technology renewed their Intercompany Revolving Loan Agreement on substantially the same terms and conditions as the prior agreement which was dated June 28, 1996. Under the Revolving Loan Agreement, Seagate Technology finances certain of Seagate Software's working capital requirements. The Loan Agreement provides for maximum borrowings of up to $60,000,000 and is renewable every two years. Borrowings from Seagate Technology were $11,801,000, $16,054,000 and $28,971,000 at July 2, 1999, July 3, 1998 and June 27, 1997, respectively.
Borrowings from Seagate Technology consist primarily of funding Seagate Software's operating activities. During fiscal 1999, gross borrowings and gross repayments under the Loan Agreement were $319,017,000 and $323,270,000, respectively. Seagate Software pays interest at the LIBOR rate plus 2% per annum (7.3% at July 2, 1999) on such borrowings. Prior to fiscal 1999, Seagate Software previously paid interest at 6%.

   Revenues from Seagate Technology were $7,738,000, $5,469,000 and $5,762,000 in fiscal 1999, 1998 and 1997, respectively. This revenue primarily consisted of shipments to Seagate Technology's original equipment manufacturer tape drive divisions located in Costa Mesa, California and Scotland. Additionally, this revenue is supported by license agreements, which have comparable terms and pricing as those agreements between Seagate Software and third party customers.

   Seagate Software is included in the consolidated federal and certain combined and consolidated foreign and state income tax returns of Seagate Technology. Seagate Technology and Seagate Software have entered into a Tax Allocation Agreement pursuant to which Seagate Software computes hypothetical tax returns as if Seagate Software was not joined in consolidated or combined returns with Seagate Technology. Seagate Software must pay Seagate Technology the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to a carryback, then Seagate Technology will pay Seagate Software the amount of such refunds. At year end for both 1999 and 1998, there were no outstanding intercompany tax-related balances between Seagate Software and Seagate Technology.

                                 LEGAL OPINION

   The validity of the shares of Seagate Technology common stock offered by this proxy statement/prospectus will be passed upon for Seagate Technology by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

   The consolidated financial statements of Seagate Technology, Inc. at July 2, 1999 and July 3, 1998, and for each of the three years in the period ended July 2, 1999, included in the Proxy Statement of Seagate Software, Inc., which is referred to and made part of this Prospectus and Registration Statement of Seagate Technology, Inc., have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Seagate Software, Inc. at July 2, 1999 and July 3, 1998, and for each of the three years in the period ended July 2, 1999, included in the Proxy Statement of Seagate Software, Inc., which is referred to and made part of this Prospectus and Registration Statement of Seagate Technology, Inc., have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       INDEX TO FINANCIAL STATEMENTS
                               SEAGATE TECHNOLOGY

                                                                            Page
                                                                            ----
Consolidated Balance Sheets................................................  F-2
Consolidated Statements of Operations......................................  F-3
Consolidated Statements of Cash Flows......................................  F-4
Consolidated Statements of Stockholders' Equity............................  F-5
Notes to Consolidated Financial Statements.................................  F-6
Report of Ernst & Young LLP, Independent Auditors.......................... F-40

                                SEAGATE SOFTWARE

Consolidated Balance Sheets................................................ F-42
Consolidated Statements of Operations...................................... F-43
Consolidated Statements of Cash Flows...................................... F-44
Consolidated Statements of Stockholders' Equity............................ F-45
Notes to Consolidated Financial Statements................................. F-46
Report of Ernst & Young LLP, Independent Auditors.......................... F-73

                               SEAGATE TECHNOLOGY

                          CONSOLIDATED BALANCE SHEETS
                        (In millions, except share data)

                                                              July 2,  July 3,
                                                               1999     1998
                                                              -------  -------
Assets
Cash and cash equivalents.................................... $  396   $  666
Short-term investments.......................................  1,227    1,161
Accounts receivable, net.....................................    872      799
Inventories..................................................    451      508
Deferred income taxes........................................    252      243
Other current assets.........................................    114      238
                                                              ------   ------
  Total Current Assets.......................................  3,312    3,615
                                                              ------   ------
Property, equipment and leasehold improvements, net..........  1,687    1,669
Investment in VERITAS Software, net..........................  1,745       --
Goodwill and other intangibles, net..........................    144      169
Other assets.................................................    184      192
                                                              ------   ------
  Total Assets............................................... $7,072   $5,645
                                                              ======   ======
Liabilities
Accounts payable............................................. $  714   $  577
Accrued employee compensation................................    205      175
Accrued expenses.............................................    414      405
Accrued warranty.............................................    163      197
Accrued income taxes.........................................     43       20
Current portion of long-term debt............................      1        1
                                                              ------   ------
  Total Current Liabilities..................................  1,540    1,375
                                                              ------   ------
Deferred income taxes........................................  1,103      435
Accrued warranty.............................................    126      161
Other liabilities............................................     37       33
Long-term debt, less current portion.........................    703      704
                                                              ------   ------
  Total Liabilities..........................................  3,509    2,708
                                                              ------   ------
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $.01 par value 1,000,000 shares authorized;
 none issued or outstanding..................................    --       --
Common stock, $.01 par value 600,000,000 shares authorized;
 shares issued
 251,890,019 in 1999 and 1998................................      3        3
Additional paid-in capital...................................  1,991    1,929
Retained earnings............................................  2,355    1,298
Accumulated other comprehensive income (loss)................     (7)      --
Deferred compensation........................................    (43)     (55)
Treasury common stock at cost; 23,172,130 shares in 1999 and
 7,132,867 shares in 1998....................................   (736)    (238)
                                                              ------   ------
  Total Stockholders' Equity.................................  3,563    2,937
                                                              ------   ------
  Total Liabilities and Stockholders' Equity................. $7,072   $5,645
                                                              ======   ======

                See notes to consolidated financial statements.

                               SEAGATE TECHNOLOGY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In millions, except per share data)

                                                         For The Years Ended
                                                        ------------------------
                                                         July    July
                                                          2,      3,    June 27,
                                                         1999    1998     1997
                                                        ------  ------  --------
Revenue................................................ $6,802  $6,819   $8,940
Cost of sales..........................................  5,250   5,830    6,918
Product development....................................    581     585      459
Marketing and administrative...........................    534     502      493
Amortization of goodwill and other intangibles.........     39      40       50
In-process research and development....................      2     223        3
Restructuring..........................................     60     347       (7)
Unusual items..........................................     78     (22)     166
                                                        ------  ------   ------
  Total Operating Expenses.............................  6,544   7,505    8,082
                                                        ------  ------   ------
  Income (Loss) from Operations........................    258    (686)     858
Interest income........................................    102      98       92
Interest expense.......................................    (48)    (51)     (35)
Gain on contribution of NSMG to VERITAS, net...........  1,670      --       --
Activity related to equity interest in VERITAS.........   (119)     --       --
Other, net.............................................     10     (65)     (24)
                                                        ------  ------   ------
  Other Income (Expense), net..........................  1,615     (18)      33
Income (loss) before income taxes......................  1,873    (704)     891
Benefit (provision) for income taxes...................   (697)    174     (233)
                                                        ------  ------   ------
  Net Income (Loss).................................... $1,176  $ (530)  $  658
                                                        ======  ======   ======
Net income (loss) per share:
  Basic................................................ $ 4.94  $(2.17)  $ 2.82
  Diluted..............................................   4.53   (2.17)    2.62
Number of shares used in per share computations:
  Basic................................................  237.9   243.6    233.6
  Diluted..............................................  243.1   243.6    257.9


                See notes to consolidated financial statements.

                               SEAGATE TECHNOLOGY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In millions)

                                                      For The Years Ended
                                                    --------------------------
                                                    July 2,  July 3,  June 27,
                                                     1999     1998      1997
                                                    -------  -------  --------
Operating Activities
Net income (loss).................................. $1,176   $ (530)   $  658
Adjustments to reconcile net income (loss) to net
 cash provided
 by operating activities:
  Depreciation and amortization....................    696      664       607
  Deferred income taxes............................    661      (33)       96
  In-process research and development..............      2      223         3
  Non-cash portion of restructuring charge.........     35      203       --
  Activity related to equity interest in VERITAS...    119      --        --
  Gain on contribution of NSMG to VERITAS, net..... (1,670)     --        --
  Amstrad litigation charge........................    --       --        153
  Other, net.......................................     36       41        79
  Changes in operating assets and liabilities:
    Accounts receivable............................   (114)     242        30
    Inventories....................................     29      213       (84)
    Accounts payable...............................    104     (278)      169
    Accrued expenses, employee compensation and
     warranty......................................   (124)    (262)      (63)
    Accrued income taxes...........................     52      (37)       72
    Other assets and liabilities...................    198       54       160
                                                    ------   ------    ------
Net cash provided by operating activities..........  1,200      500     1,880
Investing Activities
Acquisition of property, equipment and leasehold
 improvements, net.................................   (603)    (709)     (941)
Purchases of short-term investments................ (6,596)  (4,810)   (4,473)
Maturities and sales of short-term investments.....  6,519    4,889     3,907
Acquisitions of businesses, net of cash acquired...    --      (204)      --
Equity investments.................................     (5)     (27)      (44)
Other, net.........................................    (21)      13        19
                                                    ------   ------    ------
  Net cash used in investing activities............   (706)    (848)   (1,532)
Financing Activities
Issuance of long-term debt.........................    --       --        699
Repayment of long-term debt........................    --        (1)       (8)
Sale of common stock...............................     98       67        84
Purchase of treasury stock.........................   (859)    (105)     (582)
                                                    ------   ------    ------
Net cash provided by (used in) financing
 activities........................................   (761)     (39)      193
Effect of exchange rate changes on cash and cash
 equivalents.......................................     (3)       6         2
                                                    ------   ------    ------
Increase (decrease) in cash and cash equivalents...   (270)    (381)      543
Cash and cash equivalents at the beginning of the
 year..............................................    666    1,047       504
                                                    ------   ------    ------
Cash and cash equivalents at the end of the year... $  396   $  666    $1,047
                                                    ======   ======    ======

                See notes to consolidated financial statements.

                               SEAGATE TECHNOLOGY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
       For the years ended July 2, 1999, July 3, 1998, and June 27, 1997

                               (In millions)

                                                              Accumulated
                          Common Stock  Additional               Other                  Treasury
                          -------------  Paid-In   Retained  Comprehensive   Deferred    Common
                          Shares Amount  Capital   Earnings     Income     Compensation  Stock    Total
                          ------ ------ ---------- --------  ------------- ------------ -------- -------
Balance at June 28,
 1996...................   213      2      1,133     1,390         (1)          (58)        --     2,466
Comprehensive income
 Net income.............                               658                                           658
 Unrealized gain on
  marketable
  securities............                                            1                                  1
 Foreign currency
  translation...........                                           --                                 --
                                                                                                 -------
 Comprehensive income...                                                                             659
Purchase of treasury
 stock at cost..........                                                                   (582)    (582)
Sale of stock...........     4                42       (71)                                 113       84
Issuance of restricted
 stock, net of
 cancellations..........                       7        (7)                      (7)          7       --
Amortization of deferred
 compensation...........                                                          8                    8
Income tax benefit from
 stock options
 exercised..............                      52                                                      52
Conversion of debentures
 to common stock........    35      1        669       (24)                                 143      789
---------------------------------------------------------------------------------------------------------
Balance at June 27,
 1997...................   252      3      1,903     1,946         --           (57)       (319)   3,476
Comprehensive income
 Net loss...............                              (530)                                         (530)
 Unrealized gain on
  marketable
  securities............                                            1                                  1
 Foreign currency
  translation...........                                           (1)                                (1)
                                                                                                 -------
 Comprehensive income
  (loss)................                                                                            (530)
Purchase of treasury
 stock at cost..........                                                                   (105)    (105)
Sale of stock...........                               (98)                                 166       68
Issuance of restricted
 stock, net of
 cancellations..........                       6       (20)                      (6)         20       --
Amortization of deferred
 compensation...........                                                          8                    8
Income tax benefit from
 stock options
 exercised..............                      12                                                      12
Other stock-based
 compensation...........                       8                                                       8
---------------------------------------------------------------------------------------------------------
Balance at July 3,
 1998...................   252      3      1,929     1,298         --           (55)       (238)   2,937
Comprehensive income
 Net income.............                             1,176                                         1,176
 Unrealized gain on
  marketable
  securities............                                           (6)                                (6)
 Foreign currency
  translation...........                                           (1)                                (1)
                                                                                                 -------
 Comprehensive income...                                                                           1,169
Purchase of treasury
 stock at cost..........                                                                   (859)    (859)
Sale of stock...........                              (106)                                 204       98
Issuance of restricted
 stock, net of
 cancellations..........                      (2)       (6)                       2           6       --
Amortization of deferred
 compensation...........                                                         10                   10
Income tax benefit from
 stock options
 exercised..............                      26                                                      26
Other stock-based
 compensation...........                      38        (7)                                 151      182
                           ---    ---    -------   -------       ----         -----      ------  -------
Balance at July 2,
 1999...................   252    $ 3    $ 1,991   $ 2,355       $ (7)        $ (43)     $ (736) $ 3,563
                           ===    ===    =======   =======       ====         =====      ======  =======

                See notes to consolidated financial statements.

                               SEAGATE TECHNOLOGY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary of Significant Accounting Policies

   Nature of Operations--Seagate Technology, Inc. (the "Company" or "Seagate") designs, manufactures and markets products for storage, retrieval and management of data on computer and data communications systems. The Company has three operating segments, disc drives, software and tape drives, however, only the disc drive and software businesses are reportable segments under the criteria of SFAS No. 131. The Company sells its products to original equipment manufacturers ("OEM") for inclusion in their computer systems or subsystems, and to distributors who typically sell to small OEMs, dealers, system integrators and other resellers.

   Accounting Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

   The actual results with regard to warranty expenditures could have a material unfavorable impact on the Company if the actual rate of unit failure or the cost to repair a unit is greater than what the Company has used in estimating the warranty expense accrual.

   The actual results with regard to restructuring charges could have a material unfavorable impact on the Company if the actual expenditures to implement the restructuring plan are greater than what the Company estimated when establishing the restructuring accrual.

   Given the volatility of the markets in which the Company participates, the Company makes adjustments to the value of inventory based on estimates of potentially excess and obsolete inventory after considering forecasted demand and forecasted average selling prices. However, forecasts are subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such anticipated demand, and such differences may have a material effect on the financial statements.

   Basis of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries after eliminations. Total outstanding minority interests are not material for any period presented.

   The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 1999 ended on July 2, 1999, fiscal 1998 ended on July 3, 1998 and fiscal 1997 ended on June 27, 1997. Fiscal year 1999 comprised 52 weeks, fiscal year 1998 comprised 53 weeks and fiscal year 1997 comprised 52 weeks. All references to years in these notes to consolidated financial statements represent fiscal years unless otherwise noted.

   Certain amounts in prior year financial statements and notes thereto have been reclassified to conform to current year presentation.

   Foreign Currency Translation--The U.S. dollar is the functional currency for most of the Company's foreign operations. Gains and losses on the translation into U.S. dollars of amounts denominated in foreign currencies are included in net income for those operations whose functional currency is the U.S. dollar and as a separate component of stockholders' equity for those operations whose functional currency is the local currency.

   Derivative Financial Instruments--Seagate transacts business in various foreign countries. Its primary currency cash flows are in emerging market countries in Asia and in certain European countries. During 1998 and 1997, Seagate employed a foreign currency hedging program utilizing foreign currency forward exchange

                               SEAGATE TECHNOLOGY
contracts and purchased currency options to hedge local currency cash flows for payroll, inventory, other operating expenditures and fixed asset purchases in Singapore, Thailand, and Malaysia. These local currency cash flows were designated as either firm commitments or as anticipated transactions depending upon the contractual or legal nature of local currency commitments in Singapore, Thailand, Malaysia and Northern Ireland. Anticipated transactions were hedged with purchased currency options and with foreign currency forward exchange contracts; firm commitments were hedged with foreign currency forward exchange contracts.

   The Company may enter into foreign currency forward exchange and option contracts to manage exposure related to certain foreign currency commitments, certain foreign currency denominated balance sheet positions and anticipated foreign currency denominated expenditures. The Company does not enter into derivative financial instruments for trading purposes. Foreign currency forward exchange contracts designated and effective as hedges of firm commitments and option contracts designated and effective as hedges of firm commitments or anticipated transactions are treated as hedges for accounting purposes. Gains and losses related to qualified accounting hedges of firm commitments or anticipated transactions are deferred and are recognized in income or as adjustments to the carrying amounts when the hedged transaction occurs. All other foreign currency forward exchange contracts are marked-to-market and unrealized gains and losses are included in current period net income as a component of other income (expense).

   Premiums on foreign currency option contracts used to hedge firm commitments and anticipated transactions are amortized on a straight-line basis over the life of the contract. Forward points on foreign currency forward exchange contracts which qualify as hedges of firm commitments are recognized in income as adjustments to the carrying amounts when the hedged transaction occurs.

   The Company may, from time to time, adjust its foreign currency hedging position by taking out additional contracts or by terminating or offsetting existing foreign currency forward exchange and option contracts. These adjustments may result from changes in the Company's underlying foreign currency exposures of from fundamental shifts in the economics of particular exchange rates, as occurred in the first and second quarters of fiscal 1998 with respect to the Thai baht, Malaysian ringgit and Singapore dollar. For foreign currency forward exchange and option contracts qualifying as accounting hedges, gains or losses on terminated contracts and offsetting contracts are deferred and are recognized in income as adjustments to the carrying amount of the hedged item in the period the hedged transaction occurs. For foreign currency forward exchange and option contracts not qualifying as accounting hedges, gains and losses on terminated contracts, or on contracts that are offset, are recognized in income in the period of contract termination or offset.

   Revenue Recognition and Product Warranty--Revenue from sales of products is generally recognized upon shipment to customers. The Company warrants its products against defects in design, materials and workmanship generally for three to five years depending upon the capacity category of the disc drive, with the higher capacity products being warranted for the longer periods. A provision for estimated future costs relating to warranty expense is recorded when products are shipped.

   The Company's software revenue is primarily derived from the sale of product licenses, software maintenance, technical support, training and consulting. During the first quarter of fiscal 1999, the Company began recognizing license revenue in accordance with the American Institute of Certified Public Accountant's Statement of Position 97-2, "Software Revenue Recognition." Revenue from software license agreements is primarily recognized at the time of product delivery, provided that fees are fixed or determinable, evidence of an arrangement exists, collectibility is probable and the Company has vendor-specific objective evidence of fair value. Revenue from resellers, including VARs, OEMs and distributors, are primarily recognized at the time of product delivery to the reseller. The Company's policy is to defer such revenue if resale contingencies exist. Some of the factors that are considered to determine the existence of such contingencies include payment

                               SEAGATE TECHNOLOGY
terms, collectiblity and past history with the customer. Product returns are reserved for in accordance with SFAS 48. Such returns are estimated based on historical return rates. The Company considers other factors such as fixed and determinable fees, resale contingencies, arms length contract terms and the ability to reasonably estimate returns to ensure compliance with SFAS 48. Service revenue from customer maintenance fees for ongoing customer support and product updates is recognized ratably over the maintenance term, which is typically 12 months. Service revenue from training and consulting is recognized when such services are performed.

   Inventory--Inventories are valued at the lower of standard cost (which approximates actual cost using the first-in, first-out method) or market.

   Property, Equipment, and Leasehold Improvement--Land, equipment, buildings and leasehold improvements are stated at cost. Equipment and buildings are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease.

   Advertising Expense--The cost of advertising is expensed as incurred. Advertising costs were $56 million, $68 million and $41 million in 1999, 1998 and 1997, respectively.

   Stock-Based Compensation--The Company accounts for employee stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APBO 25") and related interpretations. Pro forma net income and net income per share are disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and are included in the Stock-Based Benefit Plans-- Pro Forma Information note to the consolidated financial statements.

   Impact of Recently Issued Accounting Standards--In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997 and was adopted by the Company for its fiscal 1999. The adoption of SFAS 130 did not have a material impact on the Company's financial statements.

   Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 replaces Statement of Financial Accounting Standards No. 14 and changes the way public companies report segment information. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and was adopted by the Company for its fiscal 1999 which commenced July 4, 1998. The adoption of SFAS 131 did not have a material impact on the Company's financial statements.

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and will be adopted by the Company for its fiscal year 2000. The Company is in the process of assessing the impact of this pronouncement on its financial statements.

                               SEAGATE TECHNOLOGY

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. It also provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. SOP 98-1 will be effective for Seagate's fiscal year ending June 30, 2000. The Company is in the process of assessing the impact of this pronouncement on its financial statements.

   In December 1998, the AICPA issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. SOP 98-9 amends SOP 97-2 Software Revenue Recognition to require recognition of revenue using the "residual method" when certain criteria are met. Seagate Technology will be required to implement these provisions of SOP 98-9 for its fiscal year ending June 30, 2000. SOP 98-9 also amends SOP 98-4, an earlier amendment to SOP 97-2, which extended the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4. The Company is in the process of assessing the impact of this pronouncement on its financial statements.

   Cash, Cash Equivalents and Short-Term Investments--The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company's short-term investments primarily comprise readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. The Company has classified its entire investment portfolio as available-for-sale. Available-for-sale securities are classified as cash equivalents or short-term investments and are stated at fair value with unrealized gains and losses included in stockholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. Realized gains and losses are included in other income (expense). The cost of securities sold is based on the specific identification method.

   Concentration of Credit Risk--The Company's customer base for disc drive products is concentrated with a small number of systems manufacturers and distributors. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable, cash equivalents and short-term investments. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The allowance for noncollection of accounts receivable is based upon the expected collectibility of all accounts receivable. The Company places its cash equivalents and short-term investments in investment grade, short-term debt instruments and limits the amount of credit exposure to any one commercial issuer.

                               SEAGATE TECHNOLOGY

Financial Instruments

   The following is a summary of the fair value of available-for-sale securities at July 2, 1999 and July 3, 1998:

                                                                   July   July
                                                                    2,     3,
                                                                   1999   1998
                                                                  ------ ------
                                                                   In millions
      Money market mutual funds.................................. $   74 $   71
      U.S. government and agency obligations.....................    310    398
      Repurchase agreements......................................     --     81
      Auction rate preferred stock...............................    222    167
      Municipal bonds............................................    109    102
      Corporate securities.......................................    514    612
      Mortgage-backed and asset-backed securities................    300    152
      Euro time deposits.........................................     48    149
                                                                  ------ ------
                                                                  $1,577 $1,732
                                                                  ====== ======
      Included in short-term investments......................... $1,227 $1,161
      Included in cash and cash equivalents......................    350    571
                                                                  ------ ------
                                                                  $1,577 $1,732
                                                                  ====== ======

   The fair value of all available-for-sale securities approximates amortized cost. Gross realized and unrealized gains and losses on the sale of available-for-sale securities were not material for each of the three years in the period ended July 2, 1999.

   The fair value of the Company's investment in debt securities, by contractual maturity, is as follows:

                                                                   July   July
                                                                    2,     3,
                                                                   1999   1998
                                                                  ------ ------
                                                                   In millions
      Due in less than 1 year.................................... $  486 $  771
      Due in 1 to 3 years........................................    794    723
                                                                  ------ ------
                                                                  $1,280 $1,494
                                                                  ====== ======

   Fair Value Disclosures--The carrying value of cash and cash equivalents approximates fair value. The fair values of short-term investments, notes, debentures (see Long-Term Debt and Lines of Credit footnote) and foreign currency forward exchange and option contracts are estimated based on quoted market prices.

   The carrying values and fair values of the Company's financial instruments are as follows:

                                             July 2, 1999       July 3, 1998
                                          ------------------ ------------------
                                                   Estimated          Estimated
                                          Carrying   fair    Carrying   fair
                                           amount    value    amount    value
                                          -------- --------- -------- ---------
                                                       In millions
      Cash and cash equivalents.........   $ 396     $ 396    $ 666     $ 666
      Short-term investments............   1,227     1,227    1,161     1,161
      7.125% senior notes, due 2004.....    (200)     (194)    (200)     (199)
      7.37% senior notes, due 2007......    (200)     (189)    (200)     (198)
      7.45% senior debentures, due
       2037.............................    (200)     (188)    (200)     (198)
      7.875% senior debentures, due
       2017.............................    (100)      (92)    (100)      (98)
      Italian Lira debentures, 14.65% to
       15.25%...........................      --        --       (1)       (1)
      Foreign currency forward exchange
       and option contracts.............      --        --      (18)      (18)

                               SEAGATE TECHNOLOGY

   Derivative Financial Instruments--The Company may enter into foreign currency forward exchange and option contracts to manage exposure related to certain foreign currency commitments, certain foreign currency denominated balance sheet positions and anticipated foreign currency denominated expenditures. The Company does not enter into derivative financial instruments for trading purposes. Based on uncertainty in the Southeast Asian foreign currency markets, beginning in the second quarter of 1998 the Company temporarily suspended its hedging program. At July 3, 1998, the Company had effectively closed out all of its foreign currency forward exchange contracts by purchasing offsetting contracts. As of July 2, 1999, the Company had no outstanding foreign currency forward exchange or purchased currency option contracts.

   Net foreign currency transaction losses included in the determination of net income (loss) were $1 million, $252 million and $2 million for 1999, 1998, and 1997, respectively. The Company transacts business in various foreign countries. Its primary foreign currency cash flows are in emerging market countries in Asia and in certain European countries. During 1998 and 1997, the Company employed a foreign currency hedging program utilizing foreign currency forward exchange contracts and purchased currency options to hedge local currency cash flows for payroll, inventory, other operating expenditures and fixed asset purchases in Singapore, Thailand and Malaysia. During fiscal 1998 the Singapore dollar, Thai baht, and Malaysian ringgit declined in value relative to the U.S. dollar. The transaction loss of $252 million for fiscal 1998 primarily included losses incurred on closing out these foreign currency forward exchange contracts.

Accounts Receivable

   Accounts receivable are summarized below:

                                                                    1999   1998
                                                                    -----  ----
                                                                        In
                                                                     millions
      Accounts receivable.......................................... $ 925  $853
      Less allowance for noncollection.............................   (53)  (54)
                                                                    -----  ----
                                                                    $ 872  $799
                                                                    =====  ====

Inventories

   Inventories are summarized below:

                                                                    1999   1998
                                                                    -----  ----
                                                                        In
                                                                     millions
      Components................................................... $ 143  $172
      Work-in-process..............................................    54    87
      Finished goods...............................................   254   249
                                                                    -----  ----
                                                                    $ 451  $508
                                                                    =====  ====

Property, Equipment and Leasehold Improvements

   Property, equipment and leasehold improvements consisted of the following:

                                     Estimated Useful Life    1999     1998
                                    ------------------------ -------  -------
                                                               In millions
Land...............................                          $    40  $    33
Equipment..........................            1 1/2-4 years   2,365    2,187
Building and leasehold
 improvements...................... Life of lease - 30 years     932      854
Construction in progress...........                              196      168
                                                             -------  -------
                                                               3,533    3,242
Less accumulated depreciation and
 amortization......................                           (1,846)  (1,573)
                                                             -------  -------
                                                             $ 1,687  $ 1,669
                                                             =======  =======

                               SEAGATE TECHNOLOGY

   Equipment and leasehold improvements include assets under capitalized leases. Amortization of leasehold improvements is included in depreciation expense. Depreciation expense was $574 million, $549 million and $451 million in 1999, 1998 and 1997, respectively.

Goodwill and Other Intangibles

   Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the tangible and specifically identified intangible net assets acquired. Other intangible assets consist of trademarks, assembled workforces, distribution networks, developed technology, customer bases, and covenants not to compete related to acquisitions accounted for by the purchase method. Amortization of purchased intangibles, other than acquired developed technology, is provided on the straight-line basis over the respective useful lives of the assets ranging from 36 to 60 months for trademarks, 24 to 48 months for assembled workforces and distribution networks, 12 to 36 months for customer bases and 18 to 24 months for covenants not to compete. In-process research and development without alternative future use is expensed when acquired.

   In accordance with SFAS 121, the carrying value of other intangibles and related goodwill is reviewed if the facts and circumstances suggest that they may be permanently impaired. If this review indicates these assets' carrying value will not be recoverable, as determined based on the undiscounted net cash flows of the entity acquired over the remaining amortization period, the Company's carrying value is reduced to its estimated fair value, first by reducing goodwill, and second by reducing long-term assets and other intangibles (generally based on an estimate of discounted future net cash flows). Goodwill and other intangibles are being amortized on a straight-line basis over periods ranging from two to fifteen years. Accumulated amortization was $177 million and $201 million as of July 2, 1999 and July 3, 1998, respectively.

Developed Technology

   The Company applies Statement of Financial Accounting Standards No. 86 ("SFAS 86"), "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," to software technologies developed internally, acquired in business acquisitions, and purchased.

   Internal development costs are included in research and development and are expensed as incurred. SFAS 86 requires the capitalization of certain internal development costs once technological feasibility is established, which based on the Company's development process generally occurs upon the completion of a working model. As the time period between the completion of a working model and the general availability of software has been short, capitalization of internal development costs has not been material to date. Capitalized costs are amortized based on the greater of the straight-line basis over the estimated product life (generally 30 to 48 months) or the ratio of current revenue to the total of current and anticipated future revenue.

   Purchased developed technology is amortized based on the greater of the straight-line basis over the estimated useful life (30 to 48 months) or the ratio of current revenue to the total of current and anticipated future revenue. The recoverability of the carrying value of purchased developed technology is reviewed periodically. The carrying value of developed technology is compared to the estimated future gross revenue from that product reduced by the estimated future costs of completing and disposing of that product, including the costs of performing maintenance and customer support (net undiscounted cash flows) and to the extent that the carrying value exceeds the undiscounted cash flows the difference is written off.

                               SEAGATE TECHNOLOGY

Long-Term Debt and Lines of Credit

   Long-term debt consisted of the following:

                                                                      1999 1998
                                                                      ---- ----
                                                                         In
                                                                      millions
      7.125% senior notes, due 2004.................................. $200 $200
      7.37% senior notes, due 2007...................................  200  200
      7.45% senior debentures, due 2037..............................  200  200
      7.875% senior debentures, due 2017.............................  100  100
      Italian lira debentures, 14.65% to 15.25% notes and
       loans due through 1999........................................  --     1
      Capitalized lease obligations with interest at 14% to 19.25%
       collateralized by certain manufacturing equipment and
       buildings.....................................................    4    4
                                                                      ---- ----
                                                                       704  705
      Less current portion...........................................    1    1
                                                                      ---- ----
                                                                      $703 $704
                                                                      ==== ====


   At July 2, 1999, future minimum principal payments on long-term debt and capitalized lease obligations were as follows:

                                                     In millions
         2000.......................................    $  1
         2001.......................................     --
         2002.......................................       1
         2003.......................................       1
         2004.......................................     201
         After 2004.................................     500
                                                        ----
                                                        $704
                                                        ====

   The Company's 7.125% senior notes due 2004, 7.37% senior notes due 2007 and 7.875% senior debentures due 2017 are redeemable at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount plus accrued interest or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption at a discount rate (the "discount rate") as set forth in the indenture governing the notes and debentures plus 10 basis points. The Company's 7.45% senior debentures due 2037 are redeemable at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount plus accrued interest, (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption at the discount rate plus 10 basis points, calculated as if the principal amount were payable in full on March 1, 2009, or (iii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption at the discount rate plus 10 basis points. In addition, the Company's 7.45% senior debentures due 2037 will be redeemable on March 1, 2009, at the option of the holders thereof, at 100% of their principal amount, together with interest payable to the date of redemption. The Company's 7.125% senior notes due 2004, 7.37% senior notes due 2007 and 7.875% senior debentures due 2017 will not be redeemable at the option of the holders thereof prior to maturity. These securities were issued in February 1997 in an offering registered under the Securities Act of 1933, as amended.

   As of July 2, 1999, the Company had committed lines of credit of $84 million that can be used for standby letters of credit or bankers' guarantees. At July 2, 1999, $67 million of these lines of credit were utilized.

                               SEAGATE TECHNOLOGY

Net Income Per Share

     The following table sets forth the computation of basic and diluted net income (loss) per share.

                                                 For the years ended
                                          ----------------------------------------
                                           July 2,      July 3,       June 27,
                                             1999         1998          1997
                                          -----------  -----------  --------------
                                          In millions, except per share data
   Basic Net Income (Loss) Per Share
    Computation
   Numerator:
     Net income (loss)..................  $     1,176  $      (530)  $      658
                                          -----------  -----------   ----------
   Denominator:
     Weighted average number of common
      shares outstanding during the
      period............................        237.9        243.6        233.6
                                          -----------  -----------   ----------
   Basic net income (loss) per share....  $      4.94  $     (2.17)  $     2.82
                                          ===========  ===========   ==========
   Diluted Net Income (Loss) Per Share
    Computation
   Numerator:
     Net income (loss)..................  $     1,176  $      (530)  $      658
     Add convertible subordinated
      debentures interest, net of
      income tax effect.................          --           --            17
     Adjustment to net income for
      dilutive effect of subsidiary
      Seagate Software, Inc.'s
      outstanding stock options.........          (75)         --           --
                                          -----------  -----------   ----------
       Total............................  $     1,101  $      (530)  $      675
                                          -----------  -----------   ----------
   Denominator:
     Weighted average number of common
      shares outstanding during the
      period............................        237.9        243.6        233.6
     Incremental common shares
      attributable to exercise of
      outstanding options (assuming
      proceeds would be used to purchase
      treasury stock)...................          5.2          --           7.4
     Incremental common shares
      attributable to conversion of
      convertible subordinated
      debentures........................          --           --          16.9
                                          -----------  -----------   ----------
       Total............................        243.1        243.6        257.9
                                          -----------  -----------   ----------
   Diluted net income (loss) per share..  $      4.53  $     (2.17)  $     2.62
                                          ===========  ===========   ==========


   Options to purchase 6.2 million, 9.7 million and 1.3 million shares of common stock were outstanding during 1999, 1998 and 1997, respectively, but were not included in the computation of diluted net income per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

Employee Profit Sharing and Executive Bonus Plans

   The Company allocates a certain percentage of adjusted quarterly pretax profits to its Employee Profit Sharing Plan which is currently distributed to employees, excluding officers, employed for the full quarter. The Company also allocates a certain percentage of adjusted quarterly pretax profits to its Executive Bonus Plan. Distributions to corporate officers under this plan are subject to the discretion of the Board of Directors. Charges to operations for distributions to employees and/or corporate officers under these Plans during 1999, 1998 and 1997 were $27 million, $3 million and $115 million, respectively.

                               SEAGATE TECHNOLOGY

Tax-Deferred Savings Plan

   The Company has a tax-deferred savings plan, the Seagate Technology, Inc. Savings and Investment Plan ("the 40l(k) plan"), for the benefit of qualified employees. The 40l(k) plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the 401(k) plan on a monthly basis. The Company may make annual contributions to the 401(k) plan at the discretion of the Board of Directors. During the fiscal year ended July 2, 1999, the Company made contributions totaling approximately $14 million to the 401(k) plan. No material contributions were made by the Company during fiscal years 1998 and 1997.

Stock-Based Benefit Plans

   Stock Option Plans--Options granted under the Company's stock option plans are granted at fair market value, expire ten years from the date of the grant and generally vest in four equal annual installments, commencing one year from the date of the grant.

   Following is a summary of stock option activity for the three years ended July 2, 1999:

                                                         Options Outstanding
                                                      --------------------------
                                                       Number   Weighted Average
                                                      of Shares  Exercise Price
                                                      --------- ----------------
                                                          Shares in millions
      Balance June 28, 1996..........................    23.7        $16.91
        Granted......................................     6.0         36.31
        Exercised....................................    (5.2)        12.15
        Canceled.....................................    (2.5)        20.42
                                                        -----        ------
      Balance June 27, 1997..........................    22.0         22.92
        Granted......................................    18.3         27.10
        Exercised....................................    (2.4)        13.34
        Canceled.....................................   (11.9)        32.62
                                                        -----        ------
      Balance July 3, 1998...........................    26.0         22.30
        Granted......................................    14.1         23.98
        Exercised....................................    (4.3)        15.15
        Canceled.....................................    (1.9)        25.49
                                                        -----        ------
      Balance July 2, 1999...........................    33.9        $23.73
                                                        =====        ======

   In fiscal 1998, the Company offered to all optionees below the level of Senior Vice President, who held options with an exercise price higher than the prevailing fair market value of the Company's common stock the right to exchange their options for new options exercisable at such fair market value. In connection with this transaction, 8.4 million options were exchanged. The number of options shown as granted and canceled in the above table reflects this exchange of options. Such options had a weighted average exercise price before repricing of $34.20 and the new options were granted at a weighted average price of $24.45.

   Options available for grant were 5.0 million at July 2, 1999; 13.6 million at July 3, 1998; and 5.1 million at June 27, 1997. On October 30, 1997, the stockholders approved an amendment to the 1991 Incentive Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder by 15 million.

                               SEAGATE TECHNOLOGY

   The following table summarizes information about options outstanding at July 2, 1999.

                                      Outstanding Options               Exercisable Options
                          ------------------------------------------- ------------------------
                                    Weighted Average                               Weighted
Shares in millions         Number   Contractual Life Weighted Average  Number      Average
Range of exercise prices  of Shares    (in years)     Exercise Price  of Shares Exercise Price
------------------------  --------- ---------------- ---------------- --------- --------------
       $  .00 --
          $16.63             3.6          4.42            $10.76         3.6        $10.69
        16.82 --
           23.88            12.2          8.60             21.85         1.4         21.99
        23.94 --
           28.94            14.1          8.12             25.37         5.4         24.95
        29.00 --
           51.50             4.0          8.20             35.48         1.3         35.79
                            ----          ----            ------        ----        ------
       $  .00 --
          $51.50            33.9          7.90            $23.74        11.7        $21.41


   On March 4, 1998, the Board of Directors approved the adoption of the 1998 Nonstatutory Stock Option Plan and the reservation of 3.5 million shares of common stock for issuance thereunder.

   Executive Stock Plan--The Company has an Executive Stock Plan under which senior executives of the Company are granted the right to purchase shares of the Company's common stock at $.01 per share. The difference between the fair market value of the shares on the measurement date and the exercise price is recorded as deferred compensation and is charged to operations over the vesting period of five or ten years. The Company has the right to repurchase the restricted stock from an executive upon his or her voluntary or involuntary termination of employment with the Company for any reason at the same price paid by the executive. If an executive voluntarily resigns at or above age 65, the Company may release from the repurchase option, or if his or her employment terminates as a result of death, disability, termination by the Company other than for cause or constructive termination within the two-year period following a change of control, the Company will release from the repurchase option a pro rata number of shares based on the number of months that have passed since the grant date divided by the number of months in the vesting period. The following is a summary of restricted stock activity under the Executive Stock Plan for the three years ended July 2, 1999:

                                                              Restricted Shares
                                                                 Outstanding
                                                             -------------------
                                                             Shares in thousands
      Balance June 28, 1996.................................        2,021
        Granted.............................................          249
        Repurchased.........................................          (85)
                                                                    -----
      Balance June 27, 1997.................................        2,185
        Granted.............................................          454
        Repurchased.........................................         (254)
                                                                    -----
      Balance July 3, 1998..................................        2,385
        Granted.............................................          145
        Repurchased.........................................         (216)
                                                                    -----
      Balance July 2, 1999..................................        2,314
                                                                    =====

   At July 2, 1999, 186,000 shares were available for future grants. In addition, the Company has a Restricted Stock Plan which also has a deferred compensation component. Under this plan the deferred compensation is amortized over a period of seven years. There are two employees remaining in the plan and no shares are available for future grant. The aggregate amount charged to operations for amortization of deferred compensation under both plans was $10 million, $8 million and $8 million in 1999, 1998 and 1997, respectively.

                               SEAGATE TECHNOLOGY

   Stock Purchase Plan--The Company also maintains an Employee Stock Purchase Plan. A total of 19,600,000 shares of common stock have been authorized for issuance under the Purchase Plan. The Purchase Plan permits eligible employees who have completed thirty days of employment prior to the inception of the offering period to purchase common stock through payroll deductions generally at the lower of 85% of the fair market value of the common stock at the beginning or at the end of each six-month offering period. Under the plan, 1,604,000; 1,348,000 and 1,054,000 shares of common stock were issued in 1999, 1998 and 1997, respectively.

   Common stock reserved for future issuance under the Company's Employee Stock Purchase Plan aggregated 5,822,000 shares at July 2, 1999.

   Pro Forma Information--The Company has elected to follow APBO 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APBO 25, the Company generally recognized no compensation expense with respect to such options.

   Pro forma information regarding net income and earnings per share is required by SFAS 123 for stock options granted after June 30, 1995 as if the Company had accounted for its stock options under the fair value method of SFAS
123. The fair value of the Company's stock options was estimated using a Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options granted to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options granted to employees.

   The fair value of the Company's stock options granted to employees was estimated assuming no expected dividends and the following weighted average assumptions:

                                                               1999  1998  1997
                                                               ----  ----  ----
      Stock Option Plan Shares
        Expected life (in years).............................. 3.8   3.2   3.5
        Risk-free interest rate............................... 5.3%  5.5%  6.2%
        Volatility............................................ .56   .45   .45
      Employee Stock Purchase Plan Shares
        Expected life (in years)..............................  .5    .6    .5
        Risk-free interest rate............................... 4.6%  5.5%  5.4%
        Volatility............................................ .80   .63   .46

   The weighted average fair value of stock options granted under the Company's Stock Option Plans was $11.09, $10.05 and $14.57 per share in 1999, 1998 and 1997, respectively. The weighted average fair value of shares granted under the Company's Employee Stock Purchase Plan was $10.18, $12.03 and $8.89 per share in 1999, 1998 and 1997, respectively. The weighted average purchase price of shares granted under the Company's Employee Stock Purchase Plan was $22.72, $26.99 and $27.95 per share in 1999, 1998 and 1997, respectively.

                               SEAGATE TECHNOLOGY

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period (for stock options) and the six month purchase period for stock purchases under the Stock Purchase Plan. The Company's pro forma information follows:

                                                            1999   1998   1997
                                                           ------ ------  -----
                                                              In millions,
                                                            except per share
                                                                  data
      Pro forma net income (loss)......................... $1,018 $ (600) $ 610
      Pro forma basic net income (loss) per share.........   4.60  (2.46)  2.61
      Pro forma diluted net income (loss) per share.......   4.27  (2.46)  2.45

   The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years. Because SFAS 123 is applicable only to options granted subsequent to June 30, 1995, the pro forma effect was not fully reflected in fiscal years prior to 1999.

Income Taxes

The provision for (benefit from) income taxes consisted of the following:

                                                            1999   1998   1997
                                                            ----- ------  -----
                                                               In millions
      Current Tax Expense (Benefit)
        Federal............................................ $  20 $ (157) $ 122
        State..............................................     1     --      6
        Foreign............................................    15     16      9
                                                            ----- ------  -----
                                                               36   (141)   137
                                                            ----- ------  -----
      Deferred Tax Expense (Benefit)
        Federal............................................   573    (19)    65
        State..............................................    86    (20)    14
        Foreign............................................     2      6     17
                                                            ----- ------  -----
                                                              661    (33)    96
                                                            ----- ------  -----
      Provision for (Benefit from)
        Income Taxes....................................... $ 697 $ (174) $ 233
                                                            ===== ======  =====

   The income tax benefit related to the exercise of stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts approximated $26 million, $12 million, and $52 million for 1999, 1998 and 1997, respectively.

   Income (loss) before income taxes consisted of the following:

                                                             1999   1998   1997
                                                            ------ ------  -----
                                                               In millions
        Federal............................................ $1,547 $ (778) $  41
        Foreign............................................    326     74    850
                                                            ------ ------  -----
                                                            $1,873 $ (704) $ 891
                                                            ====== ======  =====

                               SEAGATE TECHNOLOGY

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities were as follows:

                                                     July 2, 1999 July 3, 1998
                                                     ------------ ------------
                                                            In millions
      Deferred Tax Assets
      Accrued warranty..............................   $   114       $ 151
      Inventory valuation accounts..................        31          38
      Receivable reserves...........................        28          29
      Accrued compensation and benefits.............        31          27
      Depreciation..................................        32          37
      Restructuring reserves........................        17          25
      Other reserves and accruals...................        42          40
      Acquisition related items.....................        38          36
      Net operating loss and tax credit carry-
       forwards.....................................        69          87
      Other assets..................................         3           9
                                                       -------       -----
        Total Deferred Tax Assets...................       405         479
      Valuation allowance...........................       (56)        (82)
                                                       -------       -----
        Net Deferred Tax Assets.....................       349         397
                                                       -------       -----
      Deferred Tax Liabilities
      Unremitted income of foreign subsidiaries.....      (558)       (549)
      Acquisition related items.....................       (14)        (19)
      Deferred gain on VERITAS......................      (615)        --
      Other liabilities.............................       (13)        (21)
                                                       -------       -----
        Total Deferred Tax Liabilities..............    (1,200)       (589)
                                                       -------       -----
        Net Deferred Tax Liabilities................   $  (851)      $(192)
                                                       =======       =====
      As Reported on the Balance Sheet
      Deferred Income Tax Assets....................   $   252       $ 243
      Deferred Income Tax Liabilities...............    (1,103)       (435)
                                                       -------       -----
        Net Deferred Tax Liability..................   $  (851)      $(192)
                                                       =======       =====

   The valuation allowance has been provided for deferred tax assets related to certain foreign net operating loss carry-forwards, foreign tax credit carry-forwards and future tax benefits associated with the acquisition of certain software companies. The valuation allowance decreased in 1999 by $26 million, and increased by $25 million and $20 million in 1998 and 1997, respectively.

   The Company, as of July 2, 1999, has domestic, foreign and state net operating loss carry-forwards of approximately $40 million, $22 million and $500 million, respectively, expiring in 2003 through 2013 if not used to offset future taxable income. The Company, as of July 2, 1999, also has tax credit carry-forwards of approximately $26 million expiring in 2003 through 2013 if not used to offset future tax liabilities.

                               SEAGATE TECHNOLOGY

   The differences between the provision for (benefit from) income taxes at the U.S. statutory rate and the effective rate are summarized as follows:

                                                             1999  1998   1997
                                                             ----  -----  ----
                                                               In millions
      Provision (benefit) at U.S. statutory rate............ $656  $(246) $312
      State income tax provision (benefit), net of federal
       income tax benefit...................................   72    (15)   19
      Benefit from net earnings of foreign subsidiaries
       considered to be permanently invested in non-U.S.
       operations...........................................  (68)   --    (97)
      Write-off of in-process research and development......   21     75   --
      VERITAS...............................................  (10)   --    --
      Valuation reserve.....................................   17     25    19
      Other individually immaterial items...................    9    (13)  (20)
                                                             ----  -----  ----
      Provision for (benefit from) income taxes............. $697  $(174) $233
                                                             ====  =====  ====

   A substantial portion of the Company's Far East manufacturing operations in Singapore, Thailand, Malaysia and China operate under various tax holidays which expire in whole or in part during fiscal years 2001 through 2010. Certain tax holidays may be extended if specific conditions are met. The net impact of these tax holidays was to increase net income by approximately $35 million ($.14 per share, diluted) in 1999. The tax holidays had no impact on the net loss in 1998. The net impact of these tax holidays was to increase net income by approximately $71 million ($0.28 per share, diluted) in 1997. Cumulative undistributed earnings of the Company's Far East subsidiaries for which no income taxes have been provided aggregated approximately $1.634 billion at July 2, 1999. These earnings are considered to be permanently invested in non-U.S. operations. Additional federal and state taxes of approximately $585 million would have to be provided if these earnings were repatriated to the U.S.

   The Company received a statutory notice of deficiency dated June 27, 1997 from the Internal Revenue Service relative to taxable years 1991 through 1993 assessing potential deficiencies approximating $39 million plus interest and approximately $6 million of penalties. The Company petitioned the United States Tax Court on September 24, 1997 for a re-determination of the deficiencies. The Company believes that the likely outcome of this matter will not have a material adverse effect on its financial position or results of operations.

   The Company received a statutory notice of deficiency dated June 12, 1998 from the Internal Revenue Service relative to Conner's taxable years 1991 and 1992 assessing potential deficiencies approximating $11 million plus interest. The Company petitioned the United States Tax Court on September 10, 1998 for a re-determination of the deficiencies. The Company believes that the likely outcome of this matter will not have a material adverse effect on its financial position or results of operations.

   Certain of the Company's foreign and state tax returns for various fiscal years are under examination by taxing authorities. The Company believes that adequate amounts of tax have been provided for any final assessments which may result from these examinations.

Acquisitions

   The Company has a history of acquisitions and during the three most recent fiscal years significant acquisitions included Quinta Corporation and Eastman Storage Software Management Group in fiscal 1998. No significant acquisitions occurred in fiscal 1999 or 1997. The following details information specific to these acquisitions including purchase price allocation, appraisal methods used and significant assumptions used in valuing assets acquired.

                               SEAGATE TECHNOLOGY

Valuation Methodology

   In accordance with the provisions of APB Opinion 16, all identifiable assets, including identifiable intangible assets, were assigned a portion of the cost of the acquired enterprise (purchase price) on the basis of their respective fair values. This included the portion of the purchase price properly attributed to incomplete research and development projects expensed according to the requirements of Interpretation 4 of SFAS No. 2.

   Valuation of acquired intangible assets. Intangible assets were identified through (i) analysis of the acquisition agreement, (ii) consideration of the Company's intentions for future use of the acquired assets, and (iii) analysis of data available concerning Quinta's and Eastman's (collectively referred to as the "Targets") products, technologies, markets, historical financial performance, estimates of future performance and the assumptions underlying those estimates. The economic and competitive environment in which the Company and the Targets operate was also considered in the valuation analysis.

   To determine the value of in-process research and development, the Company considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income, associated risks which included the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility and risks related to the viability of and potential changes to future target markets. This analysis resulted in amounts assigned to in-process research and development for projects that had not yet reached technological feasibility and which did not have alternative future uses. The Income Approach, which includes analysis of markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing each in-process research and development project. The underlying in-process projects acquired were the most significant and uncertain assumptions utilized in the valuation analysis of in-process research and development projects.

   To determine the value of developed technologies, the expected future cash flows of existing product technologies were evaluated, taking into account risks related to the characteristics and applications of each product, existing and future markets and assessments of the life cycle stage of each product. Based on this analysis, the existing technologies that had reached technological feasibility were capitalized.

   To determine the value of the distribution networks and customer bases, Seagate Technology, considered, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning the business relationships from the acquired entity to Seagate and risks related to the viability of and potential changes to future target markets.

   To determine the value of trademarks, the Company considered, among other factors, the assumption that in lieu of ownership of a trademark, Seagate would be willing to pay a royalty in order to exploit the related benefits of such trademark.

   To determine the value of assembled workforces, the Company considered, among other factors, the costs to replace existing employees including search costs, interview costs and training costs.

   Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. If the values assigned to identified tangible and intangible assets exceed the amounts paid, including the effect of deferred taxes, the values assigned to long-term assets were reduced proportionately.

                               SEAGATE TECHNOLOGY

   The underlying in-process projects acquired within each acquisition was the most significant and uncertain assumption utilized in the valuation analysis. Such uncertainties could give rise to unforeseen budget over runs and/or revenue shortfalls in the event that the Company is unable to successfully complete a certain research and development project. Seagate management recognizes that the Company is primarily responsible for estimating the fair value of the purchased research and development in all acquisitions accounted for under the purchase method. The following details specific information about significant acquisitions including related assumptions used in the purchase price allocation.

Acquisition of Quinta Corporation

   In April and June 1997, the Company invested an aggregate of $20 million to acquire approximately ten percent (10%) of the outstanding stock of Quinta Corporation ("Quinta"), a developer of ultra-high capacity disc drive technologies, including a new optically-assisted Winchester (OAW) technology. In August 1997, the Company completed the acquisition of Quinta. Pursuant to the purchase agreement with Quinta, the shareholders of Quinta, other than Seagate, received cash payments aggregating $230 million upon the closing of the acquisition and were eligible to receive additional cash payments aggregating $96 million upon the achievement of certain product development and early production milestones. Of the $96 million, $19 million was charged to operations in fiscal 1998. Of the $19 million charged to operations, $5 million was paid in fiscal 1998. In July 1998, the Company and Quinta amended the purchase agreement to eliminate the product development and early production milestones and provide that the former shareholders of Quinta will be eligible to receive the remaining $77 million and the $14 million that had been accrued but unpaid in fiscal 1998. In the first quarter of fiscal 1999, the Company recorded a charge to operations for the remaining $77 million.

   Quinta's research and development project revolves around an OAW technology. OAW refers to Quinta's newly designed recording technology that, upon completion, would be implemented into Winchester hard disk drives. OAW combines traditional magnetic recording technology with Winchester hard disc drives and optical recording capabilities; optical recording technology enables greater data storage capacity. By integrating advanced optical features along with a highly fine and sophisticated tracking and delivery system within the head design, OAW would multiply the real density of disc drives.

   Through August 8, 1997, the acquisition date, Quinta had demonstrated significant achievements in developing its technology. However, further technological milestones were required before technological feasibility could be achieved. Quinta's development process consists of the following development milestones: (i) route light (optical fiber), (ii) flying head use, (iii) recording media, (iv) mirror creation and demonstration (two stage servo), (v) complete assembly, (vi) form factor containment, (vii) design verification test, (viii) customer qualification, and (ix) delivery.

   Assumptions used in estimating the fair value of intangible assets:

 Revenue

   Future revenue estimates were generated for the following product that the OAW technology would be utilized in: (i) fixed drives, (ii) removable drive,
(iii) fixed/removable drives, and (iv) cartridges. No revenue was expected through fiscal 1998 since the underlying technology was anticipated not to be technologically feasible until fiscal 1999. Revenue was estimated to be approximately $26.6 million in fiscal 1999 and to increase to approximately $212 million for fiscal year 2000 when the in-process project was expected to be complete and shipping. Revenue growth was expected to decline to a sustainable 20% growth by fiscal 2005. The estimated revenue growth is consistent with the introduction of new technology. Revenue estimates were

                               SEAGATE TECHNOLOGY
based on (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenue, (iii) growth rates for the disc drive market, (iv) the aggregate size of the disc drive market, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and (vii) the estimated life of a product's underlying technology. Quinta's development cycle, in total, is expected to take approximately 18 to 24 months.

 Operating expenses

   Estimated operating expenses used in the valuation analysis of Quinta included (i) cost of goods sold, (ii) general and administrative expense, (iii) selling and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of Seagate's overall business model, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted. Due to Quinta's limited operating history, an analysis of Quinta's historical performance was not meaningful.

   Cost of goods sold. Estimated cost of goods sold, expressed as a percentage of revenue, for the in-process technologies ranged from approximately 65% to 80%.

   General and administrative ("G&A") expense. Estimated G&A expense, expressed as a percentage of revenue, for the in-process technologies ranged from 2.6% in fiscal 2000 to a sustainable 3.5% in fiscal 2001 and beyond. For fiscal 1999, however, when the OAW technology would become commercially available, G&A expense was estimated to be 6.4% due to the relatively low revenue expectation in the initial commercialization period.

   Selling and marketing ("S&M") expense. Estimated S&M expense, expressed as a percentage of revenue, for the in-process technologies ranged from 3.3% in fiscal 2000 to a sustainable 3.5% in fiscal 2001 and beyond. For fiscal 1999, however, when the OAW technology would become commercially available, S&M expense was estimated to be 8.7% due to the relatively low revenue expectation in the initial commercialization period.

   Research and development ("R&D") expense. Estimated R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 0.5% of revenue for the in-process technologies throughout the estimation period.

 Effective tax rate

   The effective tax rate utilized in the analysis of the in-process technologies was 38%, which reflects the Company's combined federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the acquisition and estimated for future years.

 Discount rate

   The discount rates selected for Quinta's in-process technology was 25%. In the selection of the appropriate discount rates, consideration was given to (i) the Weighted Average Cost of Capital (WACC) of approximately 15% at the date of acquisition and (ii) the Weighted Average Return on Assets of approximately 25%. The discount rate utilized for the in-process technology was determined to be higher than Seagate's WACC due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing

                               SEAGATE TECHNOLOGY
a discount rate greater than the Company's WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

   As a result of this acquisition, the Company incurred a one-time write-off of in-process research and development of approximately $214 million. Intangible assets arising from the acquisition of Quinta are being amortized on a straight-line basis over two years. This acquisition was accounted for as a purchase and, accordingly, the results of operations of Quinta have been included in the Company's consolidated financial statements from the date of acquisition.

   The following is a summary of the purchase price allocation (in millions):

      Tangible assets less liabilities assumed...........................  $ 34
      In-process research and development................................   214
      Assembled workforce................................................     2
                                                                           ----
                                                                           $250
                                                                           ====

Acquisition of Eastman Software Storage Management Group, Inc.

   In June 1998, the Company acquired Eastman Software Storage Management Group, Inc. ("Eastman"), a subsidiary of Eastman Kodak Company, the developer of storage migration software technology for distributed networks, for $10 million.

   Eastman's two primary products are OPEN/stor for Windows NT and AvailHSM for NetWare. By integrating Eastman's product line, Seagate will be able to convert their Storage Migrator product into a stand-alone HSM application for Windows NT environments. As of the date of acquisition, the Company abandoned the AvailHSM product and technology due to dated features and functionality; the valuation analysis did not include a fair value for the AvailHSM product.

   As for OPEN/stor at the date of acquisition, the Company planned to phase out the product over the following 12 to 15 months. The Company's purpose for the acquisition was for the next generation technologies that were underway at Eastman, referenced by project names Sakkara and Phoenix. These projects were complete re-writes of Eastman's prior generation technology that would allow the product to be sold stand-alone upon completion.

   In accordance with SFAS 86, paragraph 38 ("Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed"), "the cost of software purchased to be integrated with another product or process will be capitalized only if technological feasibility was established for the software component and if all research and development activities for the other components of the product or process were completed at the time of the purchase." Although Seagate purchased existing products from Eastman, the existing products did not operate on a stand-alone basis. Therefore, as mentioned above, all of the original underlying code and base technology for the next generation products were in the process of being completely re-written as date of valuation.

   Assumptions used in estimating the fair value of intangible assets:

 Revenue

   Future revenue estimates were generated for the following technologies: (i) OPEN/stor, (ii) Sakkara, and (iii) Phoenix. Aggregate revenue for existing Eastman products was estimated to be approximately $167,000 for

                               SEAGATE TECHNOLOGY
the one month ending June 30, 1998. Revenue was estimated to increase to approximately $3.9 million and $7.1 million for fiscal years 1999 and 2000 when most of the in-process projects were expected to be complete and shipping. Thereafter, revenue was estimated to increase at rates ranging from 20% to 30% for fiscal years 2001 through 2006. Revenue estimates were based on (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenue, (iii) growth rates for the storage management software market,
(iv) the aggregate size of the storage management software market, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and (vii) the estimated life of a product's underlying technology.

 Operating expenses

   Estimated operating expenses used in the valuation analysis of Eastman included (i) cost of goods sold, (ii) general and administrative expense, (iii) selling and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of both Seagate's and Eastman's overall business model, specific product results, including both historical and expected direct expense levels, and an assessment of general industry metrics was conducted.

   Cost of goods sold. Cost of goods sold, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be approximately 5% throughout the estimation period.

   General and administrative ("G&A") expense. G&A expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be approximately 10% throughout the estimation period.

   Selling and marketing ("S&M") expense. S&M expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 27% throughout the estimation period.

   Research and development ("R&D") expense. R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 5% of revenue for the developed and in-process technologies throughout the estimation period.

   In addition, as of the date of acquisition, Seagate Software management anticipated the costs to complete the in-process technologies at approximately $1.8 million.

 Effective tax rate

   The effective tax rate utilized in the analysis of developed and in-process technologies was 38%, which reflects the Company's combined federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the acquisition and estimated for future years.

 Discount rate

   The discount rates selected for Eastman's developed and in-process technologies were 15% and 20%, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the Weighted Average Cost of Capital (WACC) of approximately 15% at the date of acquisition and (ii) the Weighted Average Return on Assets of approximately 18%. The discount rate utilized for the in-process technology was

                               SEAGATE TECHNOLOGY
determined to be higher than the Company's WACC due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than the Company's WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

   The purchase price allocation was based upon the anticipated release date, as of the valuation date, of significant projects acquired, such as Sakkara and Phoenix. Such release dates were estimated from the second quarter of the Company's fiscal year 1999 through the fourth quarter of fiscal 1999. Material net cash inflows from such related projects were expected to commence immediately after their respective release dates. As a result of the acquisition, the Company incurred a one-time write-off of in-process research and development of $7 million.

   The following is a summary of the purchase price allocation (in millions):

      Current assets and other tangible assets........................  $    .5
      Liabilities assumed.............................................      (.5)
      Assembled workforce.............................................       .4
      Developed technology............................................       .5
      In-process research and development.............................      6.8
      Microsoft agreement.............................................      1.5
      Goodwill........................................................       .8
                                                                        -------
                                                                        $    10
                                                                        =======

   In 1998, the Company increased its investment in Dragon Systems, a maker of voice recognition software, by $18 million. Goodwill arising from the equity investment in Dragon Systems is being amortized on a straight-line basis over seven years.

Contribution of the Network & Storage Management Group to VERITAS and the purchase of outstanding shares of Seagate Software by Seagate Technology.

 Contribution of the Network & Storage Management Group to VERITAS

   On May 28, 1999, Seagate Technology, and its direct and indirect subsidiaries, Seagate Software and the Seagate Software Network & Storage Management Group, closed the Agreement and Plan of Reorganization (the "Plan") dated as of October 5, 1998 with VERITAS Software Corporation ("VERITAS") and VERITAS Operating Corporation ("Old VERITAS"). The Plan provided for the contribution by Seagate Technology, Seagate Software, and certain of their respective subsidiaries to VERITAS of (a) the outstanding stock of the Network & Storage Management Group and certain other subsidiaries of Seagate Software and (b) those assets used primarily in the network and storage management business of Seagate Software (the "NSMG business"), in consideration for the issuance of shares of common stock of VERITAS to Seagate Software and the offer by VERITAS to grant options to purchase common stock of VERITAS to certain of Seagate Software's employees who become employees of VERITAS or its subsidiaries. As part of the Plan, VERITAS assumed certain liabilities of the NSMG business. The Plan was structured to qualify as a tax-free exchange.

   Subsequent to the consummation, all outstanding securities of VERITAS were assumed and converted into common stock of VERITAS with identical rights, preferences and privileges, on a share for share basis. As a result of the contribution of the NSMG business to VERITAS, Seagate Software received a total of 69,148,208 shares of VERITAS common stock and former employees of the NSMG the purchase of a minority interest and, accordingly, the fair value of the shares exchanged has been allocated to all of the identifiable tangible and

                               SEAGATE TECHNOLOGY
business received options to purchase an aggregate of 6,945,048 shares of VERITAS common stock. Share and option amounts for VERITAS have been adjusted to reflect the two-for-one stock split effective July 9, 1999 by VERITAS.

   Seagate Technology has accounted for the contribution of NSMG to VERITAS as a non-monetary transaction using the fair value of the assets and liabilities exchanged. After the transaction, Seagate Software owns approximately 41.63% (69,148,208 shares) of the outstanding shares of VERITAS, including the NSMG business. Because Seagate Technology still owns a portion of the NSMG business through its ownership of VERITAS, Seagate Technology did not recognize 100% of the gain on the exchange. The gain recorded is equal to the difference between 58.37% of the fair value of the VERITAS common stock received and 58.37% of Seagate Technology's basis in the NSMG assets and liabilities exchanged. Seagate Technology is accounting for its on going investment in VERITAS using the equity method. The difference between the recorded amount of Seagate Technology's investment in VERITAS and the amount of its underlying equity in the net assets of VERITAS has been allocated based upon the fair value of the underlying tangible and intangible assets and liabilities of VERITAS. The intangible assets included amounts allocated to in-process research and development and resulted in a $85 million write-off included in activity related to equity interest in VERITAS in the accompanying statement of operations. Intangible assets including goodwill are being amortized over four years.

   Seagate Technology will include in its financial results its share of the net income or loss of VERITAS, excluding certain NSMG purchase accounting related amounts recorded by VERITAS, but including Seagate Technology's amortization of the difference between its recorded investment and the underlying assets and liabilities of VERITAS. Because of practicality considerations, the net income or loss of VERITAS will be included in the results of Seagate Technology on a one quarter lag basis. The results of VERITAS for the period from May 29, 1999 to June 30, 1999, the period subsequent to the contribution of NSMG to VERITAS, will be included in the Company's results of operations for the quarter ended October 1, 1999. The results of VERITAS for the period from July 1, 1999 to September 30, 1999 will be included in the Company's results for the quarter ended December 31, 1999.

 Seagate Technology exchange offer

   In a separate but related transaction to the NSMG contribution to VERITAS, on June 9, 1999, the Company exchanged 5,275,772 shares of its common stock for 3,267,255 of the outstanding shares of Seagate Software common stock owned by employees, directors and consultants of Seagate Software. The exchange ratio was determined based on the estimated value of Seagate Software common stock divided by the fair market value of Seagate Technology common stock.

     The estimated value of Seagate Software common stock exchanged into Seagate Technology common stock was determined based upon the sum of the fair value of the NSMG business, as measured by the fair value of the shares received from VERITAS, plus the estimated fair value of the Information Management Group ("IMG") of Seagate Software as determined by the Seagate Technology Board of Directors, plus the assumed proceeds from the exercise of all outstanding Seagate Software stock options, divided by the number of fully converted shares of Seagate Software. The Board of Directors of Seagate Technology considered a number of factors in determining the estimated fair value of the IMG business, including historical and projected revenues, earnings and cash flows, as well as other factors and consultations with financial advisors.

   The fair value of the Seagate Software shares acquired less the original purchase price paid by the employees was recorded as compensation expense for those shares outstanding and vested less than six months. The purchase of Seagate Software shares outstanding and vested more than six months was accounted for as

                               SEAGATE TECHNOLOGY
intangible assets and liabilities of Seagate Software. In connection with the acquisition, Seagate Technology recorded compensation expense amounting to approximately $124 million and wrote off purchased research and development amounting to $2 million in the fourth quarter of fiscal 1999. Associated intangible assets and goodwill are being amortized to operations over four years.

 Computation of pro rata gain on contribution of NSMG to VERITAS

                                                                     In millions
                                                                     -----------
      Fair value of shares received................................    $3,151
      Times: pro rata percentage accounted for at fair value.......     58.37%
                                                                       ------
      Adjusted fair value of securities received...................    $1,839
                                                                       ------
      Book value of NSMG...........................................    $   57
      Times: pro rate percentage accounted for at fair value.......     58.37%
                                                                       ------
      Book value exchanged.........................................        33
                                                                       ------
      Pro rata gain................................................    $1,806
                                                                       ======

 Computation of original investment in VERITAS

                                                                     In millions
                                                                     -----------
      Book value of NSMG...........................................    $   57
      Times: pro rata percentage accounted for at fair value.......     41.63%
                                                                       ------
      Portion of investment in VERITAS with no step up in basis....        24
      Plus: Adjusted fair value of securities received.............     1,839
                                                                       ------
      Investment in VERITAS........................................    $1,863
                                                                       ======

 Allocation of original investment in VERITAS

                                                                    In millions
                                                                    -----------
      Allocation of investment to VERITAS assets and liabilities:
        Net tangible assets.......................................    $  114
        Intangible assets:
          Distribution channel....................................         9
          Developed technology....................................        46
          Trademark and workforce.................................        16
          In-process research and development.....................        40
      Allocation of investment to NSMG assets and liabilities:
        Net tangible assets.......................................        24
        Intangible assets:
          Distribution channel....................................        66
          Developed technology....................................        92
          Trademark and workforce.................................        14
          In-process research and development.....................        45
        Goodwill..................................................     1,397
                                                                      ------
            Total original investment in VERITAS..................    $1,863
                                                                      ======

                               SEAGATE TECHNOLOGY

 Value of minority interest

                                                                    Dollars in
                                                                    millions,
                                                                    except per
                                                                    share data
                                                                    ----------
      Number of Seagate Software shares and options exchanged for
       Seagate Technology stock held by former employees,
       consultants and shares held more than six months by
       employees..................................................   1,010,010
      Times: Exchange ratio into Seagate Technology stock.........       1.699
                                                                    ----------
      Number of Seagate Technology shares issued..................   1,716,007
      Value per share of Seagate Technology common stock as of
       June 9, 1999...............................................  $    30.75
                                                                    ----------
        Total value Seagate Technology shares issued..............  $       53
      Less: Proceeds from assumed exercise of Seagate Software
       stock options..............................................          (1)
                                                                    ----------
        Total value of minority interest..........................  $       52
                                                                    ==========

 Allocation of minority interest purchase price to the intangible assets of Seagate Software

                                                                     In millions
                                                                     -----------
      Distribution channel.........................................      $ 2
      Developed technology.........................................        4
      Trademark and workforce......................................        1
      In-process research and development..........................        2
      Goodwill.....................................................       45
                                                                         ---
        Subtotal...................................................       54
      Deferred tax liability.......................................       (2)
                                                                         ---
        Total......................................................      $52
                                                                         ===

 Compensation relating to stock purchased from employees

                                                                    Dollars in
                                                                    millions,
                                                                    except per
                                                                    share data
                                                                    ----------
      Seagate Software options exercised and exchanged for Seagate
       Technology stock...........................................   2,240,470
      Plus: Seagate Software stock held for less than 6 months and
       exchanged for Seagate Technology stock.....................      16,775
                                                                    ----------
        Total Seagate Software shares exchanged...................   2,257,245
      Times: Exchange ratio into Seagate Technology stock.........       1.699
                                                                    ----------
      Number of Seagate Technology shares issued..................   3,835,059
                                                                    ----------
      Value per share of Seagate Technology common stock on June
       9, 1999....................................................  $    30.75
      Less: Average price paid per Seagate Technology share.......  $    (4.01)
                                                                    ----------
      Average compensation expense per Seagate Technology share
       issued.....................................................  $    26.74
                                                                    ----------
        Total compensation expense................................  $      103
                                                                    ==========

                              SEAGATE TECHNOLOGY

 Reconciliation of amounts included in Gain on contribution of NSMG to VERITAS, net

                                                                     In millions
                                                                     -----------
      Pro rata gain................................................    $1,806
      Less:
        Compensation expense.......................................       124
        Transaction costs..........................................        12
                                                                       ------
      Gain on contribution of NSMG to VERITAS, net.................    $1,670
                                                                       ======

 Activity related to equity interest in VERITAS

                                                                     In millions
                                                                     -----------
      Write-off of in-process research and development.............     $ 85
      Amortization of intangible assets including goodwill.........       34
                                                                        ----
      Activity related to equity interest in VERITAS...............     $119
                                                                        ====

   All activity related to the equity interest in VERITAS was recorded in the fourth quarter of fiscal 1999.

Allocation of tangible and intangible assets and liabilities related to NSMG and VERITAS

Overview

   NSMG offers network and storage management software solutions, which focus on the information availability component of Enterprise Information Management ("EIM") by enabling IT professionals to manage distributed network resources and to secure and protect enterprise data. NSMG's products include features such as system backup, disaster recovery, migration, replication, automated client protection, storage resource management, scheduling, event correlation and desktop management.

   Old VERITAS develops, markets and supports advanced storage management and high availability products for open system environments. Old VERITAS' products provide performance improvement and reliability enhancement features that are critical for many commercial applications. Some of the key features of storage management products include protection against data loss and file corruption, rapid recovery after disk or system failure, the ability to process large files efficiently and the ability to manage the storage systems without interrupting users. The high availability products provide an automated failover between computer systems organized in clusters sharing disk resources.

   In accordance with the provisions of Accounting Principles Board ("APB") Opinions No. 16 and 17, all identifiable assets acquired were analyzed to determine their Fair Market Values. As the basis for identifying the in-process research and development ("R&D"), the development projects were evaluated in the context of Interpretation 4 of Financial Accounting Standards Board Statement No. 2. In accordance with these provisions, the developmental projects were examined to determine if there were any alternative future uses. Such evaluation consisted of a specific review of the efforts, including the overall objectives of the project, progress toward the objectives, and the uniqueness of the developments of these objectives. Further, each in-process R&D project was reviewed to determine if technological feasibility had been achieved.

                               SEAGATE TECHNOLOGY

 Description of methodology

   Tangible net assets of Old VERITAS principally include cash and investments, accounts receivable, fixed assets and other current assets. Liabilities principally include accounts payable, accrued compensation, and other accrued liabilities.

   To estimate the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The developed technology is being amortized on the straight-line basis over its estimated useful life (four years) which is expected to exceed the ratio of current revenues to the total of current and anticipated revenues.

   The value of the distribution networks and original equipment manufacturer agreements was estimated by considering, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning business relationships and risks related to the viability of and potential changes to future target markets.

   The value of trademarks was estimated by considering, among other factors, the assumption that in lieu of ownership of a trademark, a company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

   The value of the assembled workforce was estimated as the costs to replace the existing employees, including recruiting, hiring, and training costs for each category of employee.

   The value allocated to projects identified as in-process technology at VERITAS and Seagate Software, for the minority interest acquired, were charged to expense in the fourth quarter of fiscal 1999. These write-offs were necessary because the acquired technologies had not reached technological feasibility at the date of purchase and have no future alternative uses. Seagate Software expects that the acquired in-process research and development will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved.

   The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The value of the purchased in-process technology for Old VERITAS was estimated as the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products, excluding revenues attributable to future development efforts. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects.

   Goodwill is calculated as the residual difference between the estimated amount paid and the values assigned to identified tangible and intangible assets and liabilities.

Valuation Assumptions

 Revenue

   Revenue estimates were based on (i) aggregate revenue growth rates for the businesses as a whole, (ii) growth rates for the storage management software market, (iii) the aggregate size of the storage management software market,
(iv) anticipated product development and introduction schedules, (v) product sales cycles, and (vi) the estimated life of a product's underlying technology.

                               SEAGATE TECHNOLOGY

   Future revenue estimates were generated based on the worldwide storage management software market and the backup, restore and archive market. The overall storage management software market is forecasted to increase at a compound annual growth rate of 14.2%, from a 1997 value of $2.543 billion to a 2002 value of $4.941 billion. The backup, restore and archive software segment of storage management software, in which NSMG competes, is expected to grow much faster than other segments.

   NSMG is positioned for continued growth in its backup, restore, and archive software products. The backup, restore, and archive segment is the fastest growing in the storage management software market. Moreover, NSMG competes, and is one of the leaders in providing this type of software for the Windows NT operating environment. Revenue for Windows 95 and Windows NT is projected to grow at a 43.3% compound annual growth rate (1997 through 2002), higher than for any other operating environment.

   Revenue for NSMG was forecasted by product line for the years 1999 through 2001. Revenue was expected to be $350 million for the 1999 calendar year. Thereafter, NSMG is expected to grow slightly greater than the 43.3% industry average through 2003. The revenue by product was allocated between existing, in-process, and future technology; indicating a four-year life cycle (revenue contribution from technology), which is consistent with NSMG's past experience with technology life cycles.

   Old VERITAS is an open systems supplier. The market for open systems suppliers grew 101.2% between 1996 and 1997. In addition, Old VERITAS looks to growth and increase its market share through positioning itself as a provider of software services in the Windows NT operating environment. As above, revenue for Windows is projected to grow at a 43.3% compound annual growth rate (1997 through 2002).

   Revenue for Old VERITAS was forecasted by product line for the years 1999 through 2001. Revenue was expected to be $270 million for the 1999 calendar year. Thereafter, Old VERITAS is expected to grow at 67.9% and 58.4% for years 2000 and 2001, respectively, a rate greater than the 43.3% industry average. For years 2002 through 2005, revenues are expected to level off at a 40% growth rate. The revenue by product was allocated between existing, in-process, and future technology indicating a four-year life cycle (revenue contribution from technology) for NT based products and a three-year life cycle for Unix based products which is consistent with Old VERITAS' past experience with technology life cycles.

 Operating expenses

   Estimated operating expenses used in the valuation analysis of NSMG and Old VERITAS included (i) cost of goods sold, (ii) general and administrative expense, (iii) sales and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of both NSMG and VERITAS's overall business models, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted.

   Cost of goods sold. Cost of goods sold, for the developed and in-process technologies was estimated to be approximately 8.6% of revenues from 2000 to 2006 for NSMG. Cost of goods sold, for the developed and in-process technologies was estimated to be approximately 14.7% of revenues from 2000 to 2005 for VERITAS.

   General and administrative ("G&A") expense. G&A expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 9.2% in 1999 and expected to be reduced to 6.7% by 2002 for NSMG. G&A expense for Old VERITAS, expressed as a percentage of revenue, for the developed and in-process technologies was held constant at 4.4% of revenues for the forecast period of 2000 to 2005.

                               SEAGATE TECHNOLOGY

   Selling and marketing ("S&M") expense. S&M expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 37.4% for years 2000 to 2006 related to NSMG. S&M expense for Old VERITAS, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 34.7% for years 2000 to 2005.

   Research and development ("R&D") expense. R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 17.4% of revenue for the developed and in-process technologies for the years 2000 to 2006 for NSMG. R&D expense for Old VERITAS was estimated as 18.2% of revenue in 1999 and was reduced to 16% by 2002, continuing at that rate until 2005.

   In addition, as of the date of the contribution of NSMG to VERITAS, Seagate Software's management and Old VERITAS' management anticipated the costs to complete the in-process technologies at approximately $5.8 million and $44.2 million, respectively.

 Effective tax rate

   The effective tax rate utilized in the analysis of developed and in-process technologies was 33%, which reflects Old VERITAS' combined effective federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the contribution and estimated for future years.

 Discount rate

   The discount rates selected for the developed and in-process technologies were 12% and 17%, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the Weighted Average Rate of Return (approximately 14% at the date of acquisition) and (ii) the Weighted Average Return on Assets (approximately 18%) that investors expect for company's with similar anticipated growth rates and other characteristics as the NSMG and Old VERITAS businesses. The discount rate utilized for the in-process technology was determined to be higher than the WARR due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than the WARR, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects. The discount rate was adjusted downward from the WARR for the developed technologies to reflect less technological and/or market risk associated with forecasted sales of the existing products.

   Allocation of tangible and intangible assets and liabilities related to the Seagate Software minority interest acquired by Seagate Technology

   Seagate Software's investment in VERITAS comprises over 85% of the fair value of Seagate Software. Accordingly, the assumptions utilized in the allocation of the purchase price of the minority interest of Seagate Software acquired by Seagate Technology were materially the same as those used in the allocation of the tangible and intangible assets and liabilities of NSMG and Old VERITAS.

 Pro forma financial information

   The pro forma financial information presented below is presented as if the contribution of NSMG to VERITAS and the purchase of the Seagate Software minority interest by Seagate Technology had occurred at the beginning of fiscal 1998. The pro forma statements of operations for the twelve months ended July 2, 1999

                               SEAGATE TECHNOLOGY
and July 3, 1998, include the historical results of Seagate Technology less the historic results of the NSMG business, plus Seagate Technology's equity interest in the pro forma results of VERITAS, including recurring amortization of related goodwill and intangibles plus recurring amortization of goodwill and intangibles associated with the purchase of shares of Seagate Software stock by Seagate Technology. Non-recurring transactions, such as the gain on the NSMG contribution to VERITAS, compensation expense relating to the acquisition of stock held less than six months by employees of Seagate Software, transaction costs and the write-off of in-process research and development are excluded from the pro forma presentation. The pro forma financial results are as follows:

                                                                For the years
                                                                    ended
                                                                --------------
                                                                 July    July
                                                                  2,      3,
                                                                 1999    1998
                                                                ------  ------
                                                                In millions,
                                                                 except per
                                                                 share data
      Revenue.................................................. $6,600  $6,644
      Loss before income taxes.................................   (110) (1,127)
      Net loss.................................................    (34)   (789)
      Net loss per share--basic and diluted.................... $(0.14) $(3.24)

Restructuring

   During the third quarter of fiscal 1999, the Company recorded a restructuring charge of $72 million as a result of steps the Company is taking to further improve the efficiency of its operations. These actions include closure of the Company's microchip manufacturing facility in Scotland; discontinuance of the Company's recording head suspension business located in Malaysia and Minnesota; consolidation of global customer service operations by relocating such operations in Singapore, Scotland and Costa Mesa, California to Reynosa, Mexico; and closure of the Company's recording media substrate facility in Mexico. The restructuring charges were comprised of $37 million for the write-off or write-down of excess manufacturing, assembly and test equipment formerly utilized in Scotland, Malaysia and Minnesota; $16 million for lease termination and holding costs for facilities located in Scotland and Singapore; $10 million for employee termination costs; $3 million for the write-off of goodwill associated with the recording media substrate operation in Mexico; $2 million for the write-down of owned facilities located in Malaysia; $1 million for the write-down of leasehold improvements in Singapore; $1 million for the write-off of tooling; $1 million for contract cancellations associated with the suspension business; and $1 million for repayment of various grants previously received from the Scottish government. Prior to this period, there was no indication of permanent impairment of the assets associated with the closure and consolidation of facilities. Evaluations of the resale market for certain assets were used to estimate fair value.

   As of July 2, 1999, all of the equipment located at the microchip facility in Scotland has been sold and the lease on this facility has been terminated.

   The Company is in the final stages of disposing all of the assets for its suspension business. The facility that was previously occupied by the suspension operations is currently being used for other operations.

   In connection with the fiscal 1999 restructuring, the Company currently expects a workforce reduction of approximately 1,250 employees. Approximately 631 of the 1,250 employees had been terminated as of July 2, 1999. As a result of employee terminations and the write-off or write-down of equipment and facilities in connection with implementing the fiscal year 1999 restructuring plan, the Company estimates that annual salary and depreciation expense will be reduced by approximately $27 million and $16 million, respectively. The Company anticipates that the implementation of the 1999 restructuring plan will be substantially complete by the end of March 2000.

                               SEAGATE TECHNOLOGY

   In 1999, the Company reversed $12 million of its restructuring accruals originally recorded in fiscal year 1998 as a result of the Company abandoning its plan to seek an agreement with an external vendor to supply parts currently manufactured at a facility in Thailand. This reversal included $10 million of valuation reserves classified elsewhere on the balance sheet and reversal of amounts included in the restructuring reserve of $1 million for facility lease costs and $1 million for contract cancellations. In addition, reclassifications between cost categories within the restructuring reserve were made as a result of differences between original estimates and amounts actually incurred or expected to be incurred. This was primarily a result of an increase in the period of time estimated to obtain a suitable sub-lessee for certain leased buildings located at the former San Jose, California design facility offset by lower severance and benefits costs than originally estimated.

   In the second and third quarters of fiscal 1998, the Company recorded restructuring charges aggregating $347 million. The Company had experienced reductions in revenue from the third quarter of fiscal year 1997 to the fourth quarter of fiscal year 1997 of 21%, from the fourth quarter of fiscal year 1997 to the first quarter of fiscal year 1998 of 4% and from the first quarter of fiscal year 1998 to the second quarter of fiscal year 1998 of an additional 12%. During the second quarter of fiscal 1998, forecasted production needs were much lower than the current capacity of the Company and the Company recognized that the recent oversupply in the marketplace was not a short-term anomaly. In this period, the Company also decided to discontinue production of several products, rendering test and manufacturing equipment unique to those products obsolete. Prior to this period, there was no indication of permanent impairment of these assets associated with the recent excess capacity of the Company or the products to be discontinued. These charges reflect steps the Company is taking to align worldwide operations with current market conditions by reducing existing capacity in all areas of the Company and improving the productivity of its operations and the efficiency of its development efforts by consolidating manufacturing and R&D operations. Actions include exiting production of mobile products; early discontinuation of several other products; closing and selling the Clonmel, Ireland drive manufacturing facility; closing and subleasing the San Jose and Moorpark, California design center facilities; aborting production expansion projects in Cork, Ireland; and divesting the Company of the new Philippines manufacturing facility, which was nearing completion. Included in the restructuring charge are the write-down and write-off of tangible assets comprised of manufacturing, assembly and test equipment and tooling formerly utilized in California, Singapore, Thailand, Ireland and facilities located in California, the Philippines and Thailand totaling $200 million and intangible assets totaling $2.5 million for goodwill associated with permanently impaired media manufacturing equipment.

   The majority of the tangible assets have been disposed of or sold including the disposal of the Clonmel, Ireland facility in May 1998 and the sublease of one of the five buildings at the San Jose, California design center. The Company is marketing three additional buildings in the San Jose, California design center for sublease. The fifth building has a remaining lease term so short as to make a sublease impractical. Equipment formerly utilized at these facilities, in addition to equipment associated with restructuring actions in Singapore and Thailand, has been relocated to other sites or scrapped. Of the $137 million in write-offs and write-downs of equipment, $109 million was scrapped and $28 million is awaiting final disposition. In addition, $10 million of equipment was transferred at net book value for use in operations at other sites. Subsequent to the recording of the restructuring reserve, depreciation related to certain assets that continued in use, was included in operations. At the time these assets were identified as available for sale no further depreciation was recorded. The write-off of intangibles and other assets includes capital equipment deposits and goodwill associated with permanently impaired equipment. Costs associated with aborting production expansion projects in Cork, Ireland include primarily architect costs, lease termination costs associated with equipment leased by contractors, and lease termination costs for temporary housing used by contractor personnel.

   Certain facilities including design centers in California, as well as manufacturing facilities in Thailand continued in use after restructuring amounts were recorded. The Moorpark, California product design center

                               SEAGATE TECHNOLOGY
remained in use for six months after the write-down of leasehold improvements and equipment totaling $9 million. This facility has been subleased for a portion of the remaining minimum lease term. One Thailand manufacturing facility continues to be utilized until a satisfactory agreement can be made with an external vendor to supply parts currently manufactured at this location. At the time the decision to exit this facility was made, the Company believed that it had identified a supplier for parts. It was subsequently determined that the supplier could not meet the Company's quality standards.

   As of January 1, 1999, the Company's planned workforce reduction associated with the fiscal 1998 restructuring of approximately 15,000 employees had been completed. The implementation of the 1998 restructuring plan was substantially complete as of July 2, 1999.

   The following table summarizes the Company's restructuring activities:

                         Severance                      Intangibles
                            and      Excess               & Other     Contract
                         Benefits  Facilities Equipment   Assets    Cancellations Other  Total
                         --------- ---------- --------- ----------- ------------- -----  -----
                                                     In millions
FY98 restructuring
 charge.................   $ 57       $ 78      $ 137      $ 11         $ 43      $ 21   $ 347
Cash charges............    (48)        (3)        --        --          (38)      (11)   (100)
Non-cash charges........     --        (55)      (137)      (11)          --        --    (203)
                           ----       ----      -----      ----         ----      ----   -----
Reserve balances, July
 3, 1998................   $  9       $ 20      $  --      $ --         $  5      $ 10   $  44
FY99 restructuring
 charge.................     10         19         37         4            1         1      72
Cash charges............    (12)       (20)        --        --           --        (1)    (33)
Non-cash charges........     --         (4)       (37)       (4)          --        --     (45)
Adjustments and
 Reclassifications......     (3)         3         --        --           (3)        1      (2)
                           ----       ----      -----      ----         ----      ----   -----
Reserve balances, July
 2, 1999................   $  4       $ 18      $  --      $ --         $  3      $ 11   $  36
                           ====       ====      =====      ====         ====      ====   =====

Business Segment and Geographic Information

   The Company designs, manufactures and markets products for storage, retrieval and management of data on computer and data communications systems. These products include disc drives and disc drive components, tape drives and software. The Company has three operating segments, disc drives, software and tape drives, however, only the disc drive and software businesses are reportable segments under the criteria of SFAS No. 131. The "other" category in the following revenue and gross profit tables consists of tape drives and out-of-warranty repair. The CEO evaluates performance and allocates resources based on revenue and gross profit from operations. Gross profit from operations is defined as revenue less cost of sales. The Company does not evaluate or allocate assets or depreciation by operating segment, nor does the CEO evaluate segments on these criteria. The CEO has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131.

                               SEAGATE TECHNOLOGY

   The following table summarizes the Company's operations by business segment:

                                                    1999        1998     1997
                                                  --------    --------  -------
                                                         In millions
      Revenue:
        Disc Drives.............................  $  6,101    $  6,152  $ 8,079
        Software................................       343         293      218
        Other...................................       358         374      643
                                                  --------    --------  -------
      Consolidated..............................  $  6,802    $  6,819  $ 8,940
                                                  ========    ========  =======
      Gross Profit:
        Disc Drives.............................  $  1,163    $    667  $ 1,668
        Software................................       291         242      173
        Other...................................        98          80      181
                                                  --------    --------  -------
        Consolidated............................  $  1,552    $    989  $ 2,022
                                                  ========    ========  =======
      Total Assets:
        Disc Drives.............................  $ 16,553    $ 16,685  $15,321
        Software................................     2,032(1)      212      180
        Other...................................       299          80       53
        Eliminations............................   (11,812)    (11,332)  (8,831)
                                                  --------    --------  -------
        Consolidated............................  $  7,072    $  5,645  $ 6,723
                                                  ========    ========  =======

     --------
     (1) Includes $1.745 billion equity investment in VERITAS Software.

   In 1999, 1998 and 1997, Compaq Computer Corporation accounted for more than 10% of consolidated revenue for a total of $1.144 billion, $873 million and $995 million, respectively. Sales to Compaq Computer Corporation were from the Company's disc drive segment.

   Enterprise-wide information is provided in accordance with SFAS No. 131. Long-lived assets consist of property, equipment and leasehold improvements, capital leases, equity investments, goodwill and other intangibles, and other non-current assets as recorded by the Company's operations in each area.

   The following table summarizes the Company's operations by geographic area:

                                                         1999      1998   1997
                                                        ------    ------ ------
                                                            In millions
      Revenue from external customers: (1)
        United States.................................. $3,440    $3,641 $5,216
        The Netherlands................................  1,361     1,447  1,704
        Singapore......................................  1,194     1,119    713
        Other..........................................    807       612  1,307
                                                        ------    ------ ------
        Consolidated................................... $6,802    $6,819 $8,940
                                                        ======    ====== ======
      Long-lived Assets:
        United States.................................. $2,571(2) $  771 $  852
        Singapore......................................    546       607    583
        Other..........................................    643       652    735
                                                        ------    ------ ------
        Consolidated................................... $3,760    $2,030 $2,170
                                                        ======    ====== ======

     --------
     (1) Revenue is attributed to countries based on the shipping location.

     (2) Includes $1.745 billion equity investment in VERITAS.

                               SEAGATE TECHNOLOGY

Commitments

   Leases---The Company leases certain property, facilities and equipment under non-cancelable lease agreements. Land and facility leases expire at various dates through 2015 and contain various provisions for rental adjustments including, in certain cases, a provision based on increases in the Consumer Price Index. All of the leases require the Company to pay property taxes, insurance and normal maintenance costs.

   Future minimum lease payments for operating leases with initial or remaining terms of one year or more were as follows at July 2, 1999:

                                                      Operating
                                                       Leases
                                                     -----------
                                                     In millions
         2000.......................................    $ 46
         2001.......................................      41
         2002.......................................      31
         2003.......................................      25
         2004.......................................      21
         After 2004.................................     138
                                                        ----
                                                        $302
                                                        ====

     Total rent expense for all land, facility and equipment operating leases was approximately $56 million, $58 million and $51 million for 1999, 1998 and 1997, respectively.

   Capital Expenditures---The Company's commitments for construction of manufacturing facilities and equipment approximated $78 million at July 2, 1999.

Supplemental Cash Flow Information

                                                               1999   1998  1997
                                                              ------  ----  ----
                                                                In millions
      Cash Transactions:
        Cash paid for interest............................... $   52  $52   $26
        Cash paid for income taxes, net of refunds...........   (107)  (1)   59
      Non-Cash Transactions:
        Contribution of NSMG to VERITAS...................... $1,806  $--   $--
        Acquisition of minority interest.....................     52   --    --
        Conversion of debentures.............................     --   --   788

Subsequent Events

   The Company is in the process of developing a restructuring plan designed to realign its manufacturing capacity and increase productivity. Some minor restructuring activities have taken place during the first quarter of fiscal 2000; however, as this plan is further developed, the Company expects there to be additional restructuring activities that could be substantial. As a result, the Company will be required to record a potentially substantial charge to operations associated with this restructuring in its fiscal quarter ended October 1, 1999.

                               SEAGATE TECHNOLOGY

   In July 1999, the Board of Directors approved the adoption of the 1999 Stock Option Plan (the "Plan"), subject to stockholder approval at the 1999 Annual Meeting of Stockholders. The number of shares of common stock that will be reserved for issuance under the Plan is estimated to be approximately 11 million.

   Pursuant to a registration statement declared effective by the Securities and Exchange Commission on August 9, 1999, the Company's Seagate Software subsidiary sold an aggregate of 8,232,667 shares of VERITAS common stock for proceeds of $396.8 million, net of underwriting discounts and commissions and before expenses. Seagate Software acquired such shares in connection with the contribution of the Network & Storage Management Group business to VERITAS. The underwriters have an option to acquire an additional 909,833 shares of VERITAS common stock to cover over-allotments from Seagate Software prior to September 8, 1999 at a per share price of $48.1925 (net of underwriting discounts and commissions). In connection with the sale of the VERITAS shares, Seagate Software agreed that it would not sell or otherwise dispose of any additional shares of VERITAS common stock prior to November 7, 1999. Certain exceptions to this limitation apply, including transfers to affiliated entities and the sale of the remaining over-allotment option noted above.

   On August 17, 1999, SanDisk Corporation, a company in which Seagate holds an equity interest, filed a registration statement with the Securities and Exchange Commission in connection with a public offering of 3,000,000 shares of its common stock. Of the 3,000,000 shares, 2,750,000 will be sold by SanDisk and 250,000 will be sold by the Company.

   Concurrent with the equity offering, the Company will enter into a prepaid forward contract with the SanDisk PEPS Trust in connection with a public offering of an aggregate of $200 million of Premium Exchangeable Participating Shares, or PEPS, of the Trust. The SanDisk PEPS Trust will offer the underwriters an option to purchase an additional $30 million of PEPS to cover any over-allotments in connection with the PEPS offering.

   In addition, Thomas F. Mulvaney, senior vice president, general counsel and secretary of Seagate Technology, resigned from SanDisk's board of directors on August 13, 1999.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
 Seagate Technology, Inc.

   We have audited the accompanying consolidated balance sheets of Seagate Technology, Inc. as of July 2, 1999 and July 3, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 2, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seagate Technology, Inc. at July 2, 1999 and July 3, 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 2, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California
July 15, 1999, except for the Subsequent Events note, as to which the date is August 17, 1999.

               INDEX TO FINANCIAL STATEMENTS OF SEAGATE SOFTWARE

                                                                            Page
                                                                            ----
Consolidated Balance Sheets................................................ F-42
Consolidated Statements of Operations...................................... F-43
Consolidated Statements of Cash Flows...................................... F-44
Consolidated Statements of Stockholders' Equity............................ F-45
Notes to Consolidated Financial Statements................................. F-46
Report of Ernst & Young LLP, Independent Auditors.......................... F-73

                             SEAGATE SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                (In thousands, except share and per share data)

                                                           July 2,     July 3,
                                                             1999       1998
                                                          ----------  ---------
                         Assets
Cash....................................................  $   25,201  $  15,130
Accounts receivable, net................................      42,682     46,564
Inventories.............................................         981      1,117
Other current assets....................................      10,704      2,474
                                                          ----------  ---------
    Total current assets................................      79,568     65,285
Property, equipment and leasehold improvements, net.....       6,878     16,876
Investment in VERITAS, net..............................   1,744,544        --
Goodwill and other intangibles, net.....................      52,550     56,836
                                                          ----------  ---------
    Total assets........................................  $1,883,540  $ 138,997
                                                          ==========  =========

                      Liabilities
Loan payable to Seagate Technology......................  $   11,801  $  16,054
Accounts payable........................................      21,911     10,994
Accrued employee compensation...........................      26,889     14,365
Accrued expenses........................................      11,733     15,339
Accrued income taxes....................................         --       5,562
Deferred revenue........................................      16,342     13,714
                                                          ----------  ---------
    Total current liabilities...........................      88,676     76,028
Deferred income taxes...................................     617,343      1,691
Other liabilities.......................................         225        255
                                                          ----------  ---------
    Total liabilities...................................     706,244     77,974

Common stock subject to repurchase......................          35      3,917

                  Stockholders' Equity
Convertible preferred stock, $.001 par value--73,000,000
 shares authorized;
  Series A: shares issued and outstanding--54,633,333 in
   1999 and 1998 (aggregate liquidation preference of
   $409,750 in 1999 and 1998)...........................          55         55
Common stock, $.001 par value--authorized--300,000,000
 shares in 1999 and 95,600,000 shares in 1998; shares
 issued and outstanding--3,352,568 in 1999 and 235,502
 in 1998................................................           3        --
Additional paid-in capital..............................     525,060    343,526
Retained earnings/(accumulated deficit).................     652,772   (286,218)
Accumulated other comprehensive income..................        (629)      (257)
                                                          ----------  ---------
    Total stockholders' equity..........................   1,177,261     57,106
                                                          ----------  ---------
    Total liabilities and stockholders' equity..........  $1,883,540  $ 138,997
                                                          ==========  =========

                See notes to consolidated financial statements.

                             SEAGATE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except share and per share data)

                                                    For the years ended
                                                ------------------------------
                                                 July 2,    July 3,   June 27,
                                                   1999       1998      1997
                                                ----------  --------  --------
Revenues:
  Licensing.................................... $  274,431  $243,285  $183,556
  Licensing from Seagate Technology............      7,738     5,469     5,762
  Maintenance, support and other...............     61,304    44,472    27,632
                                                ----------  --------  --------
    Total revenues.............................    343,473   293,226   216,950
Cost of revenues:
  Licensing....................................     12,597    16,963    17,535
  Licensing from Seagate Technology............        433       539     1,834
  Maintenance, support and other...............     27,522    19,687     6,560
  Amortization of developed technologies.......     12,196    13,271    21,860
                                                ----------  --------  --------
    Total cost of revenues.....................     52,748    50,460    47,789
                                                ----------  --------  --------
Gross profit...................................    290,725   242,766   169,161
Operating expenses:
  Sales and marketing..........................    159,938   129,343   107,706
  Research and development.....................     51,524    47,173    42,842
  General and administrative...................     34,055    37,124    36,861
  In-process research and development..........      2,353     6,800     2,613
  Amortization of goodwill and other
   intangibles.................................     14,917    16,201    23,465
  Restructuring costs..........................        --        --      2,524
  Unusual items................................        --        --     13,446
                                                ----------  --------  --------
    Total operating expenses...................    262,787   236,641   229,457
                                                ----------  --------  --------
Income (loss) from operations..................     27,938     6,125   (60,296)
Gain on contribution of NSMG to VERITAS, net...  1,670,301       --        --
Activity related to equity interest in
 VERITAS.......................................   (118,888)      --        --
Interest expense...............................       (202)   (1,021)   (2,688)
Other, net.....................................      1,761     1,011       307
                                                ----------  --------  --------
  Interest and other, net......................  1,552,972       (10)   (2,381)
                                                ----------  --------  --------
Income (loss) before income taxes..............  1,580,910     6,115   (62,677)
Benefit from (provision for) income taxes......   (641,920)  (15,385)    8,714
                                                ----------  --------  --------
Net income (loss).............................. $  938,990  $ (9,270) $(53,963)
                                                ==========  ========  ========
Net income (loss) per common share:
  Basic........................................ $ 1,703.53  $ (56.33) $(796.93)
  Diluted...................................... $    14.89  $ (56.33) $(796.93)
Number of shares used in per share
 computations:
  Basic........................................    551,202   164,571    67,714
  Diluted...................................... 63,047,127   164,571    67,714

                See notes to consolidated financial statements.

                             SEAGATE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                  For the years ended
                                            ---------------------------------
                                              July 2,     July 3,   June 27,
                                               1999        1998       1997
                                            -----------  ---------  ---------
Operating activities
Net income (loss).......................... $   938,990  $  (9,270) $ (53,963)
Adjustments to reconcile net income to net
 cash from operating activities:
  Depreciation and amortization............      35,714     39,932     41,730
  Deferred income taxes....................     613,487     (4,542)    (7,505)
  Gain on contribution of NSMG to VERITAS,
   net.....................................  (1,670,301)       --         --
  Activity related to equity interest in
   VERITAS.................................     118,887        --         --
  Write-off of in-process research and
   development.............................       2,353      6,800      2,613
  Write-off or write-down of goodwill and
   intangibles.............................       1,100      1,900     13,106
  Unusual items............................         --         --      13,446
  Write-offs due to restructure............         --         --       1,494
  Changes in operating assets and
   liabilities:
    Accounts receivable....................     (15,158)   (18,157)     4,583
    Inventories............................        (745)     2,099     (1,581)
    Other current assets...................     (11,152)     1,575     (1,207)
    Accounts payable.......................       4,377      1,552     (1,609)
    Accrued employee compensation..........      11,378      4,020      2,078
    Accrued expenses.......................      12,348       (725)     2,430
    Accrued income taxes...................      (2,778)     3,633      5,796
    Deferred revenue.......................       2,628      5,285      2,648
    Other liabilities......................          34        (46)        44
                                            -----------  ---------  ---------
  Net cash provided by operating
   activities..............................      41,162     34,056     24,103

Investing activities
Acquisitions of businesses, net of cash
 acquired..................................         --     (10,000)       --
Acquisition of property, equipment and
 leasehold improvements, net...............     (12,790)    (7,992)   (15,823)
Acquisition of intangibles.................        (289)    (4,270)       --
                                            -----------  ---------  ---------
  Net cash used in investing activities....     (13,079)   (22,262)   (15,823)
Financing activities
Sale of common stock and common stock
 subject to repurchase.....................       7,846      4,582         79
Borrowings from Seagate Technology.........     319,017    261,917    217,513
Payments to Seagate Technology.............    (344,503)  (274,834)  (221,533)
                                            -----------  ---------  ---------
  Net cash used in financing activities....     (17,640)    (8,335)    (3,941)
Effect of exchange rate changes on cash....        (372)      (414)       151
                                            -----------  ---------  ---------
  Increase in cash.........................      10,071      3,045      4,490
Cash at the beginning of the year..........      15,130     12,085      7,595
                                            -----------  ---------  ---------
Cash at the end of the year................ $    25,201  $  15,130  $  12,085
                                            ===========  =========  =========
Supplemental Cash Flow Information
  Cash paid for interest................... $       202  $   1,021  $   2,688
  Cash paid for income taxes...............      38,166      7,945      2,357


                See notes to consolidated financial statements.

                             SEAGATE SOFTWARE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

  For the years ended         Series A                                  Accumulated
 July 2, 1999, July 3,       Convertible                                   Other     Retained
 1998 and June 28, 1996    Preferred Stock    Common Stock   Additional   Compre-    Earnings
 (In thousands, except    ----------------- ----------------  Paid-In     hensive   Accumulated
      share data)           Shares   Amount  Shares   Amount  Capital     Income      Deficit     Total
 ----------------------   ---------- ------ --------- ------ ---------- ----------- ----------- ----------
Balance at June 28,
 1996...................  47,433,333  $47      62,500  $--    $338,534     $   6     $(222,985) $  115,602

Comprehensive
 income/(loss)
 Net loss...............         --   --          --    --         --        --        (53,963)    (53,963)
 Foreign currency
  translation
  adjustment............         --   --          --    --         --        151           --          151
                                                                                                ----------
 Comprehensive
  income/(loss).........                                                                           (53,812)
Income tax benefit from
 Seagate Technology
 stock option
 exercises..............         --   --          --    --       3,486       --            --        3,486
Issuance of common stock
 upon exercise of
 employee stock
 options................         --   --       20,855   --          79       --            --           79
Issuance of convertible
 preferred stock
 pursuant to the
 transfer to the Company
 of IMG Vancouver.......   7,200,000    8         --    --          (8)      --            --          --
                          ----------  ---   ---------  ----   --------     -----     ---------  ----------
Balance at June 27,
 1997...................  54,633,333   55      83,355   --     342,091       157      (276,948)     65,355
Comprehensive
 income/(loss)
 Net loss...............         --   --          --    --         --        --         (9,270)     (9,270)
 Foreign currency
  translation
  adjustment............         --   --          --    --         --       (414)          --         (414)
                                                                                                ----------
 Comprehensive
  income/(loss).........                                                                            (9,684)
Income tax benefit from
 Seagate Technology
 stock option
 exercises..............         --   --          --    --         770       --            --          770
Issuance of common stock
 upon exercise of
 employee stock
 options................         --   --      152,147   --         665       --            --          665
                          ----------  ---   ---------  ----   --------     -----     ---------  ----------
Balance at July 3,
 1998...................  54,633,333   55     235,502   --     343,526      (257)     (286,218)     57,106

Comprehensive
 income/(loss)
 Net income.............         --   --          --    --         --        --        938,990     938,990
 Foreign currency
  translation
  adjustment............         --   --          --    --         --       (372)          --         (372)
                                                                                                ----------
 Comprehensive
  income/(loss).........                                                                           938,618
Income tax benefit from
 Seagate Technology
 stock option
 exercises..............         --   --          --    --       1,078       --            --        1,078
Issuance of common stock
 upon exercise of
 employee stock
 options................         --   --    3,117,066     3     13,427       --            --       13,430
Equity contribution by
 Seagate Technology
 related to the
 acquisition of the
 minority interests of
 Seagate Software, Inc.
 .......................         --   --          --    --     154,310       --            --      154,310
Compensation expense for
 stock option vesting
 acceleration...........         --   --          --    --      12,719       --            --       12,719
                          ----------  ---   ---------  ----   --------     -----     ---------  ----------
Balance at July 2,
 1999...................  54,633,333  $55   3,352,568  $  3   $525,060     $(629)    $ 652,772  $1,177,261
                          ==========  ===   =========  ====   ========     =====     =========  ==========


                See notes to consolidated financial statements.

                             SEAGATE SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary of Significant Accounting Policies

   Description of Business. Seagate Software, Inc. ("Seagate Software") currently develops and markets software products and provides related services enabling business users and information technology professionals to manage enterprise information. Headquartered in Scotts Valley, California, Seagate Software has over 30 offices and operations in 16 countries worldwide. Seagate Software also has a substantial equity method investment in VERITAS Software Corporation ("VERITAS"). The Company acquired its investment in VERITAS in May 1999 when it contributed its Network & Storage Management Group ("NSMG") business to VERITAS. See Note on Business Combinations and Acquisitions.

   Seagate Software is a majority-owned and consolidated subsidiary of Seagate Technology, Inc. (the "Parent Company" or "Seagate Technology"), a data technology company that provides products for storing, managing and accessing digital information on computer systems. As of July 2, 1999, Seagate Technology and one of its subsidiaries held 99.96% of Seagate Software's outstanding capital stock. On a diluted basis, the outstanding minority interests of Seagate Software amounted to approximately 6.2%, which consisted of Common Stock and options to purchase Common Stock issued pursuant to the Seagate Software 1996 Option Plan. Such options to purchase Seagate Software's Common Stock are held by certain employees, directors and consultants of Seagate Software and Seagate Technology.

   Basis of Presentation. Seagate Software was incorporated in Delaware in November 1993 and commenced operations in May 1994 pursuant to Seagate Technology's merger with Crystal Computer Services, Inc., a company engaged in developing and marketing report writing software. From August 1994 to June 1996, Seagate Technology acquired eight software companies, which were engaged in developing and marketing business intelligence or network and/or storage management software products. The amount of capital contributed by Seagate Technology for acquisitions was determined by the amounts paid for such acquisitions by Seagate Technology on behalf of Seagate Software. In February 1996, Seagate Technology merged with Conner Peripherals, Inc. in a transaction accounted for as a pooling-of-interests. In connection with the merger, Seagate Technology purchased the outstanding minority interests in Conner's storage management software operations under Arcada Holdings, Inc. In April 1996, Seagate Technology consolidated its software operations into Seagate Software.

   Prior to December 1996, Seagate Technology International Holdings, an indirect wholly-owned subsidiary of Seagate Technology, owned all outstanding capital stock of Information Management Group Vancouver (formerly Crystal Services, Inc.). Pursuant to an agreement among Seagate Technology International Holdings, Seagate Software, and Information Management Group Vancouver dated December 19, 1996, Seagate Technology International Holdings surrendered the Information Management Group Stock (which was subsequently cancelled by Information Management Group Vancouver) in exchange for 7,200,000 Convertible Preference Shares of Information Management Group Vancouver. On December 26, 1996, the Convertible Preference Shares were exchanged for 7,200,000 Class B Exchangeable Shares of Information Management Group Vancouver. These Class B Exchangeable Shares do not have voting rights except as required by law, but can be exchanged at Seagate Technology International Holdings' sole discretion for 7,200,000 shares of Seagate Software Series A Preferred Stock. In connection with the issuance of the Class B Exchangeable Shares described above, Seagate Technology International Holdings was granted voting rights in Seagate Software equivalent to 7,200,000 shares of Series A Preferred Stock. Also on December 26, 1996, Information Management Group Vancouver issued 10,000 Class A Common Shares, which carry the right to vote, to Seagate Software. Seagate Software therefore now owns all voting shares of Information Management Group Vancouver. For financial reporting purposes, Seagate Software has control over Information Management Group Vancouver and therefore consolidates the results of Information Management Group Vancouver. Additionally, the 7,200,000 shares of Series A Preferred Stock of Seagate Software which Seagate Technology International Holdings could elect to receive in exchange for the Class B Exchangeable Shares of Information Management Group Vancouver have been treated as issued and outstanding shares of Series A Preferred Stock of Seagate Software.

                             SEAGATE SOFTWARE, INC.

   In June 1998, Seagate Software Company acquired all of the outstanding capital stock of Eastman Software Storage Management Group, Inc. ("Eastman"), a company engaged in developing, producing and marketing hierarchical storage management products for the Windows NT platform. The purchase price of approximately $10,000,000 was paid in cash.

   On May 28, 1999, the Company contributed its NSMG business and related assets and liabilities to a newly formed company combining this business with that of VERITAS Software Corporation. The Company received 69,148,208 shares of VERITAS upon contribution of the NSMG business to VERITAS. See Note on Business Combinations and Acquisitions.

   Seagate Software operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 1999 ended on July 2, 1999, fiscal 1998 ended on July 3, 1998 and fiscal 1997 ended on June 27, 1997. Fiscals 1999 and 1996 were comprised of 52 weeks and fiscal 1998 was comprised of 53 weeks. Fiscal 2000 will be a 52-week year and will end on June 30, 2000. All references to years in the notes to consolidated financial statements represent fiscal years unless otherwise noted. All intercompany transactions have been eliminated.

   Revolving Loan Agreement with Seagate Technology. On July 4, 1998 Seagate Software and Seagate Technology renewed the Revolving Loan Agreement on substantially the same terms and conditions as the prior agreement which was dated June 28, 1996. Under the Revolving Loan Agreement, Seagate Technology finances certain of Seagate Software's working capital needs. The Revolving Loan Agreement provides for maximum outstanding borrowings of up to $60,000,000 and is renewable every two years. Outstanding borrowings from the Parent Company were $11,801,000 and $16,054,000 at July 2, 1999 and July 3, 1998,
respectively. Borrowings from Seagate Technology consist primarily of amounts used to fund Seagate Software's operating activities. Beginning in fiscal 1999, Seagate Software paid interest at the LIBOR rate plus 2% per annum on such borrowings (7.31% at July 2, 1999).

   Accounting Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

   Concentration of Credit Risk. Financial instruments that potentially subject Seagate Software to significant concentrations of credit risk consist primarily of cash and accounts receivable. Seagate Software places its cash and cash equivalents in high credit quality financial institutions. Accounts receivable are derived from revenues earned from customers primarily located in North America and Europe. Seagate Software performs ongoing credit evaluations of its customers and generally does not require collateral. Seagate Software maintains reserves for potential credit losses and historically such losses have been immaterial. Revenue from one third party customer, Ingram Micro Inc., accounted for 22% of Seagate Software's total revenues in 1999 and 1998 and 18% of Seagate Software's total revenues in 1997. Revenue from Ingram accounted for 11% of IMG's total revenues in 1999.

   Foreign Currency Translation. The U.S. dollar is the functional currency for most of Seagate Software's foreign operations. Gains and losses on the remeasurement into U.S. dollars of amounts denominated in foreign currencies are included in net income for those operations whose functional currency is the U.S. dollar. Gains and losses on translation into U.S. dollars of foreign operations whose functional currency is the local currency are recorded as a separate component of stockholders' equity.

   Cash Management. Seagate Technology uses a centralized cash management function for all of its domestic operations, including certain domestic operations of Seagate Software. As a result, the substantial majority of Seagate Software's cash is typically from balances maintained by Seagate Software's foreign subsidiaries. However, at July 2, 1999, Seagate Software also maintained approximately $10 million in its

                             SEAGATE SOFTWARE, INC.

domestic cash accounts for employee tax liabilities associated with the recent purchase of Seagate Software's minority interests by Seagate Technology.

   Cash and Cash Equivalents. Seagate Software considers all highly liquid investments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Seagate Software typically uses available cash in excess of amounts required for operating activities to pay amounts due under the Revolving Loan Agreement. Accordingly, Seagate Software has not had significant cash equivalents to date.

   Inventories. Inventories are stated at the lower of cost (first in, first out method) or market, and consist primarily of materials used in software products, related supplies and packaging materials.

   Property, Equipment and Leasehold Improvements. Property and equipment, including leasehold improvements, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from two to five years. Assets under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining lease term.

   Goodwill and Other Intangible Assets. Goodwill represents the excess of the purchase price of acquired companies over estimated fair values of tangible and intangible net assets acquired. Goodwill is amortized on a straight-line basis over five to seven years. Under SFAS No. 121, the carrying values of long-term assets and intangibles other than developed technology ("other intangibles") are reviewed if facts and circumstances suggest that they may be impaired. If this review indicates that carrying values of long-term assets and other intangibles and associated goodwill will not be recoverable based on projected undiscounted future cash flows, carrying values are reduced to estimated fair values by first reducing goodwill and second by reducing long-term assets and other intangibles.

   Other intangible assets consist of trademarks, assembled workforces, distribution networks, developed technology, customer bases, and covenants not to compete related to acquisitions accounted for by the purchase method. See Note on Business Combinations and Acquisitions. Amortization of purchased intangibles, other than acquired developed technology, is provided on the straight-line basis over the respective useful lives of the assets ranging from 36 to 60 months for trademarks, 24 to 48 months for assembled workforces and distribution networks, 12 to 36 months for customer bases and 18 to 24 months for covenants not to compete. In-process research and development without alternative future use is expensed when acquired.

   In addition, Seagate Software assesses the impairment of goodwill not included in the scope of SFAS 121 under Accounting Principles Board Opinion No. 17, "Intangible Assets", (APB 17). Write-offs and write-downs to net realizable value of goodwill not included in the scope of SFAS 121 are typically made only when the Company has effectively abandoned and stopped selling virtually all of the products acquired in an acquisition.

   Developed Technology. Seagate Software applies Statement of Financial Accounting Standards No. 86 ("SFAS 86"), "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", to software technologies developed internally, acquired in business acquisitions, and purchased.

   Internal development costs are included in research and development and are expensed as incurred. SFAS 86 requires the capitalization of certain internal development costs once technological feasibility is established, which based on Seagate Software's development process generally occurs upon the completion of a working model. As the time period between the completion of a working model and the general availability of software has been short, capitalization of internal development costs has not been material to date. Capitalized costs are amortized based on the greater of the straight-line basis over the estimated product life (generally 30 to 48 months) or the ratio of current revenues to the total of current and anticipated future revenues.

                             SEAGATE SOFTWARE, INC.

   Purchased developed technology is amortized based on the greater of the straight-line basis over the estimated useful life (30 to 48 months) or the ratio of current revenues to the total of current and anticipated future revenues. The recoverability of the carrying value of purchased developed technology and associated goodwill is reviewed periodically. The carrying value of developed technology is compared to the estimated future gross revenues from that product reduced by the estimated future costs of completing and disposing of that product, including the costs of performing maintenance and customer support (net undiscounted cash flows) and to the extent that the carrying value exceeds the undiscounted cash flows the difference is written off.

   Fair Value Disclosures. Seagate Software maintains its cash principally with major banks in interest- and non-interest-bearing bank accounts. There are no realized or unrealized gains or losses and fair value approximates carrying value for all cash balances.

   Pushdown and Carveout Accounting. Seagate Technology has provided substantial services to Seagate Software, including general management, treasury, tax, financial reporting, benefits administration, insurance, information technology, legal, accounts payable and receivable and credit functions. Seagate Technology has charged Seagate Software for these services through corporate expense allocations. The amount of corporate expense allocations is dependent upon the total amount of allocable costs incurred by Seagate Technology on behalf of Seagate Software less amounts charged as a specific cost or expense rather than by allocation. Such costs were proportionately allocated to Seagate Software based on detailed inquiries and estimates of time incurred by Seagate Technology's corporate marketing and general and administrative departmental managers. Included in general and administrative expenses are corporate allocation charges of $809,000, $1,004,000 and $1,939,000 for 1999, 1998 and 1997, respectively. Included in sales and marketing expenses are corporate allocation charges of $504,000, $769,000 and $19,000 for 1999, 1998 and 1997, respectively. The decrease in sales and marketing expenses in 1999 was due to reduced cost allocations from Seagate Technology's corporate branding program which consisted of television and newspaper advertisements.

   Seagate Software participated in Seagate Technology's profit sharing plan through the first quarter of fiscal 1998 and in Seagate Technology's management bonus plan during 1997. Seagate Software has since adopted its own bonus plan. Compensation expenses recorded by Seagate Software under Seagate Technology's plans totaled $3,158,000 for 1997.

   The employees of Seagate Software also participate in the Seagate Technology Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees who have completed thirty days of employment prior to the inception of the offering period to purchase common stock of Seagate Technology through payroll deductions at the lower of 85% of the fair market value of the common stock at the beginning or at the end of each six-month offering period. Under the plan, 93,516, 115,058 and 80,643 shares of common stock of Seagate Technology were issued to Seagate Software's employees in 1999, 1998 and 1997, respectively.

   The employees of Seagate Software also participate in the Seagate Technology tax-deferred savings plan, the Seagate Technology, Inc. Savings and Investment Plan ("the 401(k) plan"). The 401(k) plan is designed to provide qualified employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the 401(k) plan on a monthly basis. Seagate Software may make annual contributions to the 401(k) plan at the discretion of the Board of Directors. No material contributions were made by Seagate Software in fiscal years 1999, 1998 or 1997.

   Revenue Recognition. During the first quarter of fiscal 1999, the Company began recognizing license revenue in accordance with the American Institute of Certified Public Accountant's Statement of Position (SOP) 97-2, as amended by SOP 98-4, "Software Revenue Recognition." Revenue from software license agreements is primarily recognized at the time of product delivery, provided that fees are fixed or determinable, evidence of an arrangement exists, collectibility is probable and the Company has vendor-specific objective evidence of fair value. Revenue from resellers, including Value Added Resellers ("VARs"), OEMs and

                             SEAGATE SOFTWARE, INC.

distributors, are primarily recognized at the time of product delivery to the reseller. The Company's policy is to defer such revenue if resale contingencies exist. Some of the factors that are considered to determine the existence of such contingencies include payment terms, collectibility and past history with the customer. Product returns are reserved for in accordance with SFAS 48. Such returns are estimated based on historical return rates. The Company considers other factors such as fixed and determinable fees, resale contingencies, arms length contract terms and the ability to reasonably estimate returns to ensure compliance with SFAS 48. Service revenue from customer maintenance fees for ongoing customer support and product updates is recognized ratably over the maintenance term, which is typically 12 months. Service revenue from training and consulting is recognized when such services are performed.

   Advertising Expense. The cost of advertising is expensed as incurred. Seagate Software does not incur any direct response advertising costs. Advertising costs totaled $24,140,000, $19,112,000 and $21,617,000 for 1999,
1998 and 1997, respectively.

   Net Income (Loss) Per Share. Basic net income per common share is computed using the weighted average number of common stock outstanding during the period. Diluted net income per share is computed using the weighted average number of common stock outstanding during the period assuming conversion of dilutive common stock equivalent shares from common stock options and convertible preferred stock. The net loss per common share is computed using the weighted average number of shares of common stock outstanding during the period. Common equivalent shares from common stock options and convertible preferred stock are excluded from the computation of diluted net loss per share, as their effect is antidilutive. During 1998, Seagate Software adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). The adoption of SFAS 128 had no impact on Seagate Software because the weighted average shares used in the per share computations were unchanged under SFAS 128 because the effect of stock options would have been antidilutive. Below is a reconciliation of the numerator and denominator used to calculate earnings per share (in thousands, except share and per share data):

                                                  July 2,   July 3,   June 27,
                                                   1999       1998      1997
                                                ----------- --------  --------
Basic net income (loss) per share computation:
 Numerator:
  Net income (loss)............................ $   938,990 $ (9,270) $(53,963)
                                                ----------- --------  --------
 Denominator:
  Weighted average number of common shares
   outstanding during the period...............     551,202  164,571    67,714
                                                ----------- --------  --------
    Net income (loss) per share--basic......... $  1,703.53 $ (56.33) $(796.93)
                                                ----------- --------  --------
Diluted net income (loss) per share
 computation:
 Numerator:
  Net income (loss)............................ $   938,990 $ (9,270) $(53,963)
                                                ----------- --------  --------
 Denominator:
  Weighted average number of common shares
   outstanding during the period...............     551,202  164,571    67,714
  Convertible preferred stock..................  54,633,333      --        --
  Incremental common shares attributable to
   exercise of outstanding options and shares
   subject to repurchase (assuming proceeds
   would be used to purchase treasury stock)...   7,862,592      --        --
                                                ----------- --------  --------
                                                 63,047,127  164,571    67,714
                                                ----------- --------  --------
    Net income (loss) per share--diluted....... $     14.89 $ (56.33) $(796.93)
                                                =========== ========  ========

                            SEAGATE SOFTWARE, INC.

   Incremental common shares attributable to the exercise of outstanding options and common stock subject to repurchase (assuming the proceeds would be used to purchase treasury stock) aggregating 2,118,034 shares for the year ended July 3, 1998 and 317,453 shares for the year ended June 27, 1997 were not included in the diluted net loss per share computation because the effect would have been antidilutive.

   Accounts Receivable. Accounts receivable are summarized below, in thousands:

                                                                1999     1998
                                                               -------  -------
       Accounts receivable.................................... $44,363  $48,200
       Less allowance for non-collection......................  (1,681)  (1,636)
                                                               -------  -------
                                                               $42,682  $46,564
                                                               =======  =======

   Inventory. There were no write-downs of inventory to the lower of cost or market during fiscal 1999. The write-downs of inventory to the lower of cost or market were $3,674,000 and $531,000 in 1998 and 1997 respectively. The write-down in fiscal 1998 was a result of consolidating Seagate Software's fulfillment warehouses and changing their strategy to have fulfillment activities handled by an outsourcing partner. As a result of this consolidation excess and obsolete components and finished goods were written down. The write-down in fiscal 1997 related to excess and obsolete components and finished goods inventory.

   Property, Equipment and Leasehold Improvements. Property, equipment and leasehold improvements consisted of the following, in thousands:

                                              Estimated
                                             Useful Life     1999      1998
                                          ----------------- -------  --------
Equipment................................ Two to five years $12,918  $ 30,999
Building and leasehold improvements......   Life of lease     2,665     9,424
                                                            -------  --------
                                                             15,583    40,423
Less accumulated depreciation and
 amortization............................                    (8,705)  (23,547)
                                                            -------  --------
                                                            $ 6,878  $ 16,876
                                                            =======  ========

   Depreciation expense was $9,677,000, $11,727,000 and $8,911,000 in 1999,
1998 and 1997, respectively.

   Goodwill and Other Intangibles. Goodwill and other intangibles consisted of the following, in thousands:

                                                               1999      1998
                                                             --------  --------
       Goodwill............................................. $ 45,291  $ 49,039
       Developed technology.................................   21,486    48,049
       Trademarks...........................................    6,637     9,972
       Assembled workforce..................................    2,557     4,596
       Distribution network.................................    2,080     2,925
       Other intangibles....................................    4,019    13,813
                                                             --------  --------
                                                               82,070   128,394
       Accumulated amortization.............................  (29,520)  (71,558)
                                                             --------  --------
       Goodwill and other intangibles....................... $ 52,550  $ 56,836
                                                             ========  ========

                             SEAGATE SOFTWARE, INC.

   Amortization of developed technologies is included in costs of revenues. In 1999, 1998 and 1997 the amortization of goodwill and other intangibles includes write-offs and write-downs to the estimated fair value of $0, $1,900,000 and $6,173,000, respectively. In 1999, 1998 and 1997 the amortization of acquired developed technologies included in cost of revenues includes write-downs and write-offs to net realizable value of $1,100,000, $0 and $6,918,000, respectively.

   Seagate Software periodically reviews the net realizable value of developed technology under the guidance of SFAS No. 86. Seagate Software compares the estimated undiscounted future cash flows on a product by product basis to the unamortized cost of developed technology and unamortized costs in excess of the estimated undiscounted cash flows are written off. The write-offs of $1,100,000 in 1999 were the result of the Company's decision not to use the technology from Timeline and Stac in future products. The impairment write-offs for developed technology recorded in 1997 were caused by a number of factors including Seagate Software's decision to stop selling products or technologies such as DOS, new acquisitions, or new product designs. Seagate Software is not currently generating revenue from any products for which the related developed technology has been impaired.

   In addition, Seagate Software assesses the impairment of goodwill not included in the scope of SFAS 121 under Accounting Principles Board Opinion No. 17, "Intangible Assets", (APB17). During 1997, Seagate Software wrote-off and wrote-down goodwill amounting to $6,173,000. The write-offs and write-downs related to the decision to abandon and stop selling all current and future products acquired from Frye Computer Systems, Inc., the decision to abandon and stop selling virtually all current and future products acquired in the acquisition of Palindrome Corporation, and the decision to close down and sell Calypso Software Systems, Inc.

   Seagate Software has capitalized the assembled workforce in most of its acquisitions. When Seagate Software reviews the carrying value of its intangibles, if there remains less than 5% of the original workforce, the related intangible is deemed impaired. In 1998, Seagate Software wrote off the workforces for three previous acquisitions, Network Computing, Inc., Netlabs, Inc., and Creative Interaction Technologies, Inc., because less than 5% of the original workforces remained.

   The following table provides quantitative information about the write-offs and write-downs of goodwill and other intangibles, in thousands:

                                1999                1998                1997
                         ------------------- ------------------- -------------------
                         Intangible          Intangible          Intangible
                           Asset    Goodwill   Asset    Goodwill   Asset    Goodwill
                         ---------- -------- ---------- -------- ---------- --------
Developed Technology
  Netlabs, Inc. ........                                           $  780
  Palindrome
   Corporation..........                                            2,740    $2,930
  Calypso Software
   Systems, Inc. .......                                            1,627     2,573
  Creative Interaction
   Technologies, Inc. ..                                            1,176
  Frye Computer Systems,
   Inc. ................                                              463       670
  Network Computing,
   Inc. ................                                              132
  Stac..................   $  100
  Timeline..............    1,000
Assembled Workforce
  Network Computing,
   Inc. ................                        $120     $  155
  Netlabs, Inc. ........                         431      1,045
  Creative Interaction
   Technologies, Inc. ..                          82         67
                           ------     ---       ----     ------    ------    ------
Total...................   $1,100     $ 0       $633     $1,267    $6,918    $6,173
                           ======     ===       ====     ======    ======    ======

                             SEAGATE SOFTWARE, INC.

   Common Stock Subject to Repurchase. Current employees and directors of Seagate Software and of Seagate Technology have exercised 8,630 shares of common stock under the Option Plan. At July 2, 1999, 3,630 were vested and 5,000 were unvested. At the option of the employee or director, within 30 days of termination such vested and unvested shares may be sold back to Seagate Software at the original issue price. In addition, upon termination, unvested shares are subject to repurchase at the option of Seagate Software at original issue price. Because of the obligation to repurchase vested and unvested shares of common stock, Seagate Software has excluded the amounts associated with the repurchase obligation from Stockholders' Equity in the accompanying balance sheet. At July 2, 1999, the repurchase obligation amounted to $35,200.

New Accounting Pronouncements

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. It also provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. The Company has not yet determined the impact, if any, of adopting this statement. The disclosures prescribed by SOP 98-1 will be effective for the Company's consolidated financial statements for the fiscal year ending June 30, 2000.

   In June 1998, FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB No. 133" to defer the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. Seagate Software generally does not use derivative financial instruments and the impact of SFAS 133 is not anticipated to be material when adopted.

Business Combinations and Acquisitions

   Contribution of the Network & Storage Management Group to VERITAS and the purchase of outstanding shares of Seagate Software by Seagate Technology.

Contribution of the Network & Storage Management Group to VERITAS

   On May 28, 1999, Seagate Software, its subsidiary Seagate Software Network & Storage Management Group, Inc.,, and its parent company Seagate Technology, closed the Agreement and Plan of Reorganization (the "Plan") dated October 5, 1998 with VERITAS Software Corporation ("VERITAS") and VERITAS Operating Corporation ("Old VERITAS"). The Plan provided for the contribution by Seagate Software, Seagate Technology, and certain of their respective subsidiaries to VERITAS of (a) the outstanding stock of the Network & Storage Management Group and certain other subsidiaries of Seagate Software and (b) those assets used primarily in the network and storage management business of Seagate Software (the "NSMG business"), in consideration for the issuance of shares of Common Stock of VERITAS to Seagate Software and the offer by VERITAS to grant options to purchase Common Stock of VERITAS to certain of Seagate Software's employees who become employees of VERITAS or its subsidiaries. As part of the Plan, VERITAS assumed certain liabilities of the NSMG business. The Plan was structured to qualify as a tax-free exchange.

                             SEAGATE SOFTWARE, INC.

   Subsequent to the consummation, all outstanding securities of Old VERITAS were assumed and converted into common stock of VERITAS with identical rights, preferences and privileges, on a share for share basis. As a result of the contribution of the NSMG business to VERITAS, Seagate Software received a total of 69,148,208 shares of VERITAS common stock and former employees of the NSMG business received options to purchase an aggregate of 6,945,048 shares of VERITAS common stock. Share and option amounts for VERITAS have been adjusted to reflect the two-for-one stock split by VERITAS effected July 9, 1999. VERITAS common stock is publicly traded on NASDAQ under the symbol "VRTS". As of July 2, 1999 the aggregate fair value of common shares of VERITAS owned by Seagate Software was $3,328 million.

   Seagate Software has accounted for the contribution of NSMG to VERITAS as a non-monetary transaction using the fair value of the assets and liabilities exchanged. After the transaction, Seagate Software owns approximately 41.63% (69,148,208 shares) of the outstanding shares of VERITAS, on May 28, 1999. Because Seagate Software still owns a portion of the NSMG business through its ownership of VERITAS, Seagate Software did not recognize 100% of the gain on the exchange. The gain recorded is equal to the difference between 58.37% of the fair value of the VERITAS common stock received and 58.37% of Seagate Software's basis in the NSMG assets and liabilities exchanged. Seagate Software is accounting for its on going investment in VERITAS using the equity method. The difference between the recorded amount of Seagate Software's investment in VERITAS and the amount of its underlying equity in the net assets of VERITAS has been allocated based upon the fair value of the underlying tangible and intangible assets and liabilities of VERITAS. The intangible assets included amounts allocated to in-process research and development and resulted in a $84,707,000 write-off included in "Activity related to equity interests in VERITAS" in the accompanying statement of operations. Intangible assets including goodwill are being amortized over 4 years.

   Seagate Software will include in its financial results its share of the net income or loss of VERITAS, excluding certain NSMG purchase accounting related amounts recorded by VERITAS, but including Seagate Software's amortization of the difference between the recorded investment and the underlying assets and liabilities of VERITAS. Because of practicality considerations, the net income or loss of VERITAS will be included in the results of Seagate Software on a one quarter lag basis.

Seagate Technology exchange offer

   In a separate but related transaction, on June 9, 1999, the Parent Company exchanged 5,275,772 shares of Seagate Technology common stock for 3,267,155 of the outstanding shares of Seagate Software common stock owned by employees, directors and consultants of Seagate Software. The exchange ratio was determined based on the estimated value of Seagate Software common stock divided by the fair market value of Seagate Technology common stock.

   The estimated value of Seagate Software common stock was determined based upon the sum of the fair value of the NSMG business, as measured by the fair value of the shares received from VERITAS, plus the estimated fair value of the Information Management Group ("IMG") as determined by Seagate Software's Board of Directors, plus the assumed proceeds from the exercise of all outstanding stock options, divided by the number of fully converted shares of Seagate Software. The Board of Directors of Seagate Software considered a number of factors in determining the estimated fair value of the IMG business, including historical and projected revenues, earnings and cash flows, as well as other factors and consultations with financial advisors.

   The purchase of shares outstanding and vested more than six months was accounted for as the purchase of a minority interest and, accordingly, the fair value of the shares exchanged was allocated to all of the

                             SEAGATE SOFTWARE, INC.

identifiable tangible and intangible assets and liabilities of Seagate Software. For those shares outstanding and vested less than six months, the fair value of the shares purchased less the original purchase price paid by the employees was recorded as compensation expense. Compensation expense associated with the issuance of Seagate Technology common stock amounted to approximately $102.5 million. In addition, the Company also recorded compensation expense amounting to $12.7 million for accelerated vesting on certain stock options for the Chief Executive Officer of the Company and several other employees all of whom were to become employees of VERITAS, and $8.6 million for the purchase of unvested stock options held by certain continuing employees.

   Seagate Software recorded the acquisition of its common stock by Seagate Technology as a capital contribution from Seagate Technology. Seagate Software recorded total compensation expense amounting to $123.8 million and wrote-off in-process research and development amounting to $2.4 million in the fourth quarter of fiscal 1999 in connection with the above described transactions. Associated intangible assets and goodwill are being amortized to operations over four years.

Computation of pro rata gain on contribution of NSMG to VERITAS

       Fair value of shares received.......................... $3,151,350,059
       Times: pro rata percentage accounted for at fair
        value.................................................          58.37%
                                                               --------------
       Adjusted fair value of securities received............. $1,839,594,294

       Book value of NSMG..................................... $   57,266,000
       Times: pro rate percentage accounted for at fair
        value.................................................          58.37%
                                                               --------------
       Book value exchanged...................................     33,428,913
                                                               --------------
       Pro rata gain.......................................... $1,806,165,381
                                                               ==============


Computation of original investment in VERITAS

       Book value of NSMG..................................... $   57,266,000
       Times: pro rata percentage accounted for at fair
        value.................................................          41.63%
                                                               --------------
       Portion of investment in VERITAS with no step up in
        basis.................................................     23,837,087

       Plus: adjusted fair value of securities received.......  1,839,594,294
                                                               --------------
       Investment in VERITAS.................................. $1,863,431,381
                                                               ==============

                             SEAGATE SOFTWARE, INC.

Allocation of original investment in VERITAS

   Allocation of investment to VERITAS assets and liabilities:
     Net tangible assets......................................... $114,236,055
     Intangible assets:
       Distribution channel......................................    8,949,418
       Developed technology......................................   46,079,096
       Trademark and workforce...................................   16,608,455
       In-process research and development.......................   39,668,816

   Allocation of investment to NSMG assets and liabilities:
     Net tangible assets........................................     23,837,087
     Intangible assets:
       Distribution channel.....................................     65,934,317
       Developed technology.....................................     92,033,317
       Trademark and workforce..................................     13,902,816
       In-process research and development......................     45,038,466
     Goodwill...................................................  1,397,143,538
                                                                 --------------
     Total original investment in VERITAS....................... $1,863,431,381
                                                                 ==============

Value of minority interest

   Number of Seagate Software shares and options exchanged for
    Seagate Technology stock held by former employees,
    consultants and shares held more than six months by
    employees....................................................    1,010,010
   Times: exchange ratio into Seagate Technology stock...........        1.699
                                                                   -----------
   Number of Seagate Technology shares issued....................    1,716,007
   Value per share of Seagate Technology common stock on June 9,
    1999.........................................................  $     30.75
                                                                   -----------
   Total value Seagate Technology Stock issued...................  $52,767,215
   Less: proceeds from assumed exercise of Seagate Software stock
    options......................................................   (1,013,244)
                                                                   -----------
   Total value of minority interest..............................  $51,753,971
                                                                   ===========

Allocation of minority interest purchase price to the intangible assets of Seagate Software

   Distribution channel............................................ $ 2,079,782
   Developed technology............................................   3,835,862
   Trademark and workforce.........................................     847,404
   In-process research and development.............................   2,352,616
   Goodwill........................................................  45,291,451
   Deferred tax liability..........................................  (2,653,144)
                                                                    -----------
   Total........................................................... $51,753,971
                                                                    ===========

                             SEAGATE SOFTWARE, INC.

Compensation relating to stock purchased from employees

   Seagate Software options exercised and exchanged for Seagate
    Technology stock.............................................    2,240,470
   Plus: Seagate Software stock held for less than 6 months and
    exchanged for Seagate Technology stock.......................       16,775
                                                                  ------------
   Total shares exchanged........................................    2,257,245
   Times: exchange ratio into Seagate Technology stock...........        1.699
                                                                  ------------
   Number of Seagate Technology shares issued....................    3,835,060
                                                                  ============
   Times: value per share of Seagate Technology common stock on
    June 9, 1999................................................. $      30.75
   Less: average price paid per Seagate Software stock on a
    Seagate Technology equivalent per share basis................ $     (4.01)
                                                                  ------------
   Average compensation expense per Seagate Technology share
    issued....................................................... $      26.74
                                                                  ------------
   Compensation expense related to the issuance of Seagate
    Technology common stock...................................... $102,549,504
                                                                  ============

Reconciliation of amounts included in net gain

   Pro rata gain................................................. $1,806,165,381
   Less:
     Compensation expense........................................    123,839,815
     Transaction costs...........................................     12,024,584
                                                                  --------------
   Net gain...................................................... $1,670,300,982
                                                                  ==============

Activity related to equity interest in VERITAS

   Write-off of in-process research and development............... $ 84,707,000
   Amortization of intangible assets including goodwill...........   34,180,229
                                                                   ------------
   Activity related to equity interest in VERITAS................. $118,887,229
                                                                   ============

Overview of allocation of fair value to tangible and intangible assets and liabilities

   In accordance with the provisions of Accounting Principles Board Opinions No. 16 and 17, all identifiable assets acquired were analyzed to determine their fair values. As the basis for identifying the in-process research and development , the development projects were evaluated in the context of Interpretation 4 of Financial Accounting Standards Board Statement No. 2. In accordance with these provisions, the developmental projects were examined to determine if there were any alternative future uses. Such evaluation consisted of a specific review of the efforts, including the overall objectives of the project, progress toward the objectives, and the uniqueness of the developments of these objectives. Further, each in-process research and development project was reviewed to determine if technological feasibility had been achieved.

                             SEAGATE SOFTWARE, INC.

Description of allocation methodology

   Tangible net assets of VERITAS (including NSMG) principally included cash and investments, accounts receivable, fixed assets and other current assets. Liabilities principally included accounts payable, accrued compensation, and other accrued liabilities. Tangible assets and liabilities were generally assumed to have a fair value equal to book value. Intangible assets included developed technology, distribution networks, original equipment manufacturer agreements, trademarks, assembled workforce, and in-process research and development. The fair value of intangible assets was determined as follows:

   To estimate the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The developed technology is being amortized on the straight-line basis over its estimated useful life (four years) which is expected to exceed the ratio of current revenues to the total of current and anticipated revenues.

   The value of the distribution networks and original equipment manufacturer agreements was estimated by considering, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning business relationships and risks related to the viability of and potential changes to future target markets.

   The value of trademarks was estimated by considering, among other factors, the assumption that in lieu of ownership of a trademark, a company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

   The value of the assembled workforce was estimated as the costs to replace the existing employees, including recruiting, hiring, and training costs for each category of employee.

   The value allocated to projects identified as in-process technology at Old VERITAS and at Seagate Software for the minority interest acquired by Seagate Technology, were charged to expense in the fourth quarter of fiscal 1999. These write-offs were necessary because the acquired technologies had not reached technological feasibility at the date of purchase and have no future alternative uses. Seagate Software expects that the acquired in-process research and development will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved.

   The nature of the efforts required to develop the acquired in-process research and development into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The value of the acquired in-process research and development for Old VERITAS was estimated as the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products, excluding revenues attributable to future development efforts. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects.

   Goodwill was calculated as the residual difference between the estimated amount paid and the values assigned to identified tangible and intangible assets and liabilities.

                             SEAGATE SOFTWARE, INC.

Valuation assumptions

   Revenue

   Revenue estimates were based on (i) aggregate revenue growth rates for the businesses as a whole, (ii) growth rates for the storage management software market, (iii) the aggregate size of the storage management software market,
(iv) anticipated product development and introduction schedules, (v) product sales cycles, and (vi) the estimated life of a product's underlying technology.

   Future revenue estimates were generated based on the worldwide storage management software market and the backup, restore and archive market. The overall storage management software market is forecasted to increase at a compound annual growth rate of 14.2%, from a 1997 value of $2,543 million to a 2002 value of $4,941 million. The backup, restore and archive software segment of storage management software and in particular the Windows NT segment, in which NSMG competes, is expected to grow much faster than other segments. Revenue for Windows NT is projected to grow at a 43.3% compound annual growth rate from1997 through 2002.

   Revenue for NSMG was forecasted by product line for the years 1999 through 2001. Revenue was expected to be $350 million for the 1999 calendar year. Thereafter, NSMG is expected to grow slightly greater than the 43.3% industry average through 2003. The revenue by product was allocated between existing, in-process, and future technology; indicating a four-year life cycle for revenue contribution from technology which is consistent with NSMG's historical experience with technology life cycles.

   Old VERITAS is an open systems supplier. The market for open systems suppliers grew 101.2% between 1996 and 1997.

   Revenue for Old VERITAS was forecasted by product line for the years 1999 through 2001. Revenue was expected to be $270 million for the 1999 calendar year. Thereafter, Old VERITAS is expected to grow at 67.9% and 58.4% for years 2000 and 2001, respectively, a rate greater than the 43.3% industry average. For years 2002 through 2005, revenues are expected to level off at a 40% growth rate. The revenue by product was allocated between existing, in-process, and future technology indicating a four-year life cycle (revenue contribution from technology) for Windows NT based products and a three-year life cycle for Unix based products which is consistent with Old VERITAS' past experience with technology life cycles.


Operating expenses

   Estimated operating expenses used in the valuation analysis of NSMG and Old VERITAS included (i) cost of goods sold, (ii) general and administrative expense, (iii) sales and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of both NSMG and Old VERITAS' overall business models, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted.

   Cost of goods sold. Cost of goods sold, for the developed and in-process technologies was estimated to be approximately 8.6% of revenues from 2000 to 2006 for NSMG. Cost of goods sold, for the developed and in-process technologies was estimated to be approximately 14.7% of revenues from 2000 to 2005 for Old VERITAS.

   General and administrative ("G&A") expense. G&A expense, expressed as a percentage of revenue, for the developed and in-process technologies was 9.2% in 1999 and expected to be reduced to 6.7% by 2002 for NSMG. G&A expense for Old VERITAS, expressed as a percentage of revenue, for the developed and in-process technologies was held constant at 4.4% of revenues for the forecast period of 2000 to 2005.

                             SEAGATE SOFTWARE, INC.

   Selling and marketing ("S&M") expense. S&M expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 37.4% for years 2000 to 2006 related to NSMG. S&M expense for Old VERITAS, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 34.7% for years 2000 to 2005.

   Research and development ("R&D") expense. R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 2% of revenue for the developed and in-process technologies for the years 2000 to 2006 for NSMG. R&D expense for Old VERITAS was estimated as 18.2% of revenue in 1999 and was reduced to 16% by 2002, continuing at that rate until 2005.

   As of the date of the contribution of NSMG to VERITAS, the estimated costs to complete the in-process research and development projects at VERITAS (including NSMG) was approximately $50 million.

Effective tax rate

   The effective tax rate utilized in the analysis of developed and in-process technologies was 33%, which reflects VERITAS' combined effective federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the contribution and estimated for future years.

Discount rate

   The discount rates selected for Seagate Software's developed and in-process technologies were 12% and 17%, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the

Weighted Average Rate of Return (the "WARR", approximately 14% at the date of contribution) and (ii) the Weighted Average Return on Assets (approximately 18% at the date of contribution) that investors expect for companies with similar anticipated growth rates and other characteristics as the NSMG and Old VERITAS businesses. The discount rate utilized for the in-process research and development was determined to be higher than the WARR due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than the WARR, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects. The discount rate was adjusted downward from the WARR for the developed technologies to reflect less technological and market risk associated with forecasted sales of the existing products.

Pro forma financial information

   The pro forma financial information presented below is presented as if the contribution of NSMG to VERITAS and the purchase of Seagate Software minority interest by Seagate Technology had occurred at the beginning of fiscal 1998. The pro forma statements of operations for the twelve months ended July 2, 1999 and July 3, 1998, include the historical results of Seagate Software less the historic results of the NSMG business, plus Seagate Software's equity interest in the pro forma results of VERITAS, including recurring amortization of related goodwill and intangibles plus recurring amortization of goodwill and intangibles associated with the purchase of shares of Seagate Software stock by Seagate Technology. Non-recurring transactions, such as the gain on the NSMG contribution to VERITAS, compensation expense relating to the acquisition of stock held less

                             SEAGATE SOFTWARE, INC.

than six months by employees of Seagate Software, transaction costs and the write-off of in-process research and development are excluded from the pro forma presentation. The pro forma financial results are as follows:

                                               For the twelve months ended
                                               ---------------------------
In thousands, except per share data            July 2, 1999     July 3, 1998
-----------------------------------            -------------    -------------
Revenues......................................  $     141,168    $     118,180
Loss before income taxes......................       (402,869)        (416,443)
Net loss......................................       (271,589)        (268,060)
Net loss per share--basic and diluted.........  $      (81.01)   $      (79.96)

   Acquisition of Eastman Software Storage Management Group, Inc.

   In June 1998, Seagate Software acquired all of the outstanding capital stock of Eastman Software Storage Management Group, Inc. ("Eastman"), a company engaged in developing, producing and marketing hierarchical storage management products for the Windows NT platform. The purchase price of approximately $10,000,000 was paid in cash. Approximately $6,800,000 of the total purchase price represented the value of in-process technology that had not yet reached technological feasibility, had no alternative future uses and was charged to Seagate Software's operations in the quarter ended July 2, 1999. Seagate Software accounted for the acquisition using the purchase method, and the results of operations of Eastman are only included in Seagate Software's operations since the date the acquisition was completed. Pro forma financial information is not presented as such amounts are not material. The following is a summary of the purchase price allocation, in thousands:

       Current assets and other tangible assets........................ $   535
       Liabilities assumed.............................................    (508)
       Assembled workforce.............................................     340
       Developed technology............................................     500
       In-process research and development.............................   6,800
       Microsoft agreement.............................................   1,500
       Goodwill........................................................     833
                                                                        -------
                                                                        $10,000
                                                                        =======

Overview

   Eastman's two primary products were OPEN/stor for Windows NT and AvailHSM for NetWare. By integrating Eastman's product line, NSMG planned to convert Eastman's Storage Migrator product into a stand-alone HSM application for Windows NT environments. As of the date of acquisition, Seagate Software determined that it would abandon the AvailHSM product and technology due to dated features and functionality; and accordingly, the valuation analysis did not include a fair value for the AvailHSM product.

   As for OPEN/stor at the date of acquisition, NSMG planned to phase out the product over the following 12 to 15 months. NSMG's purpose for the acquisition was for the next generation technologies that were underway at Eastman, referenced by project names Sakkara and Phoenix. These projects were complete re-writes of Eastman's prior generation technology that would allow the product to be sold stand-alone upon completion.

   In accordance with SFAS 86, paragraph 38 ("Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed"), "the cost of software purchased to be integrated with another product or process will be capitalized only if technological feasibility was established for the software component and if

                             SEAGATE SOFTWARE, INC.

all research and development activities for the other components of the product or process were completed at the time of the purchase." Although Seagate Software purchased existing products from Eastman, the existing products did not operate on a stand-alone basis. Therefore, as mentioned above, all of the original underlying code and base technology for the next generation products were in the process of being completely re-written as date of acquisition.

Assumptions

  Revenue

   Future revenue estimates were generated for the following technologies: (i) OPEN/stor, (ii) Sakkara, and (iii) Phoenix. Aggregate revenue for existing Eastman products was estimated to be approximately $167,000 for the one month ending June 30, 1998. Revenues were estimated to increase to approximately $3.9 million and $7.1 million for fiscal years 1999 and 2000 when most of the in-process projects were expected to be complete and shipping. Thereafter, revenue was estimated to increase at rates ranging from 20% to 30% for fiscal years 2001 through 2006. Revenue estimates were based on (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenues, (iii) growth rates for the storage management software market, (iv) the aggregate size of the storage management software market, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and (vii) the estimated life of a product's underlying technology.

  Operating expenses

   Operating expenses used in the valuation analysis of Eastman included (i) cost of goods sold, (ii) general and administrative expense, (iii) selling and marketing expense, and (iv) research and development expense. In developing future expense estimates, an evaluation of both Seagate and Eastman's overall business model, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics was conducted.

   Cost of goods sold. Cost of goods sold, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be approximately 5% throughout the estimation period. Seagate Software's cost of goods sold was 20% for fiscal 1996 and 22% for fiscal 1997.

   General and administrative ("G&A") expense. G&A expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be approximately 10% throughout the estimation period.

   Selling and marketing ("S&M") expense. S&M expense, expressed as a percentage of revenue, for the developed and in-process technologies was estimated to be 27% throughout the estimation period.

   Research and development ("R&D") expense. R&D expense consists of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 5% of revenue for the developed and in-process technologies throughout the estimation period.

   In addition, as of the date of acquisition, Seagate Software's management anticipated the costs to complete the in-process research and development at approximately $1.8 million.

                             SEAGATE SOFTWARE, INC.

Effective tax rate

   The effective tax rate utilized in the analysis of developed and in-process research and development was 38%, which reflects Seagate's combined federal and state statutory income tax rates, exclusive of non-recurring charges at the time of the acquisition and estimated for future years.

Discount rate

   The discount rates selected for Eastman's developed and in-process technologies were 15% and 20%, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the Weighted Average Cost of Capital (the "WACC", approximately 15% at the date of acquisition) and
(ii) the Weighted Average Return on Assets (approximately 18% at the date of acquisition). The discount rate utilized for the in-process technology was determined to be higher than Seagate's WACC due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than Seagate's WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

Stockholders' Equity

   Seagate Software's authorized capital stock consists of 300,000,000 shares of common stock and 73,000,000 shares of preferred stock, 54,633,333 of which have been designated as Series A preferred stock and 18,366,667 of which remain undesignated.

   Preferred Stock. The Series A preferred have the following rights, preferences and privileges:

   Conversion. The holders of the Series A preferred stock have the right to convert the Series A preferred stock at any time into common stock. The Series A preferred stock will be automatically converted into common stock, at the then-effective conversion price, upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. The initial conversion rate will be one share of preferred stock for each share of common stock. The conversion price of the Series A preferred stock will be subject to adjustment to reduce the effect of dilution in the event that Seagate Software issues additional shares of common stock or equivalents.

   Voting. Each share of Series A preferred stock entitles the holder to one vote for each share of common stock into which such share could then be converted. Except as required by law, the holders of shares of Series A preferred stock and the holders of shares of common stock shall vote together as one class on all matters submitted to a vote of stockholders of Seagate Software.

   Dividend Preference. The holders of shares of Series A preferred stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, an annual cash dividend in the amount of $0.45 per share (as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (collectively a "Recapitalization") with respect to the Series A preferred stock), prior and in preference to any declaration or payment of any dividend (payable other than in common stock) on the common stock of Seagate Software. Such dividends shall not be cumulative, and no right shall accrue to holders of Series A preferred stock by reason of the fact that dividends on such shares are not declared or paid in any year. In the event any dividend shall be paid to the holders of common stock such dividend shall be distributed among the holders of the common stock and the Series A preferred stock in proportion to the shares of common stock then held by them and the shares of common stock which they then have the right to acquire upon the conversion of the Series A preferred stock held by them.

                             SEAGATE SOFTWARE, INC.

   Liquidation Preference. In the event of any liquidation, dissolution or winding up of Seagate Software or other reorganization, a distribution of $7.50 per share, as adjusted to reflect any Recapitalization of Series A preferred stock, plus all accrued or declared but unpaid dividends, if any, shall be made to the holders of Series A preferred stock before any amount shall be paid to the holders of common stock.

   Dividends. No dividends have been declared, or paid, to date by Seagate Software on any of the outstanding common stock or preferred stock.

   Stock Option Plans. The Option Plan provides for the issuance of either incentive or nonstatutory stock options to employees and consultants of Seagate Software. Seagate Software has reserved a total of 16,600,000 shares under the Plan. Options granted under Seagate Software's Plan are granted at fair market value, expire ten years from the date of the grant and vest equally over 48 months. Following is a summary of stock option activity from the inception of the plan through the year ended July 2, 1999:

                                                      Options Outstanding
                                                  ----------------------------
                                                  Number of   Weighted Average
                                                    Shares     Exercise Price
                                                  ----------  ----------------
   Balance at June 28, 1996......................  3,231,112        4.00
     Granted.....................................  2,851,255        5.42
     Exercised...................................    (20,855)       4.00
     Canceled....................................   (973,733)       4.36
                                                  ----------
   Balance at June 27, 1997......................  5,087,779        4.73
     Granted.....................................  8,039,707        9.04
     Exercised...................................   (892,212)       5.13
     Canceled.................................... (1,299,143)       5.27
                                                  ----------
   Balance at July 3, 1998....................... 10,936,131        7.81
     Granted.....................................  1,875,202       30.30
     Exercised................................... (2,381,983)       6.69
     Canceled.................................... (6,619,171)      10.10
                                                  ----------
   Balance at July 2, 1999.......................  3,810,179       15.63
                                                  ==========

                             SEAGATE SOFTWARE, INC.

   Options available for grant were 9,494,771, 750,802 and 7,491,366 at the end of fiscal 1999, 1998 and 1997, respectively. During 1999 the Board of Directors and stockholders of Seagate Software approved a 4,000,000 refreshment of options available for grant increasing the plan total to 16,600,000 from 12,600,000. The following table summarizes information about options outstanding at July 2, 1999.

                                                                  Exercisable
                                    Options Outstanding             Options
                             ---------------------------------- ----------------
                                          Weighted
                                           Average     Weighted         Weighted
                                          Remaining    Average  Number  Average
                             Number of   Contractual   Exercise   of    Exercise
Exercise Prices               Shares   Life (in years)  Price   Shares   Price
---------------              --------- --------------- -------- ------- --------
$ 4.00......................   256,003       7.0        $ 4.00   53,051  $ 4.00
$ 6.00...................... 1,017,003       8.0          6.00  136,811    6.00
$ 7.50--8.75................   417,239       8.5          8.42   40,113    8.43
$ 9.00--11.00...............   250,871       8.8          9.62   20,359    9.62
$ 12.75.....................   999,958       9.0         12.75   86,670   12.75
$ 13.25--26.25..............   195,469       9.2         16.99   16,048   16.90
$ 32.00.....................    42,733       9.5         32.00    3,665   32.00
$ 42.00.....................   370,625       9.8         42.00   28,868   42.00
$ 47.00.....................    47,050       9.9         47.00    1,143   47.00
$ 53.03.....................   213,228       9.9         53.03   19,024   53.03
                             ---------                          -------
  Total..................... 3,810,179       8.7         15.63  405,752   13.15
                             =========                          =======

   Pro Forma Information. In October 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 provides an alternative to Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APBO 25") and requires additional disclosures. Seagate Software has elected to follow APBO 25 in accounting for stock options granted. Under APBO 25, Seagate Software generally recognized no compensation expense with respect to such options.

   Pro forma information regarding net income and earnings per share is required by SFAS 123 for stock options granted after June 30, 1995 as if Seagate Software had accounted for its stock options under the fair value method of SFAS 123. The fair value of Seagate Software's stock options was estimated using a Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because Seagate Software's stock options granted to employees have characteristics significantly different from those of exchange-traded options (and are not fully transferable) and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its stock options granted to employees. The fair value of Seagate Software's stock options granted to employees was estimated assuming no expected dividends and the following weighted average assumptions:

                                                Seagate           Seagate
                                                Software         Technology
                                               Incentive       Employee Stock
                                              Stock Option        Purchase
                                              Plan Shares       Plan Shares
                                             ----------------  ----------------
                                             1999  1998  1997  1999  1998  1997
                                             ----  ----  ----  ----  ----  ----
   Expected life (in years)................. 3.31  3.67  3.65   .50   .56   .50
   Risk-free interest rate.................. 5.2 % 5.7 % 6.2 % 4.6 % 5.5 % 5.4 %
   Volatility...............................  .68   .55   .55   .80   .63   .46

                             SEAGATE SOFTWARE, INC.

   The weighted average exercise price and weighted average fair value of stock options granted in 1999 under Seagate Software's Plan were $30.30 and $19.31 per share, respectively. The weighted average purchase price and weighted average fair value of shares granted in 1999 under the Seagate Technology Employee Stock Purchase Plan (the "Purchase Plan") were $22.72 and $10.18, respectively.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period (for stock options) and over the six-month purchase period for stock purchases under the Purchase Plan. Seagate Software's pro forma information follows, in thousands:

                                                    1999      1998      1997
                                                  --------- --------  --------
   Net income (loss)............................. $ 926,520 $(16,496) $(57,831)
   Net income (loss) per common share............ $1,680.91 $(100.24) $(854.05)

   The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years. Because SFAS 123 is applicable only to options granted subsequent to June 30, 1995, and Seagate Software did not commence granting stock options for the purchase of Seagate Software common stock until June 1996, the pro forma effect will not be fully reflected until 2000.

Income Taxes

   Seagate Software is included in the consolidated federal and certain combined and consolidated foreign and state income tax returns of Seagate Technology. Seagate Technology and Seagate Software have entered into a tax sharing agreement (the "Tax Allocation Agreement") pursuant to which Seagate Software computes hypothetical tax returns (with certain modifications) as if Seagate Software was not included in consolidated or combined returns with Seagate Technology. Seagate Software must pay Seagate Technology the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to a carryback, then Seagate Technology will pay Seagate Software the amount of such refunds. At the end of 1999 and 1997, there were no intercompany tax related balances due to or from Seagate Software to Seagate Technology. At the end of 1998, $8,500,000 in intercompany tax related balances was owed from Seagate Software to Seagate Technology.

   The benefit from (provision for) income taxes consisted of the following, in thousands:

                                                     1999       1998     1997
                                                   ---------  --------  -------
   Current Tax Expense
     Federal...................................... $ (16,889) $ (9,444) $ 5,007
     State........................................    (2,374)   (1,575)     384
     Foreign......................................    (9,169)   (8,908)  (4,182)
                                                   ---------  --------  -------
   Total Current Tax Expense......................   (28,432)  (19,927)   1,209
                                                   ---------  --------  -------
   Deferred Tax Expense
     Federal......................................  (547,169)    3,831    6,330
     State........................................   (66,319)      711    1,175
                                                   ---------  --------  -------
   Total Deferred Tax Expense.....................  (613,488)    4,542    7,505
                                                   ---------  --------  -------
   Benefit from (Provision for) Income Taxes...... $(641,920) $(15,385) $ 8,714
                                                   =========  ========  =======

   The benefit from (provision for) income taxes has been computed on a separate return basis (with certain modifications), except that pursuant to the Tax Allocation Agreement, the tax benefits of certain of the Company's 1998 and 1997 tax losses and credits were recognized in the year such losses and credits were utilized by Seagate Technology in its tax returns. In 1999, Seagate Software did not recognize the benefit of certain tax credits because they were not expected to be utilized by Seagate Technology in its tax returns.

                             SEAGATE SOFTWARE, INC.

   The pro forma information assuming a tax provision based on a separate return basis is as follows:

                                                                     Year Ended
                                                                      July 2,
                                                                        1999
                                                                     ----------
   Income before provision for income taxes......................... $1,580,910
   Provision for income taxes.......................................   (631,589)
                                                                     ----------
   Net Income....................................................... $  949,321
                                                                     ==========

   The income tax benefits related to the exercise of employee stock options reduced amounts due to or increased amounts due from Seagate Technology pursuant to the Tax Allocation Agreement and were credited to additional paid-in capital. Such amounts approximated $1,389,000, $770,000 and $3,486,000 in 1999, 1998, and 1997, respectively.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of Seagate Software's deferred tax assets and liabilities were as follows, in thousands:

                                 1999       1998
                               ---------  --------
      Deferred Tax Assets

   Receivable reserves.......  $   1,231  $  1,951
   Accrued warranty..........          7       244
   Inventory valuation
    accounts.................         69       504
   Accrued compensation and
    benefits.................        655     1,329
   Depreciation..............        (18)     (986)
   Accrued expenses not
    currently deductible.....        915     2,532
   Acquisition related
    items....................     37,377    36,264
   Domestic and foreign net
    operating loss
    carryforwards............        734    13,116
   Tax credit carryforwards..      7,602     8,686
   Other.....................         84     2,164
                               ---------  --------
     Total Deferred Tax
      Assets.................     48,656    65,804
   Valuation allowance.......    (48,656)  (65,804)
                               ---------  --------
     Net Deferred Tax
      Assets.................        --        --
                               ---------  --------

   Deferred gain on VERITAS..   (614,690)      --
   Acquisition related
    items....................     (2,653)   (1,691)
                               ---------  --------
     Total Deferred Tax
      Liabilities............   (617,343)   (1,691)
                               ---------  --------
   Net Deferred Tax
    Liabilities..............  $(617,343)   (1,691)
                               =========  ========

    Deferred Tax Liabilities


   A valuation allowance has been provided for the deferred tax assets as of the end of 1999 and 1998. Realization of the deferred tax assets is dependent on future earnings, the timing and amount of which are uncertain. In addition, the net operating loss and tax credit carryforwards of acquired subsidiaries are subject to further limitations on utilization due to the "change in ownership" provisions of Internal Revenue Code Section 382 and the "separate return limitation year" rules of the federal consolidated return regulations. Approximately $8,213,000 of the valuation allowance in 1998 is attributable to deferred tax assets that when realized, will reduce unamortized goodwill or other intangible assets of the acquired subsidiaries. The valuation allowance decreased by $17,148,000 in 1999 primarily due to the transfer of the valuation reserve associated

                             SEAGATE SOFTWARE, INC.

with the NSMG business' deferred tax assets to VERITAS during 1999. The valuation allowance increased by $7,927,000 and $11,946,000 in 1998 and 1997, respectively.

   As of July 2, 1999, Seagate Software had domestic and foreign net operating loss carryforwards of approximately $734,000 expiring in 2003 through 2014 if not used to offset future taxable income. In addition, Seagate Software, as of July 2, 1999, had foreign tax credit carryforwards of $7,602,000, expiring in 2003 and 2004, if not used to offset future tax liabilities.

   The reconciliation between the benefit from (provision for) income taxes at the U.S. statutory rate and the effective rate are summarized as follows, in thousands:

                                                   1999       1998     1997
                                                 ---------  --------  -------
Benefit (provision) at U.S. statutory rate...... $(553,505) $ (2,413) $23,245
State income tax benefit/(provision), net.......   (66,610)     (393)     382
Foreign taxes in excess of the U.S. statutory
 rate...........................................    (1,020)   (2,084)    (255)
Write-off of in-process research and
 development....................................      (823)       --       --
Goodwill and other acquisition related items....     7,054    (2,621)  (5,666)
Valuation allowance.............................   (16,652)   (7,927)  (8,871)
Other individually immaterial items.............   (10,364)       53     (121)
                                                 ---------  --------  -------
Benefit from (provision for) income taxes....... $(641,920) $(15,385) $ 8,714
                                                 =========  ========  =======

   Cumulative undistributed earnings of certain foreign operations of Seagate Software, in the amount of $11,055,000, are considered to be permanently invested in non-US operations. No income tax has been provided on these amounts. Additional state and federal taxes that would have to be provided if these earnings were repatriated to the U.S. cannot be determined at this time.

Restructuring Costs

   In fiscal 1997, Seagate Software recorded a restructuring charge of $2.5 million. These charges represented a $3.4 million restructuring charge that included the closure of the NSMG business' facility located in Cupertino, California as well as the closure of operations related to the 1996 acquisition of Calypso Software. These decisions resulted in cash charges of $770,000 for severances and benefits and non-cash charges of $505,000 for excess facilities, $2,106,000 for write-downs and write-offs of equipment and intangibles and $100,000 for contract cancellations and other.

   The restructuring charges recorded in 1997 were reduced by $957,000 for the reversal of amounts pertaining to the fiscal 1996 restructuring charges. At the end of 1998, approximately $1.2 million of the restructuring charges remained. Upon contribution of the NSMG business to VERITAS, the remaining portion of the restructuring charges were eliminated.

Lines of Credit

   In addition to the Revolving Loan Agreement with Seagate Technology, certain foreign subsidiaries have line of credit facilities with third party financial institutions. These line of credit facilities provide for additional borrowings of up to an equivalent of approximately $794,000 at July 2, 1999. Interest rates payable on borrowings are based on local bank prime interest rates. At July 2, 1999, there were no outstanding borrowings under any of these lines of credit.

                             SEAGATE SOFTWARE, INC.

Business Segment and Geographic Information

   Seagate Software adopted Statement of Financial Accounting Standards
No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131), in fiscal 1999. SFAS No. 131 establishes standards for reporting information about operating segments.

   Seagate Software's ongoing IMG business operates in a single industry segment, enterprise information management. Seagate Software's products and services are sold throughout the world, through direct, OEM, reseller and distributor channels. Within the segment, the chief operating decision maker, the chief executive officer, evaluates the performance of the business based upon stand-alone revenue from product channels, revenue by geographic regions, and revenues by product. The chief executive officer does not receive discrete financial information about asset allocation, expense allocation or profitability from the business products or maintenance, support and other services.

   Prior to the contribution of NSMG to VERITAS in May 1999, NSMG operated in the storage management solutions business. The VERITAS investment and the minority interest are provided in the table below in order to reconcile segment information to the consolidated total amounts.

Operating segment information (in thousands):

                                                VERITAS investment/
For fiscal 1999               IMG       NSMG     Minority interest    Total
---------------             --------  --------  ------------------- ----------
Total revenues............  $141,168  $202,305      $       --      $  343,473
Interest (expense)........      (128)      (74)             --            (202)
Depreciation and
 amortization.............    14,691    19,939           1,084          35,714
Gain on contribution of
 NSMG to VERITAS, net.....        --        --       1,670,301       1,607,301
Activity related to equity
 to interest in VERITAS...        --        --        (118,888)       (118,888)
Benefit from/(provision
 for) income taxes........   (15,138)  (28,733)       (598,049)       (641,920)
Total assets..............    77,827        --       1,805,713       1,883,540

For fiscal 1998                                      IMG       NSMG     Total
---------------                                    --------  --------  --------
Total revenues.................................... $118,180  $175,046  $293,226
Interest (expense)................................     (253)     (768)   (1,021)
Depreciation and amortization.....................   11,914    28,018    39,932
Benefit from/(provision for) income taxes.........   (9,524)   (5,861)  (15,385)
Total assets......................................   64,276    74,721   138,997
For fiscal 1997                                      IMG       NSMG     Total
---------------                                    --------  --------  --------
Total revenues.................................... $ 75,448  $141,502  $216,950
Interest income/(expense).........................       45    (2,733)   (2,688)
Depreciation and amortization.....................    8,739    32,642    41,381
Benefit from/(provision for) income taxes.........   (1,872)   10,586     8,714
Total assets......................................   49,507    94,087   143,594

                             SEAGATE SOFTWARE, INC.

Product and services revenue (in thousands):

                                                       1999      1998     1997
                                                    ---------- -------- --------
Information Management Group --
 Licensing revenues................................ $   90,803 $ 83,093 $ 52,895
 Licensing revenues from Seagate Technology........        239      421      842
 Maintenance, support and other....................     50,126   34,666   21,711
                                                    ---------- -------- --------
  Subtotal.........................................    141,168  118,180   75,448
Network & Storage Management Group --
 Licensing revenues................................ $  183,628 $160,192 $130,661
 Licensing revenues from Seagate Technology........      7,499    5,048    4,920
 Maintenance, support and other....................     11,178    9,806    5,921
                                                    ---------- -------- --------
  Subtotal.........................................    202,305  175,046  141,502
                                                    ---------- -------- --------
Total revenues..................................... $  343,473 $293,226 $216,950
                                                    ========== ======== ========

Geographic revenues (in thousands): (1)

                                                       1999      1998     1997
                                                    ---------- -------- --------
Information Management Group --
 United States..................................... $   87,573 $ 79,708 $ 48,602
 Europe............................................     38,761   26,186   17,574
 Japan.............................................      2,299    1,642    1,364
 Other (3).........................................     12,535   10,644    7,908
                                                    ---------- -------- --------
  Subtotal.........................................    141,168  118,180   75,448
                                                       1999      1998     1997
                                                    ---------- -------- --------
Network & Storage Management Group --
 United States..................................... $  131,103 $115,269 $ 89,638
 Europe............................................     56,797   49,667   34,182
 Japan.............................................      8,522    3,851    1,449
 Other (3).........................................      5,883    6,259   16,233
                                                    ---------- -------- --------
  Subtotal.........................................    202,305  175,046  141,052
                                                    ---------- -------- --------
Total revenues..................................... $  343,469 $293,226 $216,950
                                                    ========== ======== ========

Long-lived assets (in thousands): (2)

                                                       1999      1998
                                                    ---------- --------
 United States..................................... $1,797,936 $ 53,163
 Canada............................................      4,783    3,944
 Europe............................................        879   15,912
 Japan.............................................        203      504
 Other (3).........................................        171      189
                                                    ---------- --------
  Total long-lived assets..........................  1,803,972   73,712
                                                    ========== ========

--------
(1) Revenues are attributed to geographic regions based on the location of customers.
(2) Long-lived assets are primarily comprised of property and equipment, purchased intangible assets and equity investments.
(3) It is not practical to present long-lived asset information for 1997.

                             SEAGATE SOFTWARE, INC.

   In 1999, 1998, and 1997, Ingram accounted for more than 10% of consolidated revenues for a total of $76.0 million, $64.3 million, and $38.2 million, respectively.

Commitments

   Leases. Seagate Software leases certain property, facilities and equipment under non-cancelable lease agreements. Facility leases expire at various dates through 2006 and contain various provisions for rental adjustments. The leases require Seagate Software to pay property taxes, insurance and normal maintenance costs. Seagate Software also occupies certain facilities owned by Seagate Technology. Future minimum payments for operating leases were as follows at July 2, 1999, in thousands:

                                                                       Operating
                                                                        Leases
                                                                       ---------
     2000.............................................................  $ 4,363
     2001.............................................................    3,570
     2002.............................................................    2,865
     2003.............................................................    2,282
     2004.............................................................    1,724
     After 2004.......................................................    1,039
                                                                        -------
                                                                        $15,843
                                                                        =======

   Total rent expense for all facility and equipment operating leases was approximately $12,004,000, $8,023,000 and $5,292,000 for 1999, 1998 and 1997,
respectively.

   Non-cancelable Capital Obligations. As of July 2, 1999, there were no outstanding non-cancelable capital obligations.

Legal Proceedings

   On November 10, 1997, Vedatech Corporation commenced an action in the High Court of Justice Chancery Division in the United Kingdom against Seagate Software Information Management Group Ltd. claiming breach of an oral agreement and infringement of a Vedatech U.K. copyright in the Japanese translation of one of the Company's products (the "Complaint") and seeking monetary and injunctive relief. No specific damage amount has yet been claimed. The Company has hired local counsel in the U.K., reviewed documents and conducted interviews. The Company filed an initial response in the U.K. court on January 13, 1998 and is now in the discovery process. The Company believes the Complaint has no merit and intends to vigorously defend the action. However, if an unfavorable outcome were to arise, there can be no assurance that such outcome would not have a material adverse effect on the Company's liquidity, financial position or results of operations.

   In addition to the foregoing, Seagate Software is engaged in legal actions arising in the ordinary course of its business and believes that the ultimate outcome of these actions will not have a material adverse effect on the Company's financial position, liquidity, or results of operations.

Subsequent Events (unaudited)

   Pursuant to a registration statement declared effective by the Securities and Exchange Commission on August 9, 1999, Seagate Software sold an aggregate of 8,232,667 shares of VERITAS common stock for proceeds of $396.8 million, net of underwriting discounts and commissions and before expenses. Seagate

                             SEAGATE SOFTWARE, INC.

Software acquired such shares in connection with the contribution of the Network & Storage Management Group business to VERITAS. Seagate Software estimates that it will record a gain on the sale of approximately $193 million. The underwriters have an option to acquire an additional 909,833 shares of VERITAS common stock to cover over-allotments from Seagate Software prior to September 8, 1999 at a per share price of $48.1925 (net of underwriting discounts and commissions). In connection with the sale of the VERITAS shares, Seagate Software agreed that it would not sell or otherwise dispose of any additional shares of VERITAS common stock prior to November 7, 1999. Certain exceptions to this limitation apply, including transfers to affiliated entities and the sale of the remaining over-allotment option noted above.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
 Seagate Software, Inc.

   We have audited the accompanying consolidated balance sheets of Seagate Software, Inc. as of July 2, 1999 and July 3, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seagate Software, Inc. at July 2, 1999 and July 3, 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 2, 1999, in conformity with generally accepted accounting principles.

                                                   /s/ Ernst & Young LLP

San Jose, California
July 23, 1999

                                                                      APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                           SEAGATE TECHNOLOGY, INC.,
                         SEAGATE DAYLIGHT MERGER CORP.
                                      AND
                             SEAGATE SOFTWARE, INC.

                         Dated as of September 2, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I THE MERGER......................................................  A-1
    1.1  The Merger ......................................................   A-1
    1.2  Effective Time of the Merger.....................................   A-1
    1.3  Tax Free Reorganization; Accounting..............................   A-2

 ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
  CORPORATIONS; EXCHANGE OF CERTIFICATES...................................  A-2
    2.1  Effect on Capital Stock..........................................   A-2
    2.2  Exchange of Certificates.........................................   A-4
    2.3  Taking of Necessary Action; Further Action.......................   A-5

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF SEAGATE SOFTWARE............  A-5
    3.1  Organization and Qualification; Subsidiaries.....................   A-5
    3.2  Certificate of Incorporation and Bylaws..........................   A-6
    3.3  Capitalization...................................................   A-6
    3.4  Authority Relative to this Agreement.............................   A-6
    3.5  No Conflict; Required Filings and Consents.......................   A-7
    3.6  SEC Filings; Financial Statements................................   A-7
    3.7  Registration Statement; Proxy Statement..........................   A-8
    3.8  Board Approval...................................................   A-8
    3.9  Vote Required....................................................   A-8

 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SEAGATE TECHNOLOGY AND SUB...  A-9
    4.1  Organization and Qualification; Subsidiaries.....................   A-9
    4.2  Certificate of Incorporation and Bylaws..........................   A-9
    4.3  Capitalization...................................................   A-9
    4.4  Authority Relative to this Agreement.............................  A-10
    4.5  No Conflict; Required Filings and Consents.......................  A-10
    4.6  SEC Filings; Financial Statements................................  A-11
    4.7  Registration Statement; Proxy Statement..........................  A-11
    4.8  Board Approval...................................................  A-11
    4.9  Vote Required....................................................  A-11
    4.10 Interim Operations of Sub........................................  A-12

 ARTICLE V CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; ADDITIONAL
  AGREEMENTS............................................................... A-12
    5.1  Information and Access...........................................  A-12
    5.2  Preparation of S-4 and the Proxy Statement; Other Filings........  A-12
    5.3  Advice of Changes; SEC Filings...................................  A-13
    5.4  Shareholders Meetings............................................  A-13
    5.5  Agreements to Take Reasonable Action.............................  A-13
    5.6  Consents.........................................................  A-14
    5.7  NYSE Additional Shares Listing...................................  A-14
    5.8  Affiliates.......................................................  A-14
    5.9  Seagate Software Options.........................................  A-14
    5.10 Indemnification and Insurance....................................  A-14
    5.11 Tax-Free Reorganization..........................................  A-15


                                                                           Page
                                                                           ----
 ARTICLE VI CONDITIONS PRECEDENT.......................................... A-15
    6.1  Conditions to Each Party's Obligation to Effect the Merger......  A-15
    6.2  Conditions of Obligations of Seagate Technology and Sub.........  A-16
    6.3  Conditions of Obligation of Seagate Software....................  A-16

 ARTICLE VII TERMINATION.................................................. A-17
    7.1  Termination.....................................................  A-17
    7.2  Effect of Termination...........................................  A-17
    7.3  Fees and Expenses...............................................  A-17

 ARTICLE VIII GENERAL PROVISIONS.......................................... A-17
    8.1  Amendment.......................................................  A-17
    8.2  Extension; Waiver...............................................  A-18
    8.3  Nonsurvival of Representations, Warranties and Agreements.......  A-18
    8.4  Entire Agreement................................................  A-18
    8.5  Severability....................................................  A-18
    8.6  Notices.........................................................  A-18
    8.7  Headings........................................................  A-19
    8.8  Counterparts....................................................  A-19
    8.9  Benefits; Assignment............................................  A-19
    8.10 Governing Law...................................................  A-19

                      AGREEMENT AND PLAN OF REORGANIZATION

   THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated as of
August   , 1999, by and among Seagate Technology, Inc., a Delaware corporation
("Seagate Technology"), Seagate Daylight Merger Corp., a Delaware corporation and wholly-owned subsidiary of Seagate Technology ("Sub"), and Seagate Software, Inc., a Delaware corporation ("Seagate Software"). Seagate Technology and Seagate Software are sometimes referred to individually as a "Company" and collectively as the "Companies."

                                   RECITALS:

   A. The Boards of Directors of Seagate Software, Seagate Technology and Sub have each approved the terms and conditions of the business combination between Seagate Technology and Seagate Software to be effected by the merger (the "Merger") of Sub with and into Seagate Software, pursuant to the terms and subject to the conditions of this Agreement and the Delaware Business Corporation Act (the "Delaware Statute").

   B. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I

  1.1 The Merger

   (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Statute, Sub shall be merged with and into Seagate Software. Seagate Software and Sub shall execute a Certificate of Merger or other appropriate form, in a form satisfactory to the parties (the "certificate of merger") immediately prior to the Closing. Following the Merger, Seagate Software shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Sub shall cease. Sub and Seagate Software are collectively referred to as the "Constituent Corporations."

  1.2 Effective Time of the Merger

   (a) Subject to the provisions of this Agreement and the Certificate of Merger, the Certificate of Merger, together with any required certificates, shall be duly filed in accordance with the Delaware Statute simultaneously with or as soon as practicable following the Closing (as defined in Section 1.3 below). The Merger shall become effective (the "Effective Time") upon the filing of the Certificate of Merger (together with any required certificates) with the Secretary of State of the State of Delaware.

   (b) Closing. Unless this Agreement shall have been terminated pursuant to
Section 7.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be no later than the third Business Day (as defined below) after all of the conditions set forth in Article 6 shall have been satisfied (or waived in accordance with Section 8.2), unless another date is agreed to in writing by the parties. The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, 94304-1050, unless another place is agreed to in writing by the parties. As used in this Agreement, "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday on which banks are permitted to close in the City and State of New York.

   (c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Statute. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Seagate Software and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Seagate Software and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   (d) Certificate of Incorporation and Bylaws of Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter altered, amended or repealed as provided in the Delaware Statute and such Certificate of Incorporation of Surviving Corporation provided that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Seagate Software Holdings, Inc." and (ii) the Bylaws of Sub shall become the Bylaws of the Surviving Corporation until thereafter altered, amended or repealed as provided in the Delaware Statute or in the Certificate of Incorporation or Bylaws of the Surviving Corporation.

   (e) Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

   1.3 Tax Free Reorganization; Accounting. The parties intend that the Merger be treated as a tax free reorganization under Section 368(a) of the Code, and to be accounted for as a purchase for accounting purposes.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

   2.1 Effect on Capital Stock. At the Effective Time, subject and pursuant to the terms of this Agreement, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of any shares of capital stock of the Constituent Corporations:

   (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, $.01 par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

   (b) Cancellation of Certain Shares of Seagate Software Capital Stock. Each share of Seagate Software Capital Stock (as defined in Section 2.1(c)) that is owned by Seagate Software as treasury stock and each share of Seagate Software Capital Stock that is owned by Seagate Technology, Sub or any other subsidiary of Seagate Technology or Seagate Software shall be canceled and no capital stock of Seagate Technology or other consideration shall be delivered in exchange therefor.

   (c) Exchange Ratio for Seagate Software Capital Stock. Each share of common stock, $.01 par value, of Seagate Software ("Seagate Software Common Stock") and each share of Series A Preferred Stock, $.01 par value of Seagate Software ("Seagate Software Series A Preferred Stock" and collectively with the Seagate Software Common Stock, the "Seagate Software Capital Stock") issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.1(b)), will be canceled and extinguished and automatically converted (subject to Sections 2.1(e)) into the right to receive the number of shares of Seagate Technology Common Stock, $0.01 par value (the "Seagate Technology Common Stock") calculated in accordance with the following formula (the "Exchange Ratio"):

                     Value of Seagate Software divided by [the sum total of Exchange Ratio =all outstanding shares of Seagate Software Preferred
                     Stock and Common Stock and Common Stock issuable upon exercise of outstanding options to purchase Seagate Software Common Stock]
                     -------------------------------------------------------
                     Value of one share of Seagate Technology Common Stock

   For purposes of the above calculation:

     (i) "Value of Seagate Software" shall be comprised of the following:

       (A) The value of the Information Management Group business as determined by Seagate Software's board of directors;

       (B) The cash received by Seagate Software from its sale of VERITAS Common Stock prior to the Closing, net of taxes;

       (C) The proceeds which would be received by Seagate Software upon the exercise of all currently outstanding options to purchase Seagate Software Common Stock; and

       (D) The value of the Veritas Common Stock held by Seagate Software prior to the Closing. The value of the VERITAS Common Stock shall be calculated as follows: the total number of shares of VERITAS Common Stock held by Seagate Software multiplied by the average closing price of the VERITAS Common Stock as traded on the Nasdaq National Market for the five trading days ending on (and including) the day two days preceding the Closing Date.

     (ii) "Value of one share of Seagate Technology Common Stock" shall equal the average closing price of the Common Stock as traded on the New York Stock Exchange for the five trading days ending on (and including) the second day preceding the Closing Date.

   The shares of Seagate Technology Common Stock will be delivered upon surrender of the certificate representing such shares of Seagate Software Common Stock in the manner provided in Section 2.2 (or in the case of a lost, stolen, or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.2(g)). Fractional shares shall be rounded up to the nearest full share.

   (d) Stock Options. At the Effective Time all options to purchase Seagate Software Common Stock then outstanding under Seagate Software's 1996 Amended and Restated Stock Option Plan (the "Option Plan") shall be treated as set forth in Section 5.9.

   (e) Adjustment of Exchange Ratio. If between the date of this Agreement and the Effective Time, the outstanding shares of Seagate Technology Common Stock or Seagate Software Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, then the Exchange Ratio shall be correspondingly adjusted.

  2.2 Exchange of Certificates.

   (a) Exchange Agent. Prior to the Closing Date, Seagate Technology shall select a bank or trust company to act as exchange agent (the "Exchange Agent") in the Merger. Immediately following the Effective Time, Seagate Technology shall deposit with the Exchange Agent, for the benefit of the holders of shares of Seagate Software Common Stock, for exchange in accordance with this Article 2, certificates representing the shares of Seagate Technology Common Stock (such shares of Seagate Technology Common Stock, together with any dividends or distributions with respect thereto, are referred to as the "Exchange Fund") issuable pursuant to this Article 2 in exchange for outstanding shares of Seagate Software Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.2(f).

   (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than Seagate Software, any subsidiary of Seagate Software, Sub, Seagate Technology and any other subsidiary of Seagate Technology) of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Seagate Software Common Stock (collectively, the "Certificates") whose shares are being converted into Seagate Technology Common Stock pursuant to Section 2.1(c) of this Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Seagate Technology and Seagate Software may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Seagate Technology Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Seagate Technology Common Stock which such holder has the right to receive pursuant to the provisions of this Article 2 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Seagate Software Common Stock which is not registered on the transfer records of Seagate Software, a certificate representing the proper number of shares of Seagate Technology Common Stock may be issued to a transferee if the Certificate representing such Seagate Software Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed, on and after the Effective Time, to represent only the right to receive upon such surrender the certificate representing shares of Seagate Technology Common Stock and cash in lieu of any fractional shares of Seagate Technology Common Stock as contemplated by this Article 2, and the Delaware Statute.

   (c) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Seagate Technology Common Stock with a record date after the Effective Time shall be paid to the holder of any Unsurrendered Certificate with respect to the shares of Seagate Technology Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect, if any, of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Seagate Technology Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Seagate Technology Common Stock to which such holder is entitled pursuant to
Section 2.1(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Seagate Technology Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Seagate Technology Common Stock.

   (d) No Further Ownership Rights in Seagate Software Common Stock. All shares of Seagate Technology Common Stock issued upon the surrender for exchange of shares of Seagate Software Capital

Stock in accordance with the terms of this Article 2 (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seagate Software Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seagate Software Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

   (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Seagate Software for twelve months after the Effective Time shall be delivered to Seagate Technology, upon demand, and any former shareholders of Seagate Software who have not previously complied with this Article 2 shall thereafter look only to Seagate Technology for payment of their claim for Seagate Technology Common Stock, any cash in lieu of fractional shares of Seagate Technology Common Stock and any dividends or distributions with respect to Seagate Technology Common Stock.

   (f) No Liability. Neither the Exchange Agent, Seagate Technology, Sub nor Seagate Software shall be liable to any holder of shares of Seagate Software Capital Stock or Seagate Technology Common Stock, as the case may be, for shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (g) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Seagate Software Capital Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a bond in such sum as Seagate Technology may reasonably require as indemnity against any claim that may be made against Seagate Technology or the Exchange Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any bond which may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificate(s).

   2.3 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seagate Software and Sub, the officers and directors of Seagate Software and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF SEAGATE SOFTWARE

   Seagate Software represents and warrants to Seagate Technology and Sub, except as set forth in the Seagate Software SEC Reports (as defined in Section 3.6), as follows:

   3.1 Organization and Qualification; Subsidiaries. (i) Each of Seagate Software and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Seagate Software and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of Seagate Software and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. When used in connection with Seagate Software or any of its subsidiaries, the term "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of Seagate Software and its subsidiaries taken as a whole; provided, however, that a "Material Adverse Effect" shall not include any (i) adverse effect on the results of operations or financial condition of Seagate Software that is attributable to the transactions or resulting business enterprise contemplated by this Agreement, including, without limitation, delay of, reduction in, or cancellation or change in the terms of product orders by customers of Seagate Software or an increase in the price of, a delay of, reduction in or cancellation of or change in terms with respect to products or components supplied by, or any deterioration in or termination of a relationship by, vendors of Seagate Software, (ii) change arising out of conditions in or affecting the industries in which the parties to this Agreement compete or (iii) decline in the stock price of VERITAS Software Corporation.

   3.2 Certificate of Incorporation and Bylaws. Seagate Software has previously furnished to Seagate Technology a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Seagate Software nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

   3.3 Capitalization. The authorized capital stock of Seagate Software consists of 300,000,000 shares of Seagate Software Common Stock and 73,000,000 shares of Preferred Stock ("Seagate Software Preferred Stock"), each having a par value of $.01 per share. Of the Preferred Stock, 54,633,333 shares are designated as Series A Preferred Stock, one share is designated as Special Voting Preferred Stock and the remaining 18,366,666 shares of Preferred Stock are undesignated. At the close of business on July 2, 1999, (i) approximately 3,352,568 shares of Seagate Software Common Stock were issued and outstanding all of which are validly issued, fully paid and nonassessable, (ii) 47,433,333 shares of Series A Preferred Stock and one share of Special Voting Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (iii) no shares of Seagate Software Common Stock were held in treasury by Seagate Software or by subsidiaries of Seagate Software, (iv) approximately 3,810,179 shares of Seagate Software Common Stock were available for future issuance upon the exercise of outstanding options to purchase Seagate Software Common Stock under the Option Plan, (v) approximately 9,474,771 shares of Seagate Software Common Stock were available for future grant under the Option Plan and (vi) 7,200,000 shares of Series A Preferred Stock were reserved for issuance upon cancellation of the Special Voting Preferred Stock. No change in such capitalization has occurred between July 2, 1999 and the date hereof except the issuance of shares of Seagate Software Common Stock pursuant to the exercise of outstanding options. As of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Seagate Software or any of its subsidiaries or obligating Seagate Software or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Seagate Software or any of its subsidiaries. All shares of Seagate Software Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Seagate Software or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Seagate Software Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Seagate Software's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Seagate Software or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Seagate Software's voting rights, charges or other encumbrances of any nature whatsoever.

   3.4 Authority Relative to this Agreement. Seagate Software has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the shareholders of Seagate Software of the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seagate Software and the consummation by Seagate Software of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seagate Software and no other corporate proceedings on the part of Seagate Software are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by holders of a majority of the outstanding shares of Seagate Software Capital Stock and a majority of the outstanding shares of Seagate Software Preferred Stock, voting as a separate class, in accordance with the Delaware Statute and Seagate Software's Certificate of Incorporation and Bylaws). This Agreement have been duly and validly executed and delivered by Seagate Software and, assuming the due authorization, execution and delivery by Seagate Technology and Sub, constitute legal and binding obligations of Seagate Software, enforceable against Seagate Software in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

   3.5 No Conflict; Required Filings and Consents

   (a) The execution and delivery of this Agreement by Seagate Software does not, and the performance of this Agreement by Seagate Software shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of Seagate Software or any of its subsidiaries, (ii) subject to obtaining the approval of Seagate Software's shareholders of the Merger and compliance with the requirements set forth in
Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seagate Software or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Seagate Software's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seagate Software or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seagate Software or any of its subsidiaries is a party or by which Seagate Software or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (b) The execution and delivery of this Agreement by Seagate Software do not, and the performance of this Agreement by Seagate Software shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-merger notification requirements (the "HSR Approval") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") for certain stockholders or optionees of Seagate Software, if applicable, and of foreign Governmental Entities and the rules and regulations thereunder and the filing and recordation of the Certificate of Merger as required by the Delaware Statute and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent consummation of the Merger or otherwise prevent Seagate Software from performing its obligations under this Agreement or (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   3.6 SEC Filings; Financial Statements. Seagate Software has made available to Seagate Technology a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Seagate Software with the Securities and Exchange Commission ("SEC") on or after June 28, 1997 and prior to the date of this Agreement (the "Seagate Software SEC Reports"), which are all the forms, reports and documents required to be filed by Seagate Software with the SEC since June 28, 1997. The Seagate Software

SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Seagate Software's subsidiaries is required to file any reports or other documents with the SEC.

   Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Seagate Software SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Seagate Software and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to adjustments which were not or are not expected to be material in amount.

   Seagate Software has previously furnished to Seagate Technology a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Seagate Software with the SEC pursuant to the Securities Act or the Exchange Act.

   3.7 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Seagate Software for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Seagate Technology in connection with the issuance of the Seagate Technology Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement (the "Proxy Statement") to be filed with the SEC by Seagate Software pursuant to Section 5.2 hereof will, at the dates mailed to the shareholders of Seagate Software, at the times of the shareholders meeting of Seagate Software (the "Shareholders Meeting") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

   3.8 Board Approval. The Board of Directors of Seagate Software has, as of the date of this Agreement (i) approved this Agreement and the transactions contemplated hereby and thereby, (ii) determined that the Merger is in the best interests of the shareholders and optionees of Seagate Software and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Seagate Software approve this Agreement and the Merger.

   3.9 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Seagate Software Capital Stock are entitled to vote thereon and the affirmative vote of a majority of the votes that the holders of the outstanding shares of Seagate Software Preferred Stock, voting as a single class, are the only votes of the holders of any class or series of Seagate Software's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF SEAGATE TECHNOLOGY AND SUB

   Seagate Technology and Sub jointly and severally represent and warrant to Seagate Software, except as set forth in the Seagate Technology SEC Reports (as defined in Section 4.7), as follows:

   4.1 Organization and Qualification; Subsidiaries. Except with respect to Seagate Software and its Subsidiaries, each of Seagate Technology and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Seagate Technology and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of Seagate Technology and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. When used in connection with Seagate Technology or any of its subsidiaries, the term "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of Seagate Technology and its subsidiaries taken as a whole; provided, however, that a "Material Adverse Effect" shall not include any (i) adverse effect on the results of operations or financial condition of Seagate Technology that is attributable to the transactions or resulting business enterprise contemplated by this Agreement, including, without limitation, delay of, reduction in, or cancellation or change in the terms of product orders by customers of Seagate Technology or an increase in the price of, a delay of, reduction in or cancellation of or change in terms with respect to products or components supplied by, or a deterioration in or termination of a relationship by, vendors of Seagate Technology, (ii) change arising out of conditions in or affecting the industries in which the parties to this Agreement compete or (iii) decline in Seagate Technology's stock price.

   4.2 Certificate of Incorporation and Bylaws. Seagate Technology has previously furnished to Seagate Software a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Seagate Technology nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

   4.3 Capitalization. The authorized capital stock of Seagate Technology consists of (i) 600,000,000 shares of Seagate Technology Common Stock and of
(ii) 1,000,000 shares of Preferred Stock, $.01 par value per share ("Seagate Technology Preferred Stock"). At the close of business on July 2, 1999,
(i) approximately 228.7 million shares of Seagate Technology Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) approximately 5.8 million shares of Seagate Technology Common Stock were reserved for future issuance pursuant to Seagate Technology's employee stock purchase plan, (iii) approximately 33.9 million shares of Seagate Technology Common Stock were reserved for issuance upon the exercise of outstanding options ("Seagate Technology Options") to purchase Seagate Technology Common Stock, approximately 5.0 million shares of Seagate Technology Common Stock were reserved for future grant under the various option plans described in the notes to the Consolidated Financial Statements of Seagate Technology for the periods ended July 2, 1999 and (iv) no shares of Seagate Technology Common Stock were reserved for issuance upon exercise of warrants. No change in such capitalization has occurred between July 2, 1999 and the date hereof except issuances of Seagate Technology Common Stock that would be permitted pursuant to Section 5.2(c) hereof. As of the date hereof, no shares of Seagate Technology Preferred Stock were issued or outstanding. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Seagate Technology's and Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.3, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Seagate Technology or any of its subsidiaries or obligating Seagate Technology or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Seagate Technology or any of its subsidiaries. All shares of Seagate Technology Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Seagate Technology Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Seagate Technology or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Seagate Technology Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of obligations of subsidiaries entered into in the ordinary course of business. Except with respect to Seagate Software and its Subsidiaries, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Seagate Technology's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Seagate Technology or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Seagate Technology's voting rights, charges or other encumbrances of any nature whatsoever.

   4.4 Authority Relative to this Agreement. Each of Seagate Technology and Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seagate Technology and Sub and the consummation by Seagate Technology and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seagate Technology and Sub and no other corporate proceedings on the part of Seagate Technology or Sub are necessary to authorize this Agreement, or to consummate the transactions so contemplated. This Agreement have been duly and validly executed and delivered by Seagate Technology and Sub and, assuming the due authorization, execution and delivery by Seagate Software, constitute legal and binding obligations of Seagate Technology and Sub, enforceable against Seagate Technology and Sub in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

   4.5 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Seagate Technology and Sub does not, and the performance of this Agreement by Seagate Technology and Sub shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Seagate Technology or any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seagate Technology or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Seagate Technology's or any such Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seagate Technology or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seagate Technology or any of its Subsidiaries is a party or by which Seagate Technology or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   The execution and delivery of this Agreement by Seagate Technology and Sub does not, and the performance of this Agreement by Seagate Technology and Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act for certain shareholders and optionees of Seagate Software, if applicable, and of foreign governmental entities and the rules and regulations thereunder, the rules and regulations of NYSE, and the filing and recordation of the Certificate of Merger as required by the Delaware Statute and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent consummation of the Merger or otherwise prevent Seagate Technology or Sub from performing their respective obligations under this Agreement or (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   4.6 SEC Filings; Financial Statements. Seagate Technology has made available to Seagate Software a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Seagate Technology with the SEC on or after June 28, 1997 and prior to the date of this Agreement (the "Seagate Technology SEC Reports"), which are all the forms, reports and documents required to be filed by Seagate Technology with the SEC since June 28, 1997. The Seagate Technology SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Seagate Technology's subsidiaries is required to file any reports or other documents with the SEC.

   Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Seagate Technology SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Seagate Technology and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to adjustments which were not or are not expected to be material in amount.

   Seagate Technology has previously furnished to Seagate Software a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Seagate Technology with the SEC pursuant to the Securities Act or the Exchange Act.

   4.7 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Seagate Technology for inclusion or incorporation by reference (i) in the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement will, at the dates mailed to the shareholders of Seagate Software, at the times of the Shareholders Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

   4.8 Board Approval. The Board of Directors of Seagate Technology has, as of the date hereof, (i) approved this Agreement and the transactions contemplated hereby and thereby, (ii) determined that the Merger is in the best interests of the shareholders of Seagate Technology and is on terms that are fair to such shareholders.

   4.9 Vote Required. No vote of the holders of the shares of Seagate Technology Common Stock is necessary to approve the Merger or the issuance of Seagate Technology Common Stock in connection with the Merger.

   4.10 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE V

                       CONDUCT AND TRANSACTIONS PRIOR TO
                     EFFECTIVE TIME; ADDITIONAL AGREEMENTS

   5.1 Information and Access. From the date of this Agreement and continuing until the Effective Time, each Company shall afford and, with respect to clause
(b) below, such Company shall cause its independent auditors to afford, (a) to the officers, independent auditors, counsel and other representatives of the other Company reasonable access to the properties, books, records (including Tax Returns filed and those in preparation) and personnel of such Company and its subsidiaries in order that the other Company may have a full opportunity to make such investigation as it reasonably desires to make of such Company and its subsidiaries and (b) to the independent auditors of the other Company, reasonable access to the audit work papers and other records of the independent auditors of such Company and its subsidiaries. Additionally, each Company and its subsidiaries will permit the other Company to make such reasonable inspections of such Company and its subsidiaries and their respective operations during normal business hours as the other Company may reasonably require and each Company and its subsidiaries will cause its officers and the officers of its subsidiaries to furnish the other Company with such financial and operating data and other information with respect to the business and properties of such Company and its subsidiaries as the other Company may from time to time reasonably request. No investigation pursuant to this Section
5.1 shall affect or otherwise obviate or diminish any representations and warranties of any party or conditions to the obligations of any party.

   5.2 Preparation of S-4 and the Proxy Statement; Other Filings. As promptly as practicable after the date of this Agreement, Seagate Technology and Seagate Software shall prepare and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Seagate Technology and Seagate Software and Seagate Technology shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Seagate Technology and Seagate Software shall use its reasonable efforts to respond to any comments of the SEC, to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to Seagate Software's shareholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Seagate Technology and Seagate Software shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or Blue Sky Laws relating to the Merger and the transactions contemplated by this Agreement and the Certificate of Merger, including, without limitation, under the HSR Act and state takeover laws (the "Other Filings"). Each Company will notify the other Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Proxy Statement or any Other Filing or for additional information and will supply the other Company with copies of all correspondence between such Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the S-4 and the Other Filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the S-4 or any Other Filing, Seagate Technology or Seagate Software, as the case may be, shall promptly inform the other Company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Seagate Technology and Seagate Software, such amendment or supplement. The Proxy Statement shall include the recommendations of the Board of Directors of Seagate Software in favor of the Merger, provided that the recommendation of the Board of Directors of Seagate Software may not be included or may be withdrawn if previously included if the Board of Directors of Seagate Software is required to do so to fulfill its fiduciary obligations to the shareholders of Seagate Software.

   5.3 Advice of Changes; SEC Filings. Each Company shall promptly provide the other Company (or its counsel) copies of all filings made by such Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby and thereby.

   5.4 Shareholders Meetings. Seagate Software shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement. Seagate Technology and Seagate Software shall coordinate and cooperate with respect to the timing of the Shareholders Meeting, and Seagate Software shall use its reasonable efforts to hold the Shareholders Meeting as soon as practicable after the date of this Agreement.

   5.5 Agreements to Take Reasonable Action. Seagate Software shall take, and shall cause its subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on Seagate Software or its subsidiaries with respect to the Merger (including furnishing the information required under the HSR Act) and shall take all reasonable actions necessary to cooperate promptly with and furnish information to Seagate Technology in connection with any such requirements imposed upon Seagate Technology or Sub or any subsidiary of Seagate Technology or Sub in connection with the Merger. Seagate Software shall take, and shall cause its subsidiaries to take, all reasonable actions necessary (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with Seagate Technology or Sub and their subsidiaries in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Seagate Software or any of its subsidiaries (or by Seagate Technology or any of its subsidiaries) in connection with the Merger or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of Seagate Software to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to Seagate Software or Seagate Technology pursuant to this Agreement reasonably within that party's control; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, that with respect to clauses (i) through (iv) above, Seagate Software and its subsidiaries will take only such curative measures (such as licensing and divestiture) as Seagate Technology and Seagate Software mutually determine, in good faith, to be reasonable.

   Seagate Technology and Sub shall take, and shall cause their subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them or their subsidiaries with respect to the Merger (including furnishing the information required under the HSR Act) and shall take all reasonable actions necessary to cooperate promptly with and furnish information to Seagate Software in connection with any such requirements imposed upon Seagate Software or any subsidiary of Seagate Software in connection with the Merger. Seagate Technology and Sub shall take, and shall cause their subsidiaries to take, all reasonable actions necessary
(i) to obtain (and will take all reasonable actions necessary to promptly cooperate with Seagate Software and its subsidiaries in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Seagate Technology or any of its subsidiaries (or by Seagate Software or any of its subsidiaries) in connection with the Merger or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of Seagate Technology or Sub to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to Seagate Technology or Sub or Seagate Software pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, that with respect to clauses (i) through
(iv) above Seagate Technology and its subsidiaries will take only such curative measures (such as licensing and divestiture) as Seagate Technology determines, in good faith, to be reasonable.

   Subject to the terms and conditions of this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, subject to the appropriate approval of the shareholders of Seagate Software. Seagate Technology and Seagate Software will use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity including making offers of curative divestitures and/or licensing of technology which Seagate Technology determines, in good faith, to be reasonable. If such offers are not accepted by such Governmental Entity, Seagate Technology (with Seagate Software's cooperation) shall pursue all litigation resulting from such issues. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law.

   5.6 Consents. Seagate Technology, Sub and Seagate Software shall each use best efforts to obtain the consent and approval of, or effect the notification of or filing with, each person or authority whose consent or approval is required of any of Seagate Technology, Seagate Software or Sub in order to permit the consummation of the Merger and the transactions contemplated by this Agreement and to enable the Surviving Corporation to conduct and operate the business of Seagate Software and its subsidiaries substantially as presently conducted and as contemplated to be conducted.

   5.7 NYSE Additional Shares Listing. Seagate Technology will cause the shares of Seagate Technology Common Stock issuable to the shareholders and optionees of Seagate Software in the Merger to be listed for trading on the NYSE.

   5.8 Affiliates. Set forth on Exhibit A hereto is a list of those persons who may be deemed to be, in Seagate Software's reasonable judgment, affiliates of Seagate Software within the meaning of Rule 145 promulgated under the Securities Act (each a "Seagate Software Rule 145 Affiliate"). Seagate Software will provide Seagate Technology with such information and documents as Seagate Technology reasonably requests for purposes of reviewing such list. Seagate Software will use its reasonable best efforts to deliver or cause to be delivered to Seagate Technology, as promptly as practicable on or following the date hereof, from each Seagate Software Rule 145 Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit B (the "Seagate Software Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Seagate Technology will be entitled to place appropriate legends on the shares of Seagate Technology Common Stock to be received by a Seagate Software Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Seagate Technology Common Stock, consistent with the terms of the Seagate Software Affiliate Agreement.

   5.9 Seagate Software Options. Seagate Software shall amend all outstanding options granted under the Seagate Software 1996 Stock Option Plan or any other stock plan or arrangement (the "Accelerated Options") to provide that the Accelerated Options are fully vested and exercisable immediately prior to the Closing. The vesting acceleration will be contingent on the closing of the Merger. Seagate Software agrees to advise all of its employees who hold Accelerated Options to make an election not less than ten (10) Business Days prior to the Effective Date to either (i) exercise any or all of such employee's Accelerated Options at the time such Accelerated Options become fully vested and exercisable and purchase the related shares of Seagate Software Common Stock (which shares shall convert into shares of Seagate Technology Common Stock pursuant to the Merger upon the Effective Date) or (ii) receive a payment of Seagate Technology Common Stock as soon as possible after the Effective Date equal to the Exchange Ratio multiplied by the total number of shares issuable upon exercise of the outstanding options less the number of Seagate Technology shares which equal in value the aggregate exercise price plus all withholding taxes required under applicable law. All accelerated options will terminate upon the Closing.

   5.10 Indemnification and Insurance. From and after the Effective Time, Seagate Technology will, and will also cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Seagate Software pursuant to any indemnification agreements between Seagate Software and its present and former directors and officers in effect immediately prior to the Effective Time (the "Indemnified Parties") and any indemnification provisions under Seagate Software's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Seagate Software as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Seagate Software, unless such modification is required by law.

   For a period of six years after the Effective Time, Seagate Technology will, or will cause the Surviving Corporation to, use all commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Seagate Software's directors' and officers' liability insurance policy on terms substantially similar to those applicable to the current directors and officers of Seagate Software; provided, however, that in no event will Seagate Technology or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by Seagate Software for such coverage (or such coverage as is available for such 125% of such annual premium).

   The provisions of this Section 5.10 are intended to be in addition to the rights otherwise available to the Indemnified Parties by law, charter, statute, bylaw, resolution of the Board of Directors of Seagate Software or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

   5.11 Tax-Free Reorganization. From and after the date of this Agreement, each of Seagate Technology, Sub and Seagate Software shall use best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other party hereto, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. In particular, Seagate Technology and Sub represent and warrant that they have no plan to cause the Surviving Corporation to issue additional shares of its Stock, or dispose of stock, that would result in Seagate Technology or Surviving Corporation losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

   6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions:

   (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the shareholders of Seagate Software (as described in Section 3.10), in accordance with applicable law.

   (b) Effectiveness of the S-4. The S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

   (c) Governmental Entity Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or been obtained, other than those that, individually or in the aggregate, the failure to be filed, expired or obtained would not, in the reasonable opinion of Seagate Technology, have a Material Adverse Effect on Seagate Software or Seagate Technology.

   (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an

"Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

   (e) Tax Opinions. Seagate Technology and Seagate Software shall have received written opinions from Ernst & Young LLP in form and substance reasonably satisfactory to them to the effect that the Merger will more likely than not constitute a reorganization within the meaning of Section 368(a) of the Code with respect to the Seagate Technology Common Stock to be received by stockholders of Seagate Software in the Merger. In rendering such opinions, counsel may rely upon (and Seagate Technology, Sub and Seagate Software shall be required to make) reasonably requested representations of Seagate Technology, Sub and Seagate Software.

   (f) Listing of Shares. Seagate Technology will have amended its listing application with the NYSE to include the shares of Common Stock issued under this Agreement.

   6.2 Conditions of Obligations of Seagate Technology and Sub. The obligations of Seagate Technology and Sub to effect the Merger are subject to the satisfaction of the following additional conditions, unless waived in writing by Seagate Technology:

   (a) Representations and Warranties. The representations and warranties of Seagate Software set forth in this Agreement shall be true and correct (determined without regard to any materiality qualifiers in any particular representation or warranty, including without limitation "Material Adverse Effect") (i) as of the date hereof and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except for such inaccuracies as individually or in the aggregate which would not have a Material Adverse Effect
(x) in the case of clause (i) on Seagate Software and subsidiaries taken as a whole and (y) in the case of clause (ii) on Seagate Technology, Seagate Software and their respective subsidiaries taken as a whole (as if the Merger were consummated); and Seagate Technology shall have received a certificate signed by the president and the chief financial officer of Seagate Software to such effect.

   (b) Performance of Obligations of Seagate Software. Seagate Software shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date, and Seagate Technology shall have received a certificate signed by the chief executive officer and the chief financial officer of Seagate Software to such effect.

   (c) Consents. Seagate Technology and Sub shall have received duly executed copies of all third-party consents and approvals contemplated by this Agreement in form and substance reasonably satisfactory to Seagate Technology and Sub, except those consents that the failure to so receive would not, individually or in the aggregate, have a Material Adverse Effect on Seagate Software.

   (d) Shareholder Consent. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of at least a majority of the outstanding Seagate Software Capital Stock, voting together as a single class, and a majority of the outstanding shares of the Seagate Software Preferred Stock, voting as a separate class.

   (e) Shares. No more than 11,250,000 shares of Seagate Technology Common Stock shall be issuable in the Merger.

   6.3 Conditions of Obligation of Seagate Software. The obligation of Seagate Software to effect the Merger is subject to the satisfaction of the following conditions, unless waived in writing by Seagate Software:

   (a) Representations and Warranties. The representations and warranties of Seagate Technology and Sub set forth in this Agreement shall be true and correct (determined without regard to any materiality qualifiers in any particular representation or warranty, including without limitation "Material Adverse Effect") (i) as of the date hereof and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific and its subsidiaries taken as a whole and (y) in the case of clause (ii) on Seagate Technology, Seagate Software and their respective subsidiaries taken as a whole (as if the Merger were consummated); and Seagate Software shall have received a certificate signed by the chief executive officer and the chief financial officer of Seagate Technology and the president of Sub to such effect.

   (b) Performance of Obligations of Seagate Technology and Sub. Each of Seagate Technology and Sub shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date, and Seagate Software shall have received a certificate signed by the chief executive officer and the chief financial officer of Seagate Technology and the president of Sub to such effect.

                                  ARTICLE VII

                                  TERMINATION

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of Seagate Software:

   (a) by mutual written consent duly authorized by the Boards of Directors of Seagate Technology and Seagate Software;

   (b) by either Seagate Technology or Seagate Software if the Merger shall not have been consummated by February 29, 2000 (provided that if the Merger shall not have been consummated due to the waiting period (or any extension thereof) under the HSR Act not having expired or been terminated, or due to an action having been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to June 30, 2000, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

   (c) by Seagate Technology if at any time prior to the Closing more than 11,250,000 shares of Seagate Technology Common Stock shall be issuable in the Merger.

   7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with its terms.

   7.3 Fees and Expenses. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Seagate Technology and Seagate Software shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   8.1 Amendment. This Agreement may be amended prior to the Effective Time by the parties, by action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of Seagate Software but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   8.2 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

   8.3 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to be conditions to the Merger and shall not survive the Merger, except for the agreements contained in Sections 2.3 (further assurances) 5.9 (options), 5.10 (indemnification), 5.11 (tax-free reorganization) and 7.3 (fees and expenses), each of which shall survive the Merger.
   8.4 Entire Agreement. This Agreement, the other exhibits hereto and the other documents referenced herein contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, with respect thereto.

   8.5 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

   8.6 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, faxed, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  if to Seagate Technology or Sub, to:

     Seagate Technology, Inc.
     920 Disc Drive
     Scotts Valley, California 95067
     Attention: Chief Financial Officer
     Facsimile: (831) 438-6550

   with a copy to:

     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, California 94304
     Attention: Larry W. Sonsini, Esq./John T. Sheridan, Esq.
     Facsimile: (650) 493-6911

   if to Seagate Software, to:

     Seagate Software, Inc.
     915 Disc Drive
     Scotts Valley, California 95066
     Attention: Chief Financial Officer
     Facsimile: (831) 438-6550
     cc: Legal Department
   with a copy to:

     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, California 94304
     Attention: Larry W. Sonsini, Esq./John T. Sheridan, Esq.
     Facsimile: (650) 493-6811

   All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery,
(b) in the case of a fax, when the party receiving such fax shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch and (d) in the case of mailing, on the third Business Day following such mailing.

   8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

   8.9 Benefits; Assignment. This Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder and shall not be assigned by operation of law or otherwise; provided, however, that (i) the holders of Seagate Software Options are intended beneficiaries of the covenants and agreements contained in Section 5.9; (ii) the officers and directors of Seagate Software are intended beneficiaries of the covenants and agreements contained in Section 5.10 and (iii) Sub may assign all or any portion of its rights hereunder to any other newly-formed, wholly-owned subsidiary of Seagate Technology, and Seagate Software shall execute any amendment to this Agreement necessary to provide the benefits of this Agreement to any such assignee.

   8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California where applicable to contracts made and to be performed therein except to the extent that the laws of the State of Delaware shall govern the Merger.

                  [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

                                        SEAGATE TECHNOLOGY, INC.

                                                  /s/ Stephen J. Luczo
                                        By:_____________________________________
                                                      Stephen J. Luczo
                                        Name: __________________________________
                                               President and Chief Executive
                                                           Officer
                                        Title: _________________________________

                                        SEAGATE DAYLIGHT MERGER CORP.


                                                 /s/ Gregory B. Kerfoot
                                        By:_____________________________________
                                                     Gregory B. Kerfoot
                                        Name: __________________________________
                                                         President
                                        Title: _________________________________

                                        SEAGATE SOFTWARE, INC.

                                                 /s/ Gregory B. Kerfoot
                                        By:_____________________________________
                                                     Gregory B. Kerfoot
                                        Name: __________________________________
                                               President and Chief Operating
                                                           Officer
                                        Title: _________________________________

                                   EXHIBIT A

                                   AFFILIATES

   Stephen J. Luczo

   Gary B. Filler

   Lawrence Perlman

   Donald L. Waite

   Gregory B. Kerfoot

   Ellen E. Chamberlain

                                   EXHIBIT B

                              AFFILIATE AGREEMENT

   THIS AFFILIATE AGREEMENT ("Agreement") is dated as of September   , 1999,
between Seagate Technology, Inc., a Delaware corporation ("Seagate Technology"), and the undersigned affiliate ("Affiliate") of Seagate Software, Inc., a Delaware corporation ("Seagate Software").

   WHEREAS, Seagate Technology and Seagate Software propose to enter into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which a subsidiary of Seagate Technology will merge into Seagate Software ("Merger"), and Seagate Software will become a wholly-owned subsidiary of Seagate Technology (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

   WHEREAS, pursuant to the Merger, at the Effective Time outstanding shares of Seagate Software Capital Stock, including any shares owned by Affiliate, will be converted into the right to receive shares of Common Stock of Seagate Technology;

   WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to Seagate Technology to enter into the Merger Agreement;

   WHEREAS, it is intended that the Merger will constitute a reorganization within the meaning of Section 368(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will be a condition to effectiveness of the Merger that legal counsel for each of Seagate Software and Seagate Technology deliver written opinions to such effect;

   WHEREAS, Affiliate has been advised and understands that the Merger constitutes a transaction covered by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as Amended (the "Securities Act"), the Affiliate may be deemed to be an "affiliate" of Seagate Software, as the term "affiliate" is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") and (ii) in the Commission's Accounting Series Releases 130 and 135, as amended, and the Seagate Technology Common Stock that the Affiliate will acquire in connection with the Merger may be disposed of only in conformity with Rule 145 and other provisions described herein, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of Seagate Software.

   NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

   1. Acknowledgments by Affiliate.

   (a) Affiliate has full power to execute this Agreement and to make the representations, warranties and agreements herein and to perform the Affiliate's obligations hereunder.

   (b) Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Seagate Technology, Seagate Software, and their respective Affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with his professional advisors, who are qualified to advise him with regard to such matters.

   2. Compliance with Rule 145 and the Act.

   (a) Affiliate has been advised that (i) the issuance of shares of Seagate Technology Common Stock in connection with the Merger is expected to be effected pursuant to a Registration on Form S-4 to be filed with Commission to register the shares of Seagate Technology Common Stock under the Securities Act, and as such will not be deemed "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and resale of such shares will not be subject to any restrictions other than as set forth in Rule 145 promulgated under the Securities Act (which will not apply if such shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration), and (ii) Affiliate may be deemed to be an "affiliate" of Seagate Software within the meaning of the Securities Act and, in particular, Rule 145 promulgated thereunder. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Seagate Technology Common Stock issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act; (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act; or (iii) Affiliate delivers to Seagate Technology a written opinion of counsel, reasonably acceptable to Seagate Technology in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act. In connection with the obligations of Affiliate hereunder, Seagate Technology agrees to file all reports required under the Exchange Act of 1934, as amended, to satisfy all the requirements of Rule 144(c) as long as Affiliate shall be subject to the requirements of Rule 145.

   (b) Seagate Technology will give stop transfer instructions to its transfer agent with respect to any Seagate Technology Common Stock received by Affiliate pursuant to the Merger and there will be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

   "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(D), PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Seagate Technology shall so instruct its transfer agent, if Affiliate delivers to Seagate Technology (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Seagate Technology, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

   3. Beneficial Ownership of Stock. Except for the Seagate Software Common Stock and options to purchase Seagate Software Common Stock set forth in Appendix A hereto, Affiliate does not beneficially own any shares of Seagate Software Common Stock or any other equity securities of Seagate Software or any options, warrants or other rights to acquire any equity securities of Seagate Software.

   4. Notices.

   (a) All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand or delivered by overnight courier, freight prepaid, or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by the notice):

   (i) If to Seagate Technology, to:

     Seagate Technology, Inc.
     920 Disc Drive
     Scotts Valley, CA 95067
     Attention: Chief Financial Officer
     Facsimile: (831) 438-6550
   with a copy to:

     Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA 94304-1050
     Attention: Larry W. Sonsini, Esq./John T. Sheridan, Esq.
     Facsimile: (650) 493-6811

   (ii) If to the undersigned Affiliate, to:
    ------------------------------------
    ------------------------------------
    ------------------------------------
    ------------------------------------
     Attention: __________________________
     Facsimile: __________________________

Each such notice or other communication shall for all purposes of this Agreement be treated as effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally, or sent by facsimile and confirmed in writing, or (ii) three business days after the business day of deposit with overnight courier, addressed and shipped as aforesaid.

   5. Miscellaneous.

   (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

   (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, subsidiaries, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

   (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California without reference to the conflicts of laws principles thereof.

   (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or is enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

   (e) Counsel to and accountants for the parties to the Agreement shall be entitled to rely upon this Agreement as needed.

   (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

   (g) The capitalized terms used and not defined herein shall have the same meanings set forth in the Merger Agreement.

   (h) The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   Executed as of the date shown on the first page of this Agreement.

                                        SEAGATE TECHNOLOGY, INC.

                                        By:_____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        AFFILIATE

                                        By:_____________________________________
                                        Name of Affiliate: _____________________
                                        Name of Signatory (if different from
                                        name of Affiliate): ____________________
                                        Title of Signatory (if applicable): ____

             [Seagate Software Affiliate Agreement Signature Page]

                                   APPENDIX A

Affiliate: _____________________________________________________________________

Total Number of shares of Seagate Software Common Stock owned on the date hereof:
----------------------------------------

Total Number of options to purchase Seagate Software Common Stock owned on the date hereof (including the dates of grant, vesting, exercise prices and expiration dates):
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  [Signature Page to Affiliate Agreement]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors, officers, employees and other agents to the maximum extent permitted by the Delaware law. In addition, the registrant has entered into indemnification agreements with its officers and directors.

ITEM 21. EXHIBITS

    Exhibits:                                                            Notes:
    ---------                                                            ------
       2.1    Agreement and Plan of Reorganization dated September 2,     **
              1999 among Seagate Technology, Inc., Seagate Daylight
              Merger Corp. and Seagate Software, Inc.
       3.1    Certificate of Incorporation of Registrant, as amended.     (A)
       3.2    By-Laws of Registrant, as amended.                          (B)
       4.1    Indenture, dated as of March 1, 1997 (the "Indenture"),     (C)
              between Seagate Technology, Inc. and First Trust of
              California, National Association, as Trustee.
       4.2    Officers' Certificate pursuant to Section 301 of the        (C)
              Indenture, without Exhibits,
              establishing the terms of Seagate Technology's senior
              notes and senior debentures.
       4.3    Form of Senior Note.                                        (C)
       4.4    Form of Senior Debenture.                                   (C)
       5.1    Opinion of Wilson Sonsini Goodrich & Rosati,                ***
              Professional Corporation.
       8.1    Tax opinion of Ernst & Young LLP.                           ***
       8.2    Tax opinion of Wilson Sonsini Goodrich & Rosati,            ***
              Professional Corporation.
      10.1    1983 Incentive Stock Option Plan and form of Stock          (E)
              Option Agreement.
      10.2    Seagate Technology Employee Stock Purchase Plan, as         (K)
              amended.
      10.3    Registrant's Executive Stock Plan.                          (I)
      10.4    Conner Peripherals, Inc. 1986 Incentive Stock Plan.         (I)
      10.5    Building Agreement for Land At Private Lot A14547 in Yio    (K)
              Chu Kang dated
              May 30, 1996 between Seagate Technology International
              and Jurong Town
              Corporation.
      10.6    Lease Agreement dated July 18, 1994 between Universal       (K)
              Appliances Limited
              and Seagate Technology (Thailand) Limited.
      10.7    1991 Incentive Stock Option Plan and form of Option         (K)
              Agreement, as amended.
      10.8    Acquisition Agreement dated as of September 29, 1989 by     (G)
              and among Seagate
              Technology, Inc. and Control Data Corporation, Imprimis
              Technology
              Incorporated and Magnetic Peripherals, Inc.
      10.9    Amended and Restated Directors' Option Plan and form of     (H)
              Option Agreement.
      10.10   Amended and Restated Archive Corporation Stock Option       (I)
              and Restricted
              Stock Purchase Plan--1981.
      10.11   Amended and Restated Archive Corporation Incentive Stock    (I)
              Option Plan--1981.
      10.12   Conner Peripherals, Inc.--Arcada Holdings, Inc. Stock       (J)
              Option Plan.
      10.13   Arcada Holdings, Inc. 1994 Stock Option Plan.               (J)
      10.14   Separation Agreement and Release between the Registrant     (K)
              and Alan F. Shugart
              dated as of July 29, 1998.
      10.15   1998 Nonstatutory Stock Option Plan and form of Stock       (I)
              Option Agreement.
      21.1    Subsidiaries of the Registrant.                             (I)
      23.1    Consent of Ernst & Young LLP, Independent Auditors.          *
      23.2    Consent of Ernst & Young LLP, Independent Auditors.          *
      24.1    Power of Attorney.                                          ***
      99.1    Form of Proxy                                                *

--------

*  Filed herewith

** Incorporated by reference to Appendix A attached to this Proxy
   Statement/Prospectus on Form S-4

*** Previously filed

(A) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-3 (File No. 33-13430) filed with the Securities and Exchange Commission on April 14, 1987.

(B) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of the Company's Form 10-K, as amended, for the year ended June 30, 1990.

(C) Incorporated by reference to exhibits filed in response to Item 7(b), "Financial Statements and Exhibits" of the Company's Current Report on Form 8-K dated March 4, 1997.

(E) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of the Company's Form 10-K for the year ended June 30, 1983.

(G) Incorporated by reference to exhibits filed in response to Item 7(c), "Exhibits," of the Company's Current Report on Form-8K dated October 2, 1989.

(H) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of the Company's Form 10-K for the year ended June 30, 1991.

(I) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of the Company's Form 10-K for the year ended July 2, 1999.

ITEM 22. UNDERTAKINGS

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement or any material change to such information in the Registration Statement set forth in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable forms.

   (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

   (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, and otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final of such issue.

   (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day after receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Seagate Software being acquired involved therein, that was not the subject of and included in the Registration Statement when it becomes effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California, on this 15th day of September, 1999.

                                          SEAGATE TECHNOLOGY, INC.

                                                 /s/ Stephen J. Luczo
                                          By: ___________________________
                                             Stephen J. Luczo
                                             Chief Executive Officer,
                                              President and a
                                             Director


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----
    /s/ Stephen J. Luczo             Chief Executive Officer,      September 15, 1999
____________________________________  President and a Director
   (Stephen J. Luczo)                 (Principal Executive
                                      Officer)

                 *                   Executive Vice President and  September 15, 1999
____________________________________  Chief Financial Officer
         (Charles C. Pope)            (Principal Financial and
                                      Accounting Officer)

                 *                   Co-Chairman of the Board      September 15, 1999
____________________________________
          (Gary B. Filler)

                 *                   Co-Chairman of the Board      September 15, 1999
____________________________________
         (Lawrence Perlman)

                 *                   Director                      September 15, 1999
____________________________________
         (Kenneth Haughton)

                 *                   Director                      September 15, 1999
____________________________________
         (Robert A. Kleist)

                 *                   Director                      September 15, 1999
____________________________________
        (Thomas P. Stafford)

                 *                   Director                      September 15, 1999
____________________________________
       (Laurel L. Wilkening)

    *By: /s/ Stephen J. Luczo
   _________________________________
           Stephen J. Luczo
          Attorney in Fact

                            SEAGATE TECHNOLOGY, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

         Col. A             Col. B      Col. C        Col. D         Col. E      Col. F
         ------             ------      ------        ------         ------      ------
                                               Additions
                                               ---------
                          Balance at  Charged to    Charged to                 Balance at
                           Beginning  Costs and  Other Accounts-- Deductions--   End of
      Description          of Period   Expenses      Describe     Describe (1)   Period
      -----------         ----------- ---------- ---------------- ------------ -----------
Year Ended July 2, 1999:
 Deducted from asset
  accounts:
Allowance for doubtful
 accounts...............  $54,130,000 $  457,000      $ --        $ 2,058,000  $52,529,000
                          =========== ==========      =====       ===========  ===========

Year Ended July 3, 1998:
 Deducted from asset
  accounts:
Allowance for doubtful
 accounts...............  $60,413,000 $1,182,000      $ --        $ 7,465,000  $54,130,000
                          =========== ==========      =====       ===========  ===========

Year Ended June 27,
 1997:
 Deducted from asset
  accounts:
Allowance for doubtful
 accounts...............  $66,656,000 $5,729,000      $ --        $11,972,000  $60,413,000
                          =========== ==========      =====       ===========  ===========

--------
(1) Uncollectible accounts written off, net of recoveries.